As filed with the Securities and Exchange Commission on April 17, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NTL INCORPORATED

(On January 10, 2003, the name of the registrant was changed from NTL Communications Corp. to NTL Incorporated)

(Exact Name of Registrant as Specified in its Charter)

Delaware	4899	52-1822078
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

110 East 59th Street, 26th Floor
New York, New York 10022
(212) 906-8440

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard J. Lubasch, Esq. Executive Vice President General Counsel and Secretary NTL Incorporated 110 East 59th Street, 26th Floor New York, New York 10022 (212) 906-8470	Thomas H. Kennedy, Esq. Adrian J. S. Deitz, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [  ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     In reliance on Rule 409 of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 does not include in Item 14 the financial statements and related notes and financial statement schedules of NTL Europe, Inc. and NTL (Delaware), Inc. as of December 31, 2002 and 2001, and for the three years ended December 31, 2002 required by Rule 3-10 of Regulation S-X.

CALCULATION OF REGISTRATION FEE

			Proposed
			Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount To be		Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered		Per Security	Price (5)	Fee

19% Senior Secured Notes due 2010	$558,249,000	(1)	87.701%	$489,589,995	$39,608
	$59,007,000	(2)	89.876%	$53,033,131	$4,290
	$64,965,000	(3)	90.262%	$58,638,708	$4,744
	$71,463,000	(4)	90.691%	$64,810,509	$5,243

	$753,684,000			666,072,343	$53,885

(1)	$558,249,000 in aggregate principal amount of 19% Senior Secured Notes due 2010 were issued on January 10, 2003, at 87.701% of principal amount.

(2)	Pay-in-kind notes which the registrant may elect to issue in lieu of cash interest payable on July 1, 2003.

(3)	Pay-in-kind notes which the Registrant may elect to issue in lieu of cash interest payable on January 1, 2004 (including cash interest payable on the pay-in kind notes issued in respect of the July 1, 2003 interest payment, if any).

(4)	Pay-in-kind notes which the Registrant may elect to issue in lieu of cash interest payable on July 1, 2004 (including cash interest payable on the pay-in kind notes issued in respect of the July 1, 2003 and January 1, 2004 interest payments, if any).

(5)	Estimated solely for purposes of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

IMPORTANT EXPLANATORY NOTE REGARDING THE OMISSION FROM THIS REPORT PURSUANT TO RULE 409 OF CERTAIN FINANCIAL STATEMENTS REQUIRED BY RULE 3-10 OF REGULATION S-X

Pursuant to Rule 409 of the Securities Act of 1933, as amended, we are omitting certain information within the control of persons unaffiliated with the registrant from this Registration Statement on Form S-4 which is intended to be filed by amendment when such information is available.

During the period ended December 31, 2002, we had outstanding two series of registered convertible notes, our 7% Convertible Subordinated Notes due 2008 (the 7% Notes”) and our 6-3/4% Convertible Senior Notes due 2008 (the “6-3/4% Notes” and, together with the 7% Notes, the “Convertible Notes”). The Convertible Notes were cancelled under our joint plan of reorganization (the “Plan”), which was consummated on January 10, 2003, and are thus no longer outstanding. The 7% Notes were co-obligations of NTL Europe, Inc. and NTL (Delaware), Inc. and the 6-3/4% Notes were co-obligations of NTL Europe, Inc. NTL (Delaware), Inc. is a wholly owned subsidiary of NTL (Europe), Inc. and is not a subsidiary of ours.

Because the Convertible Notes were outstanding as of December 31, 2002, Rule 3-10 of Regulation S-X requires this registration statement to include consolidated balance sheets for each of NTL Europe, Inc. and NTL (Delaware), Inc. as of December 31, 2002 and 2001 and consolidated statements of operations and cash flows of each of NTL Europe, Inc. and NTL (Delaware), Inc. for the years ended December 31, 2002, 2001 and 2000 and the related notes and financial statement schedules (collectively, the “Co-obligor Financial Statements”).

Since the consummation of the Plan, we are no longer affiliated with NTL Europe, Inc. or NTL (Delaware), Inc. As a consequence, we must rely on these two unaffiliated companies to cooperate in the preparation, audit and filing of the Co-obligor Financial Statements for this registration statement. We have formally requested such cooperation from NTL Europe, Inc. and NTL (Delaware), Inc and that they make such information available to us to include in this registration statement, including by asserting our rights under a Transitional Services Agreement that we entered into with NTL Europe, Inc. when the Plan was consummated. Although those companies have informed us that they intend to cooperate in the provision of the Co-obligor Financial Statements and intend to provide us with this information as soon as is practicable, they informed us that they would be unable to provide the relevant information in time to enable us to include the Co-obligor Financial Statements in this registration statement. In addition, NTL Europe, Inc., is independently required to file the Co-obligor Financials with the Commission as part of its Annual Report on Form 10-K for the year ended December 31, 2002. On March 31, 2003, NTL Europe, Inc. filed a Form 12b-25 with the Commission in which it stated that it could not file its Form 10-K for the year ended December 31, 2002 within the prescribed period without unreasonable effort and expense. As of the filing of this registration statement, NTL Europe, Inc. has not filed its Form 10-K for the year ended December 31, 2002.

As a result, because the Co-Obligor Financial Statements are within the control of an unaffiliated party and such party has not provided that information to us as requested, it has not been possible without unreasonable effort or expense for us to include the Co-obligor Financial Statements in this registration statement. Accordingly, that information has been omitted from this filing in accordance with Rule 409 of the Securities Act. Upon our obtaining the necessary information from NTL Europe, Inc. and NTL (Delaware), Inc. to enable us to file the Co-obligor Financial Statements, we will file an amendment to this registration statement to include such financial statements.

The information in this prospectus is not complete and may be changed. Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, preliminary prospectus dated April 17, 2003

NTL Incorporated

Offer to Exchange

$558,249,000

19% Senior Secured Notes due 2010

     We are offering to exchange an aggregate principal amount of up to $558,249,000 of our new 19% senior secured notes due 2010, which have been registered under the Securities Act of 1933, for a like amount of our old 19% senior secured notes due 2010, which were not registered under the Securities Act.

     The exchange offer expires at 5:00 p.m., New York City time, on           , 2003, unless we extend it.

     We urge you to carefully read the “Risk Factors” section beginning on page 12 where we describe risk factors that you should consider before deciding to tender your old notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2003

     In this prospectus, the terms “NTL,” the “Company,” “we,” “our” and “us” refer to NTL Incorporated and its consolidated subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective participant in the exchange offer.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the new notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

     Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, among others, those set forth in the section of this prospectus captioned “Risk Factors” beginning on page 12, as well as: the impact of our organizational restructuring and integration actions; our ability to maintain contracts that are critical to our operations; potential adverse developments with respect to our liquidity or results of operations; our ability to fund and execute our business plan; our ability to attract, retain and compensate key executives and associates; our ability to attract and retain customers; general economic and business conditions; technological developments; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions; assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services; the impact of new business opportunities requiring significant up-front investment; and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

PRESENTATION OF INFORMATION

References to “pounds sterling,” “£,” “pence” or “p” are to the lawful currency of the United Kingdom, references to “euro,” “Euro” or “€” are to the lawful currency of the European Monetary Union and references to “U.S. dollars,” “dollars” or “$” are to the lawful currency of the United States. Solely for your convenience, this prospectus contains translations of some foreign currency amounts into U.S. dollars and some U.S. dollar amounts into pounds sterling and euro. We are not making any representation to you regarding those translated amounts. Unless we otherwise indicate, the translations of pounds sterling and euro into U.S. dollars and U.S. dollars into pounds sterling and euro have been made at $1.6095 per £1.00 and $1.0485 per €1.00, the noon buying rates in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 2002, provided, however, that amounts associated with acquisitions and dispositions have been translated at the noon buying rate on the closing date of the transaction. On April 11, 2003, the noon buying rates were $1.5713 per £1.00 and $1.0751 per €1.00.

2

PROSPECTUS SUMMARY
ABOUT NTL
RECENT DEVELOPMENTS
THE EXCHANGE OFFER
CONSEQUENCES OF EXCHANGING OLD NOTES IN THE EXCHANGE OFFER
SUMMARY DESCRIPTION OF THE NEW NOTES
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
EXCHANGE RATES
REGISTRATION RIGHTS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED PRO FORMA FINANCIAL INFORMATION
SUPPLEMENTARY FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS
GOVERNMENT REGULATION
MANAGEMENT AND EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF THE NEW NOTES
BOOK-ENTRY, DELIVERY AND FORM
DESCRIPTION OF OUR OTHER INDEBTEDNESS
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
INDEX TO FINANCIAL STATEMENTS
PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Item 21. Exhibits and Financial Statement Schedules.
Item 22. Undertakings.
EXHIBIT INDEX
SIGNATURES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
CONSENT OF ERNST & YOUNG LLP
FORM T-1
FORM OF LETTER OF TRANSMITTAL
FORM OF NOTICE OF GUARANTEED DELIVERY

PROSPECTUS SUMMARY

     This summary highlights information about us which is contained elsewhere in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the section entitled “Risk Factors” and the financial statements and related notes, carefully before making a decision to exchange your old notes.

ABOUT NTL

Overview

     We are a leading broadband communications company in the UK and the Republic of Ireland based on aggregate subscriber numbers as of December 31, 2002.

     The following description of our principal lines of business reflects certain organizational changes that became fully effective for the year commencing January 1, 2003. Our results of operations elsewhere in this prospectus reflect our business segments up to December 31, 2002:

•	CONSUMER SERVICES, including residential telephony, cable television, Internet access and interactive services and wholesale Internet access solutions for UK Internet service providers, known as ISPs;

•	BUSINESS SERVICES, including data, voice and Internet services;

•	BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcasting, wireless network management, tower and site leasing, satellite distribution services and radio communications services to the public safety sector;

•	NETWORK SERVICES, including the management of our UK national network infrastructure; and

•	CARRIER SERVICES AND MOBILE, including national and international carrier telecommunications services.

     In addition to these communications operations, we have investments in a virtual ISP, Virgin.net, a pay-per-view content provider, Front Row, and joint ventures relating to UK digital television and radio and a calling card business.

     Our principal executive offices are located at 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 906-8440. The address of our website is www.ntl.com. The information on our website is not part of this prospectus.

NTL’s Completed Restructuring

     On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), NTL Europe, Inc. (then known as NTL Incorporated) and certain of our and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan, referred to in this prospectus as the Plan, under Chapter 11 of the US Bankruptcy Code. Our operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time we emerged from Chapter 11 reorganization.

     Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and we and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. (the registrant) was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, we were a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of our former parent company (NTL Europe, Inc.) and certain of its subsidiaries, including us, were cancelled, and we issued shares of our common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of our former parent company and certain of its subsidiaries, including us. The precise mix of new securities received by holders of each particular type of security of our former parent company and its subsidiaries was set forth in the Plan, as supplemented and amended.

Historical Structure of the Company

     We were incorporated in 1993 as a Delaware corporation and continued as a publicly-traded holding company until February 1999. From February 1999 until the Effective Date, we were a wholly-owned subsidiary of NTL (Delaware), Inc., a Delaware corporation, which was incorporated in February 1999, to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. The holding company structure was implemented to pursue opportunities outside of the UK and Ireland, and was accomplished through a merger. Our stockholders at the time became stockholders of the new holding company, NTL (Delaware), Inc., and we became a wholly-owned subsidiary of the new holding company. The new holding company took the name NTL Incorporated until May 2000 when it was changed to NTL (Delaware), Inc., its current name.

     In May 2000 another new holding company structure was implemented in connection with the acquisition of the residential assets of Cable & Wireless Communications plc, referred to in this prospectus as CWC (the operations acquired from CWC are called ConsumerCo), and was similarly accomplished through a merger. The stockholders of NTL (Delaware), Inc. became stockholders of the new holding company, and NTL (Delaware), Inc. became a subsidiary of the new holding company, and we remained a subsidiary of NTL (Delaware), Inc., referred to in this prospectus as NTL Delaware. The new holding company then took the name NTL Incorporated, which remained its name until the Effective Date of the Plan (January 10, 2003), at which time its name was changed to NTL Europe, Inc., referred to in this prospectus as NTL Europe.

     On February 21, 2001, our former parent company contributed the assets of ConsumerCo to us and NTL Delaware contributed the assets of NTL Business Limited (formerly Workplace Technologies plc and referred to in this prospectus as NTL Business) to us. NTL Group Limited, a wholly-owned indirect subsidiary of ours, which was acquired in 1996, has a 30-year history in the UK as a provider of reliable communications services.

     We remained a subsidiary of NTL Incorporated (now NTL Europe) and NTL Delaware until the Effective Date, at which time NTL Europe and its wholly owned subsidiary NTL Delaware were separated from us pursuant to the Plan and we took the name NTL Incorporated.

     We conduct our operations through direct and indirect wholly-owned subsidiaries.

Summary Corporate Structure

     The following chart shows on a condensed basis the corporate structure of NTL through which our operations are conducted, as of January 10, 2003. This chart does not show our operating or other intermediate companies.

*             NTL Incorporated is the issuer of the old 19% senior secured notes due 2010 and will be the issuer of the new 19% senior secured notes due 2010. These notes are guaranteed by certain of NTL Incorporated’s subsidiaries not depicted on this chart.

**           Includes Diamond Holdings Limited, the issuer of the 10% Senior Notes due 2008 and 9-1/8% Senior Notes due 2008, and Diamond Cable Communications Limited, the guarantor of those series of notes and the parent company of Diamond Holdings Limited

***         Includes our subsidiaries which secure our Senior Credit Facility and Working Capital Credit Facility

****       Includes NTL (Triangle) LLC, the issuer of the 11.2% Senior Discount Debentures due 2007

RECENT DEVELOPMENTS

NTL’s Completed Restructuring

     As described above, on January 10, 2003, the Plan became effective and we changed our name to “NTL Incorporated” and became an independent publicly traded company.

Vodafone Dispute Settled

     The previously disclosed dispute relating to contracts for the provision by us of mobile network transmission services to Vodafone Limited has been settled on terms acceptable to both parties.

Recent Appointments

     On March 12, 2003, James F. Mooney became the Non-Executive Chairman of our Board of Directors. William R. Huff had served as Interim Chairman of our Board of Directors after the Plan became effective. Mr. Huff remains a Director of the Company.

     In addition, Scott Schubert is expected to take office as our Chief Financial Officer and be appointed to our Board of Directors in the near future. Simon Duffy took office as our Chief Operating Officer on April 1, 2003.

     Please see the “Management” section for further information on our Directors and Officers.

THE EXCHANGE OFFER

Issuer	NTL Incorporated (formerly NTL Communications Corp.)

Notes offered	We are offering up to $558,249,000 principal amount of new 19% senior secured notes due 2010. The new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The exchange offer	We are offering to issue the new notes in exchange for a like principal amount of your old notes. For procedures for tendering your old notes, see “The Exchange Offer.”

Tenders; expiration date; withdrawal	The exchange offer will expire at 5:00 p.m. New York City time on , 2003 unless we extend it. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time before , 2003. If we decide for any reason not to accept any old note for exchange, it will be returned without expense to you promptly after the end of the exchange offer.

United States federal income tax consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See “Federal Income Tax Considerations.”

Use of proceeds	We will not receive any proceeds from the exchange of old notes for new notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank National Association, through its office specified in this prospectus, is acting as the exchange agent for the exchange offer. See “The Exchange Offer — Exchange Agent” and the inside back cover of this prospectus for the location of the office of the exchange agent.

CONSEQUENCES OF EXCHANGING OLD NOTES IN THE EXCHANGE OFFER

     The following summary is based on interpretations by the staff of the Securities and Exchange Commission in no action letters issued to third parties. Unless you are an affiliate of NTL, generally if you exchange your old notes for new notes in the exchange offer you may offer those new notes for resale, resell those new notes, and otherwise transfer those new notes without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. However, those new notes must have been acquired by you in the ordinary course of your business. In addition, unless you are a broker-dealer, you must not engage in, intend to engage in or have any arrangement or understanding with any person to participate in, a distribution of new notes.

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to provisions of the indenture under which they were issued regarding transfer and exchange of the old notes and the restrictions on transfer contained in the legend on the old notes. See “Risk Factors — If you do not exchange your old notes for new notes, you will continue to hold notes subject to restrictions on transfer and which are not freely transferable,” “The Exchange Offer” and “Registration Rights.”

SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and the old notes are identical in all material respects, except for: (1) the transfer restrictions and registration rights relating to the old notes, (2) provisions under the registration rights agreements providing for special interest on the old notes under circumstances relating to timing of the exchange offer, which will terminate on completion of the exchange offer, and (3) the new notes issued in the exchange offer will only be issued in global form.

Issuer	NTL Incorporated.

Notes offered	$558,249,000 principal amount of new 19% senior secured notes due 2010.

Maturity	The new notes mature on January 1, 2010.

Issue price and accretion	The issue price for the $558,249,000 principal amount of old notes issued on January 10, 2003 was 87.701%. The new notes will accrete over time to 100.0% of principal amount at maturity, pursuant to a schedule set forth in the indenture.

Yield and interest	The new notes will accrue interest at a rate of 19% per year and will be payable in cash, semi-annually in arrears, on January 1 and July 1, commencing July 1, 2003; provided that (i) with respect to the interest payment due July 1, 2003, we may elect to pay any portion of the interest in cash or by issuance of additional “pay-in-kind” notes and (ii) with respect to the interest payments due on January 1, 2004 and July 1, 2004, we may make a similar election based on our Available Cash (as defined below).

Ranking	The new notes will be senior obligations of NTL. They will rank ahead of all of our subordinated indebtedness and equal in right of payment with all of our existing and future senior debts.

Guarantors	The new notes will be guaranteed on a senior basis by the following of NTL’s subsidiaries: NTL Digital (US) Inc., CabelTel Ventures Limited, Bearsden Nominees, Inc., CableTel Programming, Inc., NTL International Services, Inc. and NTL Funding (NJ), Inc., collectively referred to in this prospectus as the Senior Guarantors. The new notes will be guaranteed on a subordinated basis by NTL’s Subsidiary Communications Cable Funding Corp., referred to in this prospectus as the Subordinated Guarantor and together with the Senior Guarantors, the Guarantors. The obligations of the Subordinated Guarantor under the new notes will be subordinated to the Subordinated Guarantor’s obligations under NTL’s Working Capital Credit Facility.

Security	The new notes will be secured by a lien on and a security interest over:

•	all of the issued and outstanding capital stock held by NTL and the Senior Guarantors in direct subsidiaries incorporated in the United States;

•	substantially all of the assets and properties owned by NTL and the Senior Guarantors; and

•	the capital stock held by NTL Group Limited in NTL (Triangle) LLC.

Optional redemption	We may redeem some or all of the new notes at any time at the redemption prices listed in the “Description of Notes” section under the heading “Optional Redemption”

Mandatory offer to repurchase	If we experience specific kinds of changes of control or engage in certain asset sales, we must offer to repurchase the new notes at the redemption prices stated in the “Description of the Notes” section under the headings “Change of Control” and “Asset Dispositions,” respectively.

Basic covenants of indenture	The indenture will, among other things, restrict our ability and the ability of certain of our subsidiaries to:

•	make restricted payments;

•	incur additional indebtedness and issue disqualified capital stock or preferred stock;

•	incur liens;

•	pay dividends on stock or repurchase stock;

•	sell all or substantially all of our assets or merge with or into other companies; and

•	engage in certain transactions with affiliates.

These covenants are subject to important exceptions. For more details, see the “Description of the Notes” section under the heading “– Covenants”

Governing law and judgments	The new notes and the indenture under which the new notes will be issued will be governed exclusively by the laws of the State of New York.

Trustee, paying agent and registrar	U.S. Bank National Association.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial information of NTL Incorporated (formerly NTL Communications Corp.) presented below under the captions income statement data for the years ended December 31, 2002, 2001 and 2000, and balance sheet data at December 31, 2002, was derived from our consolidated financial statements audited by Ernst & Young LLP.

     Beginning on May 8, 2002, the date that we, NTL Europe and certain or our and NTL Europe’s subsidiaries filed the Plan under Chapter 11 of the US Bankruptcy Code, we have prepared our consolidated financial statements in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (referred to as SOP 90-7 in this prospectus). Pursuant to SOP 90-7, beginning on May 8, 2002 we discontinued accruing interest expense on certain of our prepetition obligations. Our reported interest expense in 2002 excludes $662.9 million of contractual interest for the period from May 8, 2002 to December 31, 2002. Also in 2002, recapitalization items, net were $151.8 million. Recapitalization items include all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization items, net include $36.2 million for employee retention related to substantially all of our UK employees and $116.7 million for financial advisory, legal, accounting and consulting costs. These costs are net of $1.1 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.

     In addition, in 2002 we recorded asset impairment charges of $445.1 million consisting of non-cash charges to write down certain fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. We also recorded restructuring charges of $104.8 million and non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from NTL Europe in accordance with the Plan. Amortization expense in 2002 decreased from amounts in prior periods due to the adoption of Statement of Financial Accounting Standards (referred to as SFAS) No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets.

     As of December 31, 2002, long-term debt of $5,952.3 million was classified as current and $9,814.2 million was classified as liabilities subject to compromise.

     As of December 31, 2001, $14,203.0 million of our long-term debt was classified as current due to the uncertainties about compliance with the terms and conditions of the instruments and agreements governing our debt that would give the holders of the debt the right to accelerate payment. In the fourth quarter of 2001, we recorded asset impairment charges totaling $8,161.6 million including goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. In addition, in 2001 we recorded restructuring costs of $202.8 million, integration and consulting costs of $95.1 million and a loss on the sale of the ConsumerCo off-net indirect access customers of $88.5 million.

     In May 2000, NTL Europe purchased ConsumerCo for an aggregate purchase price of approximately $13.1 billion, including intangibles of approximately $8.9 billion. We subsequently acquired ConsumerCo from NTL Europe. The net assets and results of operations of ConsumerCo are included in the consolidated financial statements beginning in May 2000. Also in 2000, we recorded restructuring charges of $65.9 million and costs of $26.8 million primarily to integrate acquired companies, mostly related to information technology integration as well as costs incurred for business rationalization consulting.

     The summary pro forma financial information is derived from the unaudited pro forma financial information which gives effect to our emergence from Chapter 11 reorganization and the estimated effect of our adoption of fresh-start reporting. The unaudited pro forma condensed consolidated balance sheet data as of December 31, 2002 gives effect to our emergence from Chapter 11 reorganization as if it had occurred on December 31, 2002. The unaudited pro forma condensed consolidated income statement data for the year ended December 31, 2002 give effect to our emergence from Chapter 11 reorganization as if it had occurred on January 1, 2002. The unaudited pro forma financial information does not purport to present our financial position or results of operations had our emergence from Chapter 11 reorganization and the estimated effect of our adoption of fresh-start reporting occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that we may report in the future. The following information should be read in conjunction with our consolidated financial statements and related notes and the unaudited pro forma financial information and related notes, in each case, appearing elsewhere in this prospectus.

	Year Ended December 31,

	Pro Forma 2002	2002	2001	2000

	(in millions, except per share data)
Income Statement Data:
Revenues	$3,265.1	$3,265.1	$3,189.6	$2,484.2
Costs and expenses
Operating	1,502.5	1,502.5	1,564.3	1,223.2
Selling, general and administrative	769.8	769.8	973.2	969.1
Asset impairments	445.1	445.1	8,160.6	—
Non-cash compensation	—	—	30.6	—
Other charges	389.2	389.2	297.9	92.7
Corporate expenses	18.7	18.7	24.3	23.7
Depreciation	1,134.4	1,477.9	1,361.4	874.4
Amortization	200.2	63.7	1,178.9	826.3

Total costs and expenses	4,459.9	4,666.9	13,591.2	4,009.4

Operating (loss)	(1,194.8)	(1,401.8)	(10,401.6)	(1,525.2)
Other income (expense)
Interest income and other, net	22.7	21.0	28.8	25.8
Interest income—NTL Europe, Inc.	—	8.8	5.8	—
Interest expense	(564.9)	(762.5)	(1,240.8)	(886.3)
Interest expense—NTL Europe, Inc.	—	(17.7)	—	—
Share of losses from equity investments	(3.4)	(3.4)	(23.2)	(24.2)
Other (losses) gains	—	—	(88.5)	—
Foreign currency transaction gains (losses)	62.1	(94.1)	0.6	(58.1)

(Loss) before recapitalization items and income taxes	(1,678.3)	(2,249.7)	(11,718.9)	(2,468.0)
Recapitalization items, net	—	(151.8)	—	—

(Loss) before income taxes	(1,678.3)	(2,401.5)	(11,718.9)	(2,468.0)
Income tax (expense) benefit	25.7	25.7	(118.1)	79.9

Net (loss)	$(1,652.6)	$(2,375.8)	$(11,837.0)	$(2,388.1)

Basic and diluted net (loss) per common share	$(32.72)

Weighted average shares	50.5

	December 31, 2002
	Pro Forma	December 31, 2002

	(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$645.9	$507.2
Working capital	(554.0)	(6,794.6)
Fixed assets	7,894.0	11,088.9
Total assets	11,247.5	13,041.4
Long-term debt net of discounts	6,318.8	15,766.5
Shareholders’ equity (deficiency)	2,927.6	(5,176.1)

RISK FACTORS

     You should consider carefully all of the information in this prospectus. In particular, you should carefully evaluate the following risks before tendering your old notes in the exchange offer. However, the risk factors set forth below, other than the first two risk factors, are generally applicable to the old notes as well as the new notes; the new notes and old notes are collectively referred to in this “Risk Factors” section as the notes. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to the New Notes and the Exchange Offer

If you do not exchange your old notes for new notes, you will continue to hold old notes subject to restrictions on transfer and which are not freely transferable.

     If you do not tender your old notes or you tender your old notes and we do not accept the tender, your old notes will continue to be subject to their existing restrictions on transfer and exchange. In general, unless the old notes are registered under the Securities Act, you cannot offer or sell your old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except in limited circumstances which we summarize under “Registration Rights” in this prospectus, we do not have any obligation to register your old notes under the Securities Act. Other than pursuant to the exchange offer, we do not expect that we will take any action to register the old notes under the Securities Act unless we are required to do so in those limited circumstances.

There has been no public market for the old notes – we cannot assure you that a liquid market will develop for the new notes.

     There has been no public market for the old notes. We do not intend to seek to have any of the new notes listed or quoted on any securities exchange or automated quotation system. As a result, we cannot assure you as to the ongoing development of a market or the liquidity of any market that may develop for the new notes.

Risks Related to the Company

Our business is capital intensive and we have historically incurred losses and generated negative cash flows and cannot assure you that we will be profitable in the future or that we will have sufficient liquidity to fund our working capital and capital expenditures and to meet our obligations under our existing debt instruments.

     Our business is very capital intensive and has always required significant amounts of cash. Historically, construction, operating expenditures and interest costs have resulted in negative cash flow, which we expect will continue for the foreseeable future. We have also incurred and expect to continue to incur substantial losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain operations, meet financial covenants, obtain additional required funds and make required payments on any indebtedness we have incurred or may incur.

     We had net losses for the year ended December 31, 2002 of $2,375.8 million, and for the years ended December 31:

•	2001: $11,837.0 million (including an asset impairment charge of $8,160.6 million)

•	2000: $2,388.1 million

•	1999: $716.5 million

•	1998: $534.6 million

     As of December 31, 2002, our accumulated deficit was $18.6 billion.

     Moreover, we currently expect that we will require approximately £310 million ($499 million) to fund our working capital and capital expenditures, and payments we were required to make on the Effective Date pursuant to the Plan and the amendment of our UK credit facilities, net of cash from operations, in the twelve months from January 1, 2003 to December 31, 2003. A significant portion of the £310 million total relates to payments made on the Effective Date. We believe that cash, cash equivalents and marketable securities on hand of $507.2 million as of December 31, 2002, and the $500 million in cash from the issuance of the old notes and shares of our common stock to the purchasers of the old notes will be sufficient for our cash requirements during the twelve months from January 1, 2003 to December 31, 2003. It is possible that these sources of cash will be insufficient resulting in our having to raise additional funds for liquidity. There can be no assurance we will have the requisite access to new funding if the need arises.

     In addition, beginning in 2005, a series of principal payments will come due on our existing debt instruments as they approach their respective maturity dates. Our ability to make these payments and meet our ongoing funding requirements is dependent upon a number of factors, including our existing cash balances, the cash flow generated by our operating subsidiaries, and our ability to obtain additional financing in the future. Failure to achieve profitability or maintain or achieve various other financial performance levels could in the future diminish our ability to sustain operations, meet financial covenants, obtain additional funds, and make required payments on our indebtedness.

We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations; our ability to access that cash flow may be limited in some circumstances. In addition, the notes are structurally subordinated to the obligations of our subsidiaries that are not senior guarantors.

     We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries, including interest and principal obligations with respect to the notes. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. Because of our substantial leverage and our dependence on our operating subsidiaries to generate distributions, there can be no assurance that we will have adequate funds to fulfill our interest and principal obligations in respect of the notes. In addition, the terms of existing and future indebtedness of us and our subsidiaries, including our Working Capital Credit Facility and Senior Credit Facility, and the indentures governing the notes of Diamond Holdings and NTL Triangle, and the laws of the jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

Not all subsidiaries are guarantors of the new notes – Your right to receive payments on the new notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

     Some but not all of our subsidiaries will guarantee the new notes. Substantially all of our assets are owned by entities other than our guarantors and substantially all of our revenue is generated by entities other than our guarantors. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Our non-guarantor subsidiaries have a substantial amount of indebtedness, including the Diamond Notes, the Triangle Notes, the Senior Credit Facility and the Working Capital Credit Facility, and may not have sufficient assets remaining in the event of a bankruptcy, liquidation or reorganization to make a distribution to us for payments on the new notes. Additionally, the guarantee of the new notes by Communications Cable Funding Corp. is subordinated to its obligations under the Working Capital Credit Facility.

Limited collateral under pledge and security agreements – Your ability to enforce remedies under the pledge and security agreements are limited to the value of the security pledged to secure the new notes.

     The pledge and security agreements provide you with a security interest in certain of our assets but that security interest constitutes only a small part of our total assets. Substantially all of our assets are owned by entities that have not pledged stock or assets to secure the new notes. Creditors of these entities may have interests that are different from the interests of holders of the new notes and in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries which have not pledged stock or assets to secure the new notes, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Fraudulent Conveyance Matters – Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or

•	if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.

     There can be no assurance as to what standard a court would apply in making such determinations.

We have historically had a deficiency of earnings to fixed charges and our earnings in the future may not be sufficient to cover those fixed charges.

     For the years ended December 31, 2002, 2001, 2000, 1999 and 1998, our earnings were insufficient to cover fixed charges by approximately $2,447.8 million, $11,786.6 million, $2,563.1 million, $785.2 million and $535.0 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges.

Our substantial leverage could adversely affect our financial health and diminish shareholder value.

     We are, and, for the foreseeable future will continue to be, highly leveraged. On a pro forma basis to give effect to our emergence from Chapter 11 reorganization as of December 31, 2002, the accreted value of our total long-term indebtedness would have been $6,540.1 million. This debt represents approximately 69.1% of our estimated total capitalization on a pro forma basis as of December 31, 2002.

     Our substantial indebtedness, coupled with the relatively high effective interest rate on the notes, could adversely affect our financial health and, consequently, erode shareholder value, by, among other things:

•	increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates particularly for any borrowings at variable interest rates,

•	limiting our ability to obtain additional financing, if needed, and

•	requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities.

     In addition, the significant cash payments required as a result of the relatively high interest rates of our debt, if left outstanding, could negatively impact shareholder value.

We are subject to restrictive debt covenants pursuant to our indebtedness.

     As part of our implementation of the Plan, we issued $558.249 million principal amount of the old notes to certain of our creditors under the terms of an indenture. In addition, we amended the terms of our existing Senior Credit Facility and Working Capital Credit Facility.

     The indentures governing our outstanding notes, including the old notes and new notes, among other things, significantly restrict and, in some cases, prohibit our ability and the ability of most of our subsidiaries to:

•	incur additional debt;

•	create or incur liens;

•	pay dividends or make other equity distributions;

•	purchase or redeem share capital;

•	create restrictions on the payment of dividends or other amounts by our subsidiaries;

•	make investments;

•	sell assets;

•	issue or sell share capital of certain subsidiaries;

•	engage in transactions with affiliates; and

•	effect a merger or consolidation of, or sell all or substantially all of our assets.

     Similar restrictive covenants are contained in our Senior Credit Facility and Working Capital Credit Facility which are applicable to us and most of our subsidiaries. In addition, under our credit facilities, we and our subsidiaries must comply with certain financial covenants specifying various financial performance levels that we are required to meet. In the event we were to fail to meet any of these covenants and were unable to cure such breach or otherwise renegotiate such covenant, the lenders under those facilities would have significant rights to seize control of most of our assets. Such a default, or a breach of any of the other obligations in the indenture governing the notes, could also trigger a default under the notes.

     The covenants in our credit facilities and the indentures governing our outstanding notes and any future debt may significantly restrict our future operations. Furthermore, upon the occurrence of any event of default under the indentures governing our outstanding notes, our credit facilities or the agreements governing any other debt of our subsidiaries, the lenders could elect to declare all amounts outstanding under such indentures, credit facilities or agreements, together with accrued interest, to be immediately due and payable. If those lenders accelerate the payment of those amounts, we cannot assure you that our assets and the assets of our subsidiaries will be sufficient to repay in full those amounts.

Our Chapter 11 reorganization and uncertainty over our financial condition may harm our business and our brand name.

     Adverse publicity or news coverage regarding our recent Chapter 11 reorganization and financial condition could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of other cable and pay television operations and alternative telecom carriers in general may affect our reputation. For example, one of our key strategies is to increase our penetration of higher value small to medium size enterprises, or SMEs, and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our Chapter 11 reorganization and our financial condition and the potential effect of that publicity on our brand name, we may find it difficult to convince SMEs to take up our services. Although we have successfully consummated the Plan, there is no assurance that such negative publicity will not adversely impact our results of operations or have a long-term effect on our brand.

     In addition, uncertainty during our recapitalization process may have adversely affected our relationships with our suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or refuse to extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations. We may not be successful in obtaining alternative suppliers if the need arises and this would adversely affect our results of operations.

The telecommunications industry is subject to rapid technological changes and we cannot predict the effect of any changes on our businesses.

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. Our core offerings may become outdated due to technological breakthroughs rendering our products out of date. In addition, our business plan contemplates the introduction of services using new technologies. Our investments in those new services, such as those related to the 3G mobile network, may prove premature and we may not realize anticipated returns on these new products. The cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing. We cannot be certain that we would be successful in obtaining any additional financing required.

We are subject to significant competition in each of our business areas and we expect that competition will intensify – if we are unable to compete successfully, our financial conditions and results of operations could be adversely affected.

     We face significant competition from established and new competitors in each of our businesses. In particular, in two of our three key lines of business – telephony and television — the markets are dominated by our competitors (BT and BSkyB, respectively), who have very large market shares and generally have less financial and operating constraints than we do. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of our business areas, particularly business telecommunications and the Internet. Some of our competitors have substantially greater financial and technical resources than we do. Moreover, we may also be required to reduce prices if our competitors reduce prices, or as a result of any other downward pressure on prices for telecommunications services, which could have an adverse effect on us.

     In addition, BSkyB has access to various movie and sports programming content, with which they create some of the most popular pay TV channels in the UK. We carry several of those channels on our systems. Although there are competing channel providers, the position of programming supplier to NTL undoubtedly is an advantage to BSkyB, not only because the Sky brand is a feature of our cable TV service, but also because we are dependant upon the supply of these Sky premium channels allowing BSkyB to influence pricing and bundling. Thus far, regulators have not disturbed the pricing arrangements imposed on us by BSkyB. We are currently negotiating with BSkyB a formal, long-term agreement for the supply of certain BSkyB channels, and we believe this will be concluded amicably. However, in the event that we are unable to conclude an agreement successfully, we may be faced with uncertainty over the terms and charges of such supply, now and in the future.

     If we are unable to compete successfully, our financial condition and results of operations could be adversely affected.

Our growth has been curtailed by funding constraints.

     We have significantly decreased the amount we are spending on capital expenditures due to liquidity constraints during the recapitalization process and expect to further reduce capital expenditures during 2003. The decrease in capital expenditure is the result of our need to divert increasing amounts of our financial resources to meet liquidity requirements. As a result, we may be unable to increase our customers in the short term and our near-term revenue and future revenue growth may be adversely affected.

We remain subject to the risks of successfully integrating the acquisitions through which we have historically grown our business. In particular, we are in the process of integrating our various billing and operation platforms – if we do not complete this integration, we could experience an adverse effect on our customer service, churn rate and operating costs.

     We have historically grown our business through acquisitions. This has resulted in our being exposed to the risk of failing to successfully integrate those acquisitions, in particular, workforce, management, network and systems. A significant result of our growth through acquisitions is that we have inherited a variety of distinct billing and customer service systems from various companies that we have acquired. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service; however, we do not as yet have an integrated billing and operational platform. We cannot be certain that this integration project will be successful. If the full integration of our billing and customer service systems is not successful, we could experience an adverse effect on our customer service, churn rate and costs of maintaining these systems going forward. We could also experience operational failures related to billing and collecting revenue from our customers, which, depending on the severity of the failure, could have a material adverse effect on our business.

     Moreover, the integration process has involved a number of internal reorganizations of our business as we continue to strive for better performance. These reorganizations have typically involved, among other things, the termination of employees made redundant as a result of the process. Although we cannot predict precisely the effect that this has had, it is likely these internal reorganizations have negatively impacted employee morale. If we undertake additional internal reorganizations they will similarly likely negatively impact morale. Negative effects on employee morale can have a negative effect on our operations generally.

One of our key strategies is to reduce customer churn. However there can be no assurance that we will successfully accomplish this or that our churn rate will not increase.

     We have experienced rapid growth and development in a relatively short period, either through acquisitions or connecting customers to our network. One of our biggest challenges as we have grown has been to limit our customer churn. The successful implementation of our business plan depends upon a reduction in the percentage of our customers that stop using our services.

     In order to reduce churn in the future, we aim to improve our customer service. This improvement will be difficult to obtain without an integrated billing system and a customer database across our entire network. If the integration of our various billing system is not successful, we could experience an adverse effect on customer service and, in turn, our churn rate.

     We plan to increase our customer and revenue generating unit (referred to in this prospectus as an RGU) base in 2003. If demand for our products and services is greater than anticipated, our customer service call centers could experience a higher than expected volume of calls. If customer service suffered as a result, it could contribute to churn. Our business plan also includes the migration of our customers from analog to digital service. The migration process could also increase churn levels.

     Our ability to reduce churn could also be adversely affected by the availability of competing services in the UK, such as the digital satellite and digital terrestrial television services offered by BSkyB and the BBC, and telephone, Internet and broadband services offered by BT. BT and BSkyB have regularly launched strong direct and indirect win-back campaigns to entice our customers to churn and move to these competing services.

     Another part of our strategy to reduce churn is to increase take up of broadband services by our existing customers. If this increased level of take up does not materialize we may have difficulties in reducing churn levels, which would adversely impact our results of operations.

Our prospects will depend in part on our ability to control our costs while maintaining and improving our service levels following our restructuring.

     As a result of capital constraints imposed on our business during our restructuring, we have been engaged in a process of reducing expenditures in a variety of areas, including by way of a substantial reduction in capital expenditure, a reduction in the number of our employees and the outsourcing of some functions. Our prospects will depend in part on our ability to continue to control costs and operate more efficiently, while maintaining and improving our existing service levels. In particular, in order to reduce costs we are in the process of negotiating with several of our vendors for better terms under existing and future agreements. We cannot be certain that such negotiations will conclude successfully.

Failure to successfully market broadband to our existing customer base will adversely impact our revenue and results of operations.

     A significant component of our strategy is to successfully market broadband products to our existing consumer customer base. We believe that our “triple play” offering of telephony, broadband access to the Internet and digital television will prove attractive to our existing customer base and allow us to increase our average revenue per user. However, we face significant competition in these markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as the DSL service offered by BT and Freeserve. Additionally, some of our competitors have substantially greater financial and technical resources than we do. If we are unable to charge prices for broadband services that are anticipated in our business plan in response to competition or if our competition delivers a better product to our customers, our results of operations will be adversely affected.

Our actual results of operations and financial condition may differ from our reported results of operations and financial condition due to the use of estimates and assumptions in the preparation of our financial statements.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid to terminate certain agreements included in restructuring costs, the amount to be paid for other liabilities, our pension expense and pension funding requirements, estimates related to the amount of costs to be capitalized in connection with the construction and installation of our network and facilities and estimates related to the value of investments, long-lived assets and goodwill.

We are dependant upon a small number of key personnel.

     A small number of key executive officers manage our businesses. The loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. Although we have entered into employment contracts with all of our executive officers, those contracts cannot prevent such individuals from resigning. If an individual does resign, he or she is bound by certain non-compete clauses which may or may not discourage the individual from leaving.

Our principal businesses are subject to government regulation, including pricing regulation, and changes in current regulations may adversely affect us.

     Our principal business activities are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

     We are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

We are dependent upon many critical systems and processes, many of which are dependent upon hardware that is concentrated in a small number of locations. If a catastrophe were to occur at one or more of those locations, it could have a material adverse effect on our business.

     Our business is dependent on many sophisticated critical systems, which support all of the various aspects of our operations from our network to our billing and customer service systems. The hardware supporting a large number of critical systems are housed in a relatively small number of locations. If one or more of these locations were to be subject to fire, natural disaster, terrorism, power loss, or other catastrophe, it could have a material adverse effect on and cause irreparable harm to our business. We are currently studying ways to improve our disaster recovery to prevent or mitigate such a potential failure. However, despite any disaster recovery, security and service continuity protection measures we have or may in the future take we cannot assure you that these measures will be sufficient. In addition, although we build our network in resilient rings to ensure the continuity of network availability in the event of any damage to our underground fibers, should any ring be cut twice in different locations, it is likely that no transmission signals will be able to pass, which could cause significant damage to our business. This is especially so in relation to our Sirius undersea ring connecting the UK to the Republic of Ireland: any simultaneous cut of the Northern and Southern rings would isolate our Irish networks from our UK networks for an extended period.

We do not insure the underground portion of our cable network.

     We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects our underground cable network could result in substantial uninsured losses.

We are subject to currency risk because we obtained significant financing and may in the future obtain additional financing in U.S. dollars but generally generate revenues and incur expenses in pounds sterling and Euros.

     We encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in pounds sterling and Euros while we pay interest and principal obligations with respect to a significant amount of our existing indebtedness in U.S. dollars. We cannot assure you that any hedging transactions we might enter into will be successful or that shifts in the currency exchange rates will not have a material adverse effect on us. For example, to the extent that the pound sterling declines in value against the U.S. dollar, and we have not fully hedged against such declines, the effective cost of servicing our U.S. dollar debt will be higher and we will incur currency losses.

Our broadcast services business is dependent upon ITV and other contracts.

     Our broadcast services business has contracts for the provision of television broadcasting transmission services with the ITV national network of 15 affiliated television stations, Channel 4/S4C and Channel 5. The majority of the prices that we may charge these companies for transmission services are subject to regulation by the UK Office of Telecommunications (referred to in this prospectus as OFTEL). Although, historically, the ITV companies and Channel 4/S4C have renewed their contracts with us, we cannot assure you that they will do so upon expiration of the current contracts, that they will not negotiate terms for provision of transmission services by us on a basis less favorable to us or that they would not seek to obtain from third parties a portion of the transmission services that we currently provide.

     Other contracts include a contract for the provision of communication services to the Metropolitan Police. This contract is subject to renewal and we cannot assure you that the renewal will be on the same basis, or that the Metropolitan Police will not seek other parties to provide the services.

     The loss of any one of these contracts could have a material adverse effect on us.

Our broadcast services business is dependent upon site sharing arrangements with its principal competitor.

     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, Crown Castle U.K. Ltd. and we have made arrangements to share a large number of tower sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.

     Under the present arrangements for analog broadcast services, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by giving 5 years’ written notice until December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005. With respect to digital broadcast services, we and Crown Castle U.K. Ltd. are negotiating a formal arrangement pending finalization of a separate digital site sharing agreement which is envisaged to be on terms similar to the existing analog site sharing agreement. Presently the parties are operating under an informal arrangement pending finalization of the formal arrangement. Although we believe such formalization will be concluded successfully, we cannot be certain of that conclusion.

Some provisions of the agreements governing our indebtedness and the indebtedness of our subsidiaries, our stockholder rights plan and certain provisions of our certificate of incorporation could delay or prevent transactions involving a change of control of NTL Incorporated.

     We may, under some circumstances involving a change of control, be obligated to offer to repurchase substantially all of our outstanding notes, and repay other indebtedness (including our bank facilities). We cannot assure you that we will have available financial resources necessary to repurchase those notes or repay that indebtedness in those circumstances.

     If we cannot repurchase and repay this indebtedness in the event of a change of control, the failure to do so would constitute an event of default under the indentures and agreements under which that indebtedness was incurred and could result in a cross-default under other indebtedness. The threat of this could have the effect of delaying or preventing transactions involving a change of control of NTL Incorporated, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interest.

     Our stockholder rights plan and certain provisions of our certificate of incorporation may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and preferred stock, of preventing or making more difficult transactions involving a change of control of NTL Incorporated.

THE EXCHANGE OFFER

Terms of the Exchange; Period for Tendering Old Notes

     This prospectus and the accompanying letter of transmittal set out the terms and conditions of the exchange offer. On and subject to those terms and conditions, we will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. The expiration date is 5:00 p.m., New York City time, on       , 2003. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the expiration date will be the latest time and date to which we extend the exchange offer.

     This prospectus, together with the letter of transmittal, is first being sent on or about the date of this prospectus, to all registered holders of old notes. Our obligation to accept old notes for exchange under the exchange offer is subject to the conditions described under “Conditions to the Exchange Offer” below.

     We expressly reserve the right, at any time or on one or more occasions, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of the extension to you. During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. If we do not accept any old notes tendered for exchange for any reason they will be returned to you. We will return those notes without expense to you as promptly as practicable after the end of the exchange offer.

     Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any whole multiple of $1,000.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes which we have already accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” occur. We will give oral or written notice of any extension, amendment, non-acceptance or termination to you as promptly as practicable.

     The tender to us of old notes by you and the acceptance of your tender by us will be a binding agreement between us on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal in respect of the old notes tendered by you.

Procedures for Tendering Old Notes

     Any holder who wishes to tender old notes for exchange in the exchange offer must transmit the letter of transmittal, properly completed and duly executed, including all other documents required by the letter of transmittal to U.S. Bank National Association, a national banking association, as exchange agent at the address set forth below under “Exchange Agent,” on or before the expiration date.

     In addition, either

•	certificates for the tendered old notes must be received by the exchange agent along with the letter of transmittal before the expiration date, or

•	the holder must comply with the guaranteed delivery procedures we describe below.

     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery before the expiration date. No letters of transmittal or old notes should be sent to NTL.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed if the letter of transmittal, or notice of withdrawal, as the case may be, is signed by a person other than the registered holder thereof.

     In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the guarantee must be by a firm which is

•	a member of a registered national securities exchange,

•	a member of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States or

•	another eligible institution within the meaning of Rule 17(A)(d)-15 of the Exchange Act.

     We refer to each of the institutions in the bullet points above as eligible institutions. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer, or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on those documents guaranteed by an eligible institution.

     All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. Our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

     The interpretation by us of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal shall be final and binding on all parties. Any defects or irregularities in connection with tenders of old notes for exchange must be cured within reasonable period of time determined by us unless we waive those defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give you notification of any defect or irregularity with respect to any tender of old notes by you for exchange, nor shall any of them incur any liability for failure to give such notification.

     If a letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney. The old notes or the power of attorney should be signed exactly as the name or names of the registered holder or holders that appear on the old notes.

     If a letter of transmittal, any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing and, in addition, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal, unless we waive it.

     By tendering old notes, you will represent to us that, among other things,

•	the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder,

•	that neither the holder nor any other person receiving the new notes has an arrangement or understanding with any person to participate in the distribution of such notes and

•	that neither the holder nor any other person receiving the new notes is an affiliate, as defined under Rule 405 of the Securities Act, of NTL.

     If you are an affiliate of NTL, are engaged in or intend to engage in or have any arrangement with any person to participate in the distribution of the new notes to be acquired pursuant to the exchange offer, you

•	cannot rely on the applicable interpretations of the staff of the SEC and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer who holds old notes acquired for your own account as a result of market-making activities or other trading activities, and you receive new notes in exchange for those old notes in the exchange offer, you may be an “underwriter” within the meaning of the Securities Act and must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will

•	accept, promptly after the expiration date, all old notes properly tendered,

•	issue the new notes promptly after acceptance of the old notes and

•	cause the new notes to be authenticated by the trustee.

     For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral, promptly confirmed in writing, or written notice of that acceptance to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note of the same class having a principal amount equal to that of the surrendered old note.

     If any old notes tendered by you are not accepted for any reason set forth in the terms and conditions of the exchange offer or if you submitted old notes for an amount or quantity greater than you desire to exchange, those unaccepted or non-exchanged old notes will be returned without expense to you.

Guaranteed Delivery Procedures

     If you want to tender old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, you may tender your old notes if

•	the tender is made through an eligible institution,

•	before the expiration date, the exchange agent received from the eligible institution the appropriate notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address and the amount of old notes tendered, stating that the tender is being made by that notice. The notice of guaranteed delivery must guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal or agent’s message instead, with any required signature guarantees, and any other documents required by the appropriate letter of transmittal will be deposited by the eligible institution with the exchange agent and

•	the certificates for all physically tendered old notes, in proper form for transfer, together with a properly completed and duly executed appropriate letter of transmittal, or facsimile of the letter of transmittal or agent’s message instead, with any required signature guarantees, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

     You may withdraw tenders of old notes at any time before the expiration date.

     For withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under “Exchange Agent”. Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn,

•	identify the old notes to be withdrawn, including the principal amount,

•	where certificates for old notes have been transmitted and

•	specify the name in which those old notes are registered, if different from that of the withdrawing holder.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent then, before the release of such certificates you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution. All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which you tender for exchange but which are not exchanged for any reason will be returned to you without cost to you. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering Old Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, the old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of the new notes for the old notes any of the following events occurs:

(1) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(a) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of the exchange offer or any transaction contemplated by the exchange offer, or

(b) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer,

or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (a) or (b) above or, in our sole judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretations of the SEC referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer;

(2) there shall have occurred

(a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(b) any limitation by any governmental agency or authority which may adversely affect the ability of NTL to complete the transactions contemplated by the exchange offer,

(c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit;

(3) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening of those circumstances; or

(4) any change or any development involving a prospective change shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of NTL and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we shall have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes; which, in our reasonable judgment in any case, and regardless of the circumstances, including any action by us, giving rise to that condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance or exchange or with that exchange.

     The conditions described above are for our sole benefit. Those conditions may be asserted by us regardless of the circumstances giving rise to that condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at anytime to exercise any of the foregoing rights shall not be deemed a waiver of any of our rights and each of our rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

     Pursuant to the indenture, dated January 9, 2003, governing the notes, the new notes will only be issued in global form and will be deposited with a nominee of the Depositary Trust Company. See “Book Entry, Delivery and Form.”

Exchange Agent

     U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be sent to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal in respect of the old notes and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

     Delivery To: U.S. Bank National Association, as exchange agent.

     180 East Fifth Street
     St. Paul, MN 55101
     Telephone: (800) 934-6802
     Facsimile: (651) 244-1537
     Attention: Specialized Finance Group

     Delivery of the letter of transmittal in respect of the old notes to an address other than as set forth above or transmission via facsimile other than as set forth above is not a valid delivery of the letter of transmittal.

Fees and Expenses

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange of the old notes for the new notes. The aggregate net proceeds of $500,000,000 from the sale of the old notes and 500,000 shares of our common stock to the initial purchasers of the old notes were used in part to repay approximately $68 million outstanding under of our debtor-in possession facility (which was repaid on January 10, 2003), to purchase from NTL Delaware a £90 million note of NTL (UK) Group Inc. and to repay certain other obligations. The proceeds remaining will be used to finance our construction, capital expenditure and working capital requirements, including debt service and repayment obligations and to make acquisitions of businesses and assets related to our business.

EXCHANGE RATES

     The following table sets forth, for the periods indicated, the noon buying rate for pounds sterling expressed in U.S. dollars per £1.00.

     The average rate is the average of the noon buying rates on the last day of each month during the relevant period.

Year Ended December 31,	Period end	Average	High	Low

1998	1.66	1.66	1.72	1.61
1999	1.62	1.61	1.68	1.55
2000	1.49	1.51	1.65	1.40
2001	1.45	1.44	1.50	1.37
2002	1.61	1.51	1.61	1.41
2003 (through April 11, 2003)	1.57	1.60	1.64	1.55

REGISTRATION RIGHTS

     The following summary of the registration rights provided in the Exchange and Registration Rights Agreement is subject to, and qualified in its entirety by reference to, the Exchange and Registration Rights Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

     Under the Exchange and Registration Rights Agreement, we agreed to file with the Commission a registration statement, including a prospectus, on the appropriate form under the Securities Act with respect to an offer to exchange the old notes for new notes registered under the Securities Act with terms substantially identical to those of the old notes. If:

(1)	because of any change in law or the applicable interpretations by the Commission’s staff, we are not permitted to effect the exchange offer as contemplated by the Exchange and Registration Rights Agreement;

(2)	any old notes validly tendered pursuant to the exchange offer are not exchanged for new notes on or prior to August 8, 2003;

(3)	any purchaser of old notes who is a party to the Exchange and Registration Rights Agreement so requests on or prior to the 20th business day following the date on which the exchange offer is consummated with respect to old notes not eligible to be exchanged for new notes in the exchange offer and held by such purchaser following the consummation of the exchange offer;

(4)	any change in law or the applicable interpretations by the Commission’s staff do not permit any holder of old notes to participate in the exchange offer; or

(5)	any holder of old notes that participates in the exchange offer and does not receive freely transferable new notes in exchange for tendered old notes (including restrictions due to the status of such holder as an affiliate of ours or the guarantors of such notes within the meaning of the Securities Act) so requests with respect to such securities on or prior to the 20th business day following the date on which the exchange offer is consummated; provided that such holder (a) beneficially owns 10% or more of our common stock, or (b) provides to us a written statement indicating that such holder is deemed or might reasonably be considered to be an “underwriter” under Section 2(11) of the Securities Act; or

(6)	we elect to do so;

we will file with the Commission a shelf registration statement to cover resales of the old notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We will use our best efforts to cause the applicable registration statement to be filed with the Commission within 45 days after so required or requested and declared effective as promptly as practicable thereafter by the Commission.

     The Exchange and Registration Rights Agreement provides that:

(a)	we will prepare and file an exchange registration statement with the Commission by April 15, 2003;

(b)	we will use our reasonable best efforts to cause the exchange registration statement to cover the old notes and to be declared effective by the Commission by July 9, 2003;

(c)	we will use our reasonable best efforts to cause the exchange offer to be consummated by August 8, 2003; and

(d)	we will keep the exchange registration statement effective for not less than 30 days (or longer, if required by applicable law, not to exceed the 210-day period for consummation of the offer ending on August 8, 2003) after notice of the exchange offer is mailed to the registered holders of the old notes.

     If, with respect to the old notes:

(1)	we fail to file the exchange registration statement with the Commission on or before April 15, 2003;

(2)	we fail to file the shelf registration statement on or before the date specified for such filing;

(3)	the exchange registration statement is not declared effective on or prior to July 9, 2003;

(4)	the exchange offer is not consummated on or prior to August 8, 2003; or

(5)	the shelf registration statement is filed and declared effective, but thereafter ceases to be effective prior to the period specified for such effectiveness;

then we will pay special interest pursuant to provisions of the Exchange and Registration Rights Agreement to each holder of the old notes, during the period of one or more of the registration default events listed in clauses (1) to (5) above. We will pay special interest at the rate equal to 0.5% per annum, which amount shall increase to 1.0% per annum after the first 120-day period following the occurrence of the first such registration default if such default is then still continuing, for the period from and including the date of occurrence of the first registration default until such time as no registration default is in effect, after which such time such special interest will no longer be payable.

     Each obligation to pay special interest accrues from and including the date of the applicable registration default. All accrued special interest will be paid by us on each interest payment date to the paying agent for the benefit of the holders of the old notes.

     In order to participate in the exchange offer, holders of the old notes will be required to represent to us that at the time of the exchange offer:

(a)	any new notes received by such holder will be acquired in the ordinary course of business;

(b)	such holder will have no arrangements or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act; and

(c)	such holder is not an affiliate of ours or, if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

We may also require holders of the old notes participating in the exchange offer to furnish us such information regarding such holders and the distribution of the new notes as we may from time to time reasonably request in writing. We will not be obligated to effect the registration of the old notes of a particular holder unless such information is provided to us.

CAPITALIZATION

     The following table shows our cash, cash equivalents and marketable securities and capitalization as of December 31, 2002 and as adjusted to give effect to our emergence from Chapter 11 reorganization and our adoption of fresh-start reporting as if both occurred on December 31, 2002. As of December 31, 2002, long-term debt of $9,814.2 million was classified as liabilities subject to compromise in accordance with SOP 90-7. In addition, long-term debt of $5,952.3 million was classified as current due to substantially all of our debt being in default, as well as uncertainties about compliance with the terms and conditions of our debt that would give the holders of the debt the right to accelerate payment. Upon our emergence from Chapter 11 reorganization and in accordance with the Plan, all of our outstanding capital stock and all of the outstanding public notes of the entity formerly known as NTL Communications Corp. were cancelled and the outstanding public notes of Diamond were transferred to us (on February 3, 2003, Diamond was released from any further obligations to pay interest and/or principal on such notes) and we issued to certain of our former creditors and stockholders: (1) 50,000,969 shares of our common stock together with associated preferred stock purchase rights and (2) Series A warrants to purchase 8,750,496 shares of common stock at an exercise price of $309.88 per share, subject to adjustment. In addition, we issued 500,000 shares of our common stock to the initial purchasers of the old notes. You should read this table together with our consolidated financial statements and related notes included in this prospectus and the information in “Unaudited Pro Forma Financial Information of NTL Incorporated” and — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

	As of December 31, 2002
	Actual	As Adjusted

	(unaudited)
	(dollars in millions)
Cash, cash equivalents and marketable securities	$507.2	$645.9

Current portion of long-term debt:
Communications Cable Funding Corp.:
DIP Facility	$229.0	$—
NTL Communications Limited and subsidiaries:
Senior Credit Facility	4,482.1	—
Working Capital Credit Facility	657.1	—
Other	63.2	1.7
NTL (Triangle) LLC (“NTL Triangle”):
11.2% Senior Discount Debentures	517.3	—
Other	3.6	1.0
Diamond and subsidiaries:
Other	3.1	0.4

Total current portion of long-term debt	$5,955.4	$3.1

	As of December 31, 2002
	Actual	As Adjusted

	(unaudited)
	(dollars in millions)

Liabilities subject to compromise:
Long-term debt:
NTL Incorporated (formerly NTL Communications Corp.) (1):
12 3/4% Senior Deferred Coupon Notes	$277.8	$—
11 1/2% Senior Deferred Coupon Notes	1,050.0	—
10% Senior Notes	400.0	—
9 1/2% Senior Sterling Notes, less unamortized discount	200.8	—
10 3/4% Senior Deferred Coupon Sterling Notes	439.2	—
9 3/4% Senior Deferred Coupon Notes	1,193.3	—
9 3/4% Senior Deferred Coupon Sterling Notes	441.6	—
11 1/2% Senior Notes	625.0	—
12 3/8% Senior Deferred Coupon Notes	380.6	—
7% Convertible Subordinated Notes	489.8	—
9 1/4% Senior Euro Notes	262.1	—
9 7/8 Senior Euro Notes	367.0	—
11 1/2% Senior Deferred Coupon Euro Notes	166.1	—
11 1/2% Senior Notes, less unamortized discount	491.7	—
12 3/8% Senior Euro Notes, plus unamortized premium	315.3	—
6 3/4% Convertible Senior Notes	1,150.0	—
Diamond (2):
13 1/4% Senior Discount Notes	285.1	—
11 3/4% Senior Discount Notes	531.0	—
10 3/4% Senior Discount Notes	420.5	—
Diamond Holdings Limited (“Diamond Holdings”):
10% Senior Sterling Notes	217.3	—
9 1/8% Senior Notes	110.0	—

Total long-term debt in liabilities subject to compromise	9,814.2	—

	As of December 31, 2002
	Actual	As Adjusted

	(unaudited)
	(dollars in millions)
Long-term debt not subject to compromise:
NTL Incorporated (formerly NTL Communications Corp.):
19% Senior Secured Notes due 2010 (net of $68.7 million discount)	—	489.5
NTL Communications Limited and subsidiaries:
Senior Credit Facility	—	4,482.1
Working Capital Credit Facility	—	657.1
Other	—	61.5
NTL Triangle:
11.2% Senior Discount Debentures (net of $144.8 million discount)	—	372.5
Other	—	2.6
Diamond Holdings:
10% Senior Sterling Notes (net of $43.5 million discount)	—	173.8
9 1/8% Senior Notes (net of $33.0 million discount)	—	77.0
Other	—	2.7

Total long-term debt	—	6,318.8

Shareholders’ equity (deficiency):
Preferred stock — $.01 par value; authorized none (actual) and 5,000,000 (as adjusted); none issued and outstanding
Common stock - $.01 par value; authorized 100 shares (actual) and 400,000,000 shares (as adjusted); issued and outstanding 13 shares (actual) and 50,500,969 shares (as adjusted) (3)	—	0.5
Additional paid-in capital	14,045.5	2,927.1
Accumulated other comprehensive (loss)	(653.6)	—
(Deficit)	(18,568.0)	—

Total shareholders’ equity (deficiency)	(5,176.1)	2,927.6

Total capitalization	$4,638.1	$9,246.4

(1)	These notes were cancelled on the Effective Date pursuant to the Plan.

(2)	These notes were transferred to us on the Effective Date pursuant to the Plan. On February 3, 2003, our Board of Directors approved the release of Diamond from any further obligation to pay principal and/or interest on such notes. As a result, they are no longer publicly outstanding.

(3)	Excludes shares issuable upon the exercise of Series A warrants to purchase 8,750,496 shares of common stock at an exercise price of $309.88 per share, subject to adjustment, which expire on January 10, 2011 and an aggregate of 83,245 shares of our common stock that were issued in escrow to certain of our executive officers pursuant to their employment agreements. Under the terms of the escrow, the shares will be delivered to each of the executive officers only if on October 10, 2003, he or she is an employee of NTL or, on or before such date, was terminated, actually or constructively, without cause. We have reserved 5,000,000 shares of common stock for issuance upon exercise of the management incentive options authorized for grant under our management incentive plan. As of the date of this prospectus, there have been no options granted under this plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information of NTL Incorporated (formerly NTL Communications Corp.) presented below under the captions income statement data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, and balance sheet data at December 31, 2002, 2001, 2000, 1999 and 1998 was derived from our consolidated financial statements audited by Ernst & Young LLP.

     Beginning on May 8, 2002, we have prepared our consolidated financial statements in accordance with SOP 90-7. Pursuant to SOP 90-7, beginning on May 8, 2002 we discontinued accruing interest expense on certain of our prepetition obligations. Our reported interest expense in 2002 excludes $662.9 million of contractual interest for the period from May 8, 2002 to December 31, 2002. Also in 2002, recapitalization items, net were $151.8 million. Recapitalization items include all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization items, net include $36.2 million for employee retention related to substantially all of our UK employees and $116.7 million for financial advisory, legal, accounting and consulting costs. These costs are net of $1.1 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.

     In addition, in 2002 we recorded asset impairment charges of $445.1 million consisting of non-cash charges to write down certain fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. We also recorded restructuring charges of $104.8 million and non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from NTL Europe in accordance with the Plan. Amortization expense in 2002 decreased from amounts in prior periods due to the adoption of SFAS No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets.

     As of December 31, 2001, $14,203.0 million of our long-term debt was classified as current due to the uncertainties about compliance with the terms and conditions of the instruments and agreements governing our debt that would give the holders of the debt the right to accelerate payment. In the fourth quarter of 2001, we recorded asset impairments totaling $8,161.6 million including goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. In addition, in 2001 we recorded restructuring costs of $202.8 million, integration and consulting costs of $95.1 million and a loss on the sale of the ConsumerCo off-net indirect access customers of $88.5 million.

     In May 2000, NTL Europe purchased ConsumerCo for an aggregate purchase price of approximately $13.1 billion, including intangibles of approximately $8.9 billion. We subsequently acquired ConsumerCo from NTL Europe. The net assets and results of operations of ConsumerCo are included in the consolidated financial statements beginning in May 2000. Also in 2000, we recorded restructuring charges of $65.9 million and costs of $26.8 million primarily to integrate acquired companies, mostly related to information technology integration as well as costs incurred for business rationalization consulting.

     In March 1999, we purchased Diamond for an aggregate purchase price of approximately $984.6 million, including intangibles of approximately $1.3 billion. In July 1999, we purchased Cablelink for an aggregate purchase price of approximately $700.5 million, including intangibles of approximately $669.6 million. In September 1999, NTL Delaware purchased NTL Business for an aggregate purchase price of $175.0 million, including intangibles of approximately $176.9 million. We subsequently acquired NTL Business from NTL Delaware. The net assets and results of operations of Diamond, Cablelink and NTL Business are included in the consolidated financial statements from March 1999, July 1999 and September 1999, their respective dates of acquisition. In August 1999, Telewest Communications plc exercised its right to purchase all of our shares of Cable London PLC and all of our related rights and interests for a purchase price of approximately £428.0 million. We recorded a gain of $493.1 million on this sale.

     In June and September 1998, we purchased ComTel and Telecential Communications, which we refer to collectively as ComTel, for an aggregate purchase price of approximately $969.0 million, including intangibles aggregating approximately $224.0 million. In October 1998, we purchased Comcast UK Cable Partners Limited (now known as NTL (Triangle) LLC), referred to in this prospectus as NTL Triangle, for an aggregate purchase price of approximately $600.4 million, including intangibles of approximately $129.8 million. In December 1998, we purchased EGT for an aggregate purchase price of approximately $151.0 million, including intangibles of approximately $45.0 million. The net assets and results of operations of ComTel, NTL Triangle and EGT are included in the consolidated financial statements from September 1998, October 1998 and December 1998, their respective dates of acquisition.

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(in millions)
Income Statement Data:
Revenues	$3,265.1	$3,189.6	$2,484.2	$1,537.1	$747.0
Costs and expenses
Operating expenses	1,502.5	1,564.3	1,223.2	761.5	400.9
Selling, general and administrative expenses	769.8	973.2	969.1	562.9	270.7
Asset impairments	445.1	8,160.6	—	—	—
Franchise fees	—	—	—	16.5	25.0
Non-cash compensation	—	30.6	—	—	—
Other charges	389.2	297.9	92.7	16.2	(4.2)
Corporate expenses	18.7	24.3	23.7	25.3	17.1
Depreciation	1,477.9	1,361.4	874.4	475.5	207.5
Amortization	63.7	1,178.9	826.3	290.2	58.6

Total costs and expenses	4,666.9	13,591.2	4,009.4	2,148.1	975.6

Operating (loss)	(1,401.8)	(10,401.6)	(1,525.2)	(611.0)	(228.6)
Other income (expense)
Interest income and other, net	21.0	28.8	25.8	48.2	52.6
Interest income – NTL Europe, Inc.	8.8	5.8	—	—	—
Interest expense	(762.5)	(1,240.8)	(886.3)	(678.1)	(328.8)
Interest expense – NTL Europe, Inc.	(17.7)	—	—	—	—
Loss from early extinguishment of debt	—	—	—	(3.0)	(30.7)
Share of losses from equity investments	(3.4)	(23.3)	(24.2)	(18.4)	(6.6)
Other (losses) gains	—	(88.5)	—	493.1	—
Foreign currency transaction (losses) gains	(94.1)	0.6	(58.1)	22.8	4.2

(Loss) before recapitalization items and income taxes	(2,249.7)	(11,718.9)	(2,468.0)	(746.4)	(537.9)
Recapitalization items, net	(151.8)	—	—	—	—

(Loss) before income taxes	(2,401.5)	(11,718.9)	(2,468.0)	(746.4)	(537.9)
Income tax benefit (expense)	25.7	(118.1)	79.9	29.9	3.3

Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)	$(716.5)	$(534.6)

	December 31

	2002	2001	2000	1999	1998

	(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$507.2	$251.1	$423.5	$1,079.2	$996.9
Working capital	(6,794.6)	(15,073.7)	(946.3)	423.9	600.5
Fixed assets, net	11,088.9	10,840.3	10,916.8	5,348.4	3,854.4
Total assets	13,041.4	13,026.1	23,146.5	9,733.0	6,194.1
Long-term debt(1)	15,766.5	14,203.0	11,843.4	7,598.0	5,043.8
Redeemable preferred stock	—	—	—	—	124.1
Shareholder’s equity (deficiency)	(5,176.1)	(3,179.0)	9,012.2	1,066.0	355.2

(1)	As of December 31, 2002, long-term debt of $5,952.3 million was classified as current and $9,814.2 million was classified as liabilities subject to compromise. As of December 31, 2001, there was $14,203.0 million of long-term debt classified as current.

	December 31

	2002	2001	2000	1999	1998

	(in millions)
Other Data:
Ratio of Earnings to Fixed Charges(1)	—	—	—	—	—

(1)	For the purposes of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. For the years ended December 31, 2002, 2001, 2000, 1999 and 1998, our earnings were insufficient to cover fixed charges by approximately $2,447.8 million, $11,786.6 million, $2,563.1 million, $785.2 million and $535.0 million, respectively.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     On January 10, 2003 we emerged from Chapter 11 reorganization. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2002 gives effect to our emergence from Chapter 11 reorganization as if it had occurred on December 31, 2002. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 give effect to our emergence from Chapter 11 reorganization as if it had occurred on January 1, 2002. The pro forma financial information is not necessarily indicative of the results of operations that might have resulted had we emerged from Chapter 11 reorganization on January 1, 2002, or results that may occur in the future.

     We adopted fresh-start reporting in January 2003 in accordance with SOP 90-7. We adopted fresh-start reporting because the holders of our voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because our reorganization value is less than our post-petition liabilities and allowed claims.

     The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the cancellation of a substantial portion of our outstanding debt and the issuance of shares of new common stock and Series A warrants to various former creditors and stockholders of our former ultimate parent company and certain of its subsidiaries, including us. The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting. We engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of our assets and the present value of our liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up intangible assets to their fair values. It also resulted in the fresh-start reporting adjustments to recognize discounts on certain of our long-term debt. In addition, our total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinite-lived intangible asset.

     The unaudited pro forma financial information should be read in conjunction with our historical consolidated financial statements (including the notes and schedules thereto) included in this prospectus.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Pro Forma Condensed Consolidated Balance Sheet
(Unaudited)
December 31, 2002
(in millions)

		Emergence
		from Chapter
	Historical	11		Fresh-Start		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$502.0	$138.7	B,C	$—		$640.7
Marketable securities	5.2	—		—		5.2
Accounts receivable – trade, less allowance for doubtful accounts	395.9	—		—		395.9
Due from affiliates	1.6	—	A,C	—		1.6
Other	192.7	—		—		192.7
Due from NTL Europe, Inc.	73.3	(72.4)	C	—		0.9

Total current assets	1,170.7	66.3		—		1,237.0
Fixed assets, net	11,088.9	—		(3,194.9)	M	7,894.0
Intangible assets, net	395.3	—		868.4	M	1,263.7
Investments in and loans to affiliates, net	8.4	—		—		8.4
Reorganization value in excess of amounts allocable to identifiable assets	—	—		653.3	M	653.3
Other assets, net	378.1	(187.0)	A,B,C	—		191.1

Total assets	$13,041.4	$(120.7)		$(1,673.2)		$11,247.5

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$385.8	$0.7	A	$—		$386.5
Accrued expenses and other	780.5	6.6	A,C	(32.7)	M	754.4
Accrued construction costs	70.4	—		—		70.4
Interest payable	177.3	38.0	A	—		215.3
Deferred revenue	359.8	—		—		359.8
Due to NTL Europe, Inc.	236.1	(234.6)	C	—		1.5
Current portion of long-term debt	5,955.4	(5,952.3)	A,B	—		3.1

Total current liabilities	7,965.3	(6,141.6)		(32.7)		1,791.0
Long-term debt	—	6,540.1	A,B	—		6,540.1
Long-term debt discount	—	—		(221.3)	M	(221.3)
Other	—	—		47.2	M	47.2
Deferred income taxes	94.4	—		68.5	M	162.9
Commitments and contingent liabilities Liabilities subject to compromise	10,157.8	(10,157.8)	A	—		—
Shareholders’ equity (deficiency):
Common stock-old	—	—		—		—
Common stock-new	—	0.5	A	—		0.5
Additional paid-in capital	14,045.5	1,194.1	A,B,C	(12,312.5)	M	2,927.1
Accumulated other comprehensive (loss)	(653.6)	0.4	C	653.2	M	—
Retained earnings(deficit)	(18,568.0)	8,443.6	A,C	10,124.4	M	—

	(5,176.1)	9,638.6		(1,534.9)		2,927.6

Total liabilities and shareholders’ equity (deficiency)	$13,041.4	$(120.7)		$(1,673.2)		$11,247.5

NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries
Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)
For the Year Ended December 31, 2002
(in millions, except per share data)

		Emergence from
	Historical	Chapter 11		Fresh-Start		Pro Forma

REVENUES	$3,265.1					$3,265.1
COSTS AND EXPENSES
Operating expenses	1,502.5					1,502.5
Selling, general and administrative expenses	769.8					769.8
Asset impairments	445.1					445.1
Other charges	389.2					389.2
Corporate expenses	18.7					18.7
Depreciation	1,477.9			$(343.5)	N	1,134.4
Amortization	63.7	$(26.4)	E	162.9	O	200.2

	4,666.9	(26.4)		(180.6)		4,459.9

Operating loss	(1,401.8)	26.4		180.6		(1,194.8)
OTHER INCOME (EXPENSE)
Interest income and other, net	29.8	(7.1)	F,G			22.7
Interest expense	(780.2)	262.1	H,I	(46.8)	P	(564.9)
Share of (losses) from equity investments	(3.4)					(3.4)
Foreign currency transaction losses	(94.1)	156.2	J			62.1

Loss before recapitalization items, gain from cancellation of debt and income taxes	(2,249.7)	437.6		133.8		(1,678.3)
Recapitalization items, net	(151.8)	(13.9)	D,F	165.7	Q	—
Gain from cancellation of debt	—	8,068.2	K	(8,068.2)	R	—

Loss before income taxes	(2,401.5)	8,491.9		(7,768.7)		(1,678.3)
Income tax benefit	25.7					25.7

Net (loss)	$(2,375.8)	$8,491.9		$(7,768.7)		$(1,652.6)

Basic and diluted net loss per common share	$—					$(32.72)

Weighted average shares	—	50.5	L			50.5

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Notes to the Pro Forma Financial Information
(in millions)

Emergence from Chapter 11

A.     Cancel public notes issued by NTL Communications Corp. and transfer the public notes of Diamond to us, including accrued interest in accordance with the Plan, write-off unamortized deferred financing costs related to these notes and reclassify liabilities subject to compromise:

Due from affiliates	$(25.2)
Other assets, net	(127.9)
Accounts payable	(0.7)
Accrued expenses and other	(1.0)
Interest payable	(38.0)
Current portion of long-term debt	5,723.3
Long-term debt	(6,050.6)
Liabilities subject to compromise	10,157.8
Common stock and additional paid in capital	(1,186.1)
Gain from cancellation of debt	(8,451.6)

$—

B.       Issue the 19% Senior Secured Notes due 2010 and repay the DIP Facility:

Cash and cash equivalents	$500.0
Long-term debt	(489.5)
Additional paid-in capital	(10.5)
Cash and cash equivalents	(68.3)
Other assets, net	(160.7)
Current portion of long-term debt	229.0

$—

We received $500.0 million in proceeds from the issuance of $558.2 million in principal amount of 19% Senior Secured Notes due 2010 and 500,000 shares of our common stock with an estimated value of $21.04 per share based on the average of the high and low prices as reported on the Nasdaq Stock Market’s National Market on January 13, 2002. The adjustment to other assets, net of $160.7 million is restricted cash borrowed under the DIP Facility.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Notes to the Pro Forma Financial Information
(in millions)

C.        Payments or cancellation of certain receivables from and payables to NTL Europe, and certain other payments, all in accordance with the Plan:

Cash and cash equivalents	$(293.0)
Due from affiliates	25.2
Due from NTL Europe Inc.	(72.4)
Other assets, net	101.6
Accrued expenses and other	(5.6)
Due to NTL Europe, Inc.	234.6
Additional paid in capital	2.0
Accumulated other comprehensive loss	(0.4)
Deficit	8.0

$—

The adjustment to other assets, net of $101.6 million includes $103.5 million (£64.4 million) paid in connection with the restatement of the Senior and Working Capital Credit Facilities, including modifications to certain principal repayment dates, which has been added to deferred financing costs.

D.        Payment of certain costs in accordance with the Plan:

For the year ended December 31, 2002: Recapitalization items, net	$(13.2)

E.        Reversal of historical amortization of deferred financing costs:

For the year ended December 31, 2002	$(26.4)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Notes to the Pro Forma Financial Information
(in millions)

F.        Adjustments to interest income as a result of changes in cash on hand at 1.14%:

For the year ended December 31, 2002:
Increase (decrease) in interest income as a result of:
Reduction in cash interest payments	$1.2
Increase in excess cash from issuance of the 19% Senior Secured Notes due 2010	1.6
Decrease in excess cash from DIP Facility	(1.1)

$1.7

Decrease in excess cash from DIP Facility, interest income in Recapitalization items, net	$(0.7)

G.        Adjustments to interest income as a result of payment or cancellation of certain receivables from NTL Europe, Inc.

For the year ended December 31, 2002	$(8.8)

H.        Adjustments to interest expense as a result of payment or cancellation of certain payables to NTL Europe, Inc.

For the year ended December 31, 2002	$17.7

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Notes to the Pro Forma Financial Information
(in millions)

I.        Adjustments to interest expense:

For the year ended December 31, 2002:
Reversal of historical amortization of deferred financing costs	$33.8
Adjustment to amortization of deferred financing costs over approximately 5 to 7 years related to the Senior and Working Capital Credit Facilities as a result of the payment of £64.4 million for the restatement of the facilities including modifications to certain principal repayment dates	(36.2)
19% Senior Secured Notes due 2010	(116.7)
Reduction of interest expense due to cancellation and repayment of debt	363.5

$244.4

J.        Adjustments to foreign currency transaction gains (losses):

Reversal of historical foreign currency transaction gains (losses) on canceled public notes
For the year ended December 31, 2002	$156.2

K.        Gain from cancellation of debt:

For the year ended December 31, 2002:
Carrying value of canceled notes at beginning of period	$9,120.2
Estimated fair value of shares issued	(1,052.0)

$8,068.2

The fair value of shares issued was estimated by multiplying the approximately 50,000,000 shares issued in accordance with the Plan by the average of the high and low prices of $21.04 per share as reported on the Nasdaq Stock Market’s National Market on January 13, 2003.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Notes to the Pro Forma Financial Information
(in millions)

L.        Common stock issued:

In accordance with the Plan	50.0
In connection with the issuance of 19% Senior Secured Notes due 2010	0.5

50.5

Fresh-Start Adjustments

M.        Adjustments to reflect the reorganization value of our assets and the present value of our liabilities:

Fixed assets, net	$(3,194.9)
Reorganization value in excess of amount allocable to identifiable assets	653.3
Intangible assets, net	868.4
Accrued expenses	32.7
Pension liability	(47.2)
Deferred income taxes	(68.5)
Long-term debt discount	221.3
Shareholders’ equity	1,534.9

$—

N.        Estimated reduction in depreciation expense due to the reduction in carrying value of fixed assets based on a weighted average useful life of approximately 9 years:

For the year ended December 31, 2002	$(343.5)

O.        Increase in amortization expense due to the increase in carrying value of intangible assets:

For the year ended December 31, 2002	$162.9

P.        Increase in interest expense due to the adjustment of the carrying value of Diamond Holdings and NTL Triangle public notes to their estimated fair values:

For the year ended December 31, 2002	$(46.8)

Q.        Reversal of recapitalization items, net:

For the year ended December 31, 2002	$(165.7)

R.        Reversal of gain from cancellation of debt:

For the year ended December 31, 2002	$(8,068.2)

The gain from cancellation of debt is a nonrecurring item and is therefore reversed from the pro forma condensed consolidated statement of operations

SUPPLEMENTARY FINANCIAL INFORMATION

     The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001.

	(in millions)

	2002(1)

	Three Months Ended

	March 31	June 30	September 30	December 31 (2)

Revenues	$792.9	$802.8	$830.3	$839.1
Operating (loss)	(119.0)	(115.0)	(464.7)	(703.1)
Net (loss)	(459.9)	(417.0)	(567.6)	(931.3)

	2001(3)

	Three Months Ended

	March 31	June 30	September 30	December 31

Revenues	$770.5	$776.9	$816.0	$826.2
Operating (loss)	(530.9)	(541.5)	(494.3)	(8,834.9)
Net (loss)	(835.8)	(798.9)	(809.2)	(9,393.1)

(1)	In 2002, we recorded asset impairment charges of $445.1 million ($26.6 million in the third quarter and $418.5 million in the fourth quarter) consisting of non-cash charges to write down certain assets to their estimated fair values based on our assessment that the carrying value was not recoverable. In addition, we recorded restructuring charges of $104.8 million as follows: $1.6 million in the first quarter, $2.1 million in the second quarter, $1.9 million in the third quarter and $99.2 million in the fourth quarter. We also recorded non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from NTL Europe in accordance with the Plan as follows: $287.8 million in the third quarter and a release of $3.4 million in the fourth quarter primarily due to changes in the foreign currency exchange rate. We also recorded recapitalization items as a result of our Chapter 11 reorganization of $151.8 million as follows: $32.1 million in the first quarter, $31.1 million in the second quarter, $32.6 million in the third quarter and $56.0 million in the fourth quarter. The recapitalization costs and expenses of $31.2 million in the first quarter of 2002 were included in operating loss but were subsequently reclassified in accordance with SOP 90-7.

(2)	The three months ended December 31, 2002 includes an adjustment for the reallocation of certain expenditures from capitalized costs to expense of $61.9 million and an adjustment for the release of certain provisions of $65.2 million. These two adjustments relate principally to periods prior to the three months ended December 31, 2002. For the first, second and third quarters of 2002, operating expense would increase by approximately $6 million per quarter and selling, general and administrative expense would increase by approximately $10 million per quarter if the reallocation of the $61.9 million from capitalized costs to expense was reflected in the appropriate periods. The $65.2 million net adjustment would not be reallocated to the first, second and third quarters of 2002 because these provisions related to periods prior to 2002.

(3)	In the fourth quarter of 2001, the Company recorded asset impairments totaling $8,161.6 million including goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. In addition, in 2001 the Company recorded restructuring costs of $202.8 million, integration and consulting costs of $95.1 million and a loss on the sale of the ConsumerCo off-net indirect access customers of $88.5 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NTL’s Completed Restructuring

     On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), NTL Europe (then known as NTL Incorporated) and certain of our and NTL Europe’s subsidiaries filed a pre-arranged joint reorganization plan under Chapter 11 of the US Bankruptcy Code. Our operating subsidiaries and those of NTL Europe were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time we emerged from Chapter 11 reorganization.

     Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and we and NTL Europe each emerged as independent public companies. The entity formerly known as NTL Communications Corp. (the registrant) was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, we were a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of our former parent company (NTL Europe) and certain of its subsidiaries, including us, were cancelled, and we issued shares of our common stock and Series A warrants and NTL Europe issued shares of its common stock and preferred stock to various former creditors and stockholders of our former parent company and its subsidiaries, including us. The precise mix of new securities received by holders of each particular type of security of our former parent company and its subsidiaries was set forth in the Plan.

Background of Restructuring

     Both the equity and debt capital markets experienced periods of significant volatility in 2001 and 2002, particularly for securities issued by telecommunications and technology companies. As a result, the ability of our former parent company and its subsidiaries to access those markets as well as its ability to obtain financing from its bank lenders and equipment suppliers became severely restricted. In addition, our former parent company and its subsidiaries, including us, had no further funds available, or were unable to draw upon funds under our credit facilities. As a result of these factors, together with its substantial leverage, on January 31, 2002, our former parent company announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

     Promptly upon obtaining the requisite waivers from the lenders under its credit facilities, in March 2002, our former parent company commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

     Our former parent company and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. Our former parent company also failed to declare or pay dividends on certain series of its outstanding preferred stock, due to a lack of available surplus under Delaware law.

     On April 16, 2002, our former parent company announced that it and the unofficial committee of its public bondholders had reached an agreement in principle on a comprehensive recapitalization of the former NTL group. To implement the proposed recapitalization plan, on May 8, 2002, we, our former parent company and certain of our former parent company’s other subsidiaries filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the US Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement, referred to in this prospectus as the DIP facility, committing to provide a wholly-owned subsidiary of ours with up to $500 million in new debt financing (NTL Delaware committed to provide up to an additional $130 million to us under the DIP facility).

     As a result of the payment defaults as well as the voluntary filing under Chapter 11 by our former parent company and certain of its subsidiaries on May 8, 2002, there was an event of default under all of our former parent company and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL Triangle.

     The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, our former parent company negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to us and our subsidiaries. The Plan became effective on January 10, 2003 (referred to as the Effective Date), at which time we emerged from Chapter 11 reorganization. In connection with our emergence from Chapter 11 reorganization, we and certain of our subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the old notes) on January 10, 2003. Initial purchasers of the old notes also purchased 500,000 shares of our common stock on that date. The gross proceeds from the sale of the old notes and such shares totaled $500 million. The proceeds were used in part to repay amounts outstanding under the DIP facility (which was repaid on the Effective Date) and to purchase from NTL Delaware a £90 million note of NTL (UK) Group Inc. and to repay certain other obligations. Also on January 10, 2003, we and our lending banks amended our existing credit facilities.

Liquidity and Capital Resources

     We have historically incurred operating losses and negative operating cash flow. In addition, we required and expect to continue to require significant amounts of capital to finance construction of our networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements.

     We currently expect that we will require approximately £310 million ($499 million) to fund our working capital including debt service, capital expenditures, and payments made on the Effective Date pursuant to the Plan and the amendment of our existing credit facilities, net of cash from operations, in the twelve months from January 1, 2003 to December 31, 2003. A significant portion of the £310 million total relates to payments made on the Effective Date. We believe that cash, cash equivalents and marketable securities on hand of $507.2 million as of December 31, 2002, plus the proceeds from sale of the old notes and 500,000 shares of common stock of $500.0 million, will be sufficient for our cash requirements during the twelve months from January 1, 2003 to December 31, 2003.

     Over the long term, we will continue to require cash to fund operations, service our debt and implement our strategy. In order to fund these requirements, we anticipate that we will use cash flow from operations and may also need to issue additional debt or equity securities or may need to secure additional bank financing. Given the restrictions on incurring additional debt in the indentures governing our outstanding notes, there can be no assurance that these sources of funds will be available to us.

     The indentures governing our outstanding notes, among other things, restrict and, in some cases, prohibit our ability and the ability of most of our subsidiaries to incur additional debt, create or incur liens, and sell assets. In addition, we and our subsidiaries must comply with certain financial covenants in these debt instruments. The Senior Credit Facility and Working Capital Credit Facility also impose restrictions on our ability and the ability of most of our subsidiaries to incur additional debt and other extensive restrictions on most of our subsidiaries, including restrictions on the ability of such subsidiaries to create or incur liens and sell assets. In addition, we and most of our subsidiaries must comply with and meet certain financial covenants in these credit facilities.

     Our ability to meet our funding requirements is dependent upon a number of factors, including our existing cash balances, the cash flow generated by our operating subsidiaries, and our ability to obtain additional financing in the future. Failure to achieve profitability or maintain or achieve various other financial performance levels could in the future diminish our ability to sustain operations, meet financial covenants, obtain additional funds, and make required payments on our indebtedness.

     Based on preliminary valuations of our pension plans, as of December 31, 2002, we believe the projected benefit obligations of certain of our defined benefit plans exceeded the fair value of plan assets by an aggregate of approximately £81.0 million ($130.4 million). We will need to fund this deficit in accordance with the laws and regulations in the UK. We currently believe we will have to use cash of approximately £8 million per year beginning in 2003 to meet the UK requirements. The valuation of our pension plans requires the use of assumptions and estimates. Changes in these assumptions and estimates as well as future investment returns could potentially have a material impact, either upwards or downwards, on this estimated funding requirement.

     We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. In addition, the terms of our and our subsidiaries existing and future indebtedness and the laws of the jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

Description of Outstanding Notes and Credit Facilities

     The following summarizes the terms of the significant notes and credit facilities issued by us and our subsidiaries and outstanding as of the date hereof:

NTL Incorporated:

     (1)  19% Senior Secured Notes (the old notes) due January 1, 2010; principal amount at maturity of $558.249 million; redeemable at the Company’s option after January 10, 2003; interest payable in cash semiannually from July 1, 2003; with respect to the interest payment due on July 1, 2003, we may elect to pay any portion of the interest in cash or by issuance of additional “pay-in-kind” notes; with respect to the interest payments due on January 1, 2004 and July 1, 2004, we may make a similar election based on our Available Cash, as defined;

     The purchasers of the old notes are entitled to registration rights with respect to such notes pursuant to the Exchange and Registration Rights Agreement, which is an exhibit to our annual report on Form 10-K for the year ended December 31, 2002 and is described in the section of this prospectus captioned “Registration Rights”. Under the Exchange and Registration Rights Agreement, we agreed, among other things, to file with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the old notes for new notes registered under the Securities Act with terms substantially identical to those of the unregistered notes. If we fail to register the notes in compliance with the Exchange and Registration Rights Agreement there would be an event of default under the Indenture governing the old notes. We would be required to pay special interest to each holder of the old notes pursuant to provisions of the Exchange and Registration Rights Agreement, during the period of one or more of such registration default events. We would pay such special interest at a rate of 0.5% per annum, which will increase to 1.0% per annum after the first 120-day period following the occurrence of the first such registration default.

NTL Communications Limited:

     (2)  Working Capital Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of approximately £408.3 million ($657.1 million), all of which was outstanding as of December 31, 2002; interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which commenced at 4.50% per annum and increases by 0.50% per annum at the end of each quarter after the date upon which the facility was first utilized (subject to a cap on total interest of 16% per annum and a cap on total interest payable in cash of 14% per annum (any excess being added to principal)); effective interest rate of 11.76% per annum at December 31, 2002; principal is due in full on March 31, 2006;

NTL Investment Holdings Limited (a wholly owned subsidiary of NTL Communications Limited):

     (3)  Senior Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of £2,784.8 million ($4,482.1 million), all of which was outstanding as of December 31, 2002; comprising a revolving facility of £2,584.8 million ($4,160.2 million) and a term facility of £200.0 million ($321.9 million); interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which, in the case of the revolving facility, is fixed at 3.50% per annum for six months from January 10, 2003 and which then varies, depending upon satisfaction of a financial covenant over six monthly periods, between 4.00% and 2.50% per annum and which, in the case of the term facility, is fixed at 5.50% per annum; effective interest rate on the revolving facility of 6.26% per annum at December 31, 2002; effective interest rate on the term facility of 7.76% per annum at December 31, 2002; the unused portion of the commitment to make the revolving facility available is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized; principal then outstanding under the revolving facility is due in full on September 30, 2005; principal under the term facility is due in six quarterly installments beginning on June 30, 2006 and increasing from £5 million repayments due on the first two repayment dates to £10 million repayments due on the next three repayment dates with the balance being due on September 30, 2007;

NTL Triangle:

     (4)  11.2% Senior Discount Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle’s option after November 15, 2000;

Diamond Holdings:

     (5)  10% Senior Sterling Notes due February 1, 2008; principal amount at maturity of £135.0 million ($217.3 million); interest payable semiannually from August 1, 1998; redeemable at Diamond Holdings’ option on or after February 1, 2003; and

     (6)  9 1/8% Senior Notes due February 1, 2008; principal amount at maturity of $110.0 million; interest payable semiannually from August 1, 1998; redeemable at Diamond Holdings’ option on or after February 1, 2003.

Contractual Obligations and Commercial Commitments

     The following table includes aggregate information about our contractual obligations as of December 31, 2002, as adjusted to give effect to our emergence from Chapter 11 reorganization, and the periods in which payments are due.

Payments Due by Period

Contractual		Less than	1-3	4-5	After
Obligations	Total	1 Year	Years	Years	5 Years

	(in millions)
Long-Term Debt	$6,545.1	$0.4	$4,161.0	$1,497.1	$886.6
Capital Lease Obligations	206.8	9.3	17.0	13.8	166.7
Operating Leases	716.3	84.0	131.3	106.5	394.5
Unconditional Purchase Obligations	1,422.0	37.6	219.1	218.8	546.5
Other Long-Term Obligations	none	—	—	—	—

Total Contractual Cash Obligations	$8,890.2	$531.3	$4,528.4	$1,836.2	$1,994.3

     The following table includes aggregate information about our commercial commitments as of December 31, 2002. Commercial commitments are items that we could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet.

Amount of Commitment Expiration Per Period

Total
Other Commercial	Amounts	Less than	1-3	4-5	Over
Commitments	Committed	1 Year	Years	Years	5 Years

(in millions)
Guarantees	$34.1	$5.0	$15.4	$0.2	$13.5
Lines of Credit	none
Standby Letters of Credit	none
Standby Repurchase Obligations	none
Other Commercial Commitments	none

Total Commercial Commitments	$34.1	$5.0	$15.4	$0.2	$13.5

Consolidated Statements of Cash Flows

     Cash provided by (used in) operating activities was $258.7 million, $(558.6) million and $(169.0) million in the years ended December 31, 2002, 2001 and 2000, respectively. Cash paid for interest exclusive of amounts capitalized in the years ended December 31, 2002, 2001 and 2000 was $410.0 million, $776.6 million and $363.9 million, respectively. In addition, the change in cash provided by (used in) operating activities is due to changes in working capital as a result of the timing of receipts and disbursements including the suspension of certain payments due to our Chapter 11 reorganization.

     Cash used in investing activities was $844.2 million, $1,858.1 million, $9,506.7 million in the years ended December 31, 2002, 2001 and 2000, respectively. Cash used in investing activities primarily includes cash used for purchases of fixed assets and acquisitions, net of cash acquired.

     Purchases of fixed assets were $680.9 million, $1,653.0 million and $1,961.8 million in the years ended December 31, 2002, 2001 and 2000, respectively, as a result of continuing fixed asset purchases and network construction. We continued to minimize purchases of fixed assets in 2002 in an effort to conserve cash.

     Cash used in investing activities in the year ended December 31, 2001 also includes cash used for a loan to our former parent company of $150.0 million. On September 28, 2001, we loaned our former parent company $150.0 million in exchange for 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. These notes were canceled pursuant to the Plan.

     Cash used for acquisitions, net of cash acquired, of $7,514.9 million in the year ended December 31, 2000 was primarily for the acquisition of ConsumerCo.

     Cash provided by financing activities was $800.6 million, $2,252.1 million, and $9,050.6 million in the years ended December 31, 2002, 2001 and 2000, respectively.

     Proceeds from borrowings from NTL Delaware of $135.2 million in the year ended December 31, 2002 is the £90.0 million loan to NTL (UK) Group, Inc. This note was purchased by a subsidiary of NTL Incorporated for consideration of the principal amount of the note plus accrued interest on the Effective Date. Proceeds from borrowings, net of financing costs, of $670.1 million in the year ended December 31, 2002 includes $463.2 million borrowed under the NTL Communications Limited Working Capital Credit Facility, net of costs of $9.5 million and $229.0 borrowed under the Communications Cable Funding Corp. DIP facility, net of costs of $12.6 million.

     Proceeds from borrowings, net of financing costs, of $2,643.4 million in the year ended December 31, 2001 include $838.5 million borrowed under the Senior Credit Facility, $431.8 million borrowed under the Working Capital Credit Facility, $1,150.0 million from the issuance of our 6-3/4% Convertible Senior Notes and $277.9 million from the issuance of our 12-3/8% Senior Euro Notes, net of aggregate financing costs of $54.8 million.

     Principal payments of $421.5 million in the year ended December 31, 2001 include optional repayments of $395.8 million under the NTL Communications Limited credit agreements and repayments of an aggregate of $25.7 million of other debt.

     Proceeds from borrowings, net of financing costs, of $5,009.8 million in the year ended December 31, 2000 were primarily for the acquisition of ConsumerCo including the credit agreements entered into with a group of banks. Included in proceeds from borrowings, net of financing costs, is $1,494.9 million of borrowings that was not related to the ConsumerCo acquisition and net proceeds of $496.5 million from the sale of the 11-7/8% Notes due 2010.

     Principal payments of $1,263.9 million in the year ended December 31, 2000 include optional repayments of $1,168.2 million of amounts borrowed under credit agreements.

     Cash provided by financing activities also includes the following. Contributions from our former parent company NTL Delaware were $3.9 million, $40.8 million and $5,227.2 million in the years ended December 31, 2002, 2001, and 2000, respectively. The contributions of $5,227.2 million in the year ended December 31, 2000 include cash used to acquire ConsumerCo.

Results of Operations

     The following discussion of our results of operations reflects our business segments up to December 31, 2002, after which time we performed an internal organizational restructuring which resulted, among other things, in the transfer of our national and international carrier telecommunications services and certain of our managed network services from our business group into new separate groups, and the transfer of our public safety line of business from our business services group to our broadcast transmission and tower services group.

     We provide a broad range of communication services, including: (1) consumer telecommunications and television, (2) business telecommunications and (3) broadcast transmission and other related services. Our consumer telecommunications and television services comprise broadband services to consumer markets including residential telephone, analog and digital cable television, Internet access, and interactive services. Our business telecommunications services include business telecommunications, national and international carrier telecommunications, Internet services, and managed network services. Our broadcast transmission and other services include digital and analog television and radio broadcast transmission services, satellite and media services for programmers, news agencies, sports broadcasters and production companies, and tower site rental and associated services to a variety of carriers operating wireless networks.

     Consumer Services: In our consumer telecommunications and television segment we derive revenues principally from monthly fees and usage charges for (1) telephone service, (2) cable television service and (3) Internet access. Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband, dual telephone and TV or triple telephone, TV and Internet access.

     Business Services: In our business telecommunications segment we derive revenues principally from (1) monthly fees and usage charges for inbound and outbound voice and data telephony, (2) charges for voice, data and Internet services provided to managed network customers and (3) charges for various outstanding arrangements provided to public safety customers.

     Broadcast Transmission and Tower Services: In our broadcast transmission and other services segment we derive revenues principally from charges for (1) site leasing services, (2) national and regional television broadcasting, (3) national, regional and local radio broadcasting and (4) satellite up-linking for program and content distribution.

     The principal components of our expenses include (1) costs to connect our network to other networks (referred to as interconnection), (2) television programming costs, (3) payroll and other employee related costs, (4) repairs and maintenance, (5) facility related costs, such as rent, utilities and rates, (6) marketing and selling costs and (7) provisions for bad debts.

     As expected, our growth in 2002 was curtailed by funding constraints. Cash constraints present many challenges to the successful execution of our business plan. We are conserving cash by minimizing capital expenditures including expenditures to connect new customers to our network. In order to maintain revenues and cash from operations, we must reduce and limit customer churn. We continue to focus on improving our customer service and increasing our service offering to customers in an effort to curtail and reduce churn. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service. This effort is at a relatively early stage although we have continued to make progress through December 31, 2002. Although the new system does not yet support our full suite of services, we expect to substantially complete the project by the third quarter of 2004. The total project cost is estimated to be approximately £75.0 million, of which we have incurred approximately £22.6 million through December 31, 2002. We cannot be certain that this project will be successful. If the full integration is not successful, we could experience an adverse effect on customer service, our churn rate and our costs of maintaining these systems going forward. We could also experience operational failures related to billing and collecting revenue from our customers, which, depending on the severity of the failure, could have a material adverse effect on our business.

     Moreover, the integration process has involved a number of internal reorganizations of our business as we continue to strive for better performance. These reorganizations have typically involved, among other things, the termination of employees made redundant as a result of the process. Although we cannot predict precisely the effect that this has had, it is likely these internal reorganizations have negatively impacted employee morale. If we undertake additional internal reorganizations they will similarly likely negatively impact employee morale. Negative effects on employee morale can have a negative effect on our operations generally.

     Our plan to reduce churn and to increase average revenue per unit (referred to as ARPU) includes an increase in broadband services to our existing customers. We believe that our triple play offering of telephony, broadband access to the Internet and digital television will continue to prove attractive to our existing customer base, which will result in higher ARPU as revenues per existing customer increase. However, there is still significant competition in our markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT. If we are unable to charge the prices for these services in the future that we anticipate in our business plan in response to competition or if our competition is able to attract our customers, our results of operations will be adversely affected.

     The wholesale national and international telecommunications market saw the reorganization or bankruptcy of many of the new entrant operators in 2002, especially those companies whose focus had been on serving carriers. As a result of this, several customers that had signed contracts with us running through 2003 are no longer in business. While this will have some effect on our revenue for 2003, most of our existing contracts are now with telecommunications companies with high volumes of retail traffic. Furthermore, our sales focus is on UK telecommunications companies who service the retail rather than the wholesale markets. We attempt to structure our commercial arrangements to minimize any financial exposure to another operator.

     Media speculation regarding our recent Chapter 11 reorganization and financial condition could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of alternative telecom carriers in general may adversely affect our reputation. One of the key strategies in our business plan is to increase our penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our recent Chapter 11 reorganization and financial condition and the potential effect of that publicity on our brand name, we may find it difficult to increase market share. We believe our recapitalization process and the general unfavorable climate for alternative telecom carriers affected our revenues in 2002 as prospective customers began deferring orders beginning in the fourth quarter of 2001. Even though we have successfully completed the recapitalization process, there is no assurance that such negative publicity will not adversely impact our results of operations or have a long-term effect on our brand.

     In addition, this uncertainty may adversely affect our relationships with suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or refuse to extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations. However, this did not have a significant effect on results of operations or cash flows in 2002.

     NTL Ireland is in the process of instituting a more rigorous credit policy that is expected to lead to the involuntary disconnection of certain customers. As a result of this, NTL Ireland anticipates that its residential customer base will decline by approximately 25,000 net customers in 2003. As a result, we expect a decline in revenue, programming costs and bad debt expense, but taken together we believe these changes will not have a significant overall impact on our results of operations or cash flows.

Years Ended December 31, 2002 and 2001

     The results of operations for the year ended December 31, 2001 include CWC Off-Net, which was sold in the fourth quarter of 2001.

     The previously announced review of a number of our balance sheet accounts found that certain provisions that were being held against anticipated liabilities were no longer necessary. The release of these provisions resulted in a decrease in revenue of £2.7 million ($4.1 million), a decrease in operating expense of £23.1 million ($34.7 million) and a decrease in selling, general and administrative expense of £23.0 million ($34.6 million) in the three months ended December 31, 2002 (resulting in a net adjustment of £43.4 million ($65.2 million)).

     In addition, in 2002 we engaged in a process of reducing our expenditures in a variety of areas including customer acquisitions and expenditures relating to certain capital improvements. These measures, as well as the restructuring of our operations in 2001, which resulted in significant headcount reductions and departmental reorganizations, caused us to reassess whether for certain 2002 expenditures, assumptions related to the allocation of those costs between capital and operating expense needed to be revised. This previously announced review has been completed, resulting in a £16.3 million ($24.5 million) increase in operating expense and a £24.9 million ($37.4 million) increase in selling, general and administrative expense and the corresponding reduction in fixed assets of £41.2 million ($61.9 million) in the three months ended December 31, 2002.

     There was no impact on cash in 2002 from either of these adjustments. These two adjustments relate principally to periods prior to the three months ended December 31, 2002. For the first, second and third quarters of 2002, operating expense would increase by approximately £4 million per quarter and selling, general and administrative expense would increase by approximately £6 million per quarter if the reallocation of the £41.2 million from capitalized costs to expense was reflected in the appropriate periods. The £43.4 million net adjustment would not be reallocated to the first, second and third quarters of 2002 because these provisions related to periods prior to 2002.

     Consolidated revenues increased by 2.4% to $3,265.1 million in the year ended December 31, 2002, as compared to $3,189.6 million in the year ended December 31, 2001. Consolidated revenues in UK pounds decreased by 1.9% to £2,173.1 million from £2,216.1 million.

     In the years ended December 31, 2002 and 2001, the United Kingdom accounted for 97.3% and 98.0%, respectively and Ireland accounted for 2.7% and 2.0%, respectively of total consolidated revenues.

     In the years ended December 31, 2002 and 2001, consumer telecommunications and television revenues were 63.5% and 64.9%, respectively, business telecommunications revenues were 27.0% and 26.2%, respectively and broadcast transmission and other revenues were 9.5% and 8.9%, respectively of total consolidated revenues.

     Consumer telecommunications and television revenues increased by 0.2% to $2,074.1 million in 2002 from $2,069.2 million in 2001 as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased by 4.0% to £1,380.4 million from £1,437.6 million. The decrease in revenues was primarily due to the sale of part of our indirect access telephony business in October 2001 that accounted for approximately £46.0 million of consolidated revenues in the year ended December 31, 2001. Consumer telecommunications and television revenues have also been affected by a reduction in the customer base due to disconnects and lower telephony usage. This decrease was partially offset by price increases and an increase in broadband Internet services.

     Business telecommunications revenues increased by 5.2% to $880.1 million from $836.8 million. These revenues in UK pounds increased by 0.8% to £585.8 million from £581.4 million. Business telecommunications revenues increased in the year ended December 31, 2002 as a result of the acquisition of the assets and contracts of Viatel UK in the third quarter of 2001. This increase was offset by a decrease in revenues in the Carrier division resulting from a downturn in the Carriers market together with a one off reduction in revenues in the SME and Retail divisions due principally to uncertainties arising from our Chapter 11 reorganization.

     Broadcast transmission and other revenues increased by 9.6% to $310.9 million from $283.6 million. These revenues in UK pounds increased by 5.0% to £206.9 million from £197.1 million. The increase is primarily the result of an increase in digital radio roll-out and project revenues, and an increase in site related revenues.

     Operating expenses (including network expenses) decreased by 4.0% to $1,502.5 million from $1,564.3 million primarily as a result of decreases in telephony interconnection and television programming costs. Operating expenses as a percentage of revenues declined to 46.0% in 2002 from 49.0% in 2001.

     Selling, general and administrative expenses decreased by 20.9% to $769.8 million from $973.2 million, which primarily reflects various cost savings efforts including restructurings announced in the third and fourth quarters of 2001. Selling, general and administrative expenses as a percentage of revenues decreased to 23.6% in 2002 from 30.5% in 2001.

     Asset impairment charges were $445.1 million and $8,160.6 million in the years ended December 31, 2002 and 2001, respectively. Asset impairment charges of $445.1 million in 2002 are non-cash charges to write-down certain assets to their estimated fair values based on our assessment that their carrying value was not recoverable. These charges in 2002 include fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. The charge with respect to fixed assets was estimated based upon the technological obsolescence of certain network and other equipment. The charge with respect to license acquisition costs and goodwill was determined in accordance with SFAS No. 142. The aggregate charge of $445.1 million in 2002 related to our business segments as follows: $434.5 million consumer, $5.3 million business and $5.3 million shared. Asset impairment charges of $8,160.6 million in 2001 included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million. The aggregate asset impairment charge of $8,161.6 million, which includes $1.0 million included in share of losses from equity investments, related to our business segments as follows: $6,048.1 million consumer, $2,113.0 business and $0.5 million broadcast.

     Non-cash compensation of $30.6 million in the year ended December 31, 2001 was due to modifications to certain stock options approved by the Compensation and Option Committee of the Board of Directors of our former ultimate parent company in July 2001. All options to purchase shares of our former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

     Other charges of $389.2 million in the year ended December 31, 2002 include restructuring charges of $104.8 million and non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from our former ultimate parent company and certain of its subsidiaries in accordance with the Plan. Other charges of $297.9 million in the year ended December 31, 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting.

     Restructuring charges of $104.8 million, $202.8 million and $65.9 million in the years ended December 31, 2002, 2001 and 2000, respectively, relate to our actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. An aggregate of $7.5 million of the 2002 restructuring charges and $57.9 million of the 2001 restructuring charges were for the write-off of equipment and other assets that are not in use and will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 2,300 employees to be terminated, none of whom were still employed by us as of December 31, 2002. These costs in 2001 were for approximately 5,200 employees to be terminated, of which approximately 20 employees were still employed by us as of December 31, 2002. These costs in 2002 were for approximately 740 employees to be terminated, of which approximately 350 employees were still employed by the Company as of December 31, 2002. The following table summarizes the restructuring charges incurred and utilized in 2000, 2001 and 2002:

	Employee
	Severance
	and	Lease
	Related	Exit	Agreement	Fixed
	Costs	Costs	Modifications	Assets	Other	Total

Charged to expense
Utilized	$47.9	$18.0	$—	$—	$—	$65.9
Balance, December 31, 2000	—	—	—	—	—	—

2000 provision utilized	47.9	18.0	—	—	—	65.9
2000 provision released	(41.3)	(9.6)	—	—	—	(50.9)
Charged to expense	(6.6)	(7.3)	—	—	—	(13.9)
2001 provision utilized	98.7	32.4	27.7	57.9	—	216.7
Balance, December 31, 2001	(26.2)	—	—	(57.9)	—	(84.1)

2000 provision utilized	72.5	33.5	27.7	—	—	133.7
2001 provision utilized	—	(1.1)	—	—	—	(1.1)
2001 provision released	(71.9)	(17.3)	(16.2)	—	—	(105.4)
Charged to expense	(0.6)	(15.1)	(11.5)	—	—	(27.2)
2002 provision utilized	35.2	78.9	1.2	7.5	9.2	132.0
Balance, December 31, 2002	(23.3)	(0.2)	—	(7.5)	—	(31.0)

	$11.9	$78.7	$1.2	$—	$9.2	$101.0

     Corporate expenses decreased to $18.7 million in 2002 from $24.3 million in 2001 primarily due to a decrease in legal, accounting and other professional costs.

     Depreciation expense increased to $1,477.9 million in 2002 from $1,361.4 million in 2001 primarily due to an increase in depreciation of telecommunications and cable television equipment.

     Amortization expense decreased to $63.7 million from $1,178.9 million due to the adoption of SFAS No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets. Amortization expense in the year ended December 31, 2001, after deducting the amortization of goodwill and other indefinite lived intangible assets of $1,104.9 million, would have been $74.0 million but for the application of SFAS No. 142.

     Interest expense decreased to $780.2 million from $1,240.8 million as a result of the application of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”). Pursuant to SOP 90-7, interest expense is included in the results of operations only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed priority, secured or unsecured claim. In accordance with SOP 90-7, we did not recognize interest expense on certain of our outstanding publicly traded notes on or after May 8, 2002 (the date we and certain of our subsidiaries filed our Plan under Chapter 11 of the Bankruptcy Code). Our contractual interest for the year ended December 31, 2002 was $1,425.4 million. The increase in contractual interest expense in 2002 as compared to 2001 is primarily due to additional borrowings under credit facilities and the issuance of new notes in 2001. Interest of $456.3 million and $844.3 million was paid in cash in the years ended December 31, 2002 and 2001, respectively.

     Other losses of $88.5 million in 2001 are from the sale of the CWC off-net indirect access customers in the fourth quarter of 2001.

     Foreign currency transaction gains (losses) were losses of $94.1 million in the year ended December 31, 2002 and gains of $0.6 million in the year ended December 31, 2001. The change is primarily due to the effect of changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, certain of our foreign subsidiaries whose functional currency is not the U.S. dollar have cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

     Recapitalization items, net were $151.8 million in the year ended December 31, 2002. Recapitalization items include all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization items, net include $36.2 million for employee retention related to substantially all of our UK employees and $116.7 million for financial advisory, legal, accounting and consulting costs. These costs are net of $1.1 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.

     Net loss was $2,375.8 million in the year ended December 31, 2002 and $11,837.0 million in the year ended December 31, 2001. This change was the result of the factors discussed above, particularly the reduction in amortization expense of $1,115.2 million in 2002 and the $8,160.6 million asset impairment charges in 2001.

Years Ended December 31, 2001 and 2000

     As a result of the completion of the acquisition of the consumer cable telephone, Internet and television operations of ConsumerCo on May 30, 2000, we consolidated the results of operations of this business from the date of acquisition.

     Consolidated revenues increased by 28.4% to $3,189.6 million in 2001, as compared to $2,484.2 million in 2000. Revenue growth was achieved through acquisitions and by improving our product offers, increasing our broadband and digital TV customer base, raising prices and by serving new customers and signing new contracts in our Broadcast and Business telecommunications divisions.

     In 2001 and 2000, the UK accounted for 98.0% and 97.5%, respectively, of total consolidated revenues. Ireland accounted for the remainder of the consolidated revenues, or 2.0% and 2.5% in 2001 and 2000, respectively.

     Consumer telecommunications and television revenues were 64.9% and 61.1% of total consolidated revenues in 2001 and 2000, respectively. Business telecommunications revenues were 26.2% and 28.3% of total consolidated revenues in 2001 and 2000, respectively. Broadcast transmission and other revenues were 8.9% and 10.6% of total consolidated revenues in 2001 and 2000, respectively.

     Consumer telecommunications and television revenues increased to $2,069.2 million in 2001 from $1,518.2 million in 2000 as a result of the ConsumerCo acquisition, price increases, upselling new services to customers and from growth in our customer base. The 2001 and 2000 revenue includes $956.6 million and $532.2 million, respectively, from ConsumerCo. Upselling to existing customers, new digital and cable modem customers and the price increases implemented in the first and second quarters of 2001 resulted in ARPU increases that contributed to the revenue increase.

     Business telecommunications revenues increased to $836.8 million in 2001 from $702.2 million in 2000 as a result of acquisitions and from the growth in our customer base. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $65.3 million of the revenue in 2001. The 2001 and 2000 revenue includes $97.4 million and $62.1 million, respectively, from ConsumerCo.

     Broadcast transmission and other revenues increased to $283.6 million in 2001 from $263.8 million in 2000. The increase reflects increases in the number of digital television and digital radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers.

     Operating expenses (including network expenses) increased to $1,564.3 million in 2001 from $1,223.2 million in 2000 as a result of increases in interconnection and programming costs due to revenue growth. The 2001 and 2000 expense includes $491.5 million and $281.4 million, respectively, from ConsumerCo.

     Selling, general and administrative expenses increased to $973.2 million in 2001 from $969.1 million in 2000. The 2001 and 2000 expense includes $293.3 million and $213.1 million, respectively, from ConsumerCo. Selling, general and administrative expenses as a percentage of revenues decreased to 30.5% in 2001 from 39.0% in 2000. The percentage decrease reflects various cost savings efforts.

     Asset impairments in 2001 of $8,160.6 million are related to intangible assets. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. In 2001, we performed a review of the recoverability of our long-lived assets and associated goodwill. This review was initiated because of the decline in our former ultimate parent company’s stock price and significantly lower valuations for companies within our industry. Additionally, at the time of our review, the book value of our former ultimate parent company’s net assets significantly exceeded its market capitalization. Accordingly, the fair value of our assets was determined by discounting our estimates of the expected future cash flows related to these assets when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. We recorded a write-down of $8,161.6 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,160.6 million is included in asset impairments and $1.0 million is included in share of losses from equity investments. The asset impairment charge of $8,160.6 million included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million. The aggregate asset impairment charge of $8,161.6 million related to our business segments as follows: $6,048.1 million Consumer, $2,113.0 million Business and $0.5 million Broadcast.

     Non-cash compensation of $30.6 million in 2001 was due to modifications to certain stock options approved by the Compensation and Option Committee of the Board of Directors of our former ultimate parent company in July 2001. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of our former parent company’s common stock with exercise prices from $.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. We recognized non-cash compensation expense based on the excess of the quoted market price of our former ultimate parent company’s common stock on the date of the modification of $12.05 per share over the exercise price per share. All options to purchase shares of our former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

     Other charges of $297.9 million in 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. The increase in the information technology integration and consulting costs was the result of an acceleration of a number of these projects, and the associated fees to the consultants and advisors, in order to achieve the cost savings earlier than projected. Restructuring charges of $202.8 million and $65.9 million in the years ended December 31, 2001 and 2000, respectively, relate to our announcements in the fourth quarter of 2001 and in November 2000 that we were taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas.

     Corporate expenses increased to $24.3 million in 2001 from $23.7 million in 2000 primarily due to the increase in various overhead costs.

     Depreciation and amortization expense increased to $2,540.3 million in 2001 from $1,700.7 million in 2000 due to an increase in amortization on acquisition related intangibles and an increase in depreciation of telecommunications and cable television equipment. The 2001 and 2000 expense includes $1,466.0 million and $802.0 million, respectively, from ConsumerCo, including amortization of the acquisition related intangibles.

     Interest expense increased to $1,240.8 million in 2001 from $886.3 million in 2000 due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2001 and 2000 expense includes $273.2 million and $135.0 million, respectively related to ConsumerCo. Interest of $844.3 million and $459.0 million was paid in cash in the years ended December 31, 2001 and 2000, respectively.

     Other losses of $88.5 million in 2001 are from the sale of the ConsumerCo off-net indirect access customers.

     Foreign currency transaction gains (losses) were gains of $0.6 million in 2001 and losses of $58.1 million in 2000 primarily due to the effect of changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, our foreign subsidiaries whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

     Income tax expense in 2001 of $118.1 million is primarily the result of an increase in the deferred tax liability attributable to separate company profits of a foreign subsidiary offset to some extent by a decrease in net deferred tax liabilities attributable to operating losses of other foreign subsidiaries. The increase in deferred tax liabilities includes an adjustment related to 1997 through 2000 of approximately $116.1 million that is primarily attributable to additional tax depreciation being claimed during 2001 on original and amended income tax returns.

     Consolidated net loss increased to $11,837.0 million in 2001 from $2,388.1 million in 2000. The increase in net loss was primarily a result of the asset impairment charge in 2001 of $8,160.6 million relating to our intangible assets.

Critical Accounting Policies

     Our consolidated financial statements and related financial information are based on the application of accounting principles generally accepted in the United States (referred to as GAAP). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. The following critical accounting policies have the potential to have a more significant impact on our financial statements, either because of the significance of the financial statement item to which they relate, or because they require more judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, transactions which are continuous in nature.

•	We maintain allowances for doubtful accounts and other receivables for estimated losses resulting from the potential inability of our customers or the other parties to make payments. These allowances are estimated based on the current aging of receivables, prior collection experience and future expectations of conditions that might impact the collectibility. If the financial condition of our customers or the other parties were to deteriorate resulting in an impairment in their ability to make payments, additions to the allowances may be required.

•	Our determination of the treatment of contingent liabilities in the financial statements is based on a view of the expected outcome of the applicable contingency. We consult legal counsel on matters related to litigation. We consult experts both within and outside the company with respect to other matters that arise in the ordinary course of business. Examples of such matters that are based on assumptions, judgments and estimates are the amount to be paid to terminate certain agreements included in restructuring charges and the amounts to be paid to settle certain other liabilities. A liability is accrued if the likelihood of occurrence of an adverse outcome is probable and the amount is capable of estimation.

•	We review long-lived assets and our intangible assets with indefinite lives for impairment as described in the Notes to Consolidated Financial Statements. In analyzing potential impairments, we use projections of future cash flows from the asset. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values. Changes to these variables in the future may necessitate impairment charges to reduce the carrying value to fair value.

•	We assign fixed assets and intangible assets useful lives that impact the annual depreciation and amortization expense. The assignment of useful lives involves significant judgments and the use of estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change.

•	We have recorded restructuring charges as a result of additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. These charges, for both severance and exit costs, required the use of estimates. Actual results could differ from those estimated for restructuring.

•	The valuation of our pension plans requires the use of assumptions and estimates that are used to develop actuarial valuations of expenses, projected benefit obligations and funding requirements. These assumptions include, among others, discount rates, investment returns and projected salary increases. The actuarial models used in the valuations use assumptions on demographic factors such as retirement, mortality and turnover. Changes in assumptions and actual investment returns in the future could potentially have a material impact on our pension expense and funding requirements.

•	Fixed assets, net, totaled $11,088.9 million and $10,840.3 million, representing 85.0% and 83.2% of total assets, at December 31, 2002 and 2001, respectively. Pro forma for our emergence from Chapter 11 and the adoption of fresh-start reporting as if both had occurred on December 31, 2002, fixed assets, net would be $7,894.0 million representing 70.2% of pro forma total assets at December 31, 2002. Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of our operating network equipment and facilities. Costs associated with initial customer installations, additions of network equipment necessary to enable advanced services, acquisition of additional fixed assets and replacement of existing fixed assets are capitalized. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

Internal costs directly related to the construction and installation of fixed assets, including payroll and related costs of certain employees and rent and other occupancy costs are capitalized. The payroll and related costs of certain employees that are directly related to construction and installation activities are capitalized based on specific time devoted to these activities where identifiable. In cases where the time devoted to these activities is not specifically identifiable, we capitalize costs based upon estimates. We are in the process of upgrading our accounting systems to reduce reliance upon estimates in determining amounts capitalized. Rent and other occupancy costs are capitalized based on rates derived from the costs of the facilities and a factor based on function or use.

The internal costs capitalized in the years ended December 31, 2002, 2001 and 2000 were approximately £115 million ($185.1 million), £251 million ($365.1 million) and £259 million ($387.4 million), respectively. The approximately £115 million of costs capitalized in the year ended December 31, 2002 is after the £41.2 million adjustment in the three months ended December 31, 2002.

The American Institute of Certified Public Accountants issued an Exposure Draft of a Proposed Statement of Position on Accounting for Certain Costs and Activities related to Property, Plant and Equipment dated June 29, 2001. This Exposure Draft is not currently GAAP. However, if this Exposure Draft is adopted, it would require among other things that rent and other occupancy costs are charged to expense as incurred. In the year ended December 31, 2002, we capitalized approximately £9 million of such costs.

     The following table includes the calculation of internal costs capitalized as a percentage of total operating and selling, general and administrative expenses and as a percentage of cash used to purchase fixed assets.

	Year Ended December 31,

	2002	2001	2000

		(in millions)
Internal costs capitalized	$185.1	$365.1	$387.4
Total operating and selling, general
and administrative expenses	2,272.3	2,537.5	2,192.3
Internal costs capitalized as a percentage of total
operating and selling, general and administrative expenses	8.1%	14.4%	17.7%
Purchase of fixed assets	680.9	1,653.0	1,961.8
Internal costs capitalized as a percentage of purchase of fixed assets	27.2%	22.1%	19.7%

Recent Accounting Pronouncements

     On December 31, 2002, the Company adopted SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting.”

     On July 30, 2002, the Financial Accounting Standards Board (referred to as the FASB) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined was recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard is not expected to have a significant effect on our results of operations, financial condition or cash flows.

     In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which was effective for us on January 1, 2003. SFAS No. 145 requires any gain or loss recognized on the extinguishment of debt to be classified as income or loss from continuing operations. Prior to SFAS No. 145, gain or loss from the extinguishment of debt was classified as an extraordinary item.

     In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective for us on January 1, 2002. This Statement superceded SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and other related accounting guidance. The adoption of this new standard had no effect on our results of operations, financial condition or cash flows.

     In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective for us on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The adoption of this new standard is not expected to have a significant effect on our results of operations, financial condition or cash flows.

     In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” We adopted SFAS No. 141 and SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that we recorded in 2001, the adoption of this new standard did not result in an impairment charge on adoption.

     Upon the adoption of SFAS No. 142, we performed an analysis of our intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. We reclassified the carrying value of workforce in place included in other intangibles to goodwill. We determined that license acquisition costs would no longer be subject to amortization since they are deemed to have an indefinite useful life. We also determined that no changes in the remaining useful lives of the customer lists were required.

     We also performed an evaluation for impairment of our goodwill and license acquisition costs as of January 1, 2002 and determined that no impairment charge was required.

     Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2002, as adjusted for our emergence from Chapter 11 reorganization and the adoption of fresh-start reporting, is as follows: $200.2 million in 2003, $200.2 million in 2004, $200.2 million in 2005, $198.7 million in 2006 and $197.7 million in 2007.

     The following table shows our net (loss) as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1 of each period (in millions).

	Year Ended December 31,

	2002	2001	2000

Net (loss) – as reported	$(2,375.8)	$(11,837.0)	$(2,388.1)
Amortization of:

	Year Ended December 31,

	2002	2001	2000

Goodwill	—	1,067.3	668.5
License acquisition costs	—	36.9	81.1
Other	—	0.7	0.7

	—	1,104.9	750.3

Net (loss) – as adjusted	$(2,375.8)	$(10,732.1)	$(1,637.8)

Quantitative and Qualitative Disclosures About Market Risk

     We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivative financial instruments for trading or speculative purposes. We have entered into derivative financial instruments to hedge exposure to movements in the British pound/U.S. dollar exchange rate and the Euro to British pound exchange rate, and interest rates related to certain of our floating interest rate debt. The counterparties were major financial institutions.

Foreign Exchange Contracts

     To the extent we obtain financing in U.S. dollars and incur construction and operating costs in various other currencies, we will encounter currency exchange rate risks. Furthermore, our revenues are generated in foreign currencies while our interest and principal obligations with respect to a significant portion of our existing indebtedness are payable in U.S. dollars.

     In 2001, we entered into a British pound forward exchange agreement consisting of twenty-six accumulating forward contracts to reduce our exposure to movement in the British pound/U.S. dollar exchange rate in accordance with our market risk strategies. In March 2002, this agreement was closed out, and we received cash of £0.5 million.

     We had cross currency swaps to hedge exposure to movements in the Euro to British pound exchange rate. In May 2002, we closed out our cross currency swaps for a cash payment of $2.0 million, and recognized a loss of $2.0 million.

Interest Rates

     The fair market value of long-term fixed interest rate debt and the amount of future interest payments on floating interest rate debt are subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise.

     In 2001, we entered into interest rate swaps, with a notional amount of £100.0 million, to hedge exposure to the floating rate indebtedness incurred under the NTL Communications Limited £200.0 million Term Facility. In March 2002, these swaps were sold, and we received cash of £0.2 million.

     The following table provides information about our long-term fixed and floating interest rate debt that are sensitive to changes in interest rates and foreign currency exchange rates, as of December 31, 2002, as adjusted to give effect to our emergence from Chapter 11 reorganization.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.) AND SUBSIDIARIES

	Year	Year	Year	Year	Year			Fair
	Ending	Ending	Ending	Ending	Ending			Value
	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	Thereafter	Total	12/31/02

Long-term Debt
Including Current Portion
U.S. Dollars Fixed Rate		—	—	—	$517.3	$668.2	$1,185.5	$939.0
Average Interest Rate					11.20%	17.37%
UK Pound Fixed Rate	—	—	—	—	—	£135.0	£135.0	£135.0
Average Interest Rate						10.00%
Average Forward Exchange Rate						—
UK Pound Variable Rate	—	—	£2,584.8	£408.3	—		£2,993.1	£2,993.1
			LIBOR plus	LIBOR plus
Average Interest Rate			3.5%	7.5%
Average Forward Exchange Rate			1.5440	1.5366
UK Pound Variable Rate	—	—	—	£20.0	£180.0		£200.0	£200.0
				LIBOR plus	LIBOR plus
Average Interest Rate				5.5%	5.5%
Average Forward Exchange Rate				1.5366	1.5311

OUR BUSINESS

     We are a leading broadband communications company in the UK and the Republic of Ireland based on aggregate subscriber numbers as of December 31, 2002.

     The following description of our principal lines of business reflects certain organizational changes that became fully effective for the year commencing January 1, 2003. Our results of operations elsewhere in this prospectus reflect our business segments up to December 31, 2002:

•	CONSUMER SERVICES, including residential telephony, cable television, Internet access and interactive services and wholesale Internet access solutions for UK Internet service providers, known as ISPs;

•	BUSINESS SERVICES, including data, voice and Internet services;

•	BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcasting, wireless network management, tower and site leasing, satellite distribution services and radio communications services to the public safety sector;

•	NETWORK SERVICES, including the management of our UK national network infrastructure; and

•	CARRIER SERVICES AND MOBILE, including national and international carrier telecommunications services.

     In addition to these communications operations, we have investments in a virtual ISP, Virgin.net, a pay-per-view content provider, Front Row and joint ventures relating to UK digital television and radio and a calling card business.

     For the year ended December 31, 2002, prior to our internal organizational restructuring, Consumer Services accounted for 63.5% of our consolidated revenues, Business Services accounted for 27.0% of our consolidated revenues and Broadcast Transmission and Tower Services accounted for 9.5% of our revenues. Prior to this restructuring, our national and international carrier telecommunications services and certain of our managed network services, which are now separate groups, were part of Business Services, and our public safety line of business, which is now part of Broadcast Transmission and Tower Services, was part of Business Services. For the year ended December 31, 2002, 97.3% of our consolidated revenues were generated from our operations in the UK and 2.7% of our consolidated revenues were generated from our operations in Ireland.

     Our business is underpinned by the approximately $14.7 billion investment as of December 31, 2002 that we, and companies we have acquired, have made in our network infrastructure. We provide our broad range of services over local, national and international networks. This network infrastructure, as of January 1, 2003, consists of:

•	Broadband Communications Networks in the UK that currently pass approximately 8.4 million homes. These high-capacity two-way local broadband fiber networks serve entire communities throughout these regional franchise areas. Our fiber optic cables pass a significant number of businesses in these areas and are connected to distribution points, or nodes. Approximately 80% of our nodes serve approximately 500 to 600 homes with each home typically no more than 500 meters from the node. Approximately 20% of our nodes serve between approximately 2,000 and 2,400 homes. Each serviced home is then connected by a cable allowing us to deliver telephone, cable television and Internet services over a single integrated network.

Additionally, we have cable networks in the Republic of Ireland that currently pass approximately 475,000 homes. Digital television service is currently available to approximately 90% of our customer base in the Republic of Ireland and we are currently conducting trials for broadband services.

•	A National/International Synchronous Digital Hierarchy (SDH) and Wavelength Division Multiplex (WDM) Fiber Optic Telecommunications Network in the UK, which connects all of the major population centers in the UK and Ireland. SDH allows high-speed data transmission and redirects transmissions in the event of a problem to prevent any disruption. This backbone network utilizes Asynchronous Transfer Mode (ATM) and Internet protocol (or IP) technology. The duct network was built with sufficient duct capacity to accommodate up to 2,300 fibers on the majority of the network.

This network was designed to enable the placement of active components, such as routing devices, close to our customers, allowing us to offer a broad range of voice and data services.

This backbone transmission network connects all our voice switches and broadband IP network.

We do not insure the underground portion of our cable network nor the street cabinets. As substantially all of our entire cable network is constructed underground, any catastrophe that affects our underground cable network and street cabinets could result in substantial uninsured losses.

•	National Broadcast Transmission and Tower Network Infrastructure in the UK, which provide national, regional and local broadcast and wireless communications coverage. We own, lease, manage or have access to over 2,200 multi-user sites and land opportunities in the UK. Our fixed line and tower networks in the UK are interconnected at numerous sites.

NTL’s Businesses in the UK

     Our UK operations made steady progress during 2002 in improving the products and services we offer in the UK, continued with the decentralization of our business structure and made substantial progress in reducing our churn rate. We spent 2001 restructuring and integrating our UK operations following several years of acquisition and growth. Between 1998 and 2000, we expanded our UK operations significantly, predominantly through acquisitions. Between June 1998 and July 1999, we acquired the UK broadband operations of Comcast UK Cable Partners, Diamond Cable and ComTel as well as the Westminster and Milton Keynes cable franchises of British Telecommunications, or BT. In December 1998, we acquired Eastern Group Telecoms Limited, which owned a fiber optic network across portions of England and a radio sites service serving mobile phone operators, and in September 1999, NTL Delaware acquired Workplace Technologies plc, a data network service integrator in the UK and Ireland which has since been integrated with NTL Business. In May 2000, we further increased our UK operations by completing our acquisition of the residential broadband and business cable operations of Cable & Wireless Communications plc, also known as ConsumerCo.

     In the UK, we provide a broad range of communication services:

•	ntl: home, delivering broadband services to residential markets comprising residential telephone, analog and digital cable television, narrowband and broadband Internet access and interactive services, as well as wholesale Internet access solutions to UK ISPs;

•	ntl: business, comprising business data, voice and Internet services;

•	ntl: broadcast, delivering digital and analog television and radio broadcast transmission services, wireless network management, tower site rental and satellite and media services and radio communications to the public safety sector;

•	ntl: networks, managing our UK national network infrastructure;

•	ntl: carrier services and mobile, delivering national and international carrier telecommunications services.

I.      ntl: home

     Our ntl: home division provides residential cable television, Internet and telephony services, as well as wholesale Internet access solutions to UK ISPs. We are the largest direct provider of broadband services in the UK. As of December 31, 2002, we had approximately 2.69 million residential cable television, Internet and telephony customers, including 987,000 broadband, narrowband and DTV access Internet customers and approximately 5 million revenue generating units, which we refer to as RGUs. At such date, our penetration rates were approximately 32.1% telephone penetration, 26.6% cable television penetration and over 34.7% overall customer penetration.

     Throughout 2002, our primary objective was to conserve capital, reduce customer churn, focus on customer upsell and complete the decentralization of our consumer business. As we entered 2002, we decided to preserve capital and curtailed our sales and marketing activities, which yielded a decline in our gross activation rate from 112,000 additions in the fourth quarter of 2001 to 105,800 additions in the fourth quarter of 2002. The reduction in activity surrounding new customers permitted us to focus on existing customers and subsequently our churn rate declined from 21.3% in the fourth quarter of 2001 to 15.9% in the fourth quarter of 2002. In addition to providing our customers with better service, we also continued our efforts to upsell customers with Internet and Digital TV packages, ending the fourth quarter of 2002 with over 517,000 broadband Internet subscribers and over 70% of our digital TV customers taking our Family Pack bundle, which consists of over 100 TV channels for £25.50 per month including telephone line rental. The decentralization of our consumer business has given ownership of the customer back to the local level managers and is predominantly responsible for the improvements in churn reduction and customer experience. Our six regional business units are; London, East South East, South, North East, North West and Celtic (Wales, Scotland and Northern Ireland).

     Broadband Internet (which refers to Internet access at speeds at or greater than 128 kilobytes per second (Kb/s)) usage by residential customers is a relatively new and undeveloped market. However, we believe the most effective strategy to maximize revenues and penetration for our residential offerings is to bundle together telephone, cable television and Internet services, which includes broadband Internet services. Our product and pricing strategies emphasize choice, value and quality and are designed to encourage subscription to multiple services to maximize customer retention and average revenue per customer.

     Our core local access network typically consists of optical fiber connected to distribution points, or nodes, from which we provide coaxial cable and two copper pair telephone wires into each home. Approximately 80% of our nodes serve approximately 500 to 600 homes with each home typically no more than 500 meters from the node. Approximately 20% of our nodes serve between approximately 2,000 and 2,400 homes. This cabling enables the provision of two telephone lines, an analog or digital television service and a high-speed cable modem service to each customer’s home.

     When we first started building our network in the early-1990s, the UK became the first country in the world where TV, phone and Internet could all be connected to the home via a single cable. Almost a decade later, that same network design is being used to service today’s growth in broadband services.

     Our fiber network has the capability to carry telephone services as well as high-speed data services. Although this is not a service that we provide, or have any current plans to provide, our fiber network is capable of supporting digital subscriber lines, or DSL, which consist of a bi-directional 2 megabytes per second (Mb/s) connection capable of supporting 30 voice channels and enable the provision of higher capacity services to business customers. We are able to support digital and interactive services as well as advanced video services over our network through cable modems that enable Internet access at almost 20 times the speed of conventional dial up access.

     Our cable modem broadband Internet service has been engineered to provide high quality residential high speed Internet access service. It is therefore able to support small businesses and people who work from home, including enabling a link to a company’s local area network, or LAN. We have in place the next generation of network technology using IP over optic fiber cable technology in our core backbone network. This technology, in which data is broken up into discrete packets for transmission, enables more efficient use of network capacity, resulting in growth at lower unit cost and positioning us to provide high speed broadband access on a mass scale.

Internet access

     In March 2000, we launched a free, unmetered Internet access service for residential customers to supplement our existing, metered (1 pence/minute) dial-up access service offering. Both products were marketed under the name ‘ntl World’. The free unmetered service proved popular and over 650,000 customers subscribed for this service.

     Throughout 2001, Internet penetration and usage (hours online/week) both increased and customers have continued to migrate to flat-rate, unlimited access packages, demonstrating a willingness to pay more for superior access services.

     In January 2002 we announced the replacement of our free, unmetered service with a flat-rate, unmetered package called ‘ntl Unlimited’, which offers Internet access at any time for a flat monthly fee of £10. In the fourth quarter of 2002, we launched a dual package called ‘Phone & Surf’, offering Internet access at any time combined with unlimited local and national calls at anytime for £19 per month (in addition to standard line rental). Our metered Internet service ‘ntl pay as you go’ continues to be offered at a fee of 1 pence per minute.

     From February to December 2002, we migrated over 440,000 customers from the free unmetered service to the paid-for metered or unmetered or broadband packages, with approximately 172,000 customers of the free unmetered service discontinuing service in December 2002. As of December 31, 2002, we had approximately 123,000 customers for our metered ‘Pay as you Go’ dial-up Internet service, and approximately 320,000 customers for our unmetered ‘Unlimited’ service.

Broadband Internet access

     In 1999, we were the first communications provider in the UK to launch a high-speed cable modem Internet service, which links customers of our local cable franchise networks to the Internet at up to twenty times the speed possible over standard telephone lines.

     As of December 31, 2002, we had 517,000 broadband customers. Approximately 85% of our networks are currently able to provide this service to our customers.

     When we launched our broadband Internet service, we offered a single tier of service: 512 Kb/s. We have since added two additional tiers: a competitively priced 128Kb/s tier and a 1024Kb/s (1Mb/s), the fastest Internet access available to residential UK customers. We also upgraded our 512Kb/s service to 600Kb/s, to provide a distinct advantage over competing DSL services, which are generally limited to speeds in the region of 512Kb/s. The service is an “always on” service, eliminating logging-on delays and the need to log off while using the telephone. It uses the hybrid fiber coaxial cable portion of our broadband network, which allows customers who also subscribe to a telephony service to simultaneously make or receive telephone calls while accessing the Internet. The 128Kb/s and 600Kb/s services are currently offered at flat rates of £14.99 and £24.99 per month, respectively, including the rental of a cable modem. This compares with the current prices a 512Kb/s ADSL service from Freeserve (£27.99 per month) and BT Broadband (£27 per month), each of which require the customer to purchase a DSL modem at a cost of approximately £85. In the first quarter of 2002, we were the first to launch a 1Mb/s service at a price of £49.99 per month. On January 1, 2003, this price was reduced to £34.99 per month.

Franchise customers

     We first introduced a bundled cable service to our franchise customers in 1996, when we implemented a promotional pricing and packaging structure called “Choices.” Since then, we have continued to refine and enhance our offerings. The packages we currently offer to the majority of our UK residential franchise customers, comprise:

•	telephone service, including a second telephone line for an additional charge unless the customer decides not to take television;

•	narrowband Internet access service, if the customer takes a telephone service;

•	broadband Internet access service;

•	all of the current terrestrial television channels and access to multi-channel television, including pay per view; and

•	interactive television services.

     Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband Internet access, dual telephone and narrowband Internet access, dual telephone and TV, or triple telephone, TV and Internet access. Among other telecommunications companies in the UK, only Telewest, which does not offer its cable services in our service areas, is able to offer the full range of services we provide (see table below). Unlike our telephone service, which allows customers to connect directly to our network, BSkyB’s telephone service Sky Talk, is a service reselling BT’s telephone service, and requires BSkyB’s customers to retain and separately pay for their BT line rental.

	Internet	TV	Telephone

NTL	✓	✓	✓
BT	✓	X	✓
BSkyB	X	✓	X
Telewest	✓	✓	✓

Cable television

     The selection of analog cable channels that we currently offer to our customers varies based on the particular network area. This variation is a result of the different channel offerings we have inherited as a result of our acquisitions of various cable networks over the past several years. Variations between network areas will increasingly be removed as digital cable television is rolled out offering the same channels, subject to regional programming variations. In addition to offering many of the popular channels available on BSkyB’s satellite platform, we also offer to all of our customers, through our joint venture with Telewest, a cable-only movie, sport and special events pay per view television service called “Front Row” that we rolled out to our customers beginning in March 1998. Our joint venture with Telewest represented the first ever alternative in the UK to BSkyB in the provision of films and sports events through pay television. Front Row has signed content output contracts with major Hollywood studios, including Warner Brothers, Sony Pictures Entertainment (Columbia/Tri-Star), the Walt Disney Company (Walt Disney Studios, Miramax, Hollywood Pictures and Touchstone), Dreamworks, MGM and Universal.

Interactive services

     We have moved rapidly to take advantage of the convergence between the Internet and television and the advent of digital cable television. We are currently aggregating a broad range of interactive content into a service that can be deployed as part of our interactive television offering to our residential customers. Our interactive offering comprises a free television e-mail service and a “walled garden” of partner websites that have been specially redesigned for television.

     We have established relationships with over 75 content providers to deliver a wide range of interactive services, including education, shopping and banking, finance, travel, entertainment, games, news, weather, sports and local content. Interactive content is organized into channels, including news & weather, sport, travel, lifestyle, money, entertainment and shopping. Our partners include Sainsbury’s, Iceland, eBay, WHSmith PC World and Bloomberg. The travel channel includes content partners such as Thomascook.com, ebookers, Lastminute.com and British Airways and the money channel features content partners such as Abbey National, The Halifax and MX Moneyextra.

     We also offer additional channels providing up to date news and weather information, games and educational content. Where appropriate, our contracts with content providers require the payment of tenancy fees as well as commissions on e-commerce transactions. We also derive revenues from the advertising opportunities that exist across our interactive service offering.

Telephony

     In 1999, we launched the NTL “3-2-1” call plan for our residential franchise customers pursuant to which national and local calls cost only three pence per minute during the day, evening calls cost two pence per minute and weekend calls cost one pence per minute. A five pence connection charge is payable with each call under the NTL “3-2-1” plan. We are able to offer this plan by using our national telecommunications and local networks and bypassing a portion of the wholesale long distance fees which would otherwise be charged by BT and other carriers for carrying calls to and from our local franchise networks. In 2002, we launched our new “Talk” plans, which include “Talk Unlimited” with unlimited local and national calls on evenings and weekends for £9 per month and “Talk Unlimited 24” which includes unlimited local and national calls at anytime for £15.50 per month. The price of our Talk plans is in addition to standard line rental. Although the number of calls is unlimited under these plans, the duration of each call must be 60 minutes or less to qualify.

Wholesale Internet

     Our wholesale Internet access group provides solutions including network services, call center operations and customer provisioning and billing to leading UK ISPs, including AOL, Virgin.net and Tesco.net. We initially launched this service with a dial-up Internet offering in 1995 and in December 2002 we added wholesale cable modem services to the line-up via an arrangement with AOL.

Indirect access

     As of December 31, 2002, we had approximately 91,000 off-net customers (customers who are not directly connected to NTL’s network) of which approximately 69,000 were also customers of our ntlworld Internet service.

Customer management systems

     For most of our franchise areas, we use billing and customer management systems that enable us to control all aspects of a customer’s account for both telecommunication and television products. We currently operate a number of billing systems inherited from the different operations we have acquired. We are in the process of merging these different systems onto a single Internet-based platform, which we expect will reduce costs, improve customer call center efficiencies, provide customers with on-line access to their accounts and improve overall customer satisfaction.

II.      ntl: business

     The primary objective of our business services division, “ntl: business,” is to provide a comprehensive range of voice, data and application based communications services for our business customers.

     Our existing customer base includes both private and public sector organizations such as TXU, HSS, EDS, Cambridge County Council, Hertfordshire County Council, London Borough of Lambeth and Brighton & Hove Council.

     Our business strategy is to fully exploit our superior network capability and place an increasing emphasis on broadband products and services. Rather than simply offering our customers a lower price for their existing service, we offer a package of standard services designed to address all their communications needs at a price which offers good value. For our smaller business customers, we provide a range of bundled packages based on our standard services and standard terms and conditions. For our larger customers, we offer services that are tailored for their specific needs.

     ntl: business has developed a diverse portfolio of skills and services through both product development and a number of significant acquisitions. Beginning in 2000, we commenced a program to integrate the skills and abilities of employees from ntl: business, X-Tant and ConsumerCo’s small business team with those of the existing business telecom operations, to create a single integrated portfolio and customer support organization. Another example of this strategy is our acquisition in the third quarter of 2001 of the UK assets and contracts of Viatel UK.

Viatel was a provider of managed data and voice services to UK based corporate companies and also provided voice services to resellers, voice and Internet services to wholesalers and managed data services to other European managed service providers.

     During 2002, we continued to focus on customer service improvement, developing customer support systems, and enhancing our product line-up. In addition, we are increasingly focusing specific sales and marketing efforts on winning business customers in our franchise areas and increasing revenue from our existing customers.

     Our network already passes within approximately 200 meters of more than 570,000 business premises in the UK. We believe that the architecture and reach of our network infrastructure has positioned ntl: business to play a leading role in the delivery of broadband services to UK businesses going forward. We plan to exploit demand for broadband services primarily through our broadband cable modem product, which was launched in the second quarter of 2001, and our E-1 Direct Internet Access Service. We will continue to market our standard products and services ranging from telephony and Internet access to data and managed services. We will deliver these services via copper wire, coaxial cable, fiber and wireless.

     In 2003 we intend to implement a new strategy in which there will be an ever increasing focus on cash generation and the exploitation of the local network. The business is currently being re-structured into four regions, centered on existing franchise networks, which will be Northern, London and the South-East, Southern and Celtic.

     In October 2000, we opened a new small business call center which uses telephone account management techniques to sell and service a range of simple business bundles for smaller businesses across the UK. Under this business model, we have developed sophisticated marketing programs for our target customer base. In the second quarter of 2001, we added broadband services to the business bundle. In December 2001 we launched our new web site allowing customers to self provision a range of products and view their bills on-line. In 2002, we continued to expand the reach of our broadband services and launched three important new products:

•	Carrier Pre-Select – allowing access to our network for off-net business customers;

•	Business Essentials Advance – a package of fast voice and data connections and high speed Internet access for medium to large businesses, allowing a combined installation of primary rate access, also known as ISDN30, and Direct Internet Access, also known as DIA; and

•	Intelligent Contact Management – allowing business customers to create ‘intelligent’ call or contact centers.

     We will continue to utilize our national capabilities and the expertise of our locally focused account management and technical support teams to target on-net customers and increase penetration.

     We offer the following business products and services to our business customers:

•	Access Services that connect our customers to us for inbound and outbound voice and data calls. These access services include additional analog business exchange lines, or BELs, and digital business exchange lines, or DELs. DEL services include basic rate access, also known as ISDN2, and primary rate access, also known as ISDN30. We believe these and other direct and indirect access services are priced competitively and are often in competition with similar services provided by a number of other direct and indirect suppliers.

•	Managed Voice Services/Virtual Private Networks that are best illustrated by our central exchange “Centrex” service. Through this service we provide our customers with business exchange lines configured as a “virtual PABX,” where we provide the services normally associated with a traditional PABX, a device which routes calls through internal lines located at a customer’s premises. We provide these services on a rental basis, which allows our customers to avoid the expense associated with an outright capital purchase and maintenance costs.

•	Managed Data Services that include point to point private circuits at speeds of multiples of 64Kb/s and individually tailored 100Mb/s and 155Mb/s services. Other services include the provision of inter-site data services with particular transmission protocols, such as Internet Protocol also known as TCP/IP, Frame Relay and ATM.

•	Managed Local Area Networks (LANs), in order to support the developing needs of our business market, we have established significant capabilities that enable us to fully manage LANs or to design, project manage and integrate new LAN platforms for our customers.

•	08xx Services that include free local and national call services together with a range of other routing features based on our network. These services enable our customers to manage inbound calls and establish varying tariffs for their customers to contact them.

•	Internet Services, that include E-1 Direct Internet Access and high-speed cable modems. The range of services we provide also includes the provision of simple, inexpensive software to enable our customers to begin doing business over the Internet.

     We have a variety of alternative methods to carry our national telecommunications network over the “last mile” to the premises of those customers which are located outside of our franchise area:

•	Obtaining permits to construct telecommunications networks, and building out our network to reach our customers. Although this is often the most costly means of reaching a customer, the expense can be justified in the case of larger customers or where a significant level of traffic is obtained from a customer.

•	Leasing circuits on the local networks of other service providers to connect to our customer’s premises. Although this may reduce the operating margin on a particular account, it requires significantly less capital expenditure than a direct connection, can often be put in place relatively quickly and can be replaced with a direct connection at a later date if traffic volumes justify it.

•	Connecting customers to our national telecommunications network via our extensive tower infrastructure by implementing point-to-point microwave radio links between tower sites and our customers.

III.      ntl: broadcast

     We own and operate wireless communication and broadcast transmission infrastructure in the UK. We provide our customers with enhanced products and services through our broadcast network, state of the art equipment, and innovative facilities management expertise. Our customer base includes over 1,000 companies, including all of the leading UK mobile wireless operators, all major commercial (non-BBC) television and radio broadcasters and the Public Safety services of Police, Fire and Ambulance across the UK.

     We have a proven history of developing new products and services to meet the needs of our customers and drive the growth of our business. These developments include the implementation of Teletext, a text based data service transmitted with the analog television signal, the implementation of NICAM (a standard for stereo reproduction in television broadcasts utilized in the UK and Europe) in the 1980s enabling the transmission of digital stereo and Dolby audio over analog television transmissions, and most recently the design and implementation of the world’s first digital terrestrial television and digital audio broadcasting networks and services for our UK broadcast customers.

     We provide products and services to four distinct market areas:

•	Site Leasing and Services. We operate the second largest independent portfolio of wireless towers and sites available for lease in the UK. As of December 31, 2002, we operated a total of over 2,200 multi-user sites and land opportunities in the UK up from approximately 600 sites in May 1996. We also offer unique services such as “In-Building”: a wireless connectivity that provides enhanced cellular coverage in high-traffic areas such as shopping malls, office buildings and conference centers, and “CityCell”: a distributed street-level antenna system connected to fiber, providing 2G and 3G cellular coverage in dense urban areas. As of December 31, 2002, we leased these facilities to nearly 4,500 tenants including all of the major wireless operators in the UK, of which approximately 9% of these tenants represented Universal Mobile Telecommunications System (UMTS), or 3G, providers.

•	Broadcast Transmission and Services. We own and operate one of two television broadcasting infrastructure networks in the UK. Additionally, we have national, regional, and local radio broadcast infrastructure networks in the UK. We developed and built the first commercial digital terrestrial television national infrastructure in 1998 and the first national network infrastructure for commercial digital radio in 1999. Because, unlike broadcasters in the United States, we own and operate not only the towers but also the broadcast transmission infrastructure, our broadcast customers rely on our network and package of integrated turn-key services to distribute and broadcast their content. Our broadcast and wireless customers generally hold long term licenses and enter into service agreements with us that typically last 8 to 12 years.

•	Satellite and Media Services. We provide satellite and media services in the UK and value-added services such as playout, fixed and mobile satellite up-linking, and a wide range of occasional & outside broadcast services to generate incremental revenue. Our ability to offer a full range of services from content gathering, distribution & transmission is unique in the UK market.

•	Public Safety. We offer to customers who provide public safety services a full range of communications services, including the design and operation of radio networks, voice and data services and the provision of support, maintenance and facility management services.

Site Leasing and Services

     We operate an UK wireless infrastructure network of over 2,200 multi-user tower sites and land opportunities as of December 31, 2002. We own, lease or manage approximately 1,458 UK tower sites and have options to access or acquire to approximately 785 undeveloped sites. Our primary business is the leasing of antenna space on our sites to a diverse range of wireless service providers, including providers of mobile telephony, paging, specialized mobile radio, or PMR, and wireless local loop services. We have also developed a range of complementary services that utilizes our tower expertise, including infrastructure services, site selection and acquisition, design and construction, antenna installation, network planning and management, and tower maintenance.

     Our network in the UK is national in scope and includes most of the major population centers and highways. Our wireless customers currently include all of the UK mobile telephony operators, including Vodafone AirTouch, O2 (formerly known as BT Cellnet UK), Orange, T-Mobile (formerly One2One), 3 (formerly Hutchison 3G) and Airwaves (part of O2), all the major paging companies, and many of the UK’s largest wireless telephony carriers, including BT, Cable & Wireless, and Thus plc. We also serve several utility companies and emergency service organizations including British Gas, London Ambulance and Her Majesty’s Customs and Excise.

     Second generation wireless services have been the major driver of our growth to date, but the advent of third generation wireless services is expected to drive further revenue growth. During 2000, the UK government awarded five national UMTS licenses each for a duration of 20 years, commencing January 2002. These licenses have been awarded to four existing operators, all of whom are existing wireless customers of ours, and to one new entrant. Under the terms of these licenses, each operator is obligated to provide services to at least 80% of the UK population by December 2007. Construction of these networks commenced in 2001 and is expected to generate further demand for suitable existing and new sites over the next few years. The increased demand for suitable sites is driven by the greater bandwidth and different range characteristics of 3G technology, inherently requiring a greater number of sites than 2G technology.

     The dramatic growth of wireless communications necessitates good cellular coverage in all commercial areas, leading to a requirement for reliable wireless communications infrastructure inside buildings. We believe this creates a new type of radio site which, unlike towers, will exist within commercial buildings, transport hubs, shopping malls and other large buildings. As of December 31, 2002, we had 51 agreements in place for large public access buildings, 38 of which have been installed with shared coverage systems. The remainder are currently under development. Agreements include Bluewater, Britain’s largest shopping complex, Excel, a conference center in London, and Canada Square, part of London’s Canary Wharf complex. There is currently an average of approximately 1.9 tenants per system, with up to four 2G sharers occupying prestigious locations such as Canary Wharf.

     Building on the technology we developed for In-Building services, we have developed a system using our franchise fiber network to solve the coverage and high bandwidth problems associated with 2G and 3G rollout in dense urban areas. We believe that this solution — utilizing small low-profile antennae, positioned on buildings and other street level infrastructure and connected via our fiber network to remote base stations — will improve coverage and service quality compared to more traditional rooftop sites. This system is currently undergoing a pilot activity in the Glasgow Commercial Business District with an UK mobile telephone operator and which we aim to roll out in a number of UK cities during 2003.

Broadcast Transmission and Services

     We have been involved in broadcast television since the 1950s when we designed and built the television transmission system for the UK’s first independent commercial television network. Through our national infrastructure of owned and shared transmission sites and our owned network of transmitters in the UK, we provide analog broadcast transmission services for the three commercial national television channels in the UK (ITV1, Channel 4, Channel 5) and S4C in Wales. In addition, we provide services to a number of more recently established commercial channels through the UK Digital Broadcast multiplexes, and many of the UK’s independent local, regional and national radio broadcasters.

     An attractive feature of our broadcast contracts is our ownership of both towers and transmission equipment responsible for generating the broadcast signal. As a result, the contracts increasingly cover end-to-end solutions including all technical and service aspects of providing the transmission for the broadcaster. In essence, TV and radio station owners are programmers and we provide a significant proportion of the technical infrastructure to enable them to broadcast their material. We have used this as an opportunity to develop strong relationships with our customers, which in turn has helped us to better understand their needs and customize new services for them.

     Television broadcasting. We provide digital and analog broadcast transmission services for national and regional television broadcasters. Our analog network provides coverage to 99.4% of the UK population, with approximately 2,300 broadcast transmitters. Our extensive television broadcast customer base includes all of the UK commercial terrestrial television broadcast companies consisting of the ITV national network of 15 affiliated stations, the national services of Channel 4 and Channel 5, as well as the regional Welsh service S4C.

     We provide digital terrestrial broadcast transmission for two commercial national digital television multiplex operators in the UK. These services carry up to 12 separate channels, including the ITV network, Channel 4, Channel 5 and a range of new digital channels. As of December 2002, we were operating 80 digital terrestrial television transmitting stations reaching a significant proportion of the UK population.

     Digital broadcast systems require a more complex engineering design than their analog predecessors. We have exploited this by extending our range of services to include tower leasing and transmission services (as with analog) plus “end-to-end” system integration and service ranging from studio playout centers to terrestrial transmission. This has the twin benefits of enlarging the total market available from broadcasting and further differentiating us as a unique provider able to offer towers, transmission and system integration services for digital television.

     Radio broadcasting. We are one of two major companies providing transmission sites and services to the radio industry in the UK. We offer a range of services to radio broadcasters including: target service area planning; site location; installation and commissioning; and equipment selection, procurement, operation, monitoring and maintenance. We are a supplier of transmission services to a substantial portion of the addressable market. Our radio broadcast customer base includes the national commercial station Classic FM, over 200 metropolitan, regional and local stations and the first national digital radio multiplex operator, Digital One, of which we are a founding equity partner with a 37% equity interest. We have a contract for the transmission of Digital One with a lifetime value in excess of $75 million. The UK government has embarked on a program of licensing a number of new regional and local digital radio multiplexes. We had secured contracts to build transmission and supporting network for 33 of the 36 contracts awarded as of December 31, 2002.

Satellite and Media Services

     We own and operate satellite up-linking facilities consisting of over 30 fixed satellite up-link dishes able to access over 50 satellites achieving global coverage through international partners, a network of mobile and transportable up-links, management and control systems and all associated operations and maintenance. We provide our satellite customers with program and content distribution services for over 180 full-time channels via satellite and fiber. In addition, we have facilities for playout services, remote satellite news, and full outside broadcast. Through an alliance with Williams Vyvx, a wilTel company, our customers also have access to 48 cities in the United States.

     We have expanded our service offerings over time to meet the growing needs of our customer base as new technologies create new broadcast markets. As a way to add incremental revenue, we have begun to integrate backwards with our existing customers by offering value added services. Such service developments include:

•	the establishment of playout services, which enable us to take ownership of the customer’s transmission needs from the point that it delivers the program or content and needs a channel to be created. We then are responsible for all the operational issues related to the broadcast of that content. We have a state of the art playout facility outside of London designed to meet expected rising demand from broadcasters across Europe.

•	offering a range of occasional use broadcast services that allow media content providers to outsource their off-site broadcasting needs, whether it be for breaking news, sports events or music concerts, while still delivering the desired content to their customers via our mobile equipment.

     Our satellite and media customers include programmers who own and operate packages of content or channels, news agencies, sports broadcasters and production companies. Our customer list includes such market leaders as AOL/Time Warner (CNN, Turner, Cartoon Network), Discovery Channel, QVC, the Associated Press and British Sky Broadcasting.

Public Safety

     Our Public Safety group is a national service and support organization providing communication services for mission-critical customer operations around-the-clock. The group has a longstanding relationship with the public safety community spanning over 40 years. Customers include Police, Fire and Ambulance services and a wide range of public and private sector organizations including the Maritime Coastguard Agency and the Royal National Lifeboat Institution whose core business relies on exacting levels of performance, resilience and availability from their communications systems.

     Understanding the critical elements needed to keep technology working at all times is pivotal to the design of modern systems. Therefore, we also provide independent systems integration services, in both mobile radio communications and fixed-line communication networks, making a wide range of technologies suitable and effective for the demanding public safety environment.

     By bringing together our experience in legacy systems support with an independent approach to the design and integration of modern technologies we have introduced a new range of Managed Services for radio and Integrated Communications Technology. As a result the Public Safety Group has grown its source of revenue and profit and today, it is the UK’s largest provider of radio communications managed services. A major customer of these services is the Metropolitan Police Service, which has placed the management of its radio communications activities with us via a complete outsource contract. We have also already secured new Terminals Managed Services contracts to connect regional police forces to their new Airwave digital network.

IV.      ntl: networks

     The ntl: networks group services our internal network needs. It is a national network provider, transporting our telephone, high-speed data and digital TV services across the UK for delivery to regionally-managed local access networks. We own and operate one of the UK’s biggest broadband and IP networks and second-biggest local telephone network, monitored and maintained 24 hours a day, seven days a week. The networks group governs the architecture of all of our networks, plans and implements network capacity (where and when it is needed) and operates our backbone telephone, data and transmission networks.

     As of December 31, 2002, our network passed 7.6 million telephony homes, had more than 3.1 million telephony lines in use and handled more than 1.5 billion minutes of telephone conversations per month. Our network passed a total of 7.8 million analog TV homes and 7.3 million digital TV homes as of December 31, 2002. It has been upgraded to deliver broadband services to over 7 million homes and as of December 31, 2002, served 517,000 broadband customers and handled more than 2 billion minutes of Internet use per month. The core network has a fiber backbone that is more than 13,500 kilometers long of which 10,800 kilometers are owned or operated by us and 2,700 kilometers are leased fiber from other network owners. This network has 122,000 kilometers of copper/coaxial connections. A total of 99 switches sites direct telephony traffic around the core and local networks. In addition, we have more than 400 hub sites, points of presence, repeater nodes or other type of network site, and over 140 radio sites. The ntl: networks group’s primary customers are ntl: home and ntl: business, which run their products across the network.

Architecture & Standards

     The development of our networks is the responsibility of the Architecture and Standards group. This group sets network strategy and creates architecture for national and local access networks, setting technical standards for the whole network. It also manages the RF spectrum on the broadband local access network. The group is also responsible for network economics; this year the focus is on defining a set of product unit costs that will help us measure our financial performance more accurately.

     During 2003, the group will continue the 18-month rollout of a £17 million network records management system. This system is intended to help the business to exploit the network by ensuring that network information is quickly and accurately available – from cables in the ground to street cabinets – to help support customers’ requirements.

Capacity Management

     Capacity on the data, optical and voice networks is planned by the Voice, and Data & Optical Capacity Management groups, using customer forecasts to implement expansion. These groups also provide network support for all standard data products through its Demand and Delivery team, as well as maintaining an up-to-date inventory of all data and optical network resources and forecasts for capital budgets. The Voice Capacity group also monitors and manages the capacity of buildings that contain our network hardware. The group maintains an up-to-date inventory of all voice network resources and provides forecasts for capital budget plans for internal customers. The group also provides network support for all standard voice products.

Network Operations

     The Network Operations group operates, manages and maintains the core network infrastructure that transports our voice, Internet, data, optical and DTV services. It is developing operational support systems for this infrastructure and extending visibility of network status and performance data into the business units. The group also determines support strategies for this infrastructure, including the establishment and management of maintenance and support contracts with internal and external suppliers. Another key role is to establish and manage network security.

V.      ntl: carrier services and mobile

     External network services customers are managed by our carrier services and mobile division, whose main focus is the supply of dark fiber (fiber optic cable that is in place and available to carry a user’s data when needed) and transmission capacity to both national and international telecommunications operators. The national and local networks are used to interconnect these carriers to cities in the UK and Ireland. We have successfully positioned ourselves as a credible supplier of such services. We also have connectivity to many of the UK’s international cable landing stations. These are shore-based locations where major submarine cable operators land their sea cables. We have developed products to address the need to connect between the cable landing sites and the major UK international nodes such as Telehouse, London. These services are also known as ‘backhaul’ services. We expect to continue serving the wholesale marketplace through our strategy of providing high quality and competitively priced services, customized to meet the needs of other telecommunications operators, which need to expand their network within the UK or connect customers to their existing network. Customers include fixed wire line and mobile telecommunications operators, such as Worldcom, BT, Energis and France Telecom.

     A dedicated team addresses the needs of the UK mobile operators and we are a major supplier to Vodafone, Hutchinson and Orange. We have developed a successful business supplying core inter-switch and backhaul network capacity to UK mobile operators and have commercial relationships with the four of the five incumbent mobile operators.

     In addition, we have been instrumental in developing a new commercial and technical model for the supply of networks to the mobile operators. These developments culminated in the award, in April 2000, of a five-year £150 million contract by Orange that encompasses the design, build and maintenance of the network.

     The wholesale market saw the reorganization or bankruptcy of many of the new entrant operators in 2002, especially those companies whose focus had been on serving carriers. As a result of this, several customers that had signed contracts with us running through 2003 are no longer in business. While this will have some effect on this division’s revenue for 2003, most of our existing contracts are now with telecommunications companies with high volumes of retail traffic. Furthermore, our sales focus is on UK telecommunications companies who service the retail rather than the wholesale markets. Commercial arrangements are structured to minimize any financial exposure to another operator.

     The ntl: carrier services team also negotiates and manages the commercial agreements with BT and Cable and Wireless where we egress our own voice or IP traffic across their networks or purchases leased line services from them. In addition, the team also manages the ingress and egress relationships with other telecommunications operators.

     The ntl: carrier services team also sells voice termination services to a wider mix of operators. These relationships allow us to reduce our cost for carriage of our international telephony traffic.

NTL’s Businesses and Investments in the Republic of Ireland

     In July 1999, we acquired Cablelink Ltd. in the Republic of Ireland, which then had over 400,000 homes in network service areas in Dublin, Galway and Waterford. The company’s name was changed to NTL Communications (Ireland) Limited in May 2000, and is referred to in this document as NTL Ireland. NTL Ireland is managed independently from ntl: home but is considered part of the consumer services segment of our business.

     As of December 31, 2002, NTL Ireland provided cable television services in Dublin, Galway and Waterford to approximately 368,000 subscribers and had a 77.5% penetration rate over its cable network, which passed over 474,900 homes. NTL Ireland is in the process of instituting a more rigorous credit policy that is expected to lead to the involuntary disconnection of certain customers. As a result of this, NTL Ireland anticipates that its residential customer base will decline by approximately 25,000 net customers in 2003. As a result, we expect a decline in revenue, programming costs and bad debt expense, but taken together we believe these changes will not have a significant overall impact on our results of operations or cash flows.

     Part of that cable network has been upgraded to a two-way network which passed 23,000 homes. The company holds cable and MMDS licenses to provide analog and digital television services in its network service areas for the next 11 years. It also has a full service license allowing it to provide public telephony, Internet and other value-added services throughout Ireland. Business services provided in the Republic of Ireland include business telecommunications and Internet services. Based on the year ended December 31, 2002, our revenue in the Republic of Ireland was derived approximately 86% from residential customers and 14% business customers.

     Among our recent highlights, NTL Ireland:

•	secured regulatory approval and implemented a 33% price increase for cable TV from October 2001 in exchange for relinquishing the exclusivity franchise over the cable network service areas in March 2002;

•	agreed to a revised MMDS network digital TV roll out schedule with the Commission for Communications Regulation, or ComReg, to be implemented by June 2003; and

•	issued advance notice to appropriate regulatory authorities and cable TV customers of a 9% price increase effective from January 2003.

     As in the UK, product and pricing strategies emphasize choice, value and quality and are designed to encourage subscription to multiple services and to maximize customer retention and average revenue per customer.

Cable Television

     In the Republic of Ireland, we currently offer both an analog and digital television services within our three network service areas. The analog service has a basic pack of 15 television channels and is considered very competitive with the emphasis on the quality of the service offered. It carries every Irish and UK terrestrial channel and a selection of quality satellite channels. Analog subscribers have the option to upgrade their analog service to include premium sports packs.

     Our digital television service in the Republic of Ireland was launched in September 2001 in all network service areas and is currently available to 90% of our customer base. The digital service packaging and pricing strategy encourages our analog subscribers to upgrade to the digital service while retaining the basic analog entry pack. We provide a single digital television pack offering a wide selection of digital channels with a low entry price point. If subscribers upgrade to digital, further revenue can be generated by encouraging uptake of additional services such as digital premium sports and movie services, special interest channels, and our joint venture movies-on-demand service called “Front Row.” As of December 31, 2002, NTL Ireland had 38,000 digital subscribers.

Telephony

     We provide direct on-net and indirect Carrier pre-Select (CPS) telephony product to approximately 6,400 customers in the Republic of Ireland. This service is available to both residential and business customers. We suspended marketing and promoting residential CPS telephony in December 2002 for commercial and strategic regulatory reasons but continue to expand our market share of the Business CPS telephony markets. Currently, we also offer direct telephony to a limited number of customers.

     In addition, we offer business customers a primary rate ISDN service. We deliver this service via a 2Mb/s circuit over fiber directly into the customers’ premises. It is suitable for larger customers requiring a minimum of 30 lines.

Internet

     We provide a dial-up Internet service to 2,500 existing telephony customers (both direct and indirect) in the Republic of Ireland. We are currently conducting trials for a broadband Internet service in West Dublin, offering a 128Kb/s and a 512Kb/s service. Customers have the option to rent the cable modem for £5 a month, with a monthly charge of £25 or £35, depending on the option chosen. To date, we have achieved an 6.5% penetration level within the specific trial area, with 1,500 customers subscribing to the service as of December 31, 2002.

     We provide dedicated lines to business customers in our Dublin franchise for Internet access with speeds ranging from 64Kb/s to 34Mb/s. We also sell leased lines in Dublin to customers requiring connectivity. One of our business objectives is to achieve higher penetration within large corporate businesses based in the Dublin region.

NTL’s Customer Statistics as of December 31, 2002

     The following table illustrates our residential customer statistics as of December 31, 2002:

	UK		Ireland		Total
(Subscriber totals in 000s)
Homes in Franchise	11,411.2		474.9		11,886.1
Homes Passed	8,404.1		474.9		8,879.0
Homes Marketable	7,733.0		474.9		8,207.9

Telco	7,510.0		474.9		7,984.9
ATV	7,733.0		474.9		8,207.9
DTV	7,126.0		408.1		7,534.1
Broadband	6,745.6		23.0		6,768.6
Customers	2,686.4		368.0		3,054.4

Single RGU	762.2		361.6		1,123.8
Dual RGU	1,550.9		6.4		1,557.3
Triple RGU	373.3		—		373.3
Telephone	2,411.5		6.4		2,417.9

Talk Plan subs	193.3
Television	2,055.3		368.0		2,423.3

DTV	1,229.0		38.0		1,267.0
ATV	804.6		311.1		1,115.7
MATV	21.7		18.9		40.6
Internet	987.3		4.0		991.3

Dial-Up (metered)	122.7		2.5		125.2
Dial-Up (unmetered)	320.7		—		320.7
DTV Access	26.8		—		26.8
Broadband	517.1		1.5		518.6
RGUs (1)	4,983.9		375.9		5,359.8

Telephone	2,411.5		6.4		2,417.9
Television	2,055.3		368.0		2,423.3
Broadband Internet	517.1		1.5		518.6
Service Units (2)	5,454.1		378.4		5,832.5
RGUs/Customer	1.86	x	1.02	x	1.75	x
Service Units/Customer	2.03	x	1.03	x	1.91	x
Penetration:
Telephone	32.1%		1.3%		30.3%
Television	26.6%		77.5%		29.5%
Broadband Internet	7.7%		6.5%		7.7%
Customer	34.7%		77.5%		37.2%
RGU	64.4%		79.2%		65.3%
Service Unit	70.5%		79.7%		71.1%
Q4 Customer/RGU Movement

	UK	Ireland	Total
(Subscriber totals in 000s)
Opening Subs	2,667.0	368.0	3,035.0
Gross Adds	105.8	7.2	113.0
Disconnects (3)	(108.1)	(7.2)	(115.3)

	2,664.7	368.0	3,032.7
MATV Subs (included @ 31st Dec)	21.7	0.0	21.7

Closing Subs	2,686.4	368.0	3,054.4
Quarterly Customer Adds (4)	(2.3)	—	(2.3)
Quarterly RGU Adds (4)	91.2	0.8	113.7
% Customer Churn (5)	15.9%	7.7%	14.9%
Off-Net Telephony	90.8	2.3	93.1

Telephone	21.9	—	21.9
Telephone + Internet	68.9	2.3	71.2

(1)	RGUs are defined as all on-net telephone, television and Broadband Internet subscribers.

(2)	Service units are defined as all on-net telephone, television and Internet subscribers.

(3)	Disconnects include customers which cancel service due to moving premise.

(4)	Quarterly customer adds and quarterly RGU adds exclude 21.7 MATV customers not previously reported.

(5)	Annualized churn is defined as: (Quarterly disconnects x 4) / (opening customers + 50% quarterly gross adds)

Other Operations

     In addition to our communications operations described above, we have investments in a virtual ISP, VirginNet, a pay-per-view content provider, Front Row, joint ventures with UK digital television and radio license holders and a calling card business.

     In May 2001, we appointed IBM as our strategic outsourcing partner for the provision of Information Technology (IT) services to us covering our operations in the UK and Ireland until 2012. These services provide support for the following of our IT sections: End User Helpdesk, End User Computing, Midrange, Voice and Data, Application Development and Application Maintenance. We have retained certain elements of our IT, including DTV, Internet and broadband, which are fundamental to our competitive advantage.

Competition in the UK

     We face significant competition from established and new competitors in the areas of residential telephony, business telecommunications services, Internet and cable television.

Consumer Services

     We compete primarily with BT in providing telephone services to residential customers in the UK. BT occupies an established market position and manages fully built networks and has resources substantially greater than ours. According to the Office of Telecommunications, or OFTEL, as at June 2002, BT serviced 82.5% of UK residential telephone exchange line customers. Our growth in telecommunications services, therefore, depends upon our ability to convince BT’s customers to switch to our telecommunications services. We believe that value for money is currently one of the most important factors influencing the decision of UK customers to switch from BT to a competing telecommunications service. BT has, however, introduced price reductions in some categories of calls and, due to regulatory price controls, BT will be making further reductions in its telecommunications prices. Accordingly, although we intend to remain competitive, in the future we may be unable to offer residential telephone services at rates lower than those offered by BT. In this case, we may not achieve desired penetration rates and may experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect us. In addition to BT, other telecommunications competitors could prevent us from increasing our share of the residential telecommunications market. In particular, carrier pre-selection for all calls (except for some special categories) was launched in 2001, which may increase the appeal of indirect access operators, whose discounted call charges may undercut us.

     We also compete with mobile networks. This technology may grow to become a competitive threat to our networks, particularly if call charges are reduced further on the mobile networks. Our tower services group may enable us to benefit from the growth in this technology. There can be no assurance, however, that we will be able to compete successfully with such telecommunications operators.

     We believe that we have a competitive advantage in the residential market because we offer integrated telephone, cable television, telecommunications services (including Internet, interactive and on-line services) and multi-product packages designed to encourage customers to subscribe to multiple services. The packages we currently offer to the majority of our UK residential franchise customers comprise telephone service, narrowband Internet access service, broadband Internet access services, all of the current terrestrial television channels and access to multi-channel television, including pay per view and interactive television services. Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband, dual telephone and narrowband, dual telephone and TV, or triple telephone, TV and Internet access. Of our competitors, only Telewest, which does not offer its services in our franchise areas, is able to offer the full range of services we provide. However, there can be no assurance that this competitive advantage will continue. Indeed, BT and all other operators have been permitted to provide and convey cable television services throughout the UK from January 1, 2001, and exclusive franchises will no longer be awarded.

     BSkyB currently markets telecommunications services on an indirect access basis, which requires the customer to dial additional digits before entering the primary telephone number, thus diverting calls onto another operator’s network.

     Our cable television systems compete with direct reception over-the-air terrestrial broadcast television, DTH satellite services (i.e., BSkyB) and satellite master antenna systems. In addition, pay television and pay-per-view services offered by us compete to varying degrees with other communications and entertainment media, including home video, cinema exhibition of feature films, live theater and newly emerging multimedia services. We expect that, in the future, we may face competition from programming provided by video-on-demand services. In addition, BSkyB has access to various movie and sports programming content, with which they create some of the most popular pay TV channels in the UK. Although there are competing channel providers, the position of programming supplier to us undoubtedly is an advantage to BSkyB, not only because the Sky brand is a feature of our cable TV service, but also because we are dependant upon the supply of these Sky premium channels allowing BSkyB, subject to applicable regulation, to influence pricing and bundling.

     We offer our broadband Internet service at flat rates of £14.99, £24.99 and £34.99 per month for 128Kb/s, 600Kb/s and 1Mb/s, respectively, including the rental of a cable modem. This compares with a 512Kb/s ADSL service from BT Broadband and Freeserve at £27 and £27.99 per month plus purchase of the modem, respectively.

Business Telecommunications

     We face a wide range of competitors in the UK market. The nature of this competition varies depending on geography, product and the opportunity size. Only BT and Telewest have both extensive local access networks and a national backbone network, however, as Telewest’s local networks do not overlap with our own networks we do not compete with them to any material extent; in all opportunities BT would be a major competitor. Cable and Wireless and Energis own national backbone networks and they tend to focus on the large enterprise/corporate markets as does Worldcom, however, they do not own network to any material extent and rely on wholesale arrangements to supply their customers.

     Colt has an extensive network particularly in London and also focuses on large enterprise/corporate accounts; “Thus” has network in Scotland, principally in Edinburgh and Glasgow and “YourCom” has network in Manchester. We face these competitors on a local basis mainly in the medium to large end of the small to medium size enterprise (or SME) market and in larger enterprise/corporate accounts.

     Although many customers have a dual supplier sourcing policy, competition remains based on price and quality of service and we expect price competition to intensify as existing and other new entrants compete aggressively. Most of these competitors have substantial resources and there can be no assurance that these or other competitors will not expand their businesses in our existing markets or that we will be able to continue to compete successfully with such competitors in the business telecommunications market.

Broadcast Transmission and Tower Services

     Crown Castle UK Ltd, a subsidiary of Crown Castle International Corp., referred to as Crown, is our primary competition in the terrestrial broadcast transmission market in the UK. Crown provides analog transmission services to the BBC and digital transmission services to the BBC. Crown has diversified from its core television broadcasting business using its transmission infrastructure to enter into the radio transmission and telecommunications sectors.

     Although Crown is our direct competitor, we each have reciprocal rights to use each other’s sites for analog broadcast transmission in order to enable each of us to achieve the necessary countrywide coverage. This relationship was formalized by the site-sharing agreement entered into in 1991 in respect of our respective analog transmission businesses. With respect to our respective digital transmission businesses, although terms have been agreed, a formal agreement has yet to be signed governing our relationship. However, we are operating under an informal arrangement pending such formalization.

     Crown also offers site rental on a significant number of its sites (some of which are managed on behalf of third parties). Like us, Crown offers a full range of site-related services to its customers, including installation and maintenance. In November 2000, Crown entered into an agreement with BT to deliver roof space and grounds at an initial 4,000 BT exchange sites around the UK. We believe our towers to be at least as well situated as Crown’s and that we will be able to continue expanding our own third-party site-sharing penetration.

     All four UK mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. T-Mobile and O2 have announced joint deployment on some sites in the UK. BT and Cable & Wireless are both major site-sharing customers but also compete by leasing their own sites to third parties. BT’s position in the market is even larger when considered in combination with its interest in O2.

     Several other companies compete in the market for site rental. These include Gridcom UK (part of the merged National Grid Lattice plc), the Automobile Association and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.

Carrier Services and Mobile

     BT and Cable & Wireless are our principal competitors across all areas of both the Carrier Services and Mobile markets. Competition is based on price, range and quality of services. The ubiquity of BT’s local access network across the UK also puts it in a strong competitive position. Competition is most intense on key city-to-city routes where new entrants have increased the number of suppliers and had a significant negative impact on prices. Where opportunities are closer aligned to our franchise geography, the number of competitors is significantly reduced.

Competition in the Republic of Ireland

     Since 1998, BSkyB has had a presence in the Irish pay-TV market. In the past two years BSkyB has been aggressively marketing its digital television service to Irish consumers and it is estimated that it is the second largest pay-television operator in the Irish market after NTL with 272,000 customers. BSkyB closed a deal in April 2002 with Irish free to air broadcasters to carry the television stations RTE1, Network 2, TV3 and TG4 on its second tier package. At present BSkyB is not regulated in Ireland and NTL, which is subject to regulation, may be at a competitive disadvantage in the Irish television market.

     The principal competitors to our business operations in the Republic of Ireland are Worldcom, Eircom and ESAT BT. For residential telephony, the incumbent fixed line operator, Eircom that provides direct telephony and CPS services and ESAT BT are our main competitors.

Patents, Trademarks, Copyrights and Licenses

     We do not have any material patents or copyrights nor do we believe that patents play a material role in our business. We own and have the right to use registered trademarks, which in some cases are, and in others may be, of material import to our business, including the “ntl:” logo. In addition, we are substantially dependent on the licenses granted by the legislative agencies which regulate our respective businesses. The loss of any one or more of those licenses could have a material adverse effect on our business and financial condition.

Customers

     Except for our broadcast services business and ntl: business, no material part of our business is dependent upon a single customer or a few customers, the loss of any one or more of which would have a materially adverse effect on us. In our broadcast services business, 34.6% of revenues from the broadcast services business in 2002 was derived from contracts with the ITV companies (not including ITV Digital), Channel 4/S4C and Channel 5 in the UK, the loss of one or more of which may have a material adverse effect on the broadcast business.

Employees

     In the UK and Ireland, at December 31, 2002, we had approximately 15,130 employees, approximately 13,700 of whom are permanent and approximately 1,430 of whom are temporary or contract employees. We believe that our relationship with our employees is good.

Properties

     In the UK and Ireland, we own, lease or occupy under license 109 business unit and regional offices, our corporate head offices in each of Hook and Dublin, and 2 retail shops.

     In addition, we own or lease approximately 660 switching centers/head-ends, operational hub-sites, and other types of network sites (e.g. points of presence and repeater nodes) together with warehouses and other non-operational properties, as well as various cable television, telephone and telecommunications equipment housed on public and private sites.

     In addition, in the UK, for the purposes of our site leasing and broadcast transmission businesses, we own, lease, contract to lease, or occupy under license approximately 1,410 properties. For these businesses, we also are the licensee of approximately 770 transmitter sites, a majority of which are owned by Crown Castle International Corp. and shared between the two organizations pursuant to a site sharing agreement.

     We maintain offices under lease for our corporate staff in New York City and London. We believe that our facilities are presently adequate for their current use.

Legal Proceedings

     In connection with the now consummated Chapter 11 cases, proofs of claim were filed against us and other debtors in those cases by Morgan Stanley Senior Funding Inc. for $11,400,000. These claims are asserted by Morgan Stanley Senior Funding Inc. to relate to alleged unpaid fees for commitments of capital made to various companies within the former NTL group of companies in 1999. We believe we have legitimate defenses to these claims.

     NTL Europe, our former parent company prior to our emergence from Chapter 11 on January 10, 2003, and certain of its officers, including our President – Chief Executive Officer, have been named as defendants in a number of purported securities class action lawsuits. The complaints in those cases generally allege that the defendants failed to accurately disclose NTL Europe’s financial condition, finances and future prospects in press releases and other communications with investors prior to filing its Chapter 11 case in federal court. We do not know of any facts that would support these allegations, and the defendants have informed us that they intend to defend these lawsuits vigorously. While NTL Europe has been released from liability in these actions as a result of the consummation of the Plan, the case remains pending against the individuals named as defendants. We have not been named as a defendant. The cases have been consolidated for all purposes before the U.S. District Court for the Southern District of New York.

     We are involved in certain other disputes and litigation arising in the ordinary course of our business. None of these matters are expected to have a material adverse effect on our financial position, results of operations or cash flows.

GOVERNMENT REGULATION

     We are subject to both UK and European Union competition regulations which prohibit companies from engaging in anti-competitive behavior in violation of these regulations. In addition as a provider of telecommunications services, we are subject to the regulatory oversight of OFTEL, which regulates telecommunications in the UK. OFTEL regulations are designed to ensure the fair and efficient delivery of such services to customers. We must be compliant with these regulations in our product offerings and in our dealings with customers and suppliers. If we fail to comply with these regulations we could be subject to administrative or other legal proceedings, as a result of which we could be ordered to stop those activities which violate the applicable regulations, modify our behavior to comply with applicable regulations or could be subject to fines or civil damages.

Regulation in the UK

     Telecommunications service industries in the UK are governed by legislation under the Telecommunications Act 1984, the Broadcasting Act 1990, and the Broadcasting Act 1996. The operator of a full-service telecommunications system in the UK requires the following two principal non-exclusive licenses:

•	a telecommunications license, granted under the Telecommunications Act by the Secretary of State and supervised by the Department of Trade and Industry, or DTI, and OFTEL, which authorizes the installation and operation of the telecommunications network used to provide cable television and cable telephone services; and

•	a cable television license granted under the Broadcasting Act and supervised by the Secretary of State and the Independent Television Commission, or ITC, which authorizes the provision of broadcasting services.

     Our subsidiary NTL Group Limited holds a 25-year telecommunications license running from June 23, 2000 and a 15-year cable television license running from January 1, 2000, each covering the whole of the UK. Our subsidiary National Transcommunications Limited holds a 25-year telecommunications license running from January 1, 1991 for the purposes of running the broadcast network, also covering the whole of the UK.

     Each type of license described above contains various conditions, and in the event of the breach of such conditions, the Director General of Telecommunications (the head of OFTEL) or the ITC, as appropriate, could issue an enforcement order and ultimately commence proceedings to require compliance or to revoke such licenses.

Price Regulation

     BT is currently subject to controls over the prices it may charge customers. In particular, BT may not increase charges for certain services by more than the amount of the percentage change in the retail price index. In July 2002, OFTEL confirmed that BT would be subject to a requirement to introduce a new wholesale indirect access product designed to stimulate competition in the calls market. A safeguard price cap of RPI-RPI to prevent increases in the bills of the lowest spending 80% of residential customers by spend would remain in place until this product was fully implemented by BT and was being used by other operators to provide services. After that, a safeguard cap of RPI+0 would remain in place to peg prices to the rate of inflation, pending a further review of the retail market in 2004.

     We are not subject to the same scrutiny and control by OFTEL of our retail telephone prices as BT, given our non-dominant status in the market. However, we are subject to prohibitions on undue preference and undue discrimination in our cable television pricing. We are also required to publish our standard prices, terms and conditions for cable television services.

Number Portability

     The European Union agreed in 1998 to a revision to the Interconnection Directive that made it a requirement for Member States to mandate number portability. Implementing regulations came into force on January 19, 2000 requiring that number portability should be provided on request to all customers switching between different operators and providers of fixed telecommunications services. We have a process in place to comply with our existing obligations and we are now in the process establishing arrangements with other operators.

Local Loop Unbundling

     In November 1999, an OFTEL policy statement mandated the unbundling of BT’s local loop to rival providers, enabling them to offer a range of higher bandwidth services using Digital Subscriber Line (DSL) technology. On August 8, 2000, conditions in BT’s license were brought into force setting out the requirements under which BT must provide services necessary for local loop unbundling. OFTEL published the wholesale prices for BT’s unbundled local loops on December 2000 and prices for shared access were published in 2001 although discussions continue as to the appropriate wholesale charges. In addition, BT is currently rolling out ADSL over its own network. ADSL will allow consumers access to high-speed information services.

     Local loop unbundling could allow us to increase our broadband off-net subscriber base, although we are not currently pursuing this initiative. Local loop unbundling could also increase competition for us, as it will also allow other providers of broadband Internet access services to provide services to current or potential customers of ours. A number of companies, such as Freeserve, have started to market broadband services using BT’s local loop.

Interconnection

     NTL Group Limited and National Transcommunications Limited have Annex II status giving them rights of interconnection at wholesale rates to other operators with similar status.

Open Access to Cable Infrastructure

     In April 2001, OFTEL issued a statement on regulated access to cable infrastructure (referred to as “open access”). The conclusion reached by OFTEL was that no case existed for mandating open access to cable infrastructure at that time.

BSkyB

     In December 2002, the Office of Fair Trading, or OFT, announced that it had concluded its investigation of whether BSkyB has acted in breach of the UK Competition Act 1998, in particular by:

•	Exerting an anti-competitive ‘margin squeeze’ on rival distributors of Pay TV;

•	Pricing its channels in the form of anti-competitive ‘mixed bundling’; and

•	Giving anti-competitive discounts to distributors.

     The conclusion of the OFT’s analysis are that:

•	BSkyB has a dominant position for the wholesale supply of certain premium sports and film channels;

•	With a borderline result, there are insufficient grounds for finding that BSkyB had abused a dominant position by exerting an anti-competitive margin squeeze against rival distributors of Pay TV; or

•	There are insufficient grounds for finding that BSkyB had abused a dominant position in respect of the mixed bundling of its channels; and

•	BSkyB had not been found in breach of competition law.

Competition Act 1998

     The Competition Act, which came into force in March 2000, introduced a prohibition on the abuse of a dominant position and on anti-competitive agreements and introduced third party rights, stronger investigative powers, interim measures and effective enforcement powers (including fines of up to 10% of UK turnover). The Competition Act enables third parties to bring enforcement actions directly against telecommunications operators who are in breach of the prohibitions and seek damages, rather than have to wait for the Director General of Telecommunications to make an enforcement order.

     In February 2000, OFTEL issued specific guidance on the application of the Competition Act in the telecommunications sector. This guidance states that OFTEL would follow closely the general principles of competition law in its application of the new prohibitions. In addition, the regulators must not reach decisions that are inconsistent with EC law.

     The Competition Act, as well as OFTEL’s regulations, limits the types of agreements and arrangements we can enter into. For example, we may be prohibited from establishing pricing arrangements or purchasing arrangements which have the effect of reducing competition in the market or forcing companies to behave in a certain way dictated by us.

The Enterprise Act

     The Enterprise Act received Royal Assent on 7 November 2002. It covers a range of measures to enhance business through strengthening the UK’s competition law framework, transforming the approach to bankruptcy and corporate rescue, and empowering consumers.

     The main reforms in the Act are:

     Competition. To a large extent rather than the Secretary of State, independent, competition bodies will now take decisions on merger and market investigations using competition-based tests. This competition-based test will replace the existing public interest test and will assess whether the merger will lead to a “substantial lessening of competition.” A new jurisdictional threshold on turnover replaces the old gross assets test. The acquisition of a business with annual sales in the UK of £70 million or more will qualify for investigation.

     The competition authorities will issue comprehensive guidance on the new regime. They will be obliged to consult on and give reasons for all significant decisions. There will be a new right of appeal to the Competition Appeals Tribunals, or CAT, in merger and market inquiries. Inquiries will have to be completed within statutory maximum timetables. Reforms to the Competition Commission’s procedures will allow for a more transparent and better-informed remedy-setting phase following the publication of provisional competition findings.

     Individuals who cause or encourage the making of agreements between competitors designed to fix prices, share markets, limit supply or production and rig bids within the UK, can be prosecuted and imprisoned for up to 5 years. Victims of anti-competitive behavior will have greater opportunities to gain redress, and will now find it easier to bring claims for damages for losses suffered due to anti-competitive behavior. Where infringement has already been established by the OFT, CAT or the European Commission, the CAT can award damages for that infringement. Where no prior decision is available, claims may be pursued in the High Court.

     Consumer Protection. Stop Now Orders will now be extended to protect consumers from traders (including companies like us) who do not meet their legal obligations. The new enforcement regime will apply to infringements of a wide range of legislation protecting the economic interests of consumers, such as failing to carry out a service to a reasonable standard. This will also ensure that honest traders, especially small businesses, do not face unfair competition from those who engage in unlawful conduct.

     Designated consumer bodies will be empowered to make ‘super-complaints’ to the OFT about features of a market which are harming consumers. The aim is to address situations were markets have failed to work for consumers, rather than the conduct of particular companies. The OFT will be required to specify what action it intends to take within 90 days. This will significantly strengthen the voice of consumers on competition matters.

     Insolvency. The Act reforms corporate insolvency law by streamlining the administration procedures; making them quicker, more flexible, easier to access and fairer.

Mobile Phone Termination Charges

     On December 12, 2001, OFTEL announced that it had referred to the Competition Commission its proposal to impose a cap on the amount mobile phone operators can charge for receiving calls on their networks. OFTEL’s conclusion was that mobile termination rates were substantially in excess of cost and that there was little incentive for operators to reduce the charges. Accordingly, OFTEL proposed a charge cap on future termination rates of RPI -12% over four years.

     It was announced on January 22, 2003, that the Competition Commission’s findings supported OFTEL’s view that consumers pay too much for calls to mobile phones and that the mobile operators must cut their termination charges for these calls. Following the Director General’s reference to the Competition Commission in January 2002, the Competition Commission has reached the following conclusions:

•	operators are overcharging customers by up to 40 percent for terminating calls onto their networks;

•	callers to mobile phones have no choice but to pay the termination charge set by the mobile operator, which means that there is little incentive for the operators to reduce their charges towards their actual cost;

•	there should be a 15 percent cut in call termination charges for all mobile operators by July 25, 2003; and

•	further charge controls for termination rates should be introduced after July: RPI-15% for O2 and Vodafone, and RPI-14% for Orange and T-Mobile. The charge controls should run for three years until 2005-06.

     OFTEL has accepted the Competition Commission’s conclusions and will now consult on the amendment to each mobile operator’s license in the light of these recommendations. The mobile operators have said that they intend to seek a judicial review of the Competition Commission’s investigation, and as at today’s date, T-Mobile has filed an application for judicial review with the Court, and Vodafone has expressed an intention to do so.

Broadcast Services

     A portion of our total revenue is attributable to the provision of television and radio transmission and distribution services. In the UK, the provision of such services is governed by the Telecommunications Act 1984 and the Wireless Telegraphy Act 1949.

Telecommunications Act and Broadcasting Act Licenses

     The licenses governing ntl: broadcast contain conditions and provisions which, among other things:

•	require us to publish our charges and terms and conditions of business and not to show undue preference to or exercise undue discrimination against particular persons in the provision of certain telecommunications services;

•	impose on us an obligation to share our transmission sites with other transmission operators;

•	restrict the prices which we are allowed to charge for the provision of some services;

•	prohibit us from cross-subsidizing the unregulated side of our business; and

•	impose a requirement for separate accounts to be produced in relation to both the regulated and unregulated parts of our business. However, we are not obliged to do anything “not reasonably practicable.”

Price Cap Review

     A part of our ntl: broadcast business is regulated. This regulated business may be divided into two categories: Price Regulated Business and Applicable Rate Business. Price Regulated Business comprises those telecommunication services, which we are obliged to provide pursuant to our Transmission License and in respect of which price controls are imposed. Our Applicable Rate Business comprises those telecommunications services, which we are obliged to provide but which do not fall within the definition of Price Regulated Business. Charges for Applicable Rate Business are agreed between the relevant customer and us. If despite all reasonable efforts an agreement cannot be reached between us and a significant proportion of our customers in respect of any particular telecommunications service, the Director General will determine the charge.

     In respect of any services provided by us which are not Price Regulated Business or Applicable Rate Business, our prices are wholly unregulated, except for the overriding duty not to engage in any pricing policy which constitutes undue preference or undue discrimination against any person or class of persons in respect of telecommunications services. Our unregulated income would include, for example, charges for site rentals to PCN operators.

     Our Price Regulated Business consists of the analog television transmission service provided to the ITV (Channel 3) companies and Channel 4/S4C including the operation and maintenance of transmission equipment and the provision to third party transmission operators of the accommodation, masts and antennae necessary for the operation of broadcast transmission services.

     On December 24, 1996, the Director General of Telecommunications issued the formal modification to our Telecommunications Act Licenses to effect the price controls, which are to apply to us for the period from January 1, 1997 to December 31, 2002. The Price Cap Review had two purposes: (1) to establish a new “P0” (allowable revenues for the first year of the next control period, 1997, in respect of our Maximum Price Regulated Business) and (2) to establish a new “X” (the percentage by which such revenues must, after allowing for consumer price inflation, be reduced each year thereafter). The Director General’s review concluded that, on assumptions at the time (1996), the new P0 was (UK Pound) 53.4 million and the new X was 4.0%.

     In April 2002, OFTEL agreed with us to extend the existing price control until July 31, 2003. OFTEL will shortly commence a review of the broadcast transmission market which will in turn lead to a decision on whether to extend price controls beyond July, remove controls altogether, or introduce other regulatory requirements in place of price controls.

Communications Bill

     In December 2002, the UK Government introduced a Communications Bill intended to incorporate into UK law a series of EU Directives, and create a new body ‘OFCOM’ to regulate the communications industry. This will merge the functions of, among others, OFTEL, the Radiocommunications Agency and ITC and it is intended that it will provide a more flexible framework for regulating a converging industry.

     The proposed legislation includes a number of other significant changes to the existing regulatory regime, including:

•	The abolition of individual network licenses, to be replaced with ‘general authorizations’;

•	A new framework for imposing access rules on all platforms which have ‘Significant Market Power’ – closely related to the market dominance principle;

•	Rights and obligations currently applied to infrastructure-based operators only will be extended to service providers; and

•	Content rules will be applied in a ‘light touch’ fashion and Internet content is not intended to be regulated at all.

Regulation in the Republic of Ireland

Legislation and Licensing

     NTL Ireland has a General Telecommunications License granted under the Telecommunications Act 1983 and separate cable TV and Multi-channel Multi-point Distribution System (MMDS), licenses for each of its cable TV and MMDS franchises in Dublin, Galway and Waterford, granted under the Wireless Telegraphy Acts 1926 to 1988. In addition, the cable television industry in the Republic of Ireland is governed by the Wireless Telegraphy (Programme Service Distribution) Regulations 1999. The Office of the Director of Telecommunications Regulation, or ODTR, has now been replaced under the Communications Regulations Act 2002 by the Commission for Communications Regulation, also known as ComReg, as the Irish regulatory body responsible for regulation of the communications industry.

     NTL Ireland was awarded its Cable and MMDS licenses in 1999 and telecommunications license in 1998. The telecommunications license enables us to provide voice, data and Internet services throughout the Republic of Ireland by interconnecting with other operators. To date, we have concluded an interconnection agreement with the incumbent operator, Eircom. The cable TV and MMDS licenses require us to provide television services in a digital format to all customers by April 2004. To date, we have met our digital roll out obligations for cable TV and have reached agreement with the regulator with respect to MMDS roll out.

     The 1999 Regulations required cable TV and MMDS operators to obtain prior consent of the regulator for price increases. As a condition of being granted a 34% price increase by the former ODTR in October 2001, we agreed to surrender exclusivity in our franchise areas with effect from March 1, 2002 and are accordingly not subject to the requirement to obtain prior consent from ComReg for future price increases. However, ComReg continues to retain retrospective price investigation powers under the 1999 Regulations which empowers it to investigate retail prices and direct that such prices be altered. The regulations also require cable TV operators to pay a levy of 3.5% of annual gross revenue to ComReg.

     The cable TV and MMDS licenses oblige us to seek the consent of ComReg to any changes in our basic analog television line up, and to maintain separate accounts in respect of distribution of licensed program services.

     Under the new EU Authorizations Directive published in the Official Journal of the EU, the current Irish licensing regime will be replaced by a system of non-prescriptive authorizations by July 25, 2003.

MMDS Business

     Our MMDS business in the Republic of Ireland provides analog television to over 18,900 customers in our Dublin, Galway and Waterford franchise areas. We were obliged under our MMDS licenses to provide MMDS services in a digital format by January 1, 2001, with a grace period until June 30, 2001. Failure to meet these milestones could have resulted in revocation of our MMDS licenses.

     In December 2000, we informed ComReg that we did not intend to provide television services in a digital format on our MMDS networks and accordingly undertook to transfer the licenses and the customer base to a third party. However, a sale was not completed during the period December 2000 to November 2002 and so we reached an agreement with ComReg to implement a revised digital rollout schedule. As part of this agreement, we have undertaken to make digital TV services available to 95% of customers within our MMDS franchise areas by June 1,

2003. Failure to meet this deadline will trigger payment of a £100,000 bond to ComReg. In addition, we accepted a two year reduction in the term of our MMDS license now due to expire in 2012, but were able to retain exclusivity to 2004. This exclusivity may become obsolete in any event in 2003 due to new EU Directives, which aim to liberalize the entire European communications market

European Union Legislation

     Our business is further regulated by the EU under various European Commission Directives. In February 2002, the European Union adopted a package of legislative measures, which set out a new framework for electronic communication and ensures that the legislation is more technology neutral. The new framework consists of five harmonization Directives, including a framework Directive and four specific Directives on authorization, access and interconnection, universal service and users’ rights, and data protection in telecommunications services, a Regulation on unbundling the local loop, a draft liberalization Directive and a decision on Community radio spectrum policy.

     The UK Government must now implement these directives into UK law no later than July 24, 2003, and intends to do so with the enactment of the Communications Bill. This will have a number of important effects on the current regulatory regime, including the abolition of existing individual Telecommunications Act licenses, to be replaced with a General Authorization. Regulators will be required to undertake a review of individual communications market sectors with a view to identifying the level of competition in those sectors, and which companies if any have Significant Market Power (SMP) (equivalent to a dominant position in competition law). A finding of SMP will lead to the imposition of specific controls such as price controls or open access requirements.

MANAGEMENT AND EXECUTIVE COMPENSATION

Directors and Executive Officers

     The following table provides information about our directors and executive officers:

Name	Age	Title

James F. Mooney	48	Non-Executive Chairman
Barclay Knapp	46	President, Chief Executive Officer and Director
Jeffrey D. Benjamin	41	Director
James E. Bolin	44	Director
David Elstein	58	Director
William R. Huff	53	Director
George R. Zoffinger	54	Director
Lauren Hochman Blair	40	Vice President – Deputy General Counsel
Simon P. Duffy	53	Chief Operating Officer
Gregg N. Gorelick	44	Vice President – Controller
Howard Kalika	45	Vice President – Group Finance Director – Corporate Finance and Development*
Richard J. Lubasch	56	Executive Vice President, General Counsel and Secretary
Richard H. Martin, Jr.	42	Vice President – Group Treasurer**
Bret Richter	32	Senior Vice President – Finance and Acting Chief Financial Officer
Scott E. Schubert	49	Chief Financial Officer***

*	Mr. Kalika is expected to take office as our Vice President – Group Finance Director – Corporate Finance and Development in the near future.

**	Mr. Martin is expected to take office as our Vice President – Group Treasurer in the near future.

***	Mr. Schubert has been recruited to be our Chief Financial Officer. His appointment as our Chief Financial Officer has been ratified by our Board of Directors and is expected to become effective in the near future.

     Our charter provides for a classified Board of Directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three-year terms. The term of the initial Class I Directors which are comprised of Mr. Bolin and Mr. Knapp, shall terminate on the date of our 2003 annual meeting of stockholders; the term of the initial Class II Directors which are comprised of Mr. Benjamin and Mr. Elstein shall terminate on the date of our 2004 annual meeting of stockholders; and the term of the initial Class III Directors which are comprised of Mr. Mooney, Mr. Huff and Mr. Zoffinger shall terminate on the date of our 2005 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The following is a brief description of the present and past business experience of each of the persons who serve as our directors (including the Chairman of the Board of Directors, who is not an executive officer of the Company) and executive officers.

Directors:

Jeffrey D. Benjamin

     Mr. Benjamin became a director of the Company on January 10, 2003. He is currently a Senior Advisor to Apollo Management, LP, and has held that position since September 2002. From May 1998 to September 2002, Mr. Benjamin was employed by Libra Securities LLC and its predecessors in various positions, including co-CEO. Prior to his affiliation with Libra Securities LLC, he was a Managing Director at UBS Securities LLC. Mr. Benjamin currently serves on the boards of directors of Exco Resources, Inc (EXCO), an independent oil and gas company, Chiquita Brands International, Inc. (CQB), McLeod USA (MCLD) and Dade Behring Holdings Inc. (DBEH).

James E. Bolin

     Mr. Bolin became a director of the Company on January 10, 2003. He is currently a Managing Director of Citadel Investment Group. Prior to joining Citadel, he was a General Partner of Appaloosa Management, L.P. Prior to his employment with Appaloosa, Mr. Bolin was a Vice President at Goldman Sachs & Co and formerly with Smith Barney, Harris Upham. He is currently a director of Inamed Corporation, a global medical device company and Kindred Healthcare, a leading nursing home operator.

David Elstein

     Mr. Elstein became a director of the Company on January 10, 2003. He owns Brook Productions Ltd., a television consulting and production company, and is currently the chairman of the following organizations: the British Screen Advisory Council, the National Film and Television School Foundation and Really Useful Theatres Ltd. He is also currently a non-executive director of Sport and Leisure plc and a non-executive director and Vice-Chairman of Kingsbridge Capital Ltd. He has been a visiting professor of Broadcasting at Oxford, Westminster, and Stirling Universities. Mr. Elstein was formerly CEO of Channel 5 Broadcasting in Britain and Head of Programming at BSkyB as well as Director of Programmes of Thames Television.

William R. Huff

     Mr. Huff became a director of the Company on January 10, 2003 and served as Interim Chairman of the Board of Directors until March 12, 2003, when Mr. Mooney joined our Board of Directors and became Non-Executive Chairman. Mr. Huff is Principal and President of W.R. Huff Asset Management Co., L.L.C., an investment adviser and a large independent manager in the high yield market and private equity boutique. He founded W.R. Huff Asset Management Co., L.L.C. in 1984.

Barclay Knapp

     Barclay Knapp is President, CEO and a director of the Company and has held these positions since its formation with the exception that Mr. Knapp was Chief Operating Officer until October 1996 when he was appointed Chief Executive Officer. Mr. Knapp co-founded NTL in 1993 with George Blumenthal. Prior to NTL, Mr. Knapp was a co-founder of Cellular Communications, Inc. (CCI) in 1982, serving first as CFO and then later as President and COO. CCI was a pioneering US cellular telephone company that grew to become one of the industry’s leading players at the time of its sale to Airtouch in 1996 for $2.5 billion. In addition, CCI was the parent, and Mr. Knapp was COO, of Cellular Communications of Puerto Rico (CCPR) and Cellular Communications International (CCII) – the latter a founding partner of Omnitel in Italy. These companies were spun off from CCI in 1991 and ultimately sold to SBC (1999) and Mannesman (1998), respectively. Mr. Knapp is currently Chairman of ATX Communications, the successor to CoreComm, a US-based CLEC which also had its roots in the CCI companies and NTL.

James F. Mooney

     Mr. Mooney became Non-Executive Chairman of the Company on March 12, 2003. Mr. Mooney was most recently the Executive Vice President and Chief Operating Officer of Nextel Communications Inc. Prior to joining Nextel, Mr. Mooney was the CEO/COO of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc and Benchmark Capital. Before his position with Tradeout, Mr. Mooney was the Chief Operating Officer at Baan Company, a business management software provider that had dual headquarters in Amsterdam and Virginia. From 1980-1999, Mr. Mooney held a number of positions with IBM Corporation, including his last position as Chief Financial Officer of the Americas.

George R. Zoffinger

     Mr. Zoffinger became a director of NTL Incorporated on January 10, 2003. He is the President and CEO of the New Jersey Sports and Exposition Authority. He previously served as President and CEO of Constellation Capital Corporation and as President and CEO of Value Property Trust, a publicly owned REIT. Mr. Zoffinger also served as Chairman of CoreStates New Jersey National Bank and as President and CEO of Constellation Bancorp. Further, Mr. Zoffinger was the Commissioner of Commerce and Economic Development for the State of New Jersey in 1990. Mr. Zoffinger is currently a director of New Jersey Resources Inc., Admiralty Bancorp and Commercial Federal Bancorp.

Other Executive Officers Who Are Not Directors:

Lauren Hochman Blair

     Lauren Hochman Blair is the Company’s Vice President – Deputy General Counsel. Ms. Blair has been with the Company since its formation in 1993, serving as the Company’s Senior Assistant General Counsel. She also served in this capacity at CCI, CCPR and CCII until such companies were sold in 1996, 1999 and 1999, respectively.

Simon P. Duffy

     Simon P. Duffy is the Company’s Chief Operating Officer and has held this position since April 1, 2003. Prior to joining the Company, Mr. Duffy was CFO of Orange SA. Prior to Orange, Mr. Duffy was Chief Executive Officer of Denmark-based wireless data company End2End. He joined End2End in 2001 from Internet service provider World Online International NV. At World Online, Mr. Duffy served as CEO & Deputy Chairman and led the initial public offering of the company and subsequent sale to Tiscali SPA. Prior to his tenure at World Online, Mr. Duffy spent eight years at EMI Group plc, first as Group Finance Director of THORN EMI and later, following Group’s demerger, as Deputy Chairman and Group Finance Director of EMI Group. Prior to EMI Group, Mr. Duffy worked at Guinness plc first as Director of Corporate Finance and subsequently as Operations Director of United Distillers, Guiness’s spirits division.

Gregg N. Gorelick

     Gregg N. Gorelick is the Company’s Vice President – Controller, and has held this position since the Company’s formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President – Controller of CCI from 1986 until the sale of CCI. Mr. Gorelick was also Senior Vice President – Controller and Treasurer of ATX Communications, Inc. from 1996 to 2002. He was also Vice President – Controller of CCII prior to its sale in March 1999 and at CCPR prior to its sale in August 1999.

Richard J. Lubasch

     Richard J. Lubasch is the Company’s Executive Vice President – General Counsel and Secretary, and has held those positions since 2002. Prior to that time, he had been the Company’s Senior Vice President – General Counsel and Secretary since its formation. Mr. Lubasch was also Senior Vice President – General Counsel and Secretary of CCPR prior to its sale in August 1999. Mr. Lubasch also held these titles, as well as Treasurer, at CCII prior to its sale in March 1999.

Howard Kalika

     Howard Kalika is expected to take office as the Company’s Vice President - Group Finance Director – Corporate Finance and Development in the near future. Prior to joining the Company, Mr. Kalika was a Senior Vice President of Williams Communications Group Inc., where he led corporate finance activities. Prior to joining Williams in September 1999, Mr. Kalika held various senior finance positions with Amoco Corporation and BP Amoco.

Richard H. Martin, Jr.

     Richard H. Martin, Jr. is expected to take office as the Company’s Vice President - Group Treasurer in the near future. Prior to joining the Company, Mr. Martin held various positions with WilTel Communications Group, including Vice President - Treasurer; Vice President - Finance, Emerging Markets; and Assistant Treasurer. Before joining WilTel, Mr. Martin was Regional CFO - Africa of BP plc from June 1999 through April 2000. Prior to BP, Mr. Martin held various positions with Amoco Corporation, including Director, Business Solutions.

Bret Richter

     Bret Richter is the Company’s Senior Vice President — Finance and Acting Chief Financial Officer. Mr. Richter is responsible for the Company’s finance activities, strategic initiatives, investor relations and capital raising efforts. Mr. Richter joined NTL in September 1994, and prior to his current responsibilities he held various positions in the Company’s Corporate Development group including Vice President — Corporate Finance and Development. Prior to joining NTL, Mr. Richter was a member of the media and telecommunications investment banking group at Salomon Brothers Inc.

Scott E. Schubert

     Mr. Schubert has been recruited to be the Company’s Chief Financial Officer. His appointment as the Company’s Chief Financial Officer has been ratified by the Company’s Board of Directors and is expected to become effective in the near future. From June 1999 to March 2003, Mr. Schubert was Executive Vice President & Chief Financial Officer of WilTel Communications Group, which delivers voice, data, video and IP services for worldwide telecom carriers, internet service providers and global media and entertainment companies. Prior to joining WilTel, Mr. Schubert held various positions at Amoco Corporation, including International Controller of Exploration & Production and Vice President of Worldwide Financial Services. Following the merger of BP and Amoco in 1998, he was appointed Vice President and Head of BP Amoco’s Global Financial Services.

Executive Compensation

     The following table discloses compensation received by our Chief Executive Officer and our four other most highly paid executive officers for the year ended December 31, 2002.

Summary Compensation Table(1)

	Annual Compensation				Long-Term Compensation

					Awards(3)		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Awards(s)($)	Options/SARs(£)	Payouts($)	Compensation($)(4)

Barclay Knapp	2002	369,763	408,100	—	—	—	—	7,334
President and Chief	2001	277,260	561,138	—	—	5,000,000	—	7,000
Executive Officer	2000	243,833	249,813	—	—	7,250,000	—	17,200
George S. Blumenthal(5)	2002	369,763	408,100	—	—	—	—	7,334
Chairman and	2001	277,260	561,138	—	—	5,000,000	—	7,000
Treasurer	2000	243,833	249,813	—	—	7,250,000	—	17,200
Richard J. Lubasch	2002	467,290	470,000	—	—	—	—	7,334
Executive Vice	2001	233,692	384,875	—	—	—	—	7,000
President — General	2000	205,517	178,438	—	—	500,000	—	17,200
Counsel and Secretary
John F. Gregg(5)	2002	449,500	450,000	—	—	—	—	7,334
Chief Financial	2001	240,220	591,250	—	—	—	—	7,000
Officer and Senior	2000	214,960	228,125	—	—	1,000,000	—	17,200
Vice President
Stephen A. Carter(5)	2002	413,188	1,750,405	18,723 (2)	—	—	—	952,030 (6)
Senior Vice President and	2001	431,790	278,112	—	—	—	—	6,738
Chief Operating Officer	2000	60,636	—	—	—	400,000	—	38,384
UK and Ireland operations

(1)	All amounts reflect the compensation paid to each listed employee in respect of such employee’s position at the Company, the Company’s former parent, NTL Europe, Inc. (formerly) NTL Incorporated) and the Company’s former intermediate parent, NTL Delaware, as the case may be.

(2)	Mr. Carter’s other annual compensation represents an automobile allowance he received from the Company.

(3)	Options granted were options to purchase shares of our ultimate parent company. All such remaining options were cancelled upon our emergence from Chapter 11 on the January 10, 2003, in accordance with the Plan.

(4)	All other compensation reflects the Company’s match of employee contributions to a 401(k) plan or in the case of Stephen Carter, contributions to Mr. Carter’s UK executive pension scheme.

(5)	Messrs. Blumenthal and Gregg terminated their employment with the Company effective January 10, 2003. Mr. Carter terminated his employment with the Company effective November 30, 2002.

(6)	Includes severance payments in the amount of $901,500.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into several transactions with related parties as described below. Each of these transactions is as favorable to us as could be obtained with an unrelated third party.

Our Relationship with NTL Europe

     In connection with the consummation of the Plan, we have entered into several agreements with NTL Europe including a Tax Sharing Agreement, a Transitional Services Agreement, a De-Merger Agreement and a Novation Agreement. We also cooperate with NTL Europe in several other areas.

Transitional Services Agreement

     On the Effective Date, we entered into a Transitional Services Agreement with NTL Europe. Under the Transitional Services Agreement, we have agreed to provide NTL Europe with certain administrative and technical support services for a limited period of time where our personnel had previously been providing support to the companies now comprised within the NTL Europe group of companies. We agreed to provide NTL Europe with support if and when requested in the following areas: accounting, payroll and financial reporting support, technical assistance to NTL Europe’s Spanish business, access to our internal legal and tax advisors with respect to historic matters and continued support in the management and monitoring of certain of the joint ventures in which NTL Europe has investments. This agreement provides that our employees shall, as appropriate, prioritize work performed for us ahead of work performed on behalf of NTL Europe.

     In addition, under the Transitional Services Agreement, we provide the services of five of our employees to NTL Europe seconded on a full-time basis for a period of up to two years (at NTL Europe’s option) and permit NTL Europe and its group companies to continue to use the “NTL” name for a period of up to one year, in the case of NTL Europe, and three years, in the case of certain other of its subsidiaries.

     NTL Europe pays us pre-determined charges set out in the Transitional Services Agreement in respect of the services provided by us and our subsidiaries under the agreement based on the amount of time spent by the relevant personnel in carrying out such work.

De-Merger Agreement

     On the Effective Date, we also entered into a De-Merger Agreement with NTL Europe. This agreement enables us and NTL Europe to have access to records and documents which we and they require but which are held by or in the control of the other. In addition the agreement ensures, to the extent possible, that all warranties, indemnities or liabilities relating to assets or companies which we currently own (directly or indirectly), but which were originally acquired by NTL Europe or one of its subsidiaries before being transferred to us or one of our subsidiaries, are transferred to us with effect from the date of the agreement.

     Under the De-Merger Agreement, NTL Europe agrees that it holds and that it shall procure that each of its group companies holds in trust for us the benefit of warranties and representations and the benefit of covenants to pay or indemnities under contracts entered into by members of NTL Europe’s group of companies prior to the date of the agreement relating to the acquisition of assets which on the date of the agreement were held by us and/or our subsidiaries.

     There is no specified list of contracts to which the De-Merger Agreement applies. Instead it is agreed that the De-Merger Agreement will not apply to the agreements dealt with under the Novation Agreement described below.

Novation Agreement

     In May 2000, our former ultimate parent company (now known as NTL Europe) completed the acquisition of ConsumerCo, the residential cable business of Cable & Wireless Communications PLC, referred to in this prospectus as Old CWC. Old CWC was a publicly listed company in the UK whose largest shareholder was C&W.

     The deal was recorded in a Transaction Agreement originally signed in July 1999. When the deal closed, NTL Europe acquired ConsumerCo. ConsumerCo is a UK cable business and it was always intended that it would be operationally integrated with the rest of NTL’s UK business.

     NTL Europe (then known as NTL Incorporated) transferred ConsumerCo to us and our subsidiaries in February 2001.

     On January 10, 2003, we, NTL Europe and C&W and certain of their respective subsidiaries entered into a Novation Agreement which transfers the remaining rights and obligations under the Transaction Agreement and other related ancillary transaction documents (other than those relating to C&W’s rights as a shareholder in NTL Europe or relating to securities of NTL Europe) from NTL Europe to us. Those rights and obligations include representations and warranties given by C&W in respect of ConsumerCo, mutual tax indemnities related to certain tax matters concerning ConsumerCo and the transfer of certain properties between ConsumerCo and C&W where the relevant properties are owned by C&W or ConsumerCo but used by the other.

Tax Sharing Agreement

     Until consummation of the Plan, we were a part of a federal consolidated income tax group having NTL Europe as the common parent corporation. Under the Plan, we separated from the NTL Europe group, becoming a separate federal consolidated tax group after the Effective Date. On the Effective Date, we entered into a Tax Sharing Agreement which allocates rights and responsibilities for tax matters between us, on the one hand, and NTL Europe and its affiliates, on the other hand.

     In general, we will have control over, and be responsible for, the preparation and filing of our own tax returns and also any joint tax returns that include us and NTL Europe companies. NTL Europe will reimburse us for 14.5% of the costs associated with our preparation of joint returns, including the federal income tax returns for 2002 and 2003.

      Although it is not anticipated that there will be any federal income tax liability for 2002 or the portion of 2003 during which we are included in a joint return with NTL Europe, we have the right to reasonably apportion any tax liability between us and NTL Europe, and NTL Europe will be liable for any such apportioned tax liability attributable to NTL Europe and its affiliates. Any refunds of taxes paid with respect to joint returns will likewise be reasonably allocated by us to NTL Europe and its affiliates on a similar basis.

     NTL Europe’s UK affiliates are required, as we may direct, to surrender group relief up to the maximum permitted by law to certain of our UK affiliates for tax periods before, or that include, the Effective Date as we may direct. Such group relief allow our UK affiliates to use deductions from NTL Europe’s UK affiliates to reduce foreign taxable income. We also have the ability to amend any claims or returns to give effect to NTL Europe’s UK affiliates’ surrenders of group relief.

     We have the exclusive right to control, contest and represent our interests and NTL Europe’s interest in any audit relating to a joint tax return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with any joint return if the matter involved could effect us. However, NTL Europe has the exclusive authority to handle audits that relate solely to NTL Europe or its affiliates to the extent the asserted liability or matter either does not exceed any amounts escrowed by NTL Europe for taxes or could not otherwise create liability for us or our affiliates. We have an obligation to provide NTL Europe with information, to keep NTL Europe informed and to give NTL Europe an opportunity to participate in discussions with tax authorities regarding tax issues that involve NTL Europe or its affiliates. We have the right to reasonably apportion any costs associated with responding to an audit, claim or asserted deficiency to NTL Europe.

     NTL Europe’s ability to perform its continuing obligations under the tax sharing agreement could be affected by a sale of some or all of its assets or by a change of control. Therefore, NTL Europe is required to provide us with notice of any change of control of it or any of its affiliates. Finally, we and NTL Europe have customary rights and obligations to cooperate, exchange information, provide notice and resolve disputes with respect to tax matters.

NTL’s Relationship with ATX Communications, Inc.

     Our President – Chief Executive Officer, Barclay Knapp, is also the Chairman of ATX Communications, Inc. (formerly known as CoreComm Holdco, Inc. and referred to in this prospectus as ATX). Until January 2003, ATX shared resources with us related specifically to corporate activity, including corporate employees and a corporate office. In conjunction with these arrangements, we provided ATX with management, financial, legal and administrative support services through the use of employees, as well as access to office space and equipment and use of supplies and related office services. The salaries of employees providing services to ATX were charged to ATX by us based on the allocations of their time spent providing services to ATX.

     Amounts charged to ATX by us consist of direct costs allocated to ATX where identifiable and a percentage of the portion of our corporate overhead which cannot be specifically allocated to us. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. Our charges to ATX commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had ATX operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the years ended December 31, 2002, 2001 and 2000, we charged ATX $385,000, $446,000 and $1,186,000, respectively, which reduced our corporate expenses.

     On April 12, 2001, our former ultimate parent company purchased $15.0 million of an unsecured convertible note from ATX and received warrants to purchase 770,000 shares of ATX common stock at an exercise price of $.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, we entered into a network and software agreement with ATX. Under the agreement, ATX will provide U.S. network access for Internet traffic from our UK customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how.

     We obtain billing and software development services from ATX. ATX billed us $2.9 million, $3.4 million and $5.9 million in the years ended December 31, 2002, 2001 and 2000, respectively, for these services. In 2001, we entered into a license agreement with ATX whereby we were granted an exclusive, irrevocable, perpetual license to billing software developed by ATX for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $9.8 million for the development costs expended by ATX plus a fixed amount of $3.0 million representing the one-time perpetual license fee. The billing software was being used by us at the time of this agreement, and was being maintained and modified by ATX under an ongoing software maintenance and development outsourcing arrangement between the companies.

     In March 2000, we and ATX announced that we had entered into an agreement to link our networks in order to create an international Internet backbone that commenced operations in February 2001. We incurred costs of $0.3 million for network usage in the year ended December 31, 2001. We have not incurred any additional costs subsequent to 2001.

NTL’s Relationship with Certain Financial Advisors

     On May 2, 2002, our former parent company, NTL Europe, its subsidiary NTL Delaware, and its former subsidiary NTL Communications Limited (also a subsidiary of ours), on behalf of themselves and their respective subsidiaries (collectively referred to in this prospectus as the Advised Companies), the steering committee of the unofficial committee of noteholders of Old NTL that was convened during our Chapter 11 reorganization, J.P. Morgan plc, J.P. Morgan Chase, Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. entered into a letter agreement to amend the existing engagement provisions contained in an engagement letter dated May 17, 2000, by and among the Advised Companies, J.P. Morgan plc, J.P. Morgan Chase, Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. (referred to as the Modified Engagement Letter) as follows:

     (1)     J.P. Morgan plc and J.P. Morgan Chase (collectively referred to as the J.P. Morgan parties), and Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. (collectively referred to as the Morgan Stanley parties) shall each be engaged on a non-exclusive basis by the Advised Companies and their respective subsidiaries as joint book running managers in any capital market financing entered into by the Advised Companies or any of their respective subsidiaries, the proceeds of which are used to refinance all or any portion of our Working Capital Credit Facility. In connection with their engagement as joint book running managers, each of the J.P. Morgan parties and the Morgan Stanley parties shall be entitled to receive 30% of the underwriting discount of the aggregate principal amount of such issuance of securities (referred to as the book running fee);

     (2)     the J.P. Morgan parties and the Morgan Stanley parties shall each also be engaged on a non-exclusive basis by the Advised Companies and their respective subsidiaries as co-managers in any capital markets financing the proceeds of which are used to refinance the old notes or new notes. In connection with their engagement as co-managers, each of the J.P. Morgan parties and the Morgan Stanley parties shall be entitled to receive 10% of the underwriting discount of the aggregate principal amount of such capital markets issuance (referred to as the managing fee); and

     (3)     each of the Advised Companies agreed that after the refinancing of the old notes, the new notes and/or the Working Capital Credit Facility, if the aggregate of the book running fee and the managing fee paid to each of the J.P. Morgan parties and the Morgan Stanley parties pursuant to paragraphs (1) and (2) above is less than $3,000,000 per institution, each of the Advised Companies shall, on a joint and several basis, pay to or procure that there is paid to each of the J.P. Morgan parties and the Morgan Stanley parties an amount equal to the amount by which $3,000,000 exceeds the aggregate of the fees paid to each such institution pursuant to paragraphs (1) and (2) above.

     As of the Effective Date (January 10, 2003), the provisions of the Modified Engagement Letter are a joint and several obligation of NTL Europe and NTL Delaware (which are no longer affiliated with us) and NTL Communications Limited, a subsidiary of ours.

Employment Arrangements

     The following summaries of the terms of employment arrangements between each of Barclay Knapp, our President and Chief Executive Officer and a director, Richard J. Lubasch, our Executive Vice President, General Counsel and Secretary, and us are subject to, and qualified in their entirety by reference to, the respective employment agreements between us and such executives which are included as exhibits to the registration statement of which this prospectus forms a part.

Barclay Knapp:

Term:	January 10, 2003 through December 31, 2003; if the contract is not renewed and the executive leaves within first two weeks of 2004, the executive is entitled to two times base salary

Title:	President and Chief Executive Officer

Base salary:	$700,000

Bonuses:	Annual discretionary cash bonus of up to 200% of base salary; bonus upon consummation of the Plan consisting of the number of shares of common stock of the Company with a value equal to base salary

Options:	Eligible to receive options to purchase common stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined by the board of directors

Benefits:	Entitled to participate in all employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to its senior executive officers

Termination without cause:	Entitled to three times base salary if terminated without cause

Non-competition:	Non-competition provision survives for eighteen months following termination of employment with the Company

Richard J. Lubasch:

Term:	January 10, 2003 through December 31, 2003; if the contract is not renewed and the executive leaves within first two weeks of 2004, the executive is entitled to two times base salary

Title:	Executive Vice President – General Counsel

Base salary:	$477,000

Bonuses:	Annual discretionary cash bonus of up to 200% of base salary; bonus upon consummation of the Plan consisting of the number of shares of common stock of the Company with a value equal to base salary

Options:	Eligible to receive options to purchase common stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined by the board of directors

Benefits:	Entitled to participate in all employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to its senior executive officers

Termination without cause:	Entitled to three times base salary if terminated without cause

Non-competition:	Non-competition provision survives for eighteen months following termination of employment with the Company

DESCRIPTION OF THE NEW NOTES

General

     The new notes, referred to in this “Description of the Notes” as the Exchange Notes, will be issued pursuant to an indenture, referred to in this prospectus as the Indenture, dated as of January 9, 2003, between NTL and U.S. Bank National Association, as Trustee. The following summary of selected provisions of the Indenture is not complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” In this “Description of the Notes,” the term “NTL” refers to NTL Incorporated and not any of its subsidiaries.

     The Notes are senior obligations of NTL, ranking equal in right of payment with all senior indebtedness of NTL and senior in right of payment to all subordinated indebtedness of NTL. The Notes are guaranteed on a senior basis by the following of NTL’s subsidiaries: NTL Digital (US) Inc., CableTel Ventures Limited, Bearsden Nominees, Inc., CableTel Programming, Inc., NTL International Services, Inc. and NTL Funding (NJ), Inc., collectively referred to in this prospectus as the Senior Guarantors. The Notes are guaranteed on a subordinated basis by NTL’s Subsidiary Communications Cable Funding Corp., referred to in this prospectus as the Subordinated Guarantor and together with the Senior Guarantors, the Guarantors. The obligations of the Subordinated Guarantor under the Notes are subordinated to the Subordinated Guarantor’s obligations under the Working Capital Credit Facility.

     The Notes are secured by a lien on and a security interest over:

•	all of the issued and outstanding capital stock held by NTL and the Senior Guarantors in direct subsidiaries incorporated in the United States;

•	substantially all of the assets and properties owned by NTL and the Senior Guarantors; and

•	the capital stock held by NTL Group Limited in NTL (Triangle) LLC.

     The operations of NTL are conducted through its Subsidiaries. NTL is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. As a result, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of NTL’s Subsidiaries which are not Guarantors with respect to the cash flow and assets of those Subsidiaries.

Principal, Maturity and Interest

     Pursuant to the Indenture, the Notes are limited in aggregate principal amount to $558,249,000, plus any additional notes issued as payment-in-kind for interest, as described below.

     Interest on the Notes will accrue at the rate of 19% per annum and will be payable in cash, semi-annually in arrears, on January 1 and July 1 of each year, beginning on July 1, 2003. Interest on the Exchange Notes will accrue from and including the date of issuance, or the most recent date to which interest has been paid or duly provided for, up to and including the date immediately preceding the date on which interest is paid or duly provided for.

     With respect to the interest payments due on July 1, 2003, January 1, 2004 and July 1, 2004, NTL may elect to pay any portion of the interest in cash or by issuance of additional Notes, each dated as of the date of such interest payment date, in an aggregate face principal amount equal to the portion of such cash interest payment which is not being paid in cash multiplied by a fraction, the numerator of which is 1,000 and the denominator of which is the Accreted Value of outstanding Notes per $1,000 face principal amount of Notes on such interest payment date, as set forth on the table included in the definition of “Accreted Value” in the Indenture, provided that:

(1)	NTL may not issue less than $5 million in face principal amount of PIK Notes with respect to any one interest payment date;

(2)	with respect to the interest payment dates of January 1, 2004 and July 1, 2004, NTL will use all Available Cash in excess of £95 million to pay cash interest on the Notes except that NTL will not be required to pay cash interest if the amount of Available Cash above such £95 million threshold is less than $5 million in the aggregate;

(3)	to the extent that interest is paid in PIK Notes, it shall be paid pro rata with respect to all Notes.

The term “Available Cash” means:

(I)	with respect to the January 1, 2004 interest payment date, (x) NTL’s consolidated cash and cash equivalents as of December 15, 2003, less (y) the amount of interest on the Senior Facilities payable on the next interest payment dates on or after January 1, 2004; and

(II)	with respect to the July 1, 2004 interest payment date, (x) NTL’s consolidated cash and cash equivalents as of June 15, 2004, less (y) the amount of interest on the Senior Facilities payable on the next interest payment dates on or after July 1, 2004;

provided, that “Available Cash” (x) shall not include proceeds of asset dispositions or other proceeds of events which are required by the terms of the Senior Facilities, the Triangle Notes or the Diamond Notes (as the case may be) to be used to prepay Senior Indebtedness or Indebtedness outstanding under the Triangle Notes or the Diamond Notes (as the case may be) and (y) in the event that NTL establishes a cash reserve (approved by the board of directors of NTL (or any committee thereof)) against an extraordinary or unusual cash expenditure or liability (including without limitation vendor disputes), such reserve shall be deducted from Available Cash if such reserve is in effect at the time the Available Cash is determined.

     In the event that NTL pays any interest by issuance of PIK Notes on January 1, 2004 or July 1, 2004, NTL shall deliver an officer’s certificate to the Indenture Trustee (i) representing and warranting that NTL and its Subsidiaries have not, in any material respect, paid current liabilities in advance of, and have not decelerated collection of current assets from, NTL’s ordinary course schedule therefor consistent with past practice and (ii) evidencing in reasonable detail the calculation of the Available Cash and describing any reserve deducted from Available Cash and the reason therefor.

     NTL will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the June 15 or December 15 next preceding the Interest Payment Date even if Notes are canceled after the record date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. NTL will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. NTL will make all payments in respect of a certificated Note (including principal and interest), by mailing a check to the registered address of each Holder of a Note; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount at maturity of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

     The Notes will be payable on maturity on January 1, 2010, subject in certain instances to earlier repayment in whole or in part. The aggregate principal amount of the Notes will accrete over the life of such Notes such that the amount repayable at maturity of the Notes (and in certain other circumstances) will be $558,249,000. The Initial Notes were issued in denominations of $1,000 and multiples thereof. The Exchange Notes and any PIK Notes issued thereon will be issued in global form.

Optional Redemption

     NTL may redeem some or all of the Notes at any time at the Redemption Prices set out below (expressed as a percentage of the accreted value of the Notes as of the redemption date), except that the Redemption Price will be 100% if NTL elects to prepay the Notes using the proceeds of a rights offering , which means cash proceeds obtained by NTL from the exercise of rights to acquire equity securities from NTL, which rights were offered to all of NTL’s stockholders as of a record date in a public rights offering (other than stockholders outside of the United States where NTL determines that it would be impracticable to make such an offering due to the burden of compliance with Applicable Law), prior to the first anniversary of the Effective Date, which will be on January 10, 2004:

Redemption Date	Redemption Price

January 10, 2003 – January 10, 2004	111.0%
January 11, 2004 – December 31, 2006	122.0%
January 1, 2007 – December 31, 2007	111.0%
January 1, 2008 – December 31, 2008	105.5%
January 1, 2009 – January 1, 2010	100.0%

     A minimum of 10 days’ and maximum of 60 days’ notice by mail to Holders of the Notes to be redeemed is required for any optional redemption of the Notes. In addition, each redemption must relate to an aggregate face principal amount of Notes of at least $25 million and integral multiples of $1,000 in excess of that amount.

     The Notes are also redeemable at NTL’s option as described under the covenant “—Additional Amounts; Optional Tax Redemption”. In the case of a redemption of any class of Notes referred to herein under the covenant “Additional Amounts; Optional Tax Redemption,” redemption of such Notes will be made at the Redemption Prices specified above plus accrued and unpaid interest, if any, to the applicable redemption date.

Mandatory Redemption and Repurchase

     On June 1, 2008, NTL is required to redeem Notes with an aggregate face principal amount equal to the aggregate face principal amount of all Notes outstanding on such date in excess of $558,249,000.

     In addition, NTL is required to make a Change of Control Offer (as defined below) and Excess Proceeds Offer (as defined below) with respect to a repurchase of the Notes under the circumstances described under the captions “Change of Control” and “Asset Dispositions—Offer to Purchase by Application of Excess Proceeds,” respectively.

Change of Control

     A Change of Control means the occurrence after January 10, 2003 of any of the following:

     (i)  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of the properties and assets of NTL and its Subsidiaries taken as a whole to any Person or “person” (as such term is used in section 13(d)(3) of the Exchange Act);

     (ii)  the adoption of a plan relating to the liquidation or dissolution of NTL;

     (iii)  the consummation of any transaction (including, without limitation, any merger or consolidation), as a result of which any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), will have acquired, directly or indirectly, beneficial ownership of 30% or more on a fully diluted basis of the aggregate voting interest attributable to all outstanding Capital Stock of NTL;

     (iv)  the first day on which a majority of the members of the board of directors of NTL are not Continuing Directors; or

     (v)  the occurrence of a change of “control” of NTL as defined in section 13.7 of the Senior Credit Facility and section 9.7 of the Working Capital Facility, as such facilities are amended and restated on or about January 10, 2003 or as may be amended or refinanced from time to time.

     Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred (x) as a result of any transaction required to be implemented on or after January 10, 2003 pursuant to the Plan or (y) in the event NTL effects a public rights offering prior to January 10, 2004 and uses the proceeds thereof to prepay the Notes (such rights offering must be offered to all of NTL’s stockholders (other than stockholders outside of the United States where NTL determines that it would be impracticable to make such an offering due to the burden of compliance with Applicable Law)).

     Upon the occurrence of a Change of Control, NTL will make an Offer (referred to as a Change of Control Offer) to each Holder of Notes to repurchase all or any part of such Holder’s Notes equal to $1,000 or a multiple of $1,000 at an offer price in cash equal to 101% of the outstanding face principal amount of such Holder’s Notes plus accrued and unpaid interest (including Special Interest), if any, until the Change of Control Payment Date (as defined below) in accordance with the terms of such offer described below. The payment will be referred to as the Change of Control Payment. Within 30 days following any Change of Control, NTL will mail a notice to each Holder stating:

     (1)  that the Change of Control Offer is being made pursuant to Section 4.09 of the Indenture and that all Notes tendered will be accepted for payment;

     (2)  the purchase price and the purchase date, which will be at least 10 Business Days but no more than sixty days from the date such notice is mailed. This date is referred to as the Change of Control Payment Date;

     (3)  that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent for such purpose, at the address specified in the notice prior to the close of business on the fifth Business Day preceding the Change of Control Payment Date;

     (4)  that Holders will be entitled to withdraw their election if NTL or its designated agent for such purpose receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased;

     (5)  the amount of accrued interest to the Change of Control Payment Date;

     (6)  the name and address of the Paying Agent; and

     (7)  that, unless NTL defaults in making the Change of Control Payment or the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture, interest and any Special Interest on the Notes ceases to accrue on and after the Change of Control Payment Date in respect of such Notes.

     NTL will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control.

     On the Change of Control Payment Date, NTL will, to the extent lawful:

     (1)  accept for payment all Notes or portions of Notes tendered pursuant to the Change of Control Offer; and

     (2)  pay to the Holders of Notes or portions of Notes so tendered an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered.

     NTL will promptly mail or deliver by wire transfer to each Holder of Notes so tendered the Change of Control payment for such Notes, and NTL will promptly execute and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or a multiple thereof. NTL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain any other provision that permits the Holders of the Notes to require that NTL repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. The Indenture contains covenants which may afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, including the Change of Control provision described above and the provisions described under the covenant “Incurrence of Indebtedness and Issuance of Disqualified Capital Stock or Preferred Stock” and the covenant “Merger, Consolidation or Sale of Assets” below. Each of those covenants is, however, subject to exceptions which may permit NTL to be involved in a highly leveraged transaction that may adversely affect the Holders of the Notes.

     The Change of Control Offer requirement of the Notes may, in certain circumstances, make more difficult or discourage a takeover of NTL, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that NTL could decide to do so in the future. Subject to the limitations discussed below, NTL could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect NTL’s capital structure or credit ratings.

     NTL’s ability to pay cash to the Holders of Notes pursuant to a Change of Control Offer may be limited by NTL’s then existing financial resources. See Risk Factors “—Our substantial leverage could adversely affect our financial health and diminish shareholder value,” “—We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations; our ability to access that cash flow may be limited in some circumstances.” Some of our indebtedness and the indebtedness of our subsidiaries, our stockholder rights plan and certain provisions of our certificate of incorporation could delay or prevent transactions involving a change of control of NTL Incorporated. Any future credit agreements or other agreements relating to indebtedness of NTL may contain prohibitions or restrictions on NTL’s ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, NTL could seek the consent of its lenders to the purchase of Notes and other Indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibition. If NTL does not obtain such a consent or repay such borrowings, NTL will be effectively prohibited from purchasing the Notes. In such case, NTL’s failure to purchase tendered Notes would constitute an Event of Default (as defined below) under the Indenture. Moreover, the events that constitute a Change of Control or require an Excess Proceeds Offer under the Indenture may also constitute events of default under existing or future debt instruments or credit agreements of NTL or NTL’s subsidiaries. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of NTL’s Subsidiaries. Any such enforcement may limit NTL’s ability to raise cash to repay or repurchase the Notes.

     NTL will not be required to make a Change of Control Offer in the event that NTL enters into any transaction required to be implemented pursuant to the Plan or effects a public rights offering prior to January 10, 2004 and uses the proceeds of such rights offering to prepay the Notes.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of NTL’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require NTL to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NTL and its Subsidiaries to another Person may be uncertain.

Asset Dispositions

     The Indenture provides that, with certain exceptions, NTL will not and will not permit any of its Subsidiaries to consummate any Asset Disposition, unless all of the following conditions are met:

(i)	at any time prior to a Note Registration, the aggregate fair market value of Asset Dispositions (exclusive of any assets subject to a Sale and Leaseback Transaction permitted under the Indenture) in any fiscal year of NTL does not exceed 20% of the Consolidated Tangible Assets at the beginning of such fiscal year; provided that notwithstanding the foregoing, all or substantially all of the assets of NTL’s United Kingdom broadcast business may be sold in any fiscal year if, in the fiscal year in which such broadcast assets are sold, the aggregate fair market value of all other Asset Dispositions (exclusive of any assets subject to a Sale and Leaseback Transaction permitted under the Indenture) in that fiscal year (prior to the broadcast asset sale) does not exceed 5% of the Consolidated Tangible Assets at the beginning of such fiscal year;

(ii)	the consideration received is at least equal to the fair market value of such assets determined at the time NTL or such Subsidiary enters into a definitive agreement governing such Asset Disposition (except as the result of any foreclosure or sale by the lenders under the Senior Facilities);

(iii)	at least 80% of the consideration received is cash or Cash Equivalents (except that if the Asset Disposition is a transfer of assets to a person providing Internal Services on an outsourcing basis to a Subsidiary in order to facilitate the provision of such Internal Services, then up to £10.0 million of the consideration therefor may be offset against future cash payments for such services); and

(iv)	no Default or Event of Default then exists or will result from such Asset Disposition;

provided, however, that the amount of:

      (x)        any liabilities (as shown on NTL’s or such Subsidiary’s most recent balance sheet) of NTL or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to any arrangement releasing NTL or such Subsidiary from further liability; and

      (y)        any securities, notes or other obligations received by NTL or any such Subsidiary from such transferee that are converted by NTL or such Subsidiary into cash or Cash Equivalents within 90 days after the Asset Disposition (to the extent of the cash or Cash Equivalents received);

will be deemed to be cash for purposes of this provision.

     On or prior to

(A)	the dates which are the first interest payment dates that are at least 365 days after the date on which Net Proceeds from an Asset Disposition relating to assets of the Subordinated Guarantor or any BG Subsidiary are received (which assets are not Collateral) upon which Indebtedness under the Senior Facilities in an amount equal to such Net Proceeds can be permanently reduced in accordance with the Senior Facilities, and

(B)	the date that is 365 days after the date on which Net Proceeds from any other Asset Disposition are received (such assets are referred to as DT Assets), as the case may be,

NTL or the Subsidiary making such Asset Disposition or the relevant obligor, as the case may be, may apply such Net Proceeds:

     (i)     to permanently reduce or service Indebtedness under the Senior Facilities, other Senior Indebtedness or Guarantor Senior Indebtedness or offer to purchase Notes (with the consent of the Holders of such Notes to the extent required) or Indebtedness ranking pari passu with the Notes,

     (ii)     subject to certain limitations, to the making of capital expenditures not to exceed $10.0 million in any fiscal year, the unused portion of which will not carry forward to any succeeding fiscal year, or

     (iii)     to the extent such Net Proceeds represent proceeds received from an insurance claim in amelioration of an involuntary loss, damage, destruction or condemnation of assets, toward the replacement, reinstatement and/or repair of such assets and/or the satisfaction of business interruption losses in respect of which the relevant insurance claim was made (or to refinance any expenditure incurred in the replacement, reinstatement and/or repair of such assets and/or the satisfaction of business interruption losses);

provided, however, that in the event of a Triangle Asset Disposition or other Asset Disposition of any Collateral or DT Assets, NTL or the Subsidiary making such Asset Disposition of any Collateral or DT Assets must make an offer to the Holders of Notes to purchase Notes and, if such offer is accepted by a Holder, the Net Proceeds must be applied to purchase the Notes of such Holder as described below; provided, however, that in the event that the terms of the Diamond Notes or the Triangle Notes or any Permitted Refinancing Indebtedness incurred in relation thereto prohibit a distribution to NTL to make a repayment of Notes with Net Proceeds, then the Diamond Entities or the Triangle Entities (as the case may be) may use such proceeds to redeem or repurchase the Diamond Notes or the Triangle Notes (as the case may be), to make capital expenditures in such Diamond Entities or Triangle Entities, as the case may be, in accordance with clause (b)(ii) above or to invest in Cash Equivalents.

     Pending the final application of any such Net Proceeds, NTL may temporarily reduce revolving credit Indebtedness under the Senior Facilities or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Dispositions that are not applied or invested as described above or excluded as described below will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds in any fiscal year £10 million, NTL will make an Excess Proceeds Offer to purchase the maximum face principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to the Redemption Price applicable on the date of purchase, as set forth in the Notes, plus accrued and unpaid interest, if any, on such Notes to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Redemption Price of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, NTL may use any remaining Excess Proceeds for general corporate purposes. If the aggregate Redemption Price of Notes surrendered by Holders of such Notes exceeds the amount of Excess Proceeds, NTL will select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset at zero.

     Notwithstanding the foregoing, an Asset Disposition may be effected by or in relation to a BG Subsidiary where the aggregate proceeds of which, when combined with all such excluded Asset Dispositions by BG Subsidiaries in any twelve month period, do not exceed £10.0 million (excluding any proceeds received from an insurance claim as described above), and will not be subject to the provisions of the indenture relating to Asset Dispositions described above.

Offer to Purchase by Application of Excess Proceeds

     In the event that, pursuant to the provisions of the Indenture relating to Asset Dispositions and Excess Refinancing Proceeds, NTL is required to commence an offer to all Holders to purchase Notes referred to as an Excess Proceeds Offer, it will follow the following procedures:

(1)	each Excess Proceeds Offer will remain open for not less than thirty (30) nor more than sixty (60) days immediately following its commencement, except to the extent that a longer period is required by applicable law (such period is referred to as the “Offer Period”);

(2)	on the Business Day immediately after the termination of the Offer Period, referred to as the Purchase Date, NTL will purchase the Notes required to be purchased pursuant to the provisions of the Indenture relating to Asset Dispositions and Excess Refinancing Proceeds at the Redemption Price applicable on the Purchase Date, as set forth in the Notes, plus accrued and unpaid interest, if any, on such Notes to the Purchase Date, referred to as the “Offer Amount”, or, if less than the Offer Amount has been tendered, NTL will purchase all Notes tendered in response to the Excess Proceeds Offer; and

(3)	payment for any Notes so purchased will be made in the same manner as interest payments are made.

     Upon the commencement of an Excess Proceeds Offer, NTL will send, by first class mail, a notice to each of the Holders which will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Offer. The Excess Proceeds Offer will be made to all Holders. The notice, which will govern the terms of the Excess Proceeds Offer, will state:

(i)	that the Excess Proceeds Offer is being made pursuant to Section 4.10 and Section 5.05 (or Section 5.11, as the case may be) of the Indenture;

(ii)	the length of time the Excess Proceeds Offer will remain open;

(iii)	the Offer Amount, the purchase price and the Purchase Date;

(iv)	that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed to NTL at the address specified in the notice at least three Business Days before the Purchase Date;

(v)	that Holders will be entitled to withdraw their election if NTL receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(vi)	the name and address of the Paying Agent;

(vii)	if the Excess Proceeds Offer is being made for fewer than all of the outstanding Notes, the certificate numbers and principal amount at maturity of the particular Notes that are the subject of the Excess Proceeds Offer;

(viii)	the CUSIP number, if any, printed on the Notes that are the subject of the Excess Proceeds Offer; and

(ix)	that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

     On or before the Purchase Date, NTL will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions of the Offer Amount of Notes tendered pursuant to the Excess Proceeds Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver to the Holders and the Trustee an officer’s certificate stating that such Notes or portions of such Notes were accepted for payment by NTL in accordance with the terms of Section 4.10 of the Indenture. NTL will promptly (but in any case not later than five (5) Business Days after the Purchase Date) mail or deliver by wire transfer to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by NTL for purchase, and NTL will promptly issue a new Note and deliver it to such Holder, in a principal amount at maturity equal to any unpurchased portion of the Note surrendered, if any; provided, however, that each such new Note will be in a face principal amount of $1,000 or a multiple of $1,000. Any Note not so accepted will be promptly mailed or delivered by NTL to the Holder of such Note.

Selection and Notice

     If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed pro rata from all of the Holders. The Trustee will make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal amount at maturity of Notes that have denominations larger than $1,000. The provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. Notes and portions of them the Trustee selects will be in principal amounts at maturity of $1,000 or a multiple thereof. The Trustee will notify NTL promptly of the Notes or portions of Notes to be redeemed.

     At least 10 days but not more than 60 days before a date for redemption of Notes, NTL will mail a notice of redemption by first-class mail or by telefacsimile, with written confirmation of receipt, to each Holder of Notes to be redeemed at such Holder’s registered address.

     The notice will identify the Notes to be redeemed and will state:

(i)	the Redemption Date;

(ii)	the Redemption Price and the amount of accrued interest to the Redemption Date;

(iii)	the name and address of the Paying Agent;

(iv)	that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(v)	if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amount at maturity of the particular Notes to be redeemed;

(vi)	that, unless NTL defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture, interest and any Special Interest on Notes (or portion of such Notes) called for redemption ceases to accrue on and after the Redemption Date;

(vii)	the CUSIP number, if any, printed on the Notes being redeemed; and

(viii)	that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

     At NTL’s request, the Trustee will give the notice of redemption in NTL’s name and at NTL’s expense. In such event, NTL will provide the Trustee with the information required by the Indenture.

Covenants

Restricted Payments

     The Indenture provides that NTL will not, and will not permit any of its Subsidiaries to:

(i)	declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock or other Equity Interests of, including any payment in connection with a merger or consolidation involving, NTL or any of its Subsidiaries (except NTL may issue stock dividends in order to effect a stock split and may effect a rights offering by dividend or distribution of rights to purchase for cash Common

Stock of NTL to Holders of Common Stock entitling them to purchase such Common Stock and issue rights to purchase Series A Junior Participating Stock of NTL (or any other series of preferred stock of NTL containing substantially similar terms to the Series A Junior Participating Stock) pursuant to the Rights Agreement);

(ii)	purchase, redeem or otherwise acquire for value any shares of Capital Stock or other Equity Interests of NTL or any of its Subsidiaries now outstanding or which become outstanding after the date of the Indenture (other than the acquisition or issuance of Equity Interests of any Subsidiary of NTL to the extent permitted as a Permitted Investment or which does not constitute an Asset Disposition pursuant to clauses (i), (ii), (xv), (xvi) and (xx) of the definition of Asset Disposition),

(iii)	make any payment or prepayment of principal of, premium, if any, interest, redemption, exchange, purchase, retirement, defeasance, sinking fund or other payment with respect to, any Subordinated Indebtedness; or

(iv)	make any Restricted Investments (all such payments and other actions set forth in clauses (i) through (iv) above are collectively referred to as Restricted Payments); unless at the time of and after giving effect to such Restricted Payment:

(A)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment; and

(B)	NTL would, at the time such Restricted Payment was made and after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four fiscal quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness Ratio Test set forth in the covenant “Incurrence of Indebtedness and Issuance of Disqualified Capital Stock,” except that the Modified Indebtedness Ratio will apply to that test instead of the Indebtedness Ratio; and

(C)	such Restricted Payment, together with the aggregate of all other Restricted Payments made by NTL and its Subsidiaries after the date of the Indenture (excluding certain Restricted Payments permitted by the Indenture), is less than the difference between (x) Cumulative EBITDA and (y) the Relevant Multiple times Cumulative Interest Expense.

     The foregoing provisions will not prohibit:

(I)	the payment or distribution by any Subsidiary (other than Triangle) of any dividend on or other distribution of its Capital Stock or other Equity Interests (in cash or by way of an issue of Common Stock of the payer of such dividend) or assets to the extent the proceeds of such payment or distribution are paid or made pro rata to the Holders of such Capital Stock or other Equity Interests;

(II)	the making of any loan or advance, directly or indirectly, by a Subsidiary of NTL to another Subsidiary of NTL or to NTL to enable:

(A)	NTL to pay its overhead expenses (including without limitation, all expenses under the Exchange and Registration Rights Agreement and under the Equity Registration Rights Agreement pertaining to the registration under the Securities Act of the Notes and the Capital Stock of NTL),

(B)	NTL or any of its Subsidiaries to pay all Taxes due and owing by NTL and its Subsidiaries,

(C)	NTL and its Subsidiaries to pay (x) regularly scheduled installments of accrued and unpaid interest on the Notes that are required to be paid only in cash, and (y) regularly scheduled installments of principal and interest and any other fees and expenses that are required under any Existing Indebtedness as to which NTL and any Subsidiary is an obligor to be paid in cash, and

(D)	NTL and its Subsidiaries to make any other Restricted Payment or Permitted Investment, or to consummate any Affiliate Transaction (as defined below), but in each case only to the extent permitted under the Indenture and provided that any of the payments referred to in clauses (A) to (D) of this paragraph are made by NTL or the relevant Subsidiary within 30 days after the date of the making of the loan or advance referred to in this clause (II); and

(III)	any of the following if no Default or Event of Default will have occurred and be continuing immediately after any such transaction:

(i)	the payment of any dividend (in cash or by way of an issue of Common Stock of the payer of such dividend) within 60 days after the date of declaration of such dividend, if at said date of declaration such payment would have complied with the other provisions of the Indenture;

(ii)	subject to the covenant “Excess Refinancing Proceeds,” the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of NTL) of Capital Stock or other Equity Interests of NTL (other than Disqualified Capital Stock);

(iii)	the redemption, repurchase or acquisition by any Subsidiary of its Capital Stock or other Equity Interests to the extent the proceeds of such payment, redemption, repurchase or acquisition or any property transferred are paid pro rata to the Holders of such Capital Stock or other Equity Interests;

(iv)	the making of Restricted Payments by NTL or any of its Subsidiaries necessary to consummate the Plan or required by the Plan or prepay or make scheduled payments on Existing Indebtedness or make scheduled payments on Indebtedness incurred by NTL or its Subsidiaries pursuant to covenant “Incurrence of Indebtedness and Issuance of Disqualified Capital Stock;” and

(v)	the redemption, repurchase, repayment, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes upon the occurrence of a change of control to the extent required by the terms of such Indebtedness; provided that no such redemption, repurchase, repayment, defeasance or other acquisition or retirement for value will be made prior to NTL’s repurchase of all Notes required to be repurchased pursuant to the Indenture.

     Notwithstanding the above, after January 10, 2003, under no circumstances may NTL

(a)	declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock or other Equity Interests of, including any payment in connection with a merger or consolidation involving, NTL (except NTL may issue stock dividends in order to effect a stock split and may effect a rights offering by a dividend or distribution of rights to purchase for cash Common Stock of NTL to Holders of Common Stock entitling them to purchase such Common Stock and issue rights to purchase Series A Junior Participating Stock of NTL (or any other series of preferred stock of NTL containing substantially similar terms to the Series A Junior Participating Stock) pursuant to the Rights Agreement); or

(b)	purchase, redeem or otherwise acquire for value any shares of Capital Stock or other Equity Interests of NTL now outstanding or which become outstanding after the date of the Indenture.

     NTL and its Subsidiaries may make Restricted Payments in order to facilitate regularly scheduled payments in respect of any Subordinated Indebtedness permitted in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in or relating to, any agreement pursuant to which such Subordinated Indebtedness was issued, so long as no Event of Default has occurred and is continuing or will result from such payment, provided that in the event that any regularly scheduled payments in respect of any Subordinated Indebtedness are not permitted to be made because of such Event of Default, such regularly scheduled payments in respect of any Subordinated Indebtedness will accrue and may be paid upon the waiver, cure or rescission of the applicable Event of Default so long as no other Event of Default has occurred and is continuing or will result from such payment.

     The amount of all Restricted Payments (other than cash) will be the fair market value (evidenced by a resolution of the board of directors set forth in an officer’s certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by NTL or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

     Nothing in the Indenture will prohibit the making of any dividend, payment, distribution or repayment of intragroup indebtedness (including interest) to:

(i)	the Subordinated Guarantor by a direct or indirect Subsidiary of the Subordinated Guarantor (other than a Triangle Entity); or

(ii)	by a BG Subsidiary to another BG Subsidiary.

Incurrence of Indebtedness and Issuance of Disqualified Capital Stock or Preferred Stock

     The Indenture provides that NTL will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise (including by operation of law) (collectively, “Incur”), with respect to any Indebtedness, including Acquired Indebtedness, and that NTL will not issue any Disqualified Capital Stock and will not permit any of its Subsidiaries to issue any Preferred Stock; provided, however, that NTL may Incur Indebtedness, including Acquired Indebtedness or issue shares of Disqualified Capital Stock, if:

(i)	immediately after the Incurrence of such Indebtedness, the Indebtedness Ratio does not exceed

(x)	from January 10, 2003 until December 31, 2005, 5.00 to 1.00

(y)	from January 1, 2006 until the final date of maturity of the Notes, 5.00 to 1.00 (the test described in this clause (i) being referred to as the “Indebtedness Ratio Test”);

(ii)	such Indebtedness is unsecured, and

(iii)	such Indebtedness has a final maturity date on or later than the final maturity date of the Notes.

     For the purpose of the Indebtedness Ratio Test, with respect to any period during which a Permitted Acquisition or an Asset Disposition, each referred to as a “Subject Transaction,” has occurred, Consolidated Annualized EBITDA will be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis which is consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges which pro forma adjustments will be certified on behalf of NTL by the chief financial officer of NTL) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of NTL and its Subsidiaries which will be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection with the Subject Transaction, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding revolving loans under the Senior Facilities Incurred during such period).

     The limitations described above will not apply to:

(i)		the Incurrence by NTL and its Subsidiaries of the Existing Indebtedness;

(ii)		the Incurrence by NTL and its Subsidiaries of the Indebtedness represented by the Notes (including without limitation any issuance of PIK Notes in accordance with the terms of the Indenture and the Notes) and the Guarantees of the Notes or the Exchange Notes and the Exchange Guarantees of the Exchange Notes, or under the Collateral Documents, as the case may be;

(iii)		the Incurrence by NTL of Subordinated Indebtedness not to exceed $250,000,000 in principal amount or liquidation amount since the date of the Indenture provided that:

(x) the rate of interest or dividends per annum on such Subordinated Indebtedness is less than or equal to 19% compounded semi-annually;

(y) has a final maturity or redemption date at least six months later than the final maturity date of the Notes (such six month date referred to as the “Six Month Date,”) and

(z) there is no principal amortization or sinking fund prior to such Six Month Date;

(iv)		the Incurrence by NTL or any of its Subsidiaries of (x) Indebtedness represented by Capitalized Lease Obligations, Sale and Leaseback Transactions permitted under the terms of the Indenture, mortgage financings or purchase money Indebtedness, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of NTL or such Subsidiary in an aggregate principal amount not to exceed (without duplication) $60.0 million, or (y) Acquired Indebtedness Incurred in connection with a Permitted Acquisition (other than Committed Acquisitions) provided such Indebtedness was not Incurred in connection with or in contemplation of such Permitted Acquisition, in an aggregate principal amount not to exceed (without duplication) $40.0 million at any one time outstanding;

(v)		the Incurrence by NTL or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, Refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be Incurred;

(vi)		subject to the last paragraph of this covenant, the Incurrence of intercompany or intra-group Indebtedness by:

	(A)	NTL in favor of any Guarantor or a DT Subsidiary or by any Senior Guarantor in favor of NTL or another Guarantor; provided, however, that if NTL becomes the obligor on such Indebtedness after the date of the Indenture (other than Indebtedness owing to the Subordinated Guarantor), such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes, and any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than NTL or the Subsidiaries making such loans, as the case may be, and any sale or other transfer of any such Indebtedness to a Person other than NTL or the Subsidiaries making such loans, as the case may be, will be deemed, in each case, to constitute an Incurrence of new Indebtedness by NTL or such Senior Guarantor, as the case may be;

	(B)	any BG Subsidiary in favor of NTL, the Subordinated Guarantor or any other wholly owned subsidiary of NTL; provided, however, that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than NTL or the Subsidiaries making such loans, and any sale or other transfer of any such Indebtedness to a Person other than NTL or a BG Subsidiary or the Subordinated Guarantor, as the case may be, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by such BG Subsidiary;

	(C)	any DT Subsidiary in favor of NTL, any other DT Subsidiary or a Senior Guarantor or any Wholly Owned Subsidiaries of NTL, other than the BG Subsidiaries; provided, however, that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than NTL, any other DT Subsidiary, a Senior Guarantor or any wholly owned subsidiary of NTL, other than a BG Subsidiary, as the case may be, and any sale or other transfer of any such Indebtedness to a Person other than NTL, any other DT Subsidiary, a Senior Guarantor or the wholly owned subsidiary making such loans, as the case may be, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the DT Subsidiary;

	(D)	the Subordinated Guarantor in favor of any BG Subsidiary, NTL or a Senior Guarantor provided, however, that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the relevant BG Subsidiary, NTL of the Senior Guarantor, and any sale or other transfer of any such Indebtedness to a Person other than such relevant BG Subsidiary, NTL or the Senior Guarantor will be deemed to constitute an Incurrence of Indebtedness by the Subordinated Guarantor;

	(E)	Indebtedness represented by convertible loan stock but only to the extent contemplated by clause (xx) of the definition of Asset Dispositions or the conversion of such convertible loan stock into Indebtedness; or

	(F)	NTL or a Subsidiary of NTL which is effected as a Funding Passthrough or an Asset Passthrough, as each term is defined in the Senior Facilities, under either of the Senior Facilities.

(vii)		the Incurrence by NTL or any of its Subsidiaries of Interest Swap Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(viii)		the Incurrence:

	(A)	by the Subordinated Guarantor or BG Subsidiaries (or by NTL and the Subordinated Guarantor under the arrangements described in paragraph (n) of the definition of Permitted Liens) of the Indebtedness evidenced by the Senior Facilities Documents; or

	(B)	by the Subordinated Guarantor and NTL of the Guarantees of the Working Capital Facility, provided that the principal amount of Indebtedness Incurred under this clause (viii) may not exceed the aggregate of:

		(I)	the maximum amount outstanding and amounts available under the Senior Credit Facility and the Working Capital Facility as of January 10, 2003 less the amount of all term loan repayments and permanent reductions actually made under Senior Credit Facility or the Working Capital Facility;

		(II)	the principal amount arising under the Working Capital Facility after January 10, 2003 as a result of the interest payments being added to the principal amount payable under this facility pursuant to the provisions of the Working Capital Facility as in effect at January 10, 2003;

		(III)	in connection with a refinancing of the Working Capital Facility, an amount not to exceed 25% of the amount being refinanced; provided that the Subordinated Guarantor and the BG Subsidiaries comply with all applicable mandatory contribution obligations under the Senior Facilities and NTL complies with the covenant “Excess Refinancing Proceeds”;

		(IV)	all fees, costs and expenses incurred in connection with any refinancings of either or both of the Senior Facilities;

(V)	additional Indebtedness in a principal amount not to exceed £320 million in the aggregate so long as such additional Indebtedness is Incurred under amendments to the Senior Credit Facility and/or the Working Capital Facility, but not as part of a refinancing, provided however, once such additional Indebtedness is initially increased, then any subsequent refinancing of either or both of the Senior Facilities may include a refinancing of such additional Indebtedness (unless such refinancing was entered into in connection with the initial amendment to the Senior Facilities effecting the increase); and

(VI)	an amount equal to the amount of Indebtedness permitted to be Incurred pursuant to clause (iv)(x) above but only to the extent such Indebtedness is Incurred for the purpose of financing the purchase price of assets in lieu of the exceptions under that clause;

notwithstanding any other provision of the Indenture, in the event of any refinancing of the Working Capital Facility, the Indebtedness guaranteed by NTL under the Working Capital Facility as of January 10, 2003 will not be increased except under clauses I, II, III, IV, V or VI above and NTL will not agree to any Obligations in connection with any such refinancing other than the provision of representations, warranties and covenants substantially similar to (or no more onerous than) those provided in connection with the Working Capital Facility as of January 10, 2003, following consummation of the Plan;

(ix)	the Incurrence by NTL or any of its Subsidiaries of Indebtedness under Currency Agreements in respect of NTL or such Subsidiary;

(x)	the Incurrence by NTL or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(xi)	the Incurrence by NTL or any of its Subsidiaries of Indebtedness of NTL or any of its Subsidiaries represented by letters of credit for the account of NTL or such Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(xii)	the Incurrence by NTL or any of its Subsidiaries of Indebtedness in respect of performance bonds, letters of credit, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations Incurred in the ordinary course of business;

(xiii)	Indebtedness arising from agreements of NTL or a Subsidiary of NTL (including the Exchange and Registration Rights Agreement and similar contractual undertakings) providing for indemnification and payment of expenses relating to the registration under the Securities Act of the sale of the notes and shares;

(xiv)	the Incurrence by NTL or any Subsidiary of NTL of Indebtedness constituting Restricted Payments to or Permitted Investments in such Person permitted to be made hereunder by NTL and its Subsidiaries;

(xv)	the Incurrence of Indebtedness by NTL or any Subsidiary of NTL as a result of its indemnification permitted pursuant to clauses (d) and (e) of the covenant “Transactions with Affiliates;”

(xvi)	the Incurrence of Indebtedness by NTL or any Subsidiary of NTL which constitutes Permitted Overdraft Borrowings; or

(xvii)	Indebtedness incurred in connection with Committed Acquisitions.

     Notwithstanding the foregoing, neither NTL nor any Subsidiary will incur any Indebtedness under the foregoing paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated

Obligations or Guarantor Subordinated Obligations unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations or Guarantor Subordinated Obligations (other than intercompany Indebtedness Incurred pursuant to conversion of convertible loan stock).

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xvii) of the second preceding paragraph or is entitled to be Incurred pursuant to the Indebtedness Ratio Test set forth above, NTL shall, in its sole discretion, classify (or later reclassify) or divide such item of Indebtedness in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of such clauses of the second preceding paragraph or pursuant to the Indebtedness Ratio Test. Accrual of interest, accretion of accreted value, amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms as the Indebtedness on which such interest is being paid and any other issuance of securities paid-in-kind shall not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. In addition, NTL may, at any time, change the classification or division of an item of Indebtedness (or any portion of such item of Indebtedness) to any other clause of the second preceding paragraph or to Indebtedness properly incurred under the Indebtedness Ratio Test provided that NTL would be permitted to Incur such item of Indebtedness (or portion of such item of Indebtedness) pursuant to such other clause of the second preceding paragraph or the Indebtedness Ratio Test, as the case may be, at such time of reclassification.

     In the event that the Subordinated Guarantor, any DT Subsidiary or any BG Subsidiary Incurs Indebtedness directly from NTL or any Senior Guarantor, then such Indebtedness shall be evidenced by an Interco Note (other than in the case of the arrangements described in clause (ii)(E) of the definition of “Asset Disposition” or clause (i)(C) of the definition of “Permitted Investments”), which shall be pledged pursuant to the Collateral Documents. In the event that any borrower (who is not a BG Subsidiary or the Subordinated Guarantor) under an Interco Note transfers the proceeds thereof to a BG Subsidiary or a DT Subsidiary, in each case, only to the extent permitted under this Indenture, then except in the case of the arrangements described in clause (ii)(E) of the definition of “Asset Disposition” or clause (i)(C) of the definition of “Permitted Investments” such transfer (and any subsequent transfer to any other BG Subsidiaries or DT Subsidiaries) shall be in the form of debt.

Liens

     The Indenture provides that NTL may not, and may not permit any of its Subsidiaries to, incur or suffer to exist any Lien, other than Permitted Liens, on or with respect to any property or assets now owned or hereafter acquired to secure any Indebtedness

(i)	without making, or causing such Subsidiary to make, effective provision for securing the Notes prior to such Indebtedness as to such property or assets for so long as such Indebtedness will be so secured, and

(ii)	unless NTL will have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that the incurrence of such Lien complies with the Indenture.

     The rights of the Collateral Agent under the Collateral Documents, to the extent such rights are in respect of Subsidiaries that are Senior Guarantors, are senior to the rights of the lenders under the Senior Facilities in respect of such Subsidiaries.

     Notwithstanding any other provision of the Indenture, NTL may not and may not permit

(i)	any Triangle Entity to incur or suffer to exist any Lien, other than Permitted Liens, on or with respect to any property or assets now owned or hereinafter acquired to secure any Indebtedness of any Triangle Entity, or

(ii)	any Subsidiary to incur or suffer to exist any Lien on or with respect to any shares of capital stock of any Triangle Entity, other than permitted liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that NTL will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

(1)	(a) pay dividends pro rata or make any other distributions pro rata with respect to any Capital Stock of such Subsidiary or any other interest or participation in, or measured by, such Subsidiary’s profits; or (b) pay any indebtedness owed by such Subsidiary to NTL or any of NTL’s other subsidiaries;

(2)	make loans or advances to NTL or any of its Subsidiaries; or

(3)	transfer any of its properties or assets pro rata to NTL or any of its Subsidiaries,

to the extent the actions contemplated by clauses (1) to (4) above are permitted under the Indenture, except for such encumbrances or restrictions existing under or by reason of:

(i)	Existing Indebtedness and Capital Stock as in effect on the date of the Indenture;

(ii)	the Senior Facilities Documents; provided, however, that any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such provisions, taken as a whole, than those contained in the corresponding Senior Facilities Documents as in force on January 10, 2003; it is agreed that subject to the definition of “Senior Credit Facility” and “Working Capital Facility” an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing will not, for the purposes of this clause (ii), be considered materially more restrictive solely because it has a final maturity that is later than the maturity date under the Senior Facilities as amended and in force on January 10, 2003;

(iii)	the Indenture and the Notes as in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Indenture and the Notes;

(iv)	the Collateral Documents as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Collateral;

(v)	Applicable Law;

(vi)	customary non-assignment provisions in subleases, leases, licenses and other agreements entered into in the ordinary course of business and consistent with past practices and customary non-assignment provisions contained in documents with respect to the rights conferred by those documents to the extent that any such non-assignment provision does not constitute a restriction on the ability of NTL or any of its Subsidiaries to pay dividends, make loans or repay or prepay loans made by NTL or any of its Subsidiaries;

(vii)	capital leases or purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (vi) above on the property so acquired;

(viii)	a Permitted Refinancing Indebtedness; provided, however, that such restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced; it is agreed that subject to the definition of “Permitted Refinancing Indebtedness,” an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing will not, for the purposes of this clause (viii), be considered materially more restrictive solely because it has a final maturity that is later than the maturity date of the Indebtedness being amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced in force on January 10, 2003;

(ix)	any instrument governing Indebtedness, Capital Stock or assets of a Person or any of its Subsidiaries acquired by NTL or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was created or such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be Incurred;

(x)	secured Indebtedness otherwise permitted to be Incurred pursuant to the Indenture that limits the right of any obligor under such Indebtedness to dispose of the assets securing such Indebtedness;

(xi)	contracts for the sale of assets permitted under the Indenture, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(xii)	restrictions on deposits or minimum net worth requirements imposed by customers under contracts entered into in the ordinary course of business;

(xiii)	customary provisions in joint venture or partnership agreements or arrangements or constitutional documents regulating joint ventures, partnerships, licenses and leases and other similar agreements entered into in the ordinary course of business;

(xiv)	Permitted Liens; and

(xv)	subject to certain limitations, any agreement covering or relating to certain other Indebtedness permitted to be Incurred under the Indenture or relating to the terms of convertible loan stock, provided that the provisions of such agreement permit any action referred to in clause (1) above in aggregate amounts sufficient to enable the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the Notes, but provided further that (x) any such agreement may nevertheless encumber, prohibit or restrict any action referred to in clause (1) above if an event of default under such agreement has occurred and is continuing or would occur as a result of any such action, and (y) any such agreement may nevertheless contain (I) restrictions limiting the payment of dividends or the making of any other distributions to all or a portion of excess cash flow (or any similar formulation thereof) and (II) subordination provisions governing Indebtedness owed to NTL or any Subsidiary.

Merger, Consolidation or Sale of Assets

     The Indenture provides that if NTL consolidates or merges with or into, whether or not NTL is the surviving corporation, or directly and/or indirectly through its Subsidiaries sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of the properties or assets of NTL and its Subsidiaries taken as a whole in one or more related transactions to any other Person, NTL must include, and must cause its Subsidiaries to include, as applicable, a condition to the closing of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the refinancing of the Indebtedness represented by all Notes outstanding on the date of such closing, except that in the case where:

(1)	the transaction described above constitutes a Change of Control and NTL has complied with the applicable provisions of the Indenture; or

(2)	the transaction described above is a merger or consolidation of NTL effected solely in order to change the jurisdiction of incorporation of NTL from the State of Delaware to a company incorporated in England and Wales, then no refinancing will be required under this covenant.

Payment of Additional Amounts; Optional Tax Redemption

     The Indenture provides that the “Payment of Additional Amounts” provision in the Notes, relating to United Kingdom withholding and other United Kingdom taxes, and the “Optional Tax Redemption” provision in the Notes relating to NTL’s option to redeem the Notes under specified circumstances if Additional Amounts (as defined below) are payable, apply to the Notes in specified circumstances. The provisions of the Notes relating to the payment of Additional Amounts will only apply in the event that NTL becomes, or a successor to NTL is, a corporation organized or existing under the laws of the United Kingdom. In such circumstances, all payments made by NTL on the Notes will be made without deduction for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom, or any political subdivision or taxing authority thereof or therein, will at any time be required in respect of any amounts to be paid by NTL under the Notes, NTL will pay or cause to be paid such additional amounts, referred to as Additional Amounts, as may be necessary in order that the net amounts received by a Holder of the Notes after such deduction or withholding will be not less than the amounts specified in the Notes to which the Holder of such Notes is entitled; provided, however, that NTL will not be required to make any payment of Additional Amounts for or on account of:

(1)	any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for:

(a)	the existence of any present or former connection between such Holder, or between a fiduciary, settlor, beneficiary, member or stockholder of, or possessor of a power over, such Holder, if such Holder is an estate, nominee, trust, partnership or corporation, other than the holding of the Notes or the receipt of amounts payable in respect of the Notes and the United Kingdom, or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder, or such fiduciary, settlor, beneficiary, member, stockholder or possessor, being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein; or

(b)	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder of the Notes or, if different, the beneficial owner of the interest payable on the Notes, with a timely request of NTL addressed to such Holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such Holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or governmental charge (except in instances where such Holder or beneficial owner is not legally able to provide such information, documents or other evidence); or

(c)	any combination of items (a) and (b) above;

nor will Additional Amounts be paid with respect to any payment of principal of or interest on the Notes to any Holder who is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that such payment would be required by the laws of the United Kingdom, or any political subdivision or taxing authority thereof or therein, to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of his Note.

     The Notes may be redeemed at the option of NTL, in whole but not in part, upon not less than 30 nor more than 60 days notice, at any time upon the circumstances set forth below. The Redemption Price will be equal to the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption if after the date, referred to as the “Relevant Date,” on which the provisions of the notes relating to Additional Amounts become applicable there has occurred any change in or amendment to the laws or any regulations or official rulings promulgated thereunder of the United Kingdom, or any political subdivision or taxing authority thereof or therein, or any change in or amendment to the official application or interpretation of such laws, regulation or rules, referred to as a Change in Tax Law, which becomes effective after the Relevant Date, as a result of which NTL is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the Notes with respect to withholding taxes imposed by the United Kingdom, or any political subdivision or taxing authority thereof or therein, referred to as a “Withholding Tax,” and such Withholding Tax is imposed at a rate that exceeds the rate (if any) at which Withholding Tax was imposed on the Relevant Date provided, however, that:

(1)	this paragraph will not apply to the extent that, at the Relevant Date, it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom been sought, that a Change in Tax Law in the United Kingdom, was to occur after the Relevant Date;

(2)	no such notice of redemption may be given earlier than 90 days prior to the earliest date on which NTL would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due;

(3)	at the time such notice of redemption is given, such obligation to pay such Additional Amount remains in effect; and

(4)	the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to NTL.

     The Notes may also be redeemed, in whole but not in part, at a Redemption Price equal to the principal amount of the Notes plus accrued and unpaid interest to the date fixed for redemption, if the Person formed after the Relevant Date by a consolidation, amalgamation, reorganization, reconstruction or other similar arrangement of NTL or the person into which NTL is merged after the Relevant Date or to which NTL conveys, transfers or leases its properties and assets after the Relevant Date substantially as an entirety (each such event referred to as a Subsequent Consolidation) is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United Kingdom occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to Notes with respect to Withholding Tax and such Withholding Tax is imposed at a rate that exceeds the rate, if any, at which Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation. However, this paragraph will not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom been sought, that a Change in Tax Law in the United Kingdom was to occur after such date.

     NTL will also pay, or make available for payment, to Holders on the Redemption Date any Additional Amounts resulting from the payment of such Redemption Price.

Transactions with Affiliates

     The Indenture provides that NTL will not, and will not permit any of its Subsidiaries directly or indirectly to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property) with any Affiliate or with any director, officer or employee of NTL or any Guarantor, each referred to as an “Affiliate Transaction,” except:

(a)	the performance of any of the Transaction Documents as in effect as of the date of the Indenture and the consummation of the transactions contemplated by the Transaction Documents (including pursuant to any amendment of the Transaction Documents so long as any such amendment is not disadvantageous to the Holders of the Notes in any material respect);

(b)	transactions (i) upon reasonable terms which are not materially less favorable to NTL or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (ii) for which NTL delivers to the Trustee (A) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, a resolution of the board of directors of NTL set forth in an officer’s certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of NTL, and (B) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate consideration in excess of $40.0 million, an opinion as to the fairness of such Affiliate Transaction to NTL from a financial point of view issued by an Independent Qualified Party;

(c)	as required by the Senior Facilities Documents for the performance of the Senior Facilities Documents or as permitted by the Senior Facilities Documents;

(d)	payment of customary compensation to officers and employees for services actually rendered to NTL or its Subsidiaries, including expenses incurred in the ordinary course of business and indemnity;

(e)	payment of director’s fees plus expenses and customary indemnification of directors;

(f)	the payment of the fees, expenses and other amounts payable by NTL and its Subsidiaries in connection with the transactions contemplated by the Transaction Documents (including payment of transaction costs related to the Plan and repayment in full of any claim arising under the DIP Facility) that were disclosed to the Purchasers on or prior to January 10, 2003;

(g)	certain Restricted Payments permitted by the covenant “Restricted Payments” and Permitted Investments (including transactions that become Affiliate Transactions as a consequence of such Permitted Investment);

(h)	Affiliate Transactions between or among:

(i)	NTL or a Senior Guarantor and any Guarantor;

(ii)	the Subordinated Guarantor and any BG Subsidiary;

(iii)	NTL, a Senior Guarantor or a DT Subsidiary and any DT Subsidiary;

(iv)	a BG Subsidiary and any Wholly Owned BG Subsidiary or NTL (South Hertfordshire) Ltd.; or

(v)	NTL Healthcare Trustees Ltd and any Subsidiary to the extent that such Affiliate Transaction directly related to the provision of medical and similar insurance for the benefit of any employee of such Subsidiary;

(i)	Affiliate Transactions not covered by clause (h) above between or among NTL and its Subsidiaries upon reasonable terms which are not materially less favorable to NTL or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(j)	transactions that become Affiliate Transactions as a consequence of any Permitted Acquisition of certain assets of NTL Europe, Inc. or Permitted Investment in certain assets of NTL Europe, Inc.;

(k)	the issuance of payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements approved by the board of directors of NTL in good faith and customary loans and advances to employees of NTL or any Subsidiary of NTL to the extent otherwise permitted in the Indenture;

(l)	certain steps or actions referred to in the Amended Disclosure Statement relating to the Plan;

(m)	transactions set forth on Schedule 5.06 to the Indenture;

(n)	transactions by the BG Subsidiaries with an Affiliate disclosed in writing to, and approved by, the agent under the Senior Facilities prior to January 10, 2003;

(o)	transactions by the BG Subsidiaries with an Affiliate in respect of either Subordinated Funding (as that term is defined in the Senior Facilities, except that paragraph (a) of that definition will not apply) or Parent Funding (as that term is defined in the Senior Facilities, except that paragraph (a) of that definition will not apply);

(p)	insurance arrangements entered into by a Subsidiary or NTL with the captive insurance company for NTL and its Subsidiaries from time to time, referred to as the “Captive Insurance Company;”

(q)	tax sharing arrangements and agreements to surrender tax losses entered into by a Subsidiary with an Affiliate and asset dispositions relating to the capitalization of intercompany receivables permitted by the terms of the Indenture provided that any such arrangement or agreement entered into after January 10, 2003 by any BG Subsidiary is disclosed to the agent under the Senior Facilities on or prior to being entered into;

(r)	transactions entered into by a Subsidiary with an Affiliate relating to the provision of Intra-Group Services;

(s)	transactions with Cable & Wireless plc in regard to the Transaction Agreement; and

(t)	transactions relating to Excess Capacity Network Services provided that the price payable by an Affiliates in relation to such Excess Capacity Network Services is no less than the cost incurred by the relevant Subsidiary in providing Excess Capacity Network Services.

Limitation on Issuances and Sales of Capital Stock of Subsidiaries

     The Indenture provides that NTL will not, and will not permit any Subsidiary of NTL to, transfer, convey, sell, issue, lease or otherwise dispose of any Capital Stock of any Subsidiary of NTL to any Person unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Subsidiary and its Subsidiaries, and (b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the applicable provision of the covenant “Asset Dispositions”; provided, however, that the above will not restrict any pledge (or any foreclosure thereon) of Capital Stock of NTL and its Subsidiaries which is a Permitted Lien. NTL and its Subsidiaries will not be required to comply with this covenant to the extent such transfer, conveyance, sale, issue, lease or other disposal is required under the terms of a joint venture, partnership agreement or other similar arrangements governing the Existing Investments as such agreements are in force on January 10, 2003.

     The foregoing shall not prohibit other than an issuance, transfer, conveyance, sale or lease of Capital Stock by:

(i)	a Subsidiary of NTL to a Senior Guarantor or NTL;

(ii)	a BG Subsidiary to NTL, the Subordinated Guarantor or a Senior Guarantor, or by a BG Subsidiary to another BG Subsidiary;

(iii)	a DT Subsidiary to another DT Subsidiary, NTL or a Senior Guarantor;

(iv)	a wholly owned subsidiary to its Parent; or

(v)	to satisfy any applicable law relating to national shareholders qualifications.

Sale and Leaseback Transactions

     The Indenture provides that NTL will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction; provided, however, that NTL and its Subsidiaries may

(a)	enter into a Sale and Leaseback Transaction if:

(i)	NTL or such Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the Indebtedness Ratio Test;

(ii)	the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value (as determined in good faith by the board of directors) of the property that is the subject of such Sale and Leaseback Transaction; and

(iii)	NTL or such Subsidiary applies the proceeds of such transaction in compliance with the applicable provisions of the covenant “Asset Dispositions” (unless the Sale and Leaseback Transaction in question is excluded from the definition of Asset Disposition by clauses (xi) or (xii) of such definition);

or

(b)	enter into Sale and Leaseback Transactions which are in the ordinary course of NTL’s or such Subsidiary’s business consistent with past or industry practice and at market rates with respect to equipment acquired by NTL and its Subsidiaries after January 10, 2003 if the proceeds of any such Sale and Leaseback Transaction will be entirely in cash and will not be less than 100% of the fair market value of the equipment being sold (determined in good faith by NTL); provided that at the time of and immediately after giving effect to any such Sale and Leaseback Transaction, the aggregate fair market value of all equipment so sold or disposed of in connection with such Sale and Leaseback Transactions covered by this clause (b) will not exceed an amount equal to £60.0 million.

Prohibition on Incurrence of Senior Subordinated Debt

     The Indenture provides that, other than the Guarantor Senior Indebtedness, the Subordinated Guarantor will not, and NTL will not permit the Subordinated Guarantor to, Incur or suffer to exist Indebtedness that is contractually or expressly senior in right of payment to the Subordinated Guarantor’s Guarantee of the Notes and subordinated in right of payment to any other Indebtedness of the Subordinated Guarantor.

Excess Refinancing Proceeds

     The Indenture provides that in the event that NTL or any Subsidiary incurs Permitted Refinancing Indebtedness or the Working Capital Facility is refinanced and there are any Excess Refinancing Proceeds, NTL will make an Excess Proceeds Offer as described in “Asset Dispositions — Offer to Purchase by Application of Excess Proceeds” above to purchase the maximum face principal amount of Notes that may be purchased out of the Excess Refinancing Proceeds, at an offer price in cash in an amount equal to the Redemption Price applicable on the date of purchase, plus accrued and unpaid interest on such Notes to the date of purchase, in accordance with the procedures unless such Excess Proceeds Offer is required to be applied in another manner under the terms of the Senior Facilities. To the extent that the aggregate Redemption Price of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Refinancing Proceeds, NTL may use the excess for general corporate purposes.

Conduct of Business

     The Indenture provides that NTL will not and will not permit any of its Subsidiaries directly or indirectly to engage in any business other than business of the type in which NTL and its Subsidiaries were engaged on the date of the Indenture or any business reasonably related, complementing or ancillary to said business or a reasonable expansion of said business.

Taxes

     The Indenture provides that NTL will pay or discharge or cause to be paid or discharged, before the same will become delinquent:

(i)	all Taxes of NTL or any of its Subsidiaries; and

(ii)	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of NTL or any of its Subsidiaries;

provided, however, that NTL will not be required to pay or discharge or cause to be paid or discharged any such Tax or claim:

(1)	whose amount, applicability or validity is being contested in good faith by appropriate proceedings, provided that appropriate reserves for such Tax or claim are established in NTL’s consolidated financial statements in accordance with GAAP, if applicable; or

(2)	if the failure to pay such Tax or claim would not reasonably be expected to have a Material Adverse Effect.

     Except as would not reasonably be expected to be material to NTL and its Subsidiaries, taken as a whole, NTL and its Subsidiaries will timely file or cause to be filed when due all material tax returns that are required to be filed by or with respect to NTL or any of its Subsidiaries for taxable years ending after January 10, 2003 and will pay any Taxes due in respect of such tax returns except as permitted by clauses (1) and (2) above.

     Prior to a Note Registration, NTL will promptly notify the Trustee in writing upon receipt by NTL or any of its Subsidiaries of notice of any pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments which may materially affect the Tax liabilities of NTL or have a Material Adverse Effect.

     All transfer, transfer gains, documentary, sales, use, stamp, registration and other similar Taxes and fees (including costs and expenses relating to such Taxes) incurred in connection with the consummation of the transactions contemplated by the Indenture, will be borne by NTL. The Holders will reasonably cooperate with NTL in the preparation and filing of any such tax returns and other documentation.

Insurance

     The Indenture provides that NTL will cause its Subsidiaries to maintain, with financially sound and reputable insurers or (except with respect to the Captive Insurance Company’s own insurance) the Captive Insurance Company, insurance with respect to their respective properties and business against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect to such deductibles, co-insurance and self-insurance) as is customary in the case of entities engaged in a similar businesses. In the case of the Captive Insurance Company, NTL will from time to time determine whether it is reasonably prudent in the judgment of the board of directors of NTL for the Captive Insurance Company to effect and maintain insurance with a financially sound and reputable underwriter or insurance or reinsurance company. Consistent with that custom, NTL and its Subsidiaries do not insure the underground portion of its cable network.

Commission Reports

     The Indenture provides that whether or not NTL is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, NTL will from and after a Note Registration, file with the Securities and Exchange Commission, referred to as the Commission, and provide the Trustee and Holders (upon request) within 15 days after it files them with the Commission, copies of its annual report and the information, documents and other reports that are specified in section 13 and 15(d) of the Exchange Act. In the event that the rules and regulations promulgated under the Exchange Act or the interpretations of the Commission of such rules and regulations would permit NTL, if it were subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, to cease to file separate reports pursuant to those sections, NTL may file with the Commission copies of its annual report and the information, documents and other reports that are specified in section 13 and 15(d) of the Exchange Act (including such information as would be required to so permit NTL to cease to file separate reports) and provide them to the Trustee and Holders (upon request) within 15 days after it files them with the Commission, in which case NTL will be relieved of its obligations under the previous sentence. In addition, NTL will furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by NTL to its public shareholders generally. NTL also will comply with the other provisions of Trust Indenture Act § 314(a).

Events of Default and Remedies

     The Indenture provides that each of the following constitutes an Event of Default:

(a)	NTL defaults in the payment when due of interest (and Additional Amounts, if applicable), if any, on the Notes and such default continues for either (i) a period of ten (10) days prior to a Note Registration or (ii) thirty (30) days after a Note Registration;

(b)	NTL defaults in the payment when due of the principal amount of or premium, if any, on the Notes when the same becomes due and payable at its maturity, upon redemption or otherwise;

(c)	NTL or any of its Subsidiaries fails to observe or perform any other covenant or other agreement in the Indenture, the Purchase Agreement, the Notes or the Collateral Documents and such failure continues for a period of thirty (30) days after any senior officer of NTL has obtained knowledge of the same;

(d)	any representation, warranty, certification or statement made by NTL or any Subsidiary of NTL in respect of the Purchase Agreement or in any statement or certificate at any time given by or on behalf of NTL or any of its Subsidiaries in writing pursuant to the Purchase Agreement will be false in any material respect on the date as of which made or deemed to have been made; and, if the circumstances giving rise to such are capable of being cured or remedied, NTL or Subsidiary of NTL has not cured or remedied such representation, warranty, certification or statement, within thirty (30) days of NTL obtaining knowledge of such representation, warranty, certification or statement becoming false in any material respect;

(e)	(i) an event of default occurs with respect to the Diamond Notes or the Triangle Notes (or any refinancing thereof), (ii) a Senior Default occurs which results in the acceleration of Indebtedness under the Senior Credit Facility or the Working Capital Facility, or (iii) a default occurs under any mortgage, indenture or agreement or instrument (other than defaults described in clause (i) or (ii) above) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NTL or any of its Subsidiaries (or payment of which is Guaranteed by NTL or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture and such default becomes an event of default under such mortgage, indenture, agreement or other instrument entitling the lender thereunder to pursue remedies in respect of such event of default and the principal amount of all such Indebtedness under this clause (iii) as to which a default described in this clause (iii) has occurred aggregates (A) in the case of Indebtedness of any BG Subsidiary, £20.0 million outstanding or (B)

in the case of Indebtedness of NTL, any Diamond Entity, any Triangle Entity or any other Subsidiary of NTL (other than a BG Subsidiary), £5.0 million outstanding;

(f)	a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against NTL or any of its Subsidiaries and such judgment or judgments remain unpaid and undischarged for a period (during which execution will not be effectively stayed) of 60 days, and is not adequately covered by insurance or indemnities which have been cash collateralized; provided that the aggregate of all such undischarged or uninsured judgments exceeds $25.0 million;

(g)	certain events of bankruptcy or insolvency;

(h)	any Guarantee of any Guarantor ceases to be in full force and effect (other than in accordance with its terms or pursuant to an express release thereof) or any Guarantee of any Guarantor is declared to be null and void and unenforceable (other than in accordance with its terms or as a result of payment in full of the Obligations secured by such Guarantee or Guarantor or pursuant to an express release thereof) or any Guarantee of any Guarantor is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture or the Collateral Documents or as a result of payment in full of the Obligations secured by such Guarantee or Guarantor); or

(i)	any Collateral Document will cease, for any reason (other than by reason of express release thereof pursuant to the applicable provision of the Indenture or an automatic release thereof pursuant to the terms of the Indenture and the Collateral Documents), to be in full force and effect, or NTL or any Guarantor will so assert in writing, or any Lien created by any of the Collateral Documents in favor of the Holders will cease to be enforceable and of the same effect and priority purported to be created thereby other than by reason of express release thereof.

     Subject to certain limitations, if any Event of Default occurs and is continuing, the Trustee or the Holders of at least 33-1/3% in principal amount of then outstanding Notes may declare the principal of and accrued but unpaid interest and any Special Interest on all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NTL, the principal of and interest on all outstanding Notes will become due and payable without further action or notice. Subject to certain limitations, the Holders of a majority in face principal amount at maturity may rescind an acceleration and its consequences if the rescission would not conflict.

     If an Event of Default described in clause (e) above occurs, but the default has been cured or waived, or any acceleration relating thereto has been rescinded, then such cure, waiver or rescission will similarly and automatically apply to such Event of Default. NTL will give prompt notice to the Trustee and the Holders of the occurrence of any Event of Default described in clause (e).

     If an Event of Default has occurred and is continuing, the Notes will accrue interest at 2% per annum plus the stated interest rate on the Notes, until such time as no Event of Default will be continuing, to the extent such payment is legally enforceable. Moreover, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture.

     Subject to certain limitations, the Holders of a majority in face principal amount at maturity of the Notes by notice to the Trustee may waive an existing Default and its consequences, except:

(a)	a Default in the payment of principal of or interest on a Note;

(b)	a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of the Indenture;

(c)	a Default in respect of a covenant, agreement, representation or warranty that cannot be amended without the consent of each Holder affected (which may be waived by the consent of each Holder);

(d)	a Default in respect of a covenant, agreement, representation or warranty that cannot be amended without the consent of the Holders of 67% or more in face principal amount of the then outstanding Notes (which may be waived by the Holders of such 67% amount); or

(e)	a Default in respect of a covenant, agreement, representation or warranty that cannot be amended without the consent of the Holders of 80% or more in face principal amount of the then outstanding Notes (which may be waived by the Holders of such 80% amount).

When a Default is waived, it is deemed cured, but no such waiver will extend to any subsequent or other Default or impair any consequent right.

     The Holders of a majority in face principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or, subject to certain limitations, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Discharge of Indenture; Defeasance

     When all outstanding Notes have been canceled or delivered to the Trustee for cancellation or have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and NTL irrevocably deposits with the Trustee funds in an amount sufficient, or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination of said funds and U.S. Government Obligations sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery will only be required if U.S. Government Obligations have been so deposited), to pay the principal of and interest on the outstanding Notes when due at maturity or upon redemption of all outstanding Notes, including interest on such Notes to maturity or such Redemption Date, and Special Interest, if any, and if in either case NTL pays all other sums payable hereunder by NTL, then the Indenture will, subject to certain limitations, cease to be of further effect as to all outstanding Notes except, among other things, as to:

(1)	remaining rights of registration of transfer and substitution and exchange of the Notes of such class; and

(2)	the rights, obligations and immunities of the Trustee.

     NTL may exercise its defeasance option only if:

(i)	NTL irrevocably deposits in trust with the Trustee money and/or U.S. Government Obligations in an amount sufficient to pay the principal of and interest on the Notes when due at maturity or redemption, as the case may be, including interest on such Notes to maturity or such Redemption Date and Special Interest, if any;

(ii)	NTL delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii)	NTL will have delivered to the Trustee an opinion of counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(iv)	the deposit does not constitute a default under any other agreement binding on NTL;

(v)	NTL delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(vi)	in the case of the legal defeasance option, NTL will have delivered to the Trustee an opinion of counsel stating that (1) NTL has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(vii)	in the case of the covenant defeasance option, NTL will have delivered to the Trustee an opinion of counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(viii)	NTL delivers to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with.

Unclaimed Money, Prescription

     If money deposited with the Trustee or Paying Agent for the payment of principal of or interest on the Notes remains unclaimed for two years after such amount is due and payable, the Trustee or Paying Agent will pay the money back to NTL at its written request unless an abandoned property law designates another Person. After any such payment, the Trustee and the Paying Agent will have no further liability for such funds and Holders entitled to the money must look only to the recipient and not to the Trustee for payment.

Transfer and Exchange

     The Initial Notes and any PIK Notes issued thereon will be exchanged for Exchange Notes in the Registered Exchange offer pursuant to the Exchange and Registration Rights Agreement. Exchange Notes will also be issued upon the sale of Initial Notes and any PIK Notes under a shelf registration statement or at any time that the Initial Notes being sold do not bear or are not required to bear a restricted notes legend. Exchange Notes and any PIK Notes issued thereon shall be issued in global form.

     A Holder may transfer or exchange interests in the Initial Notes in accordance with the Indenture and may transfer or exchange interests in the Exchange Notes in accordance with procedures described in “Book-Entry; Delivery and Form.” The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and NTL may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. NTL is not required to transfer or exchange any Note selected for redemption. Also, NTL is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     The Indenture provides that NTL, the Guarantors and the Trustee may amend the Indenture, the Notes or the Collateral Documents without notice to or consent of any Holder:

(i)	to cure any ambiguity, omission, defect or inconsistency;

(ii)	to provide for uncertificated Notes in addition to or in place of certificated Notes, subject to certain limitations;

(iii)	to make any change to the provisions of the Indenture relating to the subordination of the rights of the Subordinated Guarantor that would limit or terminate the benefits available to any Holder of Senior Indebtedness (or any Representative of such Senior Indebtedness) under such provisions;

(iv)	to add additional Guarantees with respect to the Notes;

(v)	to further secure the Notes;

(vi)	to add to the covenants of NTL for the benefit of the Holders or to surrender any right or power in the Indenture conferred upon NTL;

(vii)	to comply with any requirement of the Commission in connection with qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act;

(viii)	to make any change that does not adversely affect the rights of any Holder;

(ix)	to provide for the issuance of the Exchange Notes, which will have terms substantially identical in all material respects to the Initial Notes (except that the transfer restrictions and provisions relating to the payment of Special Interest contained in the Initial Notes will be modified or eliminated, as appropriate), and which will be treated, together with any outstanding Initial Notes, as a single issue of securities; or

(x)	to change the name or title of the Notes and any conforming changes related to the Notes.

     With respect to matters other than those listed above, the Indenture or Notes may be amended or supplemented with the consent of the Holders of at least a majority in face principal amount at maturity of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for such Notes), except that:

(1)	the consent of the Holders of 67% or more in face principal amount of the then outstanding Notes is required to make an amendment or give a consent to the provisions of the Indenture, and related definitions, relating to:

(a)	the filing of Commission reports;

(b)	the preservation of corporate existence, to the extent the amendment or consent relates to a Remaining Subsidiary;

(c)	the maintenance of properties;

(d)	the payment of taxes;

(e)	the delivery of an annual compliance certificate to the Trustee;

(f)	compliance with applicable law;

(g)	the maintenance of insurance;

(h)	the grant of further assurances with respect to the Collateral or after-acquired assets;

(i)	the maintenance of books and records;

(j)	the occurrence of an Event of Default with respect to the Notes upon the occurrence of an event of default with respect to the Diamond Notes or Triangle Notes;

(k)	the occurrence of an Event of Default in the event of certain unpaid judgment(s), to the extent the amendment or consent relates to a Remaining Subsidiary;

(l)	the occurrence of an Event of Default upon bankruptcy, to the extent the amendment or consent relates to a Remaining Subsidiary; and

(m)	the occurrence of an Event of Default if a Collateral Document will cease to be in full force or effect or if any Lien created thereby will cease to be enforceable, to the extent the amendment or consent relates to a Remaining Subsidiary;

(2)	the consent of the Holders of 80% or more in face principal amount of the then outstanding Notes is required to make an amendment or give a consent to the provisions of the Indenture, and related definitions, relating to:

(a)	the preservation of corporate existence, to the extent the amendment or consent relates to a Significant Subsidiary;

(b)	the negative covenants of NTL;

(c)	the occurrence of an Event of Default in the event of a false representation or warranty by NTL, a Senior Default which results in the acceleration of Indebtedness under the Senior Credit Facility or Working Capital Credit Facility, or a default under certain other Indebtedness;

(d)	the occurrence of an Event of Default in the event of certain unpaid judgment(s), to the extent the amendment or consent relates to a Significant Subsidiary;

(e)	the occurrence of an Event of Default upon bankruptcy, to the extent the amendment or consent relates to a Significant Subsidiary;

(f)	the occurrence of an Event of Default if any Guarantee ceases to be in full force and effect;

(g)	the occurrence of an Event of Default if a Collateral Document will cease to be in full force or effect or if any Lien created thereby will cease to be enforceable, to the extent the amendment or consent relates to a Significant Subsidiary;

and

(3)	the consent of each Holder affected is required to make an amendment or give a consent to:

(a)	reduce the face principal amount of Notes whose Holders must consent to an amendment;

(b)	reduce the rate of or extend the time for payment of interest or any Special Interest on any Note or alter the provisions of paragraphs 5 and 22 of the Note;

(c)	reduce the face principal amount of or extend the Stated Maturity of any Note;

(d)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed;

(e)	make any Note payable in money other than that stated in the Note;

(f)	make any change to the provisions of the Indenture relating to the subordination of the rights of the Subordinated Guarantor that adversely affects the rights of any Holder under such provisions;

(g)	impair the right of any Holder to receive payment of principal of and interest or any Special Interest on such Holder’s Notes on or after the due dates for payment of such principal, interest or Special Interest or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(h)	make any change to the provisions of the Indenture relating to the amendment, supplement and waiver of the provisions of the Indenture and Notes;

(i)	modify the Guarantees in any manner adverse to the Holders; and

(j)	without limiting the foregoing, be made or given with respect to the sections of the Indenture, and related definitions relating to:

(I)	the payment of the Notes;

(II)	the preservation of corporate existence, to the extent the amendment or consent relates to a Designated Company;

(III)	the requirement to offer to repurchase Notes upon a Change of Control;

(IV)	the requirement to offer to purchase Notes by application of Excess Proceeds;

(V)	the payment of Additional Amounts;

(VI)	the occurrence of an Event of Default in the event of certain unpaid judgment(s), to the extent the amendment or consent relates to a Designated Company;

(VII)	the occurrence of an Event of Default upon bankruptcy, to the extent the amendment or consent relates to a Designated Company; and

(VIII)	the occurrence of an Event of Default if a Collateral Document will cease to be in full force or effect or if any Lien created thereby will cease to be enforceable, to the extent the amendment or consent relates to a Designated Company.

     It will not be necessary for the consent of the Holders to approve the particular form of any proposed amendment, but it will be sufficient if such consent approves the substance of any proposed amendment.

     No amendment may make any change that adversely affects the rights of any Holder of Senior Indebtedness then outstanding with respect to subordination of Obligations of the Subordinated Guarantor under the Guarantee of the Notes provided by it unless the Representative under the Working Capital Facility consents to such change.

     After an amendment becomes effective, NTL will mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect in such notice, will not impair or affect the validity of an amendment.

     A consent to an amendment or a waiver by a Holder of a Note will bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an officer’s certificate from NTL certifying that the requisite number of consents have been received. After an amendment or waiver becomes effective, it will bind every Holder. An amendment or waiver becomes effective upon the receipt by NTL or the Trustee of the requisite number of consents, satisfaction of conditions to effectiveness as set forth in the Indenture and any indenture supplemental to the Indenture containing such amendment or waiver and execution of such amendment or waiver (or supplemental indenture) by NTL and the Trustee.

Governing Law and Judgments

     The Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Security for the Notes

     The Notes will be secured by liens granted by NTL and the Senior Guarantors on substantially all of their personal property, subject to certain exceptions set forth below under “Excluded Collateral”, including, but not limited to the following, as collateral security for the repayment of all present and future obligations of NTL and the Senior Guarantors under the Notes: i) accounts; ii) chattel paper; iii) documents; iv) general intangibles; v) goods; vi) instruments; vii) insurance; viii) intellectual property; ix) investment related property; x) letter of credit rights; xi) money; xii) receivables and receivables records; xiii) commercial tort claims, xiv) to the extent not included in i) - xiii) above, collateral records, collateral support and supporting obligations relating to the foregoing; and xv) proceeds of the foregoing (together with i) through xv), and excluding certain collateral described below, the “Collateral”).

Excluded Collateral

     The Collateral does not include, and neither NTL nor any of the Senior Guarantors has granted a lien on any of their respective right, title or interest in, among other things, i) any intellectual property if the grant of a lien on such intellectual property would result in the abandonment, invalidation or rendering unenforceable any right, title, interest or any such grantor therein or breach or terminations pursuant to the terms of, or a default under, any intellectual property or the violation of any Applicable Law (in each case, other than to the extent any such term is rendered ineffective by § § 9-406—9-409 of the Uniform Commercial Code (the “UCC”); ii) outstanding capital stock of any controlled foreign corporation in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote; iii) any property, contract, license or asset which is subject to any contractual restriction or Applicable Law which, other than to the extent any such term is rendered ineffective by § § 9-406—9-409 of the UCC, (a) prohibits, (b) requires the consent of any third party to, the creation of a lien on such property, contract, license or asset; iv) any monies which are subject to applicable provisions of the Senior Credit Facility or Working Capital Credit Facility or the equivalent under any amendment or refinancing thereof; v) all interests (equity, debt or otherwise) held in joint ventures in existence on the Effective Date and any related agreement, contract, property or license whose governing documents specifically prohibit the granting of a lien over such interest and all interests (equity, debt or otherwise) to be held in a joint venture entered into after the Effective Date and any asset, contract, property or license relating to such joint venture, to the extent the governing documents prohibit the granting of a lien over such interest; vi) any asset, contract, property or license of NTL or any Senior Guarantor if such lien shall result in a breach or compulsory transfer or termination right pursuant to the terms of, or a default under any such asset, contract, property or license of such Senior Guarantor or NTL; vii) all equity interests held by any Senior Guarantor or NTL in any excluded issuer or any person other than a subsidiary of such Senior Guarantor or NTL; viii) any agreement, contract, property or license of NTL or any Senior Guarantor which is subject to the definition of Permitted Liens in the Indenture; ix) the Diamond Cable Notes and x) the loan made by NTL to NTL Europe on the Effective Date.

Stock Pledge

     NTL will also grant to the Collateral Agent a pledge of the stock of NTL Digital (US), Inc. (which will grant a pledge of 65% of the stock of NTL Digital Limited, its wholly owned subsidiary), NTL International Services, Inc., Communications Cable Funding Corp., NTL Funding (NJ) Inc., CableTel Ventures Limited (which will grant a pledge of the stock of Bearsden Nominees, Inc., its wholly owned subsidiary), CableTel Programing, Inc. and 65% of the stock of Diamond.

Pledge of Membership Interests of NTL Triangle

     NTL Group Limited will grant to the Collateral Agent a pledge of all of the membership interests of NTL Triangle, its wholly owned subsidiary. The membership interests will be pledged without the delivery of title or possession.

BOOK-ENTRY, DELIVERY AND FORM

Form of Notes

     The Exchange Notes and any PIK Notes issued thereon will be issued in global form and bear a global notes legend, referred to as Global Exchange Notes. The Global Exchange Notes will be deposited with, or on behalf of, The Depository Trust Company, referred to as the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. The aggregate principal amount at maturity of the Global Exchange Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary.

     Ownership of beneficial interests in a Global Exchange Note is limited to persons who have accounts with the Depositary (“participants”), or persons who hold interests through participants. Ownership of beneficial interests in a Global Exchange Note is shown on, and the transfer of that ownership is effected only through, records maintained by the Depositary or its respective nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as the Depositary or any nominee of the Depositary is the registered owner or Holder of a Global Exchange Note, the Depositary, or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Exchange Note for all purposes under the Indenture. No beneficial owner of an interest in a Global Exchange Note is permitted to transfer that interest except in accordance with the Depositary’s applicable procedures, in addition to those provided for under the Indenture. Moreover, a Global Exchange Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

Payments on Global Notes

     Payments made with respect to a Global Exchange Note are made to the Depositary or its nominee, as the registered owner thereof. Neither NTL, the Trustee nor the Paying Agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the Depositary or its nominee, upon receipt of any payment in respect of a Global Exchange Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such Global Exchange Note as shown on their respective records. We also expect that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Action by Owners of Book-Entry Interests

     The Depositary has advised NTL that it will take any action permitted to be taken by a Holder of Notes (including the tender of Notes for repurchase as described above) only at the direction of one or more participants to whose account the book-entry interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. The Depositary will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Exchange Notes. However, if there is an Event of Default under the Notes, the Depositary reserves the right to exchange the Global Exchange Notes for Notes in definitive registered form (referred to as Definitive Notes) in certificated form, and to distribute such Notes to its participants.

Information Concerning the Depositary

     NTL understands as follows with respect to the Depositary:

     The Depositary is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Because the Depositary can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge such interest to persons of entities that do not participate in the Depositary’s book-entry system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to such persons may be limited.

Global Clearance and Settlement under the Book-Entry System

     Transfers between participants in the Depositary are effected in accordance with the Depositary’s procedures, and are settled in same-day funds. Transactions settled through the Depositary are settled on a T+3 basis. Although the Depositary is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants of the Depositary, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of NTL, the Trustee or the Paying Agent will have any responsibility for the performance by the Depositary or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Definitive Registered Notes

     Under the terms of the Indenture, owners of book-entry interests in the Global Exchange Notes will receive definitive registered Notes only if:

(1)	the Depositary notifies NTL that it is unwilling or unable to continue to act as depositary for the Global Exchange Notes or if the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor depositary or clearing agency is not appointed by NTL within 90 days;

(2)	an Event of Default under the Indenture has occurred and is continuing; or

(3)	NTL, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under the Indenture.

     Upon the occurrence of an event described in clauses (1) through (3) of the preceding paragraph, the registrar will issue definitive registered Notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance its customary procedures and based upon directions received from participants reflecting the beneficial ownership of book-entry interests).

     To the extent permitted by law, NTL, the Trustee, the Paying Agent and the registrar will be entitled to treat the Holder of any Note as the absolute owner thereof.

     NTL will not impose any fees or other charges in respect of the Notes; however, holders of the book-entry interests may incur fees normally payable in respect of the maintenance and operation of accounts in the Depositary.

Certain Definitions

     Set forth below are selected defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all terms, as well as any other capitalized terms used in the descriptions of the Notes for which no definition is provided.

     “Acquired Indebtedness” means, with respect to any specified Person, (i) Indebtedness of any other Person and its Wholly Owned Subsidiaries existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

     “Adjusted Annualized EBITDA” means as of any date, (x) (i) Consolidated EBITDA for the most recent completed fiscal quarter of NTL and its Subsidiaries preceding such date minus (ii) Capital Expenditures of NTL and its Subsidiaries for such fiscal quarter, on a consolidated basis, exclusive of Capital Expenditures constituting Permitted Acquisitions, Permitted Investments or funded with Net Proceeds from Asset Dispositions which are reinvested in accordance with the covenant “Asset Dispositions” multiplied by (y) four.

     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any specified Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that in the case of NTL or any of its Subsidiaries beneficial ownership of 10% or more of the voting securities in NTL or such Subsidiary, as the case may be, will be deemed to be control. Notwithstanding the foregoing, in no event will the Purchasers or any Holder or any lender under the Senior Facilities or any Holder of Notes or any of their respective Affiliates be deemed to be an Affiliate of NTL or any of its Subsidiaries solely by virtue of purchasing or holding any Notes or being such a lender or being an Affiliate of any such Purchaser, Holder or lender.

     “Asset Disposition” means the disposition whether by sale, issuance, lease (as lessor (other than under operating leases)), transfer, loss, damage, destruction, condemnation or other transaction (including any merger or consolidation) or series of related transactions of any of the following: (a) any of the Capital Stock of any of NTL’s Subsidiaries or (b) any or all of the assets of NTL or any of its Subsidiaries, in each case other than sales of assets in the ordinary course of business. Notwithstanding the foregoing, Asset Dispositions will not be deemed to include: (i) a transfer of assets (A) by NTL to a Senior Guarantor, (B) by a Senior Guarantor to NTL or to another Senior Guarantor, (C) by a BG Subsidiary to NTL or any wholly owned subsidiary of NTL, (D) by a DT Subsidiary to NTL, another Wholly Owned DT Subsidiary or a Senior Guarantor, or (E) by the Subordinated Guarantor to NTL, any Senior Guarantor or any wholly owned subsidiary of NTL; (ii) an issuance of Equity Interests (A) by NTL, (B) by a Subsidiary of NTL to a Senior Guarantor or NTL, (C) by a BG Subsidiary to NTL, the Subordinated Guarantor

or a Senior Guarantor, or another BG Subsidiary, (D) by a DT Subsidiary to another DT Subsidiary, NTL or a Senior Guarantor, (E) by Triangle to its direct Parent, if and only if, Triangle requires funding for the operation of its business and as a result of the operation of the negative covenants in the indenture evidencing the Triangle Notes or any Permitted Refinancing Indebtedness incurred in relation thereto, Triangle is not permitted to Incur any further Indebtedness to meet such funding requirement, or (F) by any wholly owned subsidiary to its Parent; (iii) a Restricted Payment that is permitted by the provisions of the covenant “Restricted Payments”; (iv) a Permitted Investment; (v) any conversion of Cash Equivalents into cash or any other form of Cash Equivalents; (vi) any foreclosure on assets; (vii) sales or disposition of inventory or past due accounts receivable in the ordinary course of business; (viii) transactions permitted under Article 6 of the Indenture; (ix) grants of credits and allowances in the ordinary course of business; (x) the sublease, lease or license of real or personal property on commercially reasonable terms; (xi) trade-ins or exchanges of equipment or other fixed assets; (xii) the sale and leaseback of any assets within 180 days of the acquisition of such assets; (xiii) grants in the ordinary course of business of rights of way and/or easements and/or other similar rights over or in respect of any of NTL’s or any of the Subsidiaries’ real property; provided that such grant does not impair the usefulness of such property in the conduct of NTL’s business to any material extent; (xiv) sales, leases or other dispositions of damaged, worn-out, surplus or obsolete equipment or assets that, in NTL’s reasonable judgment, are no longer either used or useful in the business of NTL or its Subsidiaries; (xv) a transfer of assets or issuance of Equity Interests to the extent required under the terms of joint venture or other agreements governing Existing Investments as in effect on the date hereof, described in Schedule 1.01-A of the Indenture, or Euroco Assets, or if such agreements do not require such Investment, but provide an election to make the Investment on favorable terms to NTL or the Subsidiary proposing to make such Investment, as approved by the board of directors of NTL pursuant to elections made under such agreements; (xvi) any transfer which is a grant of a security interest constituting a Permitted Lien; (xvii) licensing by a BG Subsidiary or DT Subsidiary on a non-exclusive basis of assets directly related to Internal Services to a Person providing such Internal Services on an outsourcing basis to the BG Subsidiary or DT Subsidiary in order to facilitate the provision of such Internal Services; (xviii) a Permitted Disposal; (xix) disposition of intra-group indebtedness by capital contribution (other than the disposition of intra-group indebtedness of any BG Subsidiary or the Subordinated Guarantor to any DT Subsidiary, a Senior Guarantor or NTL); (xx) the disposition (as a capital contribution or in exchange for convertible loan stock issued by the recipient of the assets) by (A) NTL of all or any portion of the Intercompany Receivable Note to the Subordinated Guarantor or any BG Subsidiary, (B) the Subordinated Guarantor of all or any portion of an intercompany receivable to any BG Subsidiary, (C) any BG Subsidiary of all or any portion of an intercompany receivable to another BG Subsidiary, (D) NTL Funding (NJ) Inc. of all or any portion of the Intercompany Receivable to NTL Communications (Ireland) Ltd or by NTL of all or any portion of the Intercompany Receivable to Cablelink and (E) NTL Group Limited of all or any portion of the Intercompany Receivable referred to in paragraph (C) of the definition of Intercompany Receivable to Triangle; or (xxi) the disposition of the Diamond Cable Notes to Diamond Cable.

     “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     “BG Subsidiary” means a direct or indirect Subsidiary of the Subordinated Guarantor other than the Triangle Entities.

     “Business Day” means any day other than a Legal Holiday.

     “Cablelink” means NTL Communications (Ireland) Ltd.

     “Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

     “Capitalized Lease Obligation” means, at the time any determination of a capitalized lease obligation is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     “Capital Stock” of any Person means any and all shares, interests, warrants, options, rights, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     “Cash Equivalents” means (i) Permitted Currency, (ii) securities issued or directly and fully guaranteed or insured by the United States government, a European Union Member government or any agency or instrumentality thereof having maturities of not more than six months and two days from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight or at call bank deposits, in each case with any commercial bank(s) domiciled in the United States, the United Kingdom, the Republic of Ireland or any other European Union Member having capital and surplus in excess of $500.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated P-1 or the equivalent thereof by Moody’s Investor Service, Inc. or A-1 or the equivalent thereof by Standard & Poor’s Corporation and in each case maturing within six months and two days after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) to (v) of this definition.

     “Chapter 11 Case(s)” means individually, the Chapter 11 Case of any of NTL Inc., NTL Delaware, NTL, the Subordinated Guarantor, Diamond Cable, and Diamond Holdings, and, collectively, the jointly administered Chapter 11 Cases of NTL Inc., NTL Delaware, NTL, the Subordinated Guarantor, Diamond Cable, and Diamond Holdings.

     “Closing” is defined in the Purchase Agreement.

     “Collateral” means “Collateral” as defined in the Triangle Pledge Agreement and “Collateral” as defined in the Pledge and Security Agreement.

     “Collateral Agent” means the Trustee.

     “Collateral Documents” is the collective reference to the Triangle Pledge Agreement, the Pledge and Security Agreement and all other security documents delivered on or after the date of the Indenture to the Collateral Agent granting a Lien on any property, whether real or personal, of NTL and the Senior Guarantors, now owned or acquired after the date of the Indenture by the Senior Guarantors, to the extent permitted by law, to secure the obligations and liabilities of NTL and the Senior Guarantors under the Indenture and the Notes.

     “Committed Acquisitions” means those acquisitions described in Schedule 1.01-B to the Indenture.

     “Common Stock” of any Person means any and all shares, units, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock whether outstanding on January 10, 2003 or issued after January 10, 2003, and includes, without limitation, all series and classes of such common stock.

     “Consolidated” or “consolidated” or on a “consolidated basis,” when used with reference to any financial term in the Indenture (but not when used with respect to any Tax Return or tax liability), means the aggregate for two or more Persons of the amounts signified by such term for all such Persons, with inter-company items eliminated in accordance with GAAP.

     “Consolidated Annualized EBITDA” means with respect to any Person, such Person’s Consolidated EBITDA for the most recent completed fiscal quarter multiplied by four.

     “Consolidated Debt” means the sum, without duplication, of (x) Indebtedness of NTL and its Subsidiaries, on a consolidated basis, (y) the liquidation value of outstanding preferred stock of Subsidiaries unless held by NTL or any of its Subsidiaries and (z) the aggregate amount payable by NTL and its Subsidiaries, on a consolidated basis, upon redemption of Disqualified Capital Stock to the extent such amount is not included in the preceding clause (y), excluding Disqualified Capital Stock held intra-group.

     “Consolidated EBITDA” means, for the applicable period of measurement, the Consolidated Net Income plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, plus (ii) taxes paid on income for such period, plus (iii) total depreciation expense for such period on a consolidated basis, plus (iv) total amortization expenses for such period on a consolidated basis, plus (v) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item but, notwithstanding anything to the contrary in the Indenture, including without limitation, reserves for lease expenses and charges), less other non-cash items increasing Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

     “Consolidated Interest Expense” means for the applicable period of measurement the aggregate interest expense (whether or not paid in cash) of NTL and its Subsidiaries on a consolidated basis for such period and the amount of Redeemable Dividends and Subsidiary Preferred Stock Dividends (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments, but excluding all amortization of financing fees and other charges incurred by NTL and its Subsidiaries in connection with the issuance of the Notes, the Diamond Notes, the Triangle Notes and the borrowings under the Senior Facilities or any Permitted Refinancing Indebtedness incurred in relation to the Diamond Notes or Triangle Notes) for NTL and its Subsidiaries on a consolidated basis, minus interest income of NTL and its Subsidiaries for such period, on a consolidated basis.

     “Consolidated Net Income” means for any period the net income (or loss) of NTL and its Subsidiaries on a consolidated basis for such period determined in conformity with GAAP, but excluding the following clauses (a) through (g) to the extent included in the computation of said net income (or loss): (a) that percentage of net income (or loss) of each Subsidiary of NTL attributable to minority interests in such Subsidiary; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of NTL or is merged into or consolidated with NTL or that Person’s assets are acquired by NTL or any of its Subsidiaries; (c) the income (or loss) of any Person (other than a Subsidiary) in which NTL or any of its Subsidiaries has an interest except to the extent of the amount of dividends or other distributions actually paid to NTL or any of its Subsidiaries; (d) the income of any Subsidiary of NTL to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (except to the extent that dividends are actually lawfully paid); provided that so long as no Event of Default has occurred and is continuing, Trapped Income will not be excluded under this clause (d); (e) any after-tax gains or losses attributable to Asset Dispositions or returned surplus assets of any pension plan; (f) all fees and expenses incurred in connection with the Plan, including payment of transaction costs related to the Plan and repayment in full of the DIP Facility Claim; and (g) (to the extent not included in clauses (a) through (f) above) (i) any net extraordinary gains or net extraordinary losses or (ii) net non-recurring gains or non-recurring losses to the extent attributable to Asset Dispositions, the exercise of options to acquire Capital Stock and the extinguishment of Indebtedness.

     “Consolidated Tangible Assets” as of any date of determination means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of NTL and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after deducting from the total amount of such assets, to the extent otherwise included, the amounts of: (a) minority interests in Subsidiaries held by Persons other than NTL or a Subsidiary; (b) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the board of directors of NTL; (c) any revaluation or other write-up in book value of assets subsequent to January 10, 2003 as a result of a change in the method of valuation in accordance with GAAP consistently applied; (d) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (e) treasury stock; and (f) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock.

     “Continuing Directors” means, as of any date of determination, any member of the board of directors of NTL who (i) was a member of such board of directors immediately after consummation of the Plan or (ii) was nominated for election or elected to such board of directors with the approval, recommendation or endorsement of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     “Cumulative EBITDA” means the cumulative Consolidated EBITDA of NTL from and after January 10, 2003 to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative Consolidated EBITDA for such period is negative, minus the amount by which such cumulative Consolidated EBITDA is less than zero.

     “Cumulative Interest Expense” means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by NTL from January 10, 2003 to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP but excluding any payment of Consolidated Interest Expense to the extent it was accrued before January 10, 2003.

     “Currency Agreement” means any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate dollars, exchange rate insurance or other similar agreement or arrangement or combination thereof designed to protect NTL or any Subsidiary of NTL against fluctuations in currency values.

     “Default” means any event, act or condition that is, or with the giving of notice, lapse of time or both would constitute, an Event of Default.

     “Delaware/NTL (UK) Group Note” means the £90.0 million aggregate principal amount 11% senior Note due 2006, dated as of April 5, 2002, from NTL (UK) Group, Inc. to NTL Delaware, as amended, and as amended and restated as of January 10, 2003, as may be amended and/or restated and/or novated, transferred or assigned from time to time.

     “Designated Company” means NTL, the Subordinated Guarantor, Diamond Cable and its direct Subsidiary and Triangle and its direct Subsidiary.

     “Diamond Cable” means Diamond Cable Communications Limited, a company registered in England and Wales with company number 02965241.

     “Diamond Cable Notes” means, collectively, the (a) 13 ¼% Senior Discount Notes due 2004, issued by Diamond Cable under an indenture dated September 28, 1994, as amended by a First Supplemental Indenture dated May 31, 1996, (b) 11 ¾% Senior Discount Notes due 2005, issued by Diamond Cable under an indenture dated December 15, 1995, and (c) 10 ¾% Senior Discount Notes due 2007, issued by Diamond Cable under an indenture dated February 27, 1997.

     “Diamond Entity” means Diamond Cable and any Diamond Subsidiary.

     “Diamond Holdings” means Diamond Holdings Limited, a company registered in England and Wales with company number 03483724.

     “Diamond Notes” means, collectively, the (a) 10% Senior Notes due 2008 issued by Diamond Holdings (and guaranteed by Diamond Cable) under an indenture dated February 6, 1998 and (b) 9?% Senior Notes due 2008 issued by Diamond Holdings (and guaranteed by Diamond Cable) under the Diamond Notes Indenture.

     “Diamond Notes Indenture” means the indenture in respect of the Diamond Notes, dated as of February 6, 1998.

     “Diamond Subsidiary” means a direct or indirect Subsidiary of Diamond Cable.

     “DIP Facility” means the debtor-in-possession credit facility provided to the Subordinated Guarantor during the Chapter 11 Cases in the principal amount of $630,000,000 pursuant to the DIP Facility Agreement.

     “DIP Facility Agreement” means the Debtor-in-Possession Credit and Guarantee Agreement, dated as of July 15, 2002, by, among others, the Subordinated Guarantor, as borrower, and various lenders, including NTL Delaware, signatory to such agreement.

     “DIP Facility Claim” means a claim arising under or as a result of the DIP Facility.

     “Disclosure Statement” means the Amended Disclosure Statement with regard to the Second Amended Joint Plan of NTL Inc. and certain Subsidiaries dated as of July 15, 2002.

     “Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the Holder of such Capital Stock), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer of such Capital Stock) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the sole option of the Holder of such Capital Stock (except, in each case, upon the occurrence of a Change of Control), on or prior to the date that is 91 days after the Stated Maturity of the Notes.

     “DT Assets” is defined in the covenant “Asset Dispositions”.

     “DT Subsidiaries” means, collectively, all Subsidiaries of NTL other than Guarantors of the Notes and BG Subsidiaries.

     “Effective Date” has the meaning given to that term in the Plan.

     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     “Euroco” means NTL Incorporated (to be renamed NTL Europe, Inc.), a Delaware corporation.

     “Euroco Assets” means those assets of Euroco set forth on Schedule 1.01-C to the Indenture.

     “European Union Member” means any country that is or becomes a member of European Union or any successor organization thereto.

     “Excess Capacity Network Services” means the provision of network services, or agreement to provide network services, by a Subsidiary in favor of one or more of their Affiliates where such network services are only provided in respect of the capacity available to such Subsidiary in excess of that network capacity it requires to continue to provide current services to its existing and projected future customers and to allow it to provide further services to both its existing and projected future customers in accordance with the Updated Business Plan.

     “Excess Refinancing Proceeds” means those cash proceeds actually received by NTL or any of its Subsidiaries from any Permitted Refinancing Indebtedness or any refinancing of the Senior Facilities and which are not (i) used to Refinance, in whole or in part, the Diamond Notes, the Triangle Notes or the Senior Facilities, as the case may be, (ii) used to pay the fees, costs and expenses in connection therewith, or (iii) applied in any other manner in which such cash proceeds are required to be applied under the terms of the Senior Facilities; provided that the proceeds of Indebtedness Incurred under Sections (viii)(III), (IV) and (VI) (and refinancings thereof) of the covenant “Incurrence of Indebtedness and issuance of Disqualified Capital Stock or Preferred Stock” will not constitute Excess Refinancing Proceeds.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Existing Indebtedness” means Indebtedness of NTL and its Subsidiaries that is in existence at Closing and that will remain outstanding immediately after the Closing, as described in Schedule 1.01-D to the Indenture.

     “Existing Investments” means those Investments described in Schedule 1.01-E (Part A) to the Indenture.

     “Existing Liens” means those Liens described in Schedule 1.01-F to the Indenture.

     “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer.

     “fiscal quarter” means a fiscal quarter of any fiscal year.

     “fiscal year” means the fiscal year of NTL and its Subsidiaries ending on December 31 of each calendar year.

     “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession as in effect at the time of the calculation being made in accordance with GAAP.

     “Governmental Authority” means (a) the government of the United States of America or any State or other political subdivision of the United States of America or any State, (b) any government or political subdivision of any other jurisdiction in which NTL or any of its Subsidiaries conducts all or any part of its business, or which properly asserts jurisdiction over any properties of NTL or any of its Subsidiaries or (c) any entity properly exercising executive, legislative, judicial, regulatory or administrative functions of any such government.

     “Group” means NTL and its Subsidiaries.

     “Group Member” means NTL and any Subsidiary which is a part of the Group.

     “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect of such guarantee), of all or any part of any Indebtedness.

     “Guarantor(s)” is defined in the preamble and includes any Persons who become Guarantors in accordance with the Indenture.

     “Guarantor Senior Indebtedness” means, with respect to the Subordinated Guarantor, all obligations for the principal, premium, if any, interest (including any interest accruing on or after the filing of any petition in bankruptcy or for reorganization at the rate provided for in the documentation with respect to such bankruptcy or reorganization, whether or not such claim for post-petition interest is allowed in such proceeding), penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness of such Subordinated Guarantor, whether outstanding on January 10, 2003 or thereafter Incurred including without limitation in respect of: (i) all monetary obligations of every nature of the Subordinated Guarantor, if any, under, or with respect to, the Senior Facilities, including, without limitation, obligations to pay principal, premium, if any, and interest (including any interest accruing on or after the filing of any petition in bankruptcy or for reorganization at the rate provided for in the documentation with respect to such bankruptcy or reorganization, whether or not such claim for post-petition interest is allowed in such proceeding) on, reimbursement obligations under letters of credit, fees, expenses and indemnities (including Guarantees of any such reimbursement obligations) and all Obligations in respect of any such reimbursement obligations; (ii) any Obligations of such Guarantor evidenced by bonds, debentures, Notes or other similar instruments; (iii) any Capitalized Lease Obligations of such Guarantor; (iv) any Obligation of such Guarantor arising from any Guarantee by such Guarantor of Senior Indebtedness; (v) all Interest Swap Obligations (and Guarantees pertaining to such Interest Swap Obligations); and (vi) all Obligations (and Guarantees of said Obligations) under Currency Agreements, in each case whether outstanding on January 10, 2003 or thereafter Incurred. Notwithstanding the foregoing, “Guarantor Senior Indebtedness” will not include: (i) any Indebtedness of such Subordinated Guarantor to a Subsidiary of such Subordinated Guarantor other than where such Indebtedness secures any obligations of such Subsidiary under the Senior Facilities; (ii) Indebtedness (other than with respect to any Guarantee Obligations with respect to Senior Indebtedness or with respect to other Guarantor Senior Indebtedness) to, or guaranteed on behalf of, any shareholder, unitholder, director, officer or employee of such Subordinated Guarantor or any Subsidiary of such Subordinated Guarantor (including without limitation amounts owed for compensation) other than a shareholder or unitholder who is also a lender (or an Affiliate of a lender) under the Senior Facilities; (iii) Indebtedness to trade creditors and other amounts Incurred in connection with obtaining goods, materials or services; (iv) Indebtedness represented by Disqualified Capital Stock; (v) that portion of any Indebtedness Incurred in violation of Section 5.04 (but, as to any such Obligation, no such violation will be deemed to exist for purposes of this clause (v) if the Holder(s) of such Obligation or their representative will have received an officer’s certificate of NTL to the effect that the Incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the Incurrence of the entire committed amount of such Indebtedness at the date on which the initial borrowing under the revolving credit is made would not) violate such provisions of the Indenture); (vi) Indebtedness which, when Incurred and without respect to any election under section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and (vii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Subordinated Guarantor other than the Indebtedness under the Indenture.

     “Guarantor Subordinated Obligations” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on January 10, 2003 or incurred after January 10, 2003) which is expressly subordinate in right of payment to the obligations of such Guarantor under such Guarantor’s Guarantee of the Notes pursuant to a written agreement.

     “Holder” means a Person in whose name a Note is registered on the Registrar.

     “Incur” is defined in the covenant “Incurrence of Indebtedness and issuance of Disqualified Capital Stock or Preferred Stock.”

     “Indebtedness” means, with respect to any Person, without duplication: (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, Notes or other similar instruments; (iii) all Capitalized Lease Obligations of such Person; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six (6) months from the date the obligation is Incurred (but excluding trade accounts payable and title retention arrangements in connection with the purchase of tangible assets in the United Kingdom or the Republic of Ireland (or any other jurisdictions where such arrangements are customary) which is not vendor financing and other accrued liabilities arising in the ordinary course of business); (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vi) Guarantees in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below; (vii) all obligations of any other Person of the type referred to in clauses (i) through (v) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; (viii) all obligations under Currency Agreements and all Interest Swap Obligations of such Person, to the extent any of the foregoing Indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) to (viii) above.

     “Indebtedness Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt on the date the applicable period ends to (b) Consolidated Annualized EBITDA for such applicable period.

     “Indebtedness Ratio Test” is defined in the covenant “Incurrence of Indebtedness and issuance of Disqualified Capital Stock or Preferred Stock.”

     “Independent Qualified Party” means, in respect of any Affiliate Transaction, an investment banking firm, accounting firm, appraisal firm or other expert in relation to the subject of such Affiliate Transaction, in each case, of national standing in the United States or the United Kingdom; provided, however, that such firm is not an Affiliate of NTL or any Subsidiary.

     “Interco Note” means a promissory Note in favor of NTL or a Senior Guarantor, as the case may be, in the form of Exhibit E to the Indenture, such Note to be pledged under the Collateral Documents.

     “Intercompany Receivable” means (A) the receivable owed to the Subordinated Guarantor by NTL (UK) Group, Inc. (as transferred by NTL to the Subordinated Guarantor pursuant to a Receivables Purchase Agreement, dated August 6, 2002, between NTL and the Subordinated Guarantor), in the amount of £3,771,642,379, described in the 2001 Debt/Equity Memorandum, dated May 3, 2002 plus accrued interest; (B) the receivable owed to NTL Funding (NJ) Inc. by NTL Communications (Ireland) Ltd in an amount equal to approximately EUR 115,438,595 at December 31, 2002 plus accrued interest; (C) the receivable owed to NTL Group Limited by Triangle in the amount of £114,411,030 as of September 30, 2002 plus accrued interest; and (D) the receivable owed to NTL by Cablelink in the amount of approximately £1,343,000 as of September 30, 2002 plus accrued interest.

     “Intercompany Receivable Note” means the intercompany Obligation of the Subordinated Guarantor in favor of NTL as purchase price for the acquisition of the Intercompany Receivable pursuant to the Receivables Purchase Agreement described in the definition of Intercompany Receivable.

     “Internal Services” means those administrative services of a Person required for the day to day operation of the core and ancillary businesses of that Person including, without limitation, information technology services, content development services, property management, payroll services and human resource management but excluding the core or ancillary businesses of such Person.

     “Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and will include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     “Intra-Group Services” means (a) the provisions of services by a Subsidiary to a member of the Group, where such member of the Group requires those services to enable it to carry on its business and provided that the consideration for the provision thereof is in the reasonable opinion of NTL no less than the cost (except in any immaterial respect) incurred by such Subsidiary in providing such services; (b) the provisions of services constituted by NTL Group Limited employing personnel, acting as agent to buy equipment or other assets or services or trade with residential customers on behalf of other members of the Group, where the costs of such employment or purchasing and the costs and revenues generated by such trading are in the reasonable opinion of NTL reimbursed by or distributed (except in any immaterial respect) to the relevant Group Member; and (c) the provision of services constituted by NTL Business Limited acting as agent to trade with business customers on behalf of other members of the Group, where the costs and revenues of such trading are in the reasonable opinion of NTL reimbursed by or distributed (except in an immaterial respect) to the relevant Group Member.

     “Investment” means (i) any direct or indirect purchase or other acquisition by NTL or any of its Subsidiaries of any beneficial interest in, including stock, partnership interest or other Equity Interests of, or ownership interest in, any other Person (other than NTL or any other Person who was a Subsidiary of NTL at the time of such Investment); and (ii) any direct or indirect loan, advance or capital contribution by NTL or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that did not arise from sales to or services provided to that other Person in the ordinary course of business. The amount of any Investment will be the original cost of such Investment plus the cost, without duplication, of all additions to said Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment but less all cash distributions constituting a return of capital.

     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York or London or at a place of payment are authorized by law, regulation or executive order to remain closed. If any payment date in respect of the Notes is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest will accrue for the intervening period.

     “Lien” means any lien, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement (but excluding trade accounts payable and title retention arrangements in connection with the purchase of tangible assets in the United Kingdom or the Republic of Ireland (or any other jurisdiction where such arrangements are customary) which is not vendor financing and other accrued liabilities arising in the ordinary course of business) and any lease in the nature of a lien, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind).

     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of NTL and its Subsidiaries taken as a whole or (b) the material impairment of the ability of NTL or any Guarantors to perform its material obligations under any Transaction Document to which it is a party or of any Holder to enforce any Transaction Document in any material respect or collect any of the Obligations under any such Transaction Document in any material respect.

     “Maturity,” when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as provided in the Indenture or such Note, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise (including in connection with any offer to purchase that the Indenture requires NTL to make).

     “Modified Indebtedness Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt as of the date on which the applicable period ends to (b) Adjusted Annualized EBITDA for such applicable period.

     “Net Proceeds” means aggregate cash proceeds actually received by NTL or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under Notes or other debt securities received in connection with any Asset Disposition), net of (a) the direct costs of such sale, issuance, lease, transfer or other disposition (including Taxes attributable to such sale, lease or transfer), (b) amounts applied to payment or repayment under the Senior Facilities of any Indebtedness or Guarantor Senior Indebtedness or amounts secured by a Lien on the asset or property disposed of, (c) if such Asset Disposition involves the sale of a discrete business or product line, any accrued liabilities of such business or product line required to be paid or retained by NTL or any of its Subsidiaries as part of such disposition, (d) appropriate amounts to be provided by NTL or a Subsidiary, as the case may be, as a reserve, in accordance with GAAP (or generally accepted accounting principles in the relevant jurisdiction), against any liabilities associated with an Asset Disposition and retained by NTL or such Subsidiary, as the case may be, after such Asset Disposition, including, without limitation, pension and benefit liabilities, liabilities related to environmental matters or liabilities under any indemnification obligations associated with such Asset Disposition and (e) amounts applied to mandatory repayments of Diamond Notes or

Triangle Notes, including any Permitted Refinancing Indebtedness incurred in relation to the Diamond Notes or Triangle Notes.

     “Note Registration” means the first to occur of (i) the consummation of a Registered Exchange Offer and (ii) the effectiveness of a Shelf Registration Statement filed with the Commission.

     “Notes” means, collectively, NTL’s Senior Secured Notes due 2010 issued on the date of the Indenture, NTL’s Senior Secured Notes due 2010 issued in the exchange offer, any PIK Notes and any such notes issued in exchange or replacement for such notes.

     “NTL Delaware” means NTL (Delaware), Inc., a Delaware corporation.

     “NTL Inc.” means NTL Incorporated (to be known as NTL Europe, Inc.), a Delaware corporation.

     “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     “ordinary course of business” means, in respect of any transaction involving NTL or any Subsidiary of NTL, the ordinary course of such Person’s business, as conducted by any such Person in accordance or consistent with past or industry practice and undertaken by such Person in good faith.

     “Overdraft Facility” means any facility provided by a United Kingdom, Republic of Ireland or Singapore clearing bank to NTL or a Subsidiary of NTL up to an amount not exceeding £20.0 million at any time and from time to time for so long as the relevant Subsidiary, if a BG Subsidiary, is permitted to hold such facility by the terms of the Senior Facilities.

     “Parent” means, with respect to any Person, any corporation, association or other business entity which holds more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees, or at a shareholders’ general meeting, of such Person.

     “Permitted Acquisition” means:

     (a)  the purchase by NTL or a Subsidiary of NTL of Equity Interests or all or substantially all of the assets of a Person (or a business of a Person) whose primary business is the same, related, ancillary or complementary to the business in which NTL or any of its Subsidiaries were engaged on the date of the Indenture, or any Investment by NTL or any Subsidiary of NTL in a Person, if as a result of such Investment:

(A)  in the case of a purchase of Equity Interests of a Person, such Person and each wholly owned subsidiary of such Person becomes a (x) wholly owned subsidiary of NTL and (y) a Senior Guarantor, if prior to such Investment in such Person, such Person was incorporated in or otherwise organized under the laws of the United States, or, (B) in the case of a purchase of all or substantially all of the assets of a Person, such assets are purchased by NTL or a Senior Guarantor; or

such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Subsidiary of NTL that is a Senior Guarantor and whose primary business is the same, related, ancillary or complementary to the business in which NTL and its Subsidiaries were engaged on the date of the Indenture;

provided in the case of clause (i) and clause (ii), that at the time of such Investment or purchase, no Default or Event of Default exists or would be caused upon the consummation of such Investment or purchase; and provided further that in the case of clause (i) and clause (ii), if the Investment or purchase was made by a Diamond Entity, a Triangle Entity, or a BG Subsidiary using Trapped Income or if the Investment or purchase was made by the Subordinated Guarantor then such Person or assets need not be acquired by NTL or a Senior Guarantor (or be merged into NTL or a Senior Guarantor) but may become (or be merged into) or may be acquired by a Diamond Entity, Triangle Entity, BG Subsidiary or the Subordinated Guarantor (as the case may be), and the purchase by NTL or a Subsidiary of NTL of a Euroco Asset provided that (i) such purchase is on arm’s length terms, and (ii) the aggregate amount of all purchases of Euroco Assets since the date of the Indenture does not exceed $25.0 million.

     “Permitted Currency” means the lawful currency of the United States or a European Union Member.

     “Permitted Disposal” means: (x) with respect to the BG Subsidiaries, any Asset Disposition which is permitted to be effected under the terms of the Senior Facilities Documents as in effect on January 10, 2003 (other than pursuant to clauses (g)(A) or (m) of the definition of “Permitted Disposal” in the Senior Credit Facility or clause (g)(A) of such definition in the Working Capital Facility); and (y) with respect to the DT Subsidiaries, any Asset Disposition which is permitted to be effected under the Diamond Notes Indenture or the Triangle Notes Indenture (as in effect on January 10, 2003) without the requirement that the proceeds thereof be applied to either the repayment of Indebtedness under the Diamond Notes or Triangle Notes or reinvestment in similar assets.

     “Permitted Investments” means:

(i)	any Investment:

(A)	by NTL in a Senior Guarantor;

(B)	by a Senior Guarantor in NTL or any other Senior Guarantor;

(C)	by NTL or any Senior Guarantor in the Subordinated Guarantor, provided that (other than equity that is permitted to be reinvested under the Senior Facilities pursuant to paragraph (d) or (f) of the definition of “Permitted Payment” in the Senior Credit Facility or paragraph (d) of the definition of “Permitted Payments” in the Working Capital Facility) the Investment is made pursuant to an Interco Note in accordance with the last paragraph of the covenant “Incurrence of Indebtedness end issuance of Disqualified Capital Stock or Preferred Stock”;

(D)	by the Subordinated Guarantor in any BG Subsidiary;

(E)	by NTL or any Senior Guarantor in any DT Subsidiary; provided that (other than if Triangle or its Subsidiaries requires funding for the operation of its business and as a result of the operation of the negative covenants in the indenture evidencing the Triangle Notes or any Permitted Refinancing Indebtedness incurred in relation thereto, Triangle or its Subsidiaries is not permitted to Incur any further Indebtedness to meet such funding requirement, then such Investment may be made by capital contribution); such Investment is made pursuant to an Interco Note in accordance with the last paragraph of the covenant “Incurrence of Indebtedness and issuance of Disqualified Capital Stock or Preferred Stock”;

(F)	by any BG Subsidiary in NTL or any wholly owned subsidiary of NTL;

(G)	by a DT Subsidiary in NTL, any other DT Subsidiary, a Senior Guarantor or any wholly owned subsidiary of NTL other than a BG Subsidiary;

(H)	by the Subordinated Guarantor in NTL or any Senior Guarantor; or

(I)	which is effected as a Funding Passthrough or Asset Passthrough (as defined in the Senior Facilities) under the Senior Facilities.

(ii)	any Investment in Cash Equivalents, the Notes or the Exchange Notes;

(iii)	any Investment related to or arising out of a Permitted Acquisition;

(iv)	any Investment which results from the receipt of non-cash consideration from an asset sale made pursuant to and in compliance with the provisions of the covenant “Asset Dispositions” or from any sale or other disposition of assets permitted by the Indenture and not constituting an Asset Disposition hereunder;

(v)	loans and advances (a) to employees for emergency, moving, entertainment, travel and other business expenses in the ordinary course of business or (b) to NTL or its Subsidiaries if the proceeds of such loans and advances are used by NTL or its Subsidiaries to make loans or advances to employees contemplated by clause (a) provided the total loans and advances under this clause (v) will not exceed $1.0 million in the aggregate at any time outstanding;

(vi)	Investments received as part of the settlement of litigation or in satisfaction of Investments to any Person otherwise permitted under the Indenture pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts by said Person;

(vii)	Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of NTL or at the time such Person merges or consolidates with NTL or any of its Subsidiaries, in either case in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of NTL or such merger or consolidation;

(viii)	Investments in securities received in settlement of trade obligations in the ordinary course of business;

(ix)	the purchase by the Subordinated Guarantor from NTL Delaware of the Delaware/NTL (UK) Group Note and the acquisition by NTL of the Diamond Cable Notes in accordance with the Plan;

(x)	any Existing Investment and further Investments in such Existing Investments to the extent required by, or if such agreements do not require such Investment, but provide an election to make the Investment on favorable terms to NTL or the Subsidiary proposing to make such Investment as approved by the board of directors of NTL pursuant to elections made under, agreements governing such Existing Investments as in effect on the date of the Indenture and set forth on Schedule 1.01-E (Part B) of the Indenture and further Investments in Euroco Assets to the extent such further Investment is required by (or if such agreements do not require such Investment, but provide an election to make the Investment on favorable terms to NTL or the Subsidiary proposing to make such Investment as approved by the board of directors of NTL pursuant to elections made under) agreements governing such Euroco Assets as set forth on Schedule 1.01-C of the Indenture and such further Investment in Euroco Assets do not exceed £25 million;

(xi)	Investments by NTL in Indebtedness of a counter-party to a Currency Agreement for hedging a Permitted Currency exchange risk that are made, for purposes other than speculation, in connection with such contract to hedge not more than the aggregate principal amount of the Indebtedness being hedged (or, in the case of Indebtedness issued with original issue discount, based on the amounts payable after the amortization of such discount);

(xii)	receivables owing to NTL or any Subsidiary if created or acquired in the ordinary course of business;

(xiii)	any Investment in duty deferment, development, bid, performance, completion, surety or appeal bonds or similar instruments, arising in the ordinary course of business;

(xiv)	other Investments in Persons not to exceed $25.0 million in the aggregate at any time outstanding; provided that such Investment is in a Person whose primary business is the same, related, ancillary or complementary to the business in which NTL or its Subsidiaries were engaged in on the date of such Investment; and NTL provides, and/or causes its relevant Subsidiary to provide, a security interest in and continuing lien on, all or a ratable portion of (as applicable) NTL’s and/or the relevant Subsidiary’s aggregate right, title and interest in, to and under such Investment to the Collateral Agent, on behalf of the Holders, unless NTL and/or the Subsidiary making the Investment is prohibited under the terms of the Senior Facilities Documents, the Diamond Notes or the Triangle Notes, or any Permitted Refinancing Indebtedness incurred in relation to the Diamond Notes or Triangle Notes from providing such security interest and continuing lien to the Collateral Agent, on behalf of the Holders;

(xv)	Interest Swap Obligations entered into for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(xvi)	the redemption of the Workplace Technologies Notes and payment of interest accrued thereon to the Effective Date;

(xvii)	the steps or actions referred to in paragraph 6 (“Cancellation of Certain Obligations”) of Article IV.C (“Restructuring Transactions”) of the Plan;

(xviii)	trade credit or guarantees or indemnities granted in the ordinary course of business on usual and customary terms;

(xix)	any guarantee or indemnity given by NTL, a BG Subsidiary, Guarantor or DT Subsidiary, respectively, in respect of any Indebtedness permitted to be incurred under the Indenture, or other obligation not restricted by the terms of the Transaction Documents, of NTL, another BG Subsidiary, Guarantor or DT Subsidiary, respectively;

(xx)	Investments by a Triangle Entity in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation performance and other similar deposits;

(xxi)	a capital contribution (or an exchange for convertible loan stock issued by the recipient of the assets) of all or any portion of (A) the Intercompany Receivable Note by NTL to the Subordinated Guarantor or any BG Subsidiary, (B) all or any portion of an intercompany receivable by the Subordinated Guarantor to any BG Subsidiary, (C) any intercompany receivable by any BG Subsidiary to another BG Subsidiary, (D) the Intercompany Receivable by NTL Funding (NJ) Inc. to NTL Communications (Ireland) Ltd, (E) the Intercompany Receivable by NTL to Cablelink, (F) all or any portion of the Intercompany Receivable referred to in paragraph (C) of the definition of Intercompany Receivable by NTL Group Limited to Triangle or (G) the Diamond Cable Notes to Diamond Cable;

(xxii)	Investments to be made by NTL pursuant to the Senior Facilities Documents in connection with an Asset Adjustment Payment (as defined therein);

(xxiii)	any Investment related to or arising out of a Committed Acquisition; and

(xxiv)	credit granted by any Subsidiary to a member of the Group, where the Indebtedness outstanding thereunder relates to Intra-Group Services provided that where such credit relates to services falling within clauses (b) or (c) of the definition of Intra-Group Services:

(A)	the settlement of all such credit estimated by NTL Communications Limited to be owed by members of the Group which are not Obligors (as defined in the Senior Credit Facility) will take place no less frequently than on a monthly basis; and

(B)	if, on the first Business Day falling after the fourteenth day of each calendar month, the aggregate amount of all such credit owed by members of the Group which are not Obligors (as defined in the Senior Credit Facility) is estimated by NTL Communications Limited to be in excess of £25.0 million (or its equivalent in other currencies) all such credit will be promptly settled at such time provided that any overpayment or underpayment arising as a result of the settlement of all such credit may be returned to the overpaying party or paid by the underpaying party.

     “Permitted Liens” means (a) Liens in favor of the Trustee or Collateral Agent; (b) Liens on property of a Person or any of its Subsidiaries existing at the time such Person is merged into or consolidated with or acquired by NTL or any Subsidiary of NTL or such property is acquired by NTL or any Subsidiary of NTL; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation or acquisition and do not encumber any property or assets of NTL or any of its Subsidiaries other than the property or assets subject to the Liens prior to such merger or consolidation or acquisition; (c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business, similar Liens imposed by suppliers by contracts on materials or supplies purchased from such supplier in the ordinary course of business, in each case which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings, or any Lien constituted by a rent deposit deed entered into on arms length terms and in the ordinary course of business, securing the obligations of NTL and its Subsidiaries in relation to a lease of office or other business premises by and for NTL or any Subsidiary of NTL; (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as will be required in conformity with GAAP or generally accepted accounting principles applicable to the relevant Person will have been made therefor; (e) Liens existing on January 10, 2003 set forth on Schedule 1.01-F of the Indenture, and any renewals or replacements of such Liens granted to secure a refinancing of the Indebtedness originally secured by such Liens (so long as the renewal or replacement Lien does not cover more property from, or secure Indebtedness of an amount greater than the amount of Indebtedness (plus any fees, costs and expenses incurred in connection with such refinancing) secured by, the Existing Lien); (f) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties or minor imperfections of title that do not in the case of any individual property materially interfere with NTL’s ability to conduct its business from such property or interfere with the ordinary conduct of the business of NTL or its Subsidiaries; (g) with respect to the BG Subsidiaries and the Subordinated Guarantor, Liens which are “Permitted Encumbrances” under either of the Senior Facilities (as in effect on January 10, 2003); (h) with respect to the DT Subsidiaries, Liens which are permitted or not prohibited under Section 1011 of the Diamond Notes Indenture or Section 4.10 of the Triangle Notes Indenture, as the case may be (each as in effect on the date hereof); (i) with respect to the BG Subsidiaries and the Subordinated Guarantor, Liens securing Indebtedness under the Senior Facilities, as permitted to be incurred under the Indenture; (j) Liens securing obligations under the Currency Agreements and /or Interest Swap Obligations that are permitted under the Indenture; (k) Liens securing Permitted Refinancing Indebtedness; provided that NTL or Subsidiary was permitted to Incur Liens with respect to the Indebtedness so refinanced; (l) Liens securing Indebtedness permitted by Section (iv)(x) of the covenant “Incurrence of Indebtedness and issuance of Disqualified Capital Stock or Preferred Stock”; (m) the cash collateralization of performance bonds in the ordinary course of business, in an amount not to exceed £20.0 million; and (n) Liens granted by NTL or the Subordinated Guarantor to secure indebtedness under the Senior Facilities over bank accounts containing cash sourced from BG Subsidiaries and any interest earned thereon which is required to be reinvested in a BG Subsidiary under the terms of the Senior Facilities.

     “Permitted Overdraft Borrowings” means Indebtedness in respect of an Overdraft Facility if such Indebtedness:

(i)	has been incurred solely for short term cash management purposes in the ordinary course of business; and

(ii)	is fully repaid within three business days of it having been incurred (from available funds other than Permitted Overdraft Borrowings).

     “Permitted Refinancing Indebtedness” means:

     (i)  any Indebtedness of NTL or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to Refinance other Indebtedness (other than the Diamond Notes, the Triangle Notes and the Senior Facilities) of any such Persons; provided, however, that (A) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount outstanding plus accrued interest and premium, if any (set forth in the original instrument representing such Indebtedness), of the Indebtedness so refinanced (plus the amount of reasonable fees, costs and expenses incurred in connection with such refinancing); (B) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of, at the time of such refinancing, the Indebtedness being refinanced; (C) if the Indebtedness being refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being refinanced; (D) such Indebtedness is Incurred either by NTL or by the Subsidiary which is the obligor on the Indebtedness being refinanced; (E) if the Indebtedness being refinanced is unsecured, such Permitted Refinancing Indebtedness is unsecured; and (F) any Excess Refinancing Proceeds are applied in accordance with the covenant “Excess Refinancing Proceeds”; and

     (ii)  any Indebtedness issued in exchange for, or the net proceeds of which are used to Refinance the Diamond Notes or the Triangle Notes; provided, however, that (A) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount plus accrued interest and premium, if any, outstanding at the time of such refinancing, of the Diamond Notes or the Triangle Notes (as the case may be) (plus the amount of reasonable fees, costs and expenses incurred in connection with such refinancing); (B) such Permitted Refinancing Indebtedness has a final maturity date at least six months later than the final maturity date of the Notes and there is no principal amortization prior to the maturity date; (C) such Indebtedness is incurred either by NTL or by the Subsidiary which is the obligor on the Diamond Notes or the Triangle Notes, as the case may be, being refinanced; (D) such Permitted Refinancing Indebtedness is unsecured; and (E) any Excess Refinancing Proceeds are applied in accordance with the covenant “Excess Refinancing Proceeds”.

     “Permitted Refinancing Indebtedness” will not include Indebtedness under the Senior Facilities which may be refinanced.

     “Person” or “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or agency or political subdivision of any government or agency (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     “PIK Notes” means the additional Notes that the Company may elect to issue to pay interest on an Interest Payment Date, each dated as of the date of such Interest Payment Date, in an aggregate face principal amount equal to the portion of such cash interest payment which is not being paid in cash multiplied by a fraction, the numerator of which is 1,000 and the denominator of which is the Accreted Value of outstanding Notes per $1,000 face principal amount of Notes on such Interest Payment Date.

     “Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of January 9, 2003 made by the Senior Guarantors in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties and the other parties to such agreement, as the same may be amended, supplemented or otherwise modified from time to time.

     “Preferred Stock” of any Person, means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     “Purchase Agreement” means the Purchase Agreement, dated as of January 9, 2003, by and among NTL, the Guarantors and the Purchasers.

     “Purchasers” means the Holders as of the Closing Date.

     “Redeemable Dividend” means, for any dividend with regard to Disqualified Capital Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

     “Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture and the Notes.

     “Refinance” in respect of any security or Indebtedness, means to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “refinanced” and “refinancing” will have correlative meanings.

     “Relevant Multiple” means for the year ending December 31:

(a)	2003, 1.5;

(b)	2004, 1.75;

(c)	2005, 2.0;

(d)	2006, 2.25;

(e)	2007, 2.5;

(f)	2008, 2.75;

(g)	2009, 3.

     “Remaining Subsidiaries” means all Subsidiaries of NTL other than any Subsidiary which is a Designated Company or a Significant Subsidiary.

     “Plan” will have the meaning ascribed to that term in the Purchase Agreement.

     “Representative” means the indenture trustee or other trustee, agent or representative in respect of any Senior Indebtedness; provided that if, and for so long as, any Senior Indebtedness lacks such a representative, then the Representative for such Senior Indebtedness will at all times constitute the Holders of a majority in outstanding principal amount of such Senior Indebtedness in respect of any Senior Indebtedness. In the case of Indebtedness under the Senior Facilities, the Representative will mean J.P. Morgan Europe Limited or any successor to J.P. Morgan Europe Limited under the Senior Facilities of which the Trustee is notified.

     “Restricted Investment” means an Investment other than a Permitted Investment.

     “Restricted Payments” is defined in the covenant “Restricted Payments”.

     “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to NTL or a Subsidiary of any property, whether owned by NTL or any Subsidiary at January 10, 2003 or later acquired, which has been or is to be sold or transferred by NTL or such Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

     “Secured Parties” means, collectively, the Trustee and the Holders.

     “Senior Credit Facility” means the credit agreement, dated May 30, 2000, by and among NTL Communications Limited, as parent, NTL Investment Holdings Limited, as post-novation borrower, the guarantors named in the credit agreement, NTL, J.P. Morgan plc (formerly known as Chase Manhattan plc) and Morgan Stanley Dean Witter Bank Limited, as arrangers and joint book managers, J.P. Morgan Europe Limited (formerly known as Chase Manhattan International Limited), as agent and security trustee, and the other parties to such credit agreement, together with the Senior Facilities Documents relating thereto, in each case as amended and restated and novated prior to the date of the Indenture, and as may be further amended and/or restated or refinanced from time to time.

     “Senior Default” means an event of default under the Senior Credit Facility or the Working Capital Facility entitling the lenders thereunder to pursue remedies in respect of such event of default.

     “Senior Facilities” means, individually and collectively, the Senior Credit Facility and the Working Capital Facility.

     “Senior Facilities Documents” means the documents representing the Senior Facilities or Interest Swap Obligations with respect to Indebtedness under the Senior Facilities, and all certificates, instruments, financial and other statements and other documents and agreements made or delivered from time to time in connection with the Senior Facilities or the Interest Swap Obligations and related to them.

     “Senior Guarantor” means a Guarantor other than the Subordinated Guarantor.

     “Senior Indebtedness” means (i) the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to NTL or its Subsidiaries whether or not such claim for post-petition interest is allowed in such proceeding) on, and penalties and any obligation of NTL or its Subsidiaries for reimbursement (including attorneys’ fees incurred in connection with any such proceeding, whether or not allowed in such proceeding), indemnities and fees relating to, and all other amounts owing under, the Senior Facilities, (ii) the principal of (and premium, if any) and interest on Indebtedness of the Subordinated Guarantor or any BG Subsidiary for money borrowed, whether incurred on or prior to the date of original issuance of the Notes or thereafter, and any amendments, renewals, extensions, modifications, refinancings and refunding of any such Indebtedness, and (iii) Interest Swap Obligations or Currency Agreements entered into with respect to Indebtedness described in clause (i) above; provided, however, that the following will not constitute Senior Indebtedness: (1) any Indebtedness as to which the terms of the instrument creating or evidencing the same provide that such Indebtedness is not superior in right of payment to the Notes, (2) any Indebtedness as to which the terms of the instrument creating or evidencing the same provide that such Indebtedness is subordinated in right of payment in any respect to any other Indebtedness of NTL, (3) Indebtedness evidenced by the Notes, the Guarantees or the Subordinated Guarantee, (4) any Indebtedness owed to a Person when such Person is a Subsidiary of NTL, (5) any obligation of NTL arising from Disqualified Capital Stock of NTL, (6) any portion of any Indebtedness which is incurred in violation of the Indenture (but, as to any such Obligation, no such violation will be deemed to exist for purposes of this clause (6) if the Holder(s) of such Obligation or their representatives will have received an Officer’s Certificate of NTL to the effect that the Incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made and would not) violate such provisions of the Indenture), and (7) Indebtedness which, when incurred and without respect to any election under section 1111(b) of Title 11, United States Code, is without recourse to NTL.

     “Shelf Registration Statement” means a registration statement filed by the Company in connection with the offer and sale of Initial Notes pursuant to the Exchange and Registration Rights Agreement.

     “Significant Subsidiary” means any direct or indirect Subsidiary of NTL with consolidated assets (excluding intercompany Notes or receivables) of more than $15 million;

     “Stated Maturity,” when used with respect to any Note or any installment of interest thereon, means the date specified in the Indenture or such Note as the scheduled fixed date on which the principal amount of such Note or such installment of interest is due and payable and will not include any contingent obligation to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment of such interest or principal.

     “Subordinated Guarantee” means the Guarantee provided by the Subordinated Guarantor pursuant to Article 11 of the Indenture.

     “Subordinated Guarantor” means Communications Cable Funding Corp., a Delaware Corporation.

     “Subordinated Indebtedness” means Indebtedness of NTL or any of its Subsidiaries which is expressly subordinated to and junior to the payment and performance of the Notes or any such Subsidiary’s Guarantee, as applicable, of the Notes.

     “Subordinated Obligations” means, with respect to NTL, any Indebtedness of NTL (whether outstanding on January 10, 2003 or incurred after January 10, 2003) which is expressly subordinate in right of payment to the obligations of NTL under the Notes pursuant to a written agreement.

     “Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination of them) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination of them) provided, however, that with respect to NTL or any of its Subsidiaries, the term “Subsidiary” will not include Moleseye Limited or NTL Radio Services Limited so long as such persons are not Wholly Owned Subsidiaries of NTL. Any Person becoming a Subsidiary of NTL after the date of the Indenture should be deemed to have Incurred all of its outstanding Indebtedness on the date it becomes a Subsidiary.

     “Subsidiary Preferred Stock Dividend” means, for any dividend with regard to preferred stock of a Subsidiary, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such preferred stock.

     “Tax Returns” means all reports and returns (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to Taxes.

     “Taxes” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or other taxes, duties or assessments of any kind whatsoever imposed on any Person, together with any interest, additions or penalties with respect to those Taxes and any interest in respect of such additions or penalties and includes any liability for Taxes of another Person by contract, as a transferee or successor, under Treasury regulation section 1.1502-6 or analogous state, local or foreign law provision or otherwise.

     “Transaction Agreement” means the restated agreement dated as of July 26, 1999 between Bell Atlantic Corporation, Cable & Wireless plc, Cable & Wireless Communications Plc (now known as NTL (CWC) Limited) and Euroco (as amended, novated and restated from time to time).

     “Transaction Documents” is defined in the Purchase Agreement.

     “Trapped Income” means (i) any income of a Diamond Entity which may not be distributed (directly or indirectly) to NTL as a result of insufficient or negative distributable reserves or a contractual restriction in the terms of the agreements governing the Diamond Notes or any Permitted Refinancing Indebtedness Incurred in relation to the Diamond Notes, provided that such income will constitute Trapped Income only so long as there is no event of default under such agreements, (ii) any income of a Triangle Entity which may not be distributed directly or indirectly to NTL as a result of insufficient or negative distributable reserves or a contractual restriction in the terms of the Indenture or the agreements governing the Triangle Notes or any Permitted Refinancing Indebtedness Incurred in relation to the Triangle Notes, provided further that such income will constitute Trapped Income only so long as there is no event of default under the Triangle Notes; and (iii) any income of a BG Subsidiary which may not be distributed directly or indirectly to NTL as a result of insufficient or negative distributable reserves or a contractual restriction in the Senior Facilities; provided that such income will constitute Trapped Income only so long as there is no event of default under such agreements.

     “Triangle” means NTL (Triangle) LLC, a Delaware limited liability company.

     “Triangle Asset Disposition” means any Asset Disposition of any assets of any Triangle Entity or any Asset Disposition of the Capital Stock of Triangle.

     “Triangle Entities” means Triangle and any direct or indirect Subsidiaries of Triangle.

     “Triangle Notes” means the 11.2% Senior Discount Debentures issued by Triangle under an indenture deed dated November 15, 1995 as amended by a First Supplemental Indenture dated November 28, 1998.

     “Triangle Notes Indenture” means the indenture in respect of the Triangle Notes, dated as of November 15, 1995 as amended by a First Supplemental Indenture dated November 28, 1998.

     “Triangle Pledge Agreement” means the Stock Pledge Agreement, dated as of January 9, 2003 made by the Holders of membership interests in Triangle in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties and the other parties to such agreement, as the same may be amended, supplemented or otherwise modified from time to time.

     “United States” will have the meaning assigned to such term in Regulation S.

     “Updated Business Plan” means the business plan for the Group in the form agreed under the Senior Facilities and delivered as a condition precedent to the Second Restatement Amendment Effective Time (as defined in the Senior Credit Facility) under the Senior Facilities.

     “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality of the United States of America) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the issuer’s option.

     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     “Wholly Owned BG Subsidiary” means a BG Subsidiary, all of the outstanding Capital Stock or other ownership interests (including pledged interests) of which (other than directors’ qualifying shares) will at the time be owned by or on behalf of one or more other Wholly Owned Subsidiaries of NTL.

     “Wholly Owned DT Subsidiary” means a DT Subsidiary, all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by or on behalf of one or more other Wholly Owned Subsidiaries of NTL.

     “wholly owned subsidiary” of any Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests (including pledged interests) of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or nominee on their behalf.

     “Working Capital Banks” means the lending banks under the Working Capital Facility.

     “Working Capital Facility” means the credit agreement, dated May 30, 2000, by and among NTL, as parent, NTL (UK) Group, Inc., as intermediate parent, NTL Communications Limited, as borrower, and J.P. Morgan plc (formerly known as Chase Manhattan plc) and Morgan Stanley Dean Witter Bank Limited, as arrangers and joint book managers, J.P. Morgan Europe Limited (formerly known as Chase Manhattan International Limited), as agent and security trustee, and the other parties to such credit agreement, together with the Senior Facilities Documents relating thereto, in each case as amended and restated and novated prior to the date of the Indenture, and as may be further amended and/or restated or refinanced from time to time.

     “Workplace Technologies Notes” means the Floating Rate Loan Notes due 2005 issued pursuant to a loan Note instrument dated October 1, 1999 in connection with the acquisition of NTL Business Limited (previously named Workplace Technologies plc), which have a principal outstanding amount equal to less than £150,000 in the aggregate.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Senior Credit Facility

     Pursuant to the Senior Credit Facility (as amended and restated with effect from the Effective Date (January 10, 2003)), the lenders thereunder (referred to in this prospectus as the Senior Banks) have made available to our subsidiary NTL Investment Holdings Limited a revolving facility in the maximum aggregate principal amount of £2,584,800,000 and a term facility in the maximum principal amount of £200,000,000. The Senior Credit Facility is fully drawn as of the date hereof.

     The liabilities under the Senior Credit Facility are principally supported by guaranties and security from certain of our subsidiaries (approximately 185 in number), other than Diamond, NTL Triangle, and their respective subsidiaries (but excluding, among others, Diamond, NTL Triangle and their respective subsidiaries).

     Amounts outstanding under the revolving facility bear interest at LIBOR plus a margin of 3.5% for six months from the Effective Date and which thereafter varies from 4.00% to 2.5% per annum (under a margin ratchet arrangement dependent upon financial performance) plus additional interest intended to compensate the lenders for the costs of complying with cash deposit requirements imposed by the Bank of England and the European Central Bank and fees levied by the UK Financial Services Authority (referred to in this prospectus as the Mandatory Cost Rate).

     The term loan facility bears interest at LIBOR plus a margin of 5.5% per annum plus the Mandatory Cost Rate and is payable in installments with effect from June 30, 2006, with a final repayment date of September 30, 2007.

     Subject to the following, the revolving facility is made available until one month before its final repayment on September 30, 2005. These repayment and availability provisions are subject to voluntary and mandatory repayment and cancellation provisions in the Senior Credit Facility. There are detailed provisions in the Senior Credit Facility which require amounts outstanding under the term loan facility and revolving facility to be repaid and the commitment thereunder to be permanently reduced on a change of control of NTL and from excess cash flow, insurance proceeds, asset disposals, and a specified percentage of the net cash proceeds of equity issues or financial indebtedness raised after December 31, 2003 by us or any of our subsidiaries which are holding companies of NTL Communications Limited, subject to certain agreed exceptions.

     The Senior Credit Facility contains comprehensive undertakings relating to the provision of information and other affirmative and negative covenants applying principally to most of our subsidiaries and, to a limited extent, us.

     The occurrence of certain specified events of default entitle the agent (or oblige the agent on the instructions of an instructing group of the Senior Banks) to cancel any undrawn portion of the facilities and/or to require the immediate payment of all amounts outstanding under the Senior Credit Facility and/or to declare all such amounts due and payable on demand and/or to enforce or direct the enforcement of the security. Such events of default include: (i) failure to pay; (ii) breaches of representations; (iii) breaches of obligations and undertakings under the Senior Credit Facility and related finance documents; (iv) cross defaults; (v) the occurrence of certain insolvency contingencies affecting certain members of the NTL group; (vi) displacement of management, compulsory acquisition or seizure of revenues or assets by government authority; (vii) repudiation of finance documents; (viii) illegality; and (ix) the occurrence of any event of circumstance which would have a material adverse effect.

     The Senior Credit Facility provides for the payment of agency fees and the payment of commitment commission on the daily available and undrawn amounts under the revolving facility at a rate (depending upon the amounts so available and undrawn) of 0.5% or 0.75% per annum payable quarterly in arrears. The Senior Credit Facility also provided for the payment of a restructuring fee to each lender and an amendment fee aggregating 2% of such lender’s commitment as of May 2, 2002, which fees were paid on the Effective Date.

     By a waiver letter dated January 9, 2003, the agent agreed on behalf of the Senior Banks and with effect from the Effective Date to, among other things, waive specified events of default subsisting under the Senior Credit Facility.

Working Capital Credit Facility

     Pursuant to the Working Capital Credit Facility (as amended and restated with effect from the Effective Date (January 10, 2003)), the lenders thereunder (referred to in this prospectus as the Working Capital Banks) made available to NTL Communications Limited a multiple draw loan facility of £1,300,000,000. The Working Capital Credit Facility is fully drawn and the principal amount outstanding thereunder is approximately £408,000,000 (the remainder having been cancelled).

     Amounts outstanding under the Working Capital Credit Facility bear interest at LIBOR plus the Mandatory Cost Rate plus a margin which ratchets up by 0.5% per annum per quarter from its initial rate of 4.5% per annum (subject to a maximum interest rate cap of 16% per annum) and interest is payable in cash at the end of interest periods selected by the borrower save where the rate of interest on any interest payment date relating to an Advance exceeds 14% per annum, in which event (unless otherwise advised by NTL Communications Limited as Borrower) any such excess interest shall be added to the principal amount of such Advance.

     The liabilities under the Working Capital Credit Facility are principally supported by guaranties granted by us and our subsidiaries Communications Cable Funding Corp. and NTL (UK) Group, Inc.; a pledge by Communications Cable Funding Corp. over its 100% shareholding in NTL (UK) Group, Inc.; a charge by NTL (UK) Group, Inc. over 65% of its 100% shareholding in NTL Communications Limited; and by an assignment by Communications Cable Funding Corp. of the benefit of its intercompany loans to NTL (UK) Group, Inc. The guaranty granted by Communications Cable Funding Corp. is limited to the proceeds of recovery under the security documents to which it is party referred to above.

     Subject to the following, the Working Capital Credit Facility provides that amounts outstanding under the Working Capital Credit Facility will be repaid in full on March 31 2006, but that the commitment thereunder will be permanently reduced on a change of control of NTL and from excess cash flow, asset disposals, insurance proceeds and a certain percentage of the net cash proceeds of equity issued or financial indebtedness raised by us and our subsidiaries (subject to certain exceptions). These repayment provisions are subject to voluntary and mandatory repayment provisions in the Working Capital Credit Facility. Proceeds raised from, among other things, the Equity Rights Offering and Noteholder Election Option that formed part of the Plan, the old notes and any permitted refinancing of the old notes or new notes completed within 12 months following the Effective Date, are not required to be used to repay the Working Capital Credit Facility and permanently reduce the commitment thereunder.

     The Working Capital Credit Facility contains comprehensive undertakings relating to the provision of information and other affirmative and negative covenants.

     The occurrence of certain specified events of default entitle the agent (or oblige the agent on the instructions of an instructing group of Working Capital Banks) to require the immediate payment of all amounts outstanding under the Working Capital Credit Facility and/or to declare all such amounts due and payable on demand and/or to enforce or direct the enforcement of the security. Such events of default include: (i) failure to pay; (ii) breaches of representations; (iii) breaches of obligations and undertakings under the Working Capital Credit Facility and related finance documents; (iv) cross defaults; (v) the occurrence of certain insolvency contingencies affecting certain members of the NTL group; (vi) a displacement of management, compulsory acquisition or seizure of revenues or assets by government authority; (vii) repudiation of finance documents; (viii) illegality; and (ix) the occurrence of any event or circumstance which would have a material adverse effect.

     The Working Capital Credit Facility provides for the payment of agency fees. The Working Capital Credit Facility also provided for the payment of a restructuring fee to each lender and an amendment fee aggregating 2% of such lender’s commitment as of May 2, 2002, which fees were paid on the Effective Date.

     By a waiver letter dated January 9, 2003, the agent agreed on behalf of the Working Capital Banks and with effect from the Effective Date to, among other things, waive specified events of default subsisting under the Working Capital Credit Facility.

Diamond Holdings Notes

10% Senior Notes due 2008

     In February 1998 Diamond Holdings issued £135.0 million aggregate principal amount at maturity of its 10% senior notes due February 1, 2008 (referred to in this prospectus as the Diamond 10% notes). Interest on the Diamond 10% notes is payable semi-annually in arrears on August 1 and February 1 of each year at a rate of 10% per annum.

     The Diamond 10% notes will be redeemable, in whole or in part, at the option of Diamond Holdings at any time on or after February 1, 2003. The 10% notes are also redeemable in whole, but not in part, at the option of Diamond Holdings at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the Diamond 10% notes, Diamond Holdings is required to offer to repurchase all outstanding 10% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

9 1/8% Notes Senior Notes due 2008

     In February 1998, Diamond Holdings issued $110.0 million aggregate principal amount at maturity of its 9 1/8% senior notes due February 1, 2008 (referred to in this prospectus as the Diamond 9 1/8% notes). Interest on the Diamond 9 1/8% notes is payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 1998 at a rate of 9 1/8% per annum.

     The Diamond 9 1/8% notes will be redeemable, in whole or in part, at the option of Diamond Holdings at any time on or after February 1, 2003. The Diamond 9 1/8% notes are also redeemable in whole, but not in part at the option of Diamond Holdings at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the 9 1/8% notes, Diamond Holdings is required to offer to repurchase all outstanding 9 1/8% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

NTL Triangle 11.20% Discount Debentures

     On November 15, 1995, NTL Triangle issued $517,321,000 aggregate principal amount at maturity of its 11.20% senior discount debentures due 2007, referred to in this prospectus as the NTL Triangle 11.20% debentures, at a discount to their aggregate principal amount to generate gross proceeds to NTL Triangle of approximately

$299,999,621. The NTL Triangle 11.20% debentures were registered with the Commission on NTL Triangle’s registration statement on Form S-1 (File No. 33-96932).

     The NTL Triangle 11.20% debentures accrete at the rate of 11.20% per annum, compounded semiannually to an aggregate principal amount at maturity of $517,321,000. Cash interest on the NTL Triangle 11.20% debentures does not accrue until November 15, 2000. Thereafter, the NTL Triangle 11.20% debentures accrue interest at the rate of 11.20% per annum on the principal amount payable semiannually on May 15 and November 15 of each year, commencing May 15, 2001. The NTL Triangle 11.20% debentures mature on November 15, 2007. The NTL Triangle 11.20% debentures are redeemable, at the option of NTL Triangle at any time, in whole or in part, on or after November 15, 2000 at the redemption prices set forth in the NTL Triangle 11.20% debentures indenture plus accrued and unpaid interest to the date of redemption. The NTL Triangle 11.20% debentures may also be redeemed by NTL Triangle in whole but not in part in certain circumstances where “Additional Amounts,” as defined in the NTL Triangle 11.20% debentures indenture, are payable on the NTL Triangle 11.20% debentures after November 15, 2001. In such circumstances, the NTL Triangle 11.20% debentures may be redeemed at 100% of their principal amount plus accrued and unpaid interest to the date of redemption. Upon a Change of Control Triggering Event, as defined in the NTL Triangle 11.20% debentures indenture, holders of the Partners 11.20% debentures have the right to require NTL Triangle to repurchase all or any part of the NTL Triangle 11.20% debentures at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Triangle is obligated to offer to purchase the NTL Triangle 11.20% debentures with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The NTL Triangle 11.20% debentures indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Affiliates and mergers and consolidations.

     The NTL Triangle 11.20% debentures are senior unsecured obligations of NTL Triangle ranking equal in right of payment of principal and interest with all other existing and future senior unsecured obligations of NTL Triangle.

FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of new notes by a holder that acquires new notes on original issuance pursuant to the exchange offer for old notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under federal income tax laws. This discussion is limited to holders who hold their new notes and old notes as capital assets. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. PROSPECTIVE INVESTORS MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NEW NOTES, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

     For purposes of this discussion, a holder who is a U.S. person means any one of the following:

•	a citizen or resident of the United States,

•	a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States,

•	an estate, the income of which is includible in gross income for U.S.

•	federal income tax purposes regardless of its source, or

•	a trust, the administration of which is subject to the primary

•	supervision of the U.S. courts and that has one or more U.S. persons who

•	have the authority to control all substantial decisions of the trust, or

•	that was in existence on August 20, 1996 and properly elected to continue

•	to be treated as a U.S. person.

     As used herein, the term “U.S. holder” means a holder that is a U.S. person and the term “non-U.S. holder” means a holder that is not a U.S. person.

U.S. HOLDERS

     Payments of Interest. Payments of interest on new notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder’s method of accounting for federal income tax purposes).

     Exchange Offer. Pursuant to the exchange offer, an exchange of the old notes for the new notes will not be a taxable event for U.S. federal income tax purposes. Thus, a U.S. holder will have the same tax basis and holding period in the new notes received as in the old notes surrendered in exchange therefor.

     Disposition of New Notes. Upon the sale or other disposition of a new note, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the holder’s adjusted tax basis in the new note. For these purposes, the amount realized on the sale or other disposition of a new note does not include any amount received attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Capital gain or loss on the sale or other disposition of a new note will be long-term capital gain or loss if the new note and the old note were held for a total of more than one year.

NON-U.S. HOLDERS

     Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a new note to any non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

•	the non-U.S. holder does not actually or constructively own 10% or more

•	of the total combined voting power of all of our classes of stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation to which we

•	are a related person for U.S. federal income tax purposes; and

•	the non-U.S. holder certifies, on Form W8-BEN (or a permissible

•	substitute or successor form) under penalties of perjury, that it is a

•	non-U.S. holder and provides its name and address.

     Interest paid to a non-U.S. holder that does not qualify for the above exemption from withholding tax generally will be subject to withholding of U.S. federal income tax at the rate of 30%, unless the non-U.S. holder of the new note provides us or our paying agent, as the case may be, with a properly executed:

     (1)        IRS Form W8-BEN (or successor form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

     (2)      IRS Form W8-ECI (or successor form) stating that the interest paid on the new note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, the interest will be subject to U.S. federal income tax imposed on net income on the same basis as that applies to U.S. persons generally, and, for corporate holders and under certain circumstances, also the branch profits tax.

     Non-U.S. holders should consult any applicable income tax treaties, which may provide for exemption from (or reduction in) U.S. withholding and for other rules different from those described above.

     Sale or Other Disposition of New Notes. Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a non-U.S. holder on the sale or other disposition of a new note generally will not be subject to a U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States, (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each holder the amount of interest that we paid to that holder, and the amount of tax, if any, that we withheld on the interest. This information may also be made available to the tax authorities of a country in which a non-U.S. holder resides.

     Under current U.S. Treasury Regulations, backup withholding will generally apply to payments to persons that fail to furnish certain required information. Backup withholding generally will not apply to payments made in respect of new notes held by a non-U.S. holder, if the holder properly certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, a non-U.S. holder will provide this information on IRS Form W8-BEN.

     The payment of the proceeds from the disposition of new notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting (and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption). In the case of the payment of proceeds from the disposition of new notes to or through a non-U.S. office of a U.S. broker, or foreign brokers with certain types of relationships to the United States, information reporting, but not backup withholding, will be required on the payment, unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or a credit against such non-U.S. holder’s federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of old notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such method of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchase of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver any by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

     For a period of 180 days after the consummation of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

     We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

     The validity of the new notes offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as set forth in their report. We have included our financial statements and schedules in this prospectus and elsewhere in the registration statement, of which this prospectus forms a part, in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

     The financial statements of ConsumerCo for the fiscal years ended March 31, 2000, 1999 and 1998 were audited by Arthur Andersen, chartered accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. We have not been able to obtain the written consent of Arthur Andersen to the inclusion of their reports in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act of 1933. Because Arthur Andersen has not consented to the inclusion of their reports in this prospectus, investors will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to us) may be limited as a result of the diminished amount of assets of Arthur Andersen that are or may in the future be available to satisfy claims.

ENFORCEABILITY OF CIVIL LIABILITIES

     A substantial majority of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce in England a U.S. judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the U.S. judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

     (1)       the U.S. court had jurisdiction over the original proceeding,

     (2)       the judgment is final and conclusive on the merits,

     (3)       the judgment does not contravene English public policy,

     (4)       the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained, and

     (5)     the judgment has not been obtained by fraud or in breach of the principles of natural justice.

     Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any U.S. court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in England.

     The new notes and the indenture under which the new notes will be issued will be governed exclusively by the laws of the State of New York.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     This prospectus constitutes a part of a registration statement on Form S-4 which we have filed with the SEC, under the Securities Act, with respect to the new notes offered pursuant to this prospectus. This prospectus does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about us and the securities offered in this prospectus. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are currently subject to the information requirements of the Exchange Act. We file reports, proxy statements and other information under the Exchange Act with the SEC. You may read and copy the registration statement, the related exhibits and the other materials we file with the Commission at the public reference facilities the Commission maintains at:

Judiciary Plaza
Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

233 Broadway
New York, NY 10279

Citicorp Center
500 West Madison Street
Suite 1400
Chicago, IL 60661

     The Commission maintains a website that contains reports, proxy statements and other information regarding us. The address of the Commission’s website is http://www.sec.gov.

Clearing Systems

     The CUSIP number for the Global Exchange Notes is                .

Financial Reports and Information

     Whether or not required by the rules and regulations of the Commission, so long as the notes are outstanding, NTL will file with the Commission and furnish to the Trustee and holders of notes (upon request) all reports required by Section 13 and 15(d) of the Exchange Act. In addition, NTL shall furnish to the Trustee and holders of the notes, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by NTL to its public shareholders generally. In compliance with Forms 10-Q and 10-K, NTL currently publishes audited annual consolidated financial reports and unaudited quarterly consolidated financial reports.

INDEX TO FINANCIAL STATEMENTS

NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries
Report of Independent Auditors	F-2
Consolidated Balance Sheets – December 31, 2002 and 2001	F-3
Consolidated Statements of Operations – Years ended December 31, 2002, 2001 and 2000	F-5
Consolidated Statement of Shareholder’s Equity (Deficiency) – Years ended December 31, 2002, 2001 and 2000	F-6
Consolidated Statements of Cash Flows – Years ended December 31, 2002, 2001 and 2000	F-8
Notes to Consolidated Financial Statements	F-10
Schedule I – Condensed Financial Information of Registrant	F-51
Schedule II – Valuation and Qualifying Accounts	F-60
ConsumerCo Combined Financial Statements
Report of Independent Auditors	F-62
Combined Profit & Loss Account for the Years Ended March 31, 2000, March 31, 1999 and March 31, 1998	F-63
Combined Balance Sheet as at March 31, 2000 and 1999	F-64
Combined Cash Flow Statement for the Years Ended March 31, 2000, March 31, 1999 and March 31, 1998	F-65
Reconciliation of Movements in Equity Shareholders’ Funds for the Years Ended March 31, 2000, March 31, 1999 and March 31, 1998	F-66
Notes to the Combined Financial Statements	F-67

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
NTL Incorporated (formerly NTL Communications Corp.)

We have audited the consolidated balance sheets of NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholder’s equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules listed in the Index to Financial Statements at page F-1. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 4, the Company changed its method of accounting for goodwill and other intangibles effective January 1, 2002.

/s/ ERNST & YOUNG LLP

New York, New York
March 27, 2003

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Balance Sheets
(dollars in millions)

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$502.0	$251.1
Marketable securities	5.2	—
Accounts receivable — trade, less allowance for doubtful accounts of $92.7 (2002) and $126.1 (2001)	395.9	516.2
Due from affiliates	1.6	4.0
Other	192.7	238.8
Due from NTL Europe, Inc.	73.3	2.9

Total current assets	1,170.7	1,013.0
Fixed assets, net	11,088.9	10,840.3
Goodwill	330.6	647.8
Intangible assets, net	64.7	119.5
Investments in and loans to affiliates, net	8.4	4.4
Other assets, net of accumulated amortization of $184.8 (2002) and $125.0 (2001)	378.1	255.4
Loan to NTL Europe, Inc.	—	150.0

Total assets	$13,041.4	$13,030.4

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Balance Sheets (continued)
(dollars in millions)

	December 31,

	2002	2001

Liabilities and shareholder’s (deficiency)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$385.8	$390.5
Accrued expenses and other	780.5	840.3
Accrued construction costs	70.4	107.8
Interest payable	177.3	252.0
Deferred revenue	359.8	290.2
Due to NTL Europe, Inc.	236.1	—
Current portion of long-term debt	5,955.4	14,205.9

Total current liabilities	7,965.3	16,086.7
Long-term debt	—	—
Other	—	8.9
Deferred income taxes	94.4	113.8
Commitments and contingent liabilities
Liabilities subject to compromise	10,157.8	—
Shareholder’s (deficiency):
Common stock - $.01 par value; authorized 100 shares; issued and outstanding 13 (2002) and 13 (2001) shares	—	—
Additional paid-in capital	14,045.5	13,917.7
Accumulated other comprehensive (loss)	(653.6)	(904.5)
(Deficit)	(18,568.0)	(16,192.2)

	(5,176.1)	(3,179.0)

Total liabilities and shareholder’s (deficiency)	$13,041.4	$13,030.4

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Operations
(in millions)

	Year Ended December 31,

	2002	2001	2000

Revenues
Consumer telecommunications and television	$2,074.1	$2,069.2	$1,518.2
Business telecommunications	880.1	836.8	702.2
Broadcast transmission and other	310.9	283.6	263.8

	3,265.1	3,189.6	2,484.2
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	1,502.5	1,564.3	1,223.2
Selling, general and administrative expenses	769.8	973.2	969.1
Asset impairments	445.1	8,160.6	—
Non-cash compensation	—	30.6	—
Other charges	389.2	297.9	92.7
Corporate expenses	18.7	24.3	23.7
Depreciation	1,477.9	1,361.4	874.4
Amortization	63.7	1,178.9	826.3

	4,666.9	13,591.2	4,009.4

Operating (loss)	(1,401.8)	(10,401.6)	(1,525.2)
Other income (expense)
Interest income and other, net	21.0	28.8	25.8
Interest income – NTL Europe, Inc.	8.8	5.8	—
Interest expense (contractual interest of $1,425.4 (2002))	(762.5)	(1,240.8)	(886.3)
Interest expense – NTL Europe, Inc.	(17.7)	—	—
Share of (losses) from equity investments	(3.4)	(23.2)	(24.2)
Other (losses)	—	(88.5)	—
Foreign currency transaction (losses) gains	(94.1)	0.6	(58.1)

(Loss) before recapitalization items and income taxes	(2,249.7)	(11,718.9)	(2,468.0)
Recapitalization items, net	(151.8)	—	—

(Loss) before income taxes	(2,401.5)	(11,718.9)	(2,468.0)
Income tax benefit (expense)	25.7	(118.1)	79.9

Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Statement of Shareholder’s Equity (Deficiency)
(dollars in millions)

	Common Stock
	$.01 Par Value		Additional
			Paid-In
	Shares	Par	Capital

Balance, December 31, 1999	100	$—	$3,031.3
Contributions from NTL (Delaware), Inc			10,715.4
Corporate restructuring	(87)
Comprehensive loss:
Net loss for the year ended December 31, 2000
Currency translation adjustment
Total

Balance, December 31, 2000	13	—	13,746.7
Contribution from NTL (Delaware), Inc., net			140.4
Non-cash compensation			30.6
Comprehensive loss:
Net loss for the year ended December 31, 2001
Currency translation adjustment
Unrealized net losses on derivatives
Total

Balance, December 31, 2001	13	—	13,917.7
Contribution from NTL (Delaware), Inc., net			127.8
Comprehensive loss:
Net loss for the year ended December 31, 2002
Currency translation adjustment
Pension liability adjustment
Unrealized net gains on derivatives
Total

Balance, December 31, 2002	13	$—	$14,045.5

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Statement of Shareholder’s Equity (Deficiency) - continued
(dollars in millions)

		Accumulated Other
		Comprehensive
		(Loss)

				Net
				Unrealized
		Foreign	Pension	(Losses)
	Comprehensive	Currency	Liability	Gains on
	(Loss)	Translation	Adjustments	Derivatives	(Deficit)

Balance, December 31, 1999		$1.8			$(1,967.1)
Contributions from NTL (Delaware), Inc
Corporate restructuring
Comprehensive loss:
Net loss for the year ended December 31, 2000	$(2,388.1)				(2,388.1)
Currency translation adjustment	(381.1)	(381.1)

Total	$(2,769.2)

Balance, December 31, 2000		(379.3)			(4,355.2)
Contribution from NTL (Delaware), Inc., net
Non-cash compensation
Comprehensive loss:
Net loss for the year ended December 31, 2001	$(11,837.0)				(11,837.0)
Currency translation adjustment	(521.6)	(521.6)
Unrealized net losses on derivatives	(3.6)			$(3.6)

Total	$(12,362.2)

Balance, December 31, 2001		(900.9)		(3.6)	(16,192.2)
Contribution from NTL (Delaware), Inc., net
Comprehensive loss:
Net loss for the year ended December 31, 2002	$(2,375.8)				(2,375.8)
Currency translation adjustment	351.0	351.0
Pension liability adjustment	(103.7)		$(103.7)
Unrealized net gains on derivatives	3.6			3.6

Total	$(2,124.9)

Balance, December 31, 2002		$(549.9)	$(103.7)	$—	$(18,568.0)

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,

	2002	2001	2000

Operating activities
Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)
Adjustment to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,541.6	2,540.3	1,700.7
Asset impairments	445.1	8,160.6	—
Non-cash compensation	—	30.6	—
Non-cash restructuring charge	7.5	57.9	—
Equity in losses of unconsolidated subsidiaries	3.4	23.2	24.2
Loss on sale of assets	—	88.5	—
Provision for losses on accounts receivable	55.2	58.3	98.5
Provision for cancellation of receivables from NTL Europe, Inc.	284.4	—	—
Deferred income taxes	(29.3)	116.4	(80.8)
Amortization of original issue discount	96.7	284.7	473.1
Other	145.1	(16.7)	(98.0)
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Accounts receivable	108.9	(31.3)	(247.9)
Other current assets	72.5	23.5	(41.8)
Other assets	0.1	56.1	42.4
Accounts payable	(144.5)	(38.8)	(102.2)
Accrued expenses and other	12.6	(81.9)	330.3
Deferred revenue	35.2	7.0	120.6

Net cash provided by (used in) operating activities	258.7	(558.6)	(169.0)
Investing activities
Acquisitions, net of cash acquired	—	(26.2)	(7,514.9)
Purchase of fixed assets	(680.9)	(1,653.0)	(1,961.8)
Investments in and loans to affiliates	(6.7)	(12.0)	(27.8)
Increase in other assets	(166.5)	(31.6)	(7.2)
Loan to NTL Europe, Inc.	—	(150.0)	—
Proceeds from sales of assets	15.1	14.6	—
Purchase of marketable securities	(10.8)	(9.9)	(3.3)
Proceeds from sales of marketable securities	5.6	10.0	8.3

Net cash (used in) investing activities	(844.2)	(1,858.1)	(9,506.7)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Cash Flows - continued
(in millions)

	Year Ended December 31,

	2002	2001	2000

Financing activities
Proceeds from borrowing from NTL (Delaware), Inc.	135.2	—	—
Proceeds from borrowings, net of financing costs	670.1	2,643.4	5,009.8
Principal payments	(8.6)	(421.5)	(1,263.9)
Contribution from NTL (Delaware), Inc.	3.9	40.8	5,227.2
Distribution to NTL (Delaware), Inc.	—	(10.6)	—
Cash released from escrow for debt repayment	—	—	77.5

Net cash provided by financing activities	800.6	2,252.1	9,050.6
Effect of exchange rate changes on cash	35.8	(7.8)	(25.6)

Increase (decrease) increase in cash and cash equivalents	250.9	(172.4)	(650.7)
Cash and cash equivalents at beginning of year	251.1	423.5	1,074.2

Cash and cash equivalents at end of year	$502.0	$251.1	$423.5

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	$410.0	$776.6	$363.9
Income taxes paid	1.4	0.1	1.5
Supplemental schedule of non-cash financing activities
Contribution from NTL (Delaware), Inc.	$123.9	$110.2	$5,488.2
Conversion of notes, net of unamortized deferred financing costs	—	109.5	—

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements

1.     Organization and Business

NTL’s Completed Restructuring

On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), (the “Company”) NTL Europe, Inc. (then known as NTL Incorporated) and certain of the Company’s and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the US Bankruptcy Code. The Company’s operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, (the “Effective Date”) at which time the Company emerged from Chapter 11 reorganization.

The accompanying financial statements do not reflect any adjustments in connection with the Company’s emergence from Chapter 11 reorganization.

Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and the Company and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, the Company was a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Company’s former ultimate parent company (NTL Europe, Inc.) and certain of its subsidiaries, including the Company, were cancelled, and the Company issued shares of its common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of the Company’s former ultimate parent company and its subsidiaries, including the Company. The precise mix of new securities received by holders of each particular type of security of the Company’s former ultimate parent company and its subsidiaries was set forth in the Plan. The outstanding notes of Diamond Holding Limited and NTL (Triangle) LLC were not canceled and remain outstanding.

Historical Structure of the Company

The Company was incorporated in 1993 as a Delaware corporation and continued as a publicly-traded holding company until February 1999. From February 1999 until the Effective Date, the Company was a wholly-owned subsidiary of NTL (Delaware), Inc., a Delaware corporation, which was incorporated in February 1999, to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. The holding company structure was implemented to pursue opportunities outside of the UK and Ireland, and was accomplished through a merger. The Company’s stockholders at the time became stockholders of the new holding company NTL (Delaware), Inc., and the Company became a wholly-owned subsidiary of the new holding company. The new holding company took the name NTL Incorporated until May 2000 when it was changed to NTL (Delaware), Inc., its current name.

In May 2000 another new holding company structure was implemented in connection with the acquisition of the residential assets of Cable & Wireless Communications plc (“CWC”) (the operations acquired from CWC are called “ConsumerCo”), and was similarly accomplished through a merger. The stockholders of NTL (Delaware), Inc. became stockholders of the new holding company, and NTL (Delaware), Inc. became a subsidiary of the new holding company, and the Company remained a subsidiary of NTL (Delaware), Inc. (“NTL Delaware”). The new holding company then took the name NTL Incorporated until the Effective Date of the Plan (January 10, 2003), at which time its name was changed to NTL Europe, Inc. (“NTL Europe”). The Company remained a subsidiary of those two holding companies until the Effective Date, at which time NTL Europe and its wholly owned subsidiary NTL Delaware were separated from the Company pursuant to the Plan.

On February 21, 2001, the Company’s former ultimate parent company contributed the assets of ConsumerCo to the Company and NTL Delaware contributed the assets of NTL Business Limited (formerly Workplace Technologies plc) (“NTL Business”) to the Company. NTL Group Limited, a wholly-owned indirect subsidiary of the Company, which was acquired in 1996, has a 30-year history in the UK as a provider of reliable communications services.

The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements(continued)

1.     Organization and Business (continued)

Business

The Company, through its direct and indirect wholly-owned subsidiaries, owns and operates broadband communications networks for telephone, cable television and Internet services in the United Kingdom and Ireland, and transmission networks for television and radio broadcasting in the United Kingdom. Based on revenues and identifiable assets, the Company’s predominant lines of business are consumer services, business services and broadcast transmission and related services in the United Kingdom. Consumer services include residential telephony, cable television, Internet access and interactive services. Business services include telephony, national and international wholesale carrier telecommunications, and radio communications services for the emergency services community. Broadcast transmission and related services include digital and analog television and radio broadcasting, rental of antenna space on the Company’s owned and leased towers and sites and associated services, and satellite and media services.

2.     Reorganization and Emergence from Chapter 11

Background of Restructuring

Both the equity and debt capital markets experienced periods of significant volatility in 2001 and 2002, particularly for securities issued by telecommunications and technology companies. As a result, the ability of the Company’s former ultimate parent company and its subsidiaries to access those markets as well as its ability to obtain financing from its bank lenders and equipment suppliers became severely restricted. In addition, the Company’s former ultimate parent company and its subsidiaries, including the Company, had no further funds available, or were unable to draw upon funds, under the Company’s credit facilities. As a result of these factors, together with its substantial leverage, on January 31, 2002, the Company’s former ultimate parent company announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

Promptly upon obtaining the requisite waivers from the lenders under its credit facilities in March 2002, the Company’s former ultimate parent company and certain of its subsidiaries commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

The Company’s former ultimate parent company and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. The Company’s former ultimate parent company also failed to declare or pay dividends on certain series of its outstanding preferred stock due to a lack of available surplus under Delaware law.

On April 16, 2002, the Company’s former ultimate parent company announced that it and an unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of the former NTL group. To implement the proposed recapitalization plan, on May 8, 2002, the Company, the Company’s former ultimate parent company and certain of the other subsidiaries of the Company’s former ultimate parent company filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement (referred to as the “DIP facility”) committing to provide a wholly-owned subsidiary of the Company with up to $500.0 million in new debt financing (NTL Delaware committed to provide up to an additional $130.0 million under the DIP facility.)

As a result of the payment defaults as well as the voluntary filing under Chapter 11 by the Company’s former ultimate parent company and certain of its subsidiaries on May 8, 2002, there was an event of default under all of the Company’s former ultimate parent company and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL (Triangle) LLC.

The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, the Company’s former ultimate parent company negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to the Company and its subsidiaries. The Plan became effective on January 10, 2003, at which time the Company emerged from Chapter 11 reorganization. In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay amounts outstanding under the DIP facility and to

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2.     Reorganization and Emergence from Chapter 11 (continued)

purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. Also on January 10, 2003, the Company and its lending banks amended the Company’s existing credit facilities.

     We have historically incurred operating losses and negative operating cash flow. In addition, we required and expect to continue to require significant amounts of capital to finance construction of our networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements.

     We currently expect that we will require approximately £310 million ($499 million) to fund our working capital including debt service, capital expenditures, and payments made on the Effective Date pursuant to the Plan and the amendment of our existing credit facilities, net of cash from operations, in the twelve months from January 1, 2003 to December 31, 2003. A significant portion of the £310 million total relates to payments made on the Effective Date. We believe that cash, cash equivalents and marketable securities on hand of $507.2 million as of December 31, 2002, plus the proceeds from sale of the Exit Notes and 500,000 shares of common stock of $500.0 million, will be sufficient for our cash requirements during the twelve months from January 1, 2003 to December 31, 2003.

Recapitalization Expense

The joint reorganization plan provided that recapitalization costs be allocated between the Company and NTL Europe.

Recapitalization items, net consist of the following:

	Year Ended
	December 31,

	2002	2001	2000

	(in millions)
Payroll and related	$(36.2)	$—	$—
Professional fees	(116.7)	—	—
Interest earned on accumulated cash from Chapter 11 proceeding (1)	1.1	—	—

	$(151.8)	$—	$—

Details of operating cash receipts and payments resulting from the recapitalization are as follows:

Year Ended
December 31, 2002

(in millions)
Interest income (1)	$1.1
Payroll and related costs paid	(32.9)
Professional fees	(39.0)

Net operating cash flows from recapitalization items	$(70.8)

(1)  Interest income resulting from the recapitalization is for the period May 8, 2002 through December 31, 2002.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements(continued)

2.     Reorganization and Emergence from Chapter 11 (continued)

Pro Forma Consolidated Balance Sheet

The following pro forma consolidated balance sheet as of December 31, 2002 gives effect to the Company’s emergence from Chapter 11 reorganization and the adoption of fresh-start reporting as if both had occurred on December 31, 2002. The Company adopted fresh-start reporting in January 2003 in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“ SOP 90-7”). The Company adopted fresh-start reporting because the holders of its voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because the Company’s reorganization value is less than its post-petition liabilities and allowed claims.

The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the cancellation of a substantial portion of the Company’s outstanding debt and the issuance of shares of new common stock and Series A warrants to various former creditors and stockholders of the Company’s former ultimate parent company and certain of its subsidiaries, including the Company. The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting. The Company engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of its assets and the present value of its liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up intangible assets to their fair values. In addition, the Company’s total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinte-lived intangible asset.

The emergence from Chapter 11 and the adoption of fresh-start reporting in January 2003 resulted in the following items of income (expense) that will be recognized in the Company’s financial statements for the quarter ended March 31, 2003:

(in millions)

Gain on debt discharge	$8,452
Fresh-start adoption – intangible assets	1,522
Fresh-start adoption – long-term debt	221
Fresh-start adoption – deferred tax liability	(69)
Fresh-start adoption – accrued expenses	(120)
Fresh-start adoption – fixed assets	(3,195)

TOTAL	$6,811

		Emergence from	Fresh-
	Historical	Chapter 11	Start	Pro Forma

	(in millions)
Assets
Current assets:
Cash and cash equivalents	$502.0	$138.7	$—	$640.7
Marketable securities	5.2	—	—	5.2
Accounts receivable-trade, less allowance for doubtful accounts	395.9	—	—	395.9
Due from affiliates	1.6	—	—	1.6
Other	192.7	—	—	192.7
Due from NTL Europe, Inc.	73.3	(72.4)	—	0.9

Total current assets	1,170.7	66.3	—	1,237.0
Fixed assets, net	11,088.9	—	(3,194.9)	7,894.0
Intangible assets, net	395.3	—	868.4	1,263.7
Investments in and loans to affiliates, net	8.4	—	—	8.4
Reorganization value in excess of amounts allocable to identifiable assets	—	—	653.3	653.3
Other assets, net	378.1	(187.0)	—	191.1

Total assets	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

Liabilities and shareholders’ (deficiency) equity
Liabilities not subject to compromise

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to consolidated Financial Statements (continued)

		Emergence from	Fresh-
	Historical	Chapter 11	Start	Pro Forma

	(in millions)
Current liabilities:
Accounts payable	$385.8	$0.7	$—	$386.5
Accrued expenses and other	780.5	6.6	(32.7)	754.4
Accrued construction costs	70.4	—	—	70.4
Interest payable	177.3	38.0	—	215.3
Deferred revenue	359.8	—	—	359.8
Due to NTL Europe, Inc.	236.1	(234.6)	—	1.5
Current portion of long-term debt	5,955.4	(5,952.3)	—	3.1

Total current liabilities	7,965.3	(6,141.6)	(32.7)	1,791.0
Long-term debt	—	6,540.1	—	6,540.1
Long-term debt discount	—	—	(221.3)	(221.3)
Other	—	—	47.2	47.2
Deferred income taxes	94.4	—	68.5	162.9
Commitments and contingent liabilities
Liabilities subject to compromise	10,157.8	(10,157.8)	—	—
Shareholders’ (deficiency) equity:
Common stock-old	—	—	—	—
Common stock-new	—	0.5	—	0.5
Additional paid-in capital	14,045.5	1,194.1	(12,312.5)	2,927.1
Accumulated other comprehensive (loss)	(653.6)	0.4	653.2	—
(Deficit) retained earnings	(18,568.0)	8,443.6	10,124.4	—

	(5,176.1)	9,638.6	(1,534.9)	2,927.6

Total liabilities and shareholders’ (deficiency) equity	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3.  Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, including AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, (“SOP 90-7”). The Company had determined that there was insufficient collateral to cover the interest portion of scheduled payments on certain of its prepetition debt obligations. The Company had therefore discontinued accruing interest on these obligations. For the year ended December 31, 2002, contractual interest was $1,425.4 million, which was $645.2 million in excess of reported interest expense.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid to terminate certain agreements included in restructuring costs, the amount to be paid for other liabilities, the Company’s pension expense and pension funding requirements, estimates related to the amount of costs to be capitalized in connection with the construction and installation of our network and facilities and estimates related to the value of investments, long-lived assets and goodwill. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company’s interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive (loss). Foreign currency transaction losses and gains are included in the results of operations as incurred.

To the extent that the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, it will encounter currency exchange rate risks. In addition, the Company’s revenues are generated in foreign currencies while its interest and principal obligations with respect to approximately half of the Company’s exiting indebtedness are payable in U.S. dollars.

Cash Equivalents

Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $15.7 million and $218.7 million at December 31, 2002 and 2001, respectively, which consisted primarily of bank time deposits and corporate commercial paper. At December 31, 2002 and 2001, none and $188.7 million, respectively, of the cash equivalents were denominated in foreign currencies.

Marketable Securities

Marketable securities at December 31, 2002 consist of commercial paper. Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, would be carried as a component of accumulated other comprehensive (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

3.  Significant Accounting Policies (continued)

During the years ended December 31, 2002, 2001 and 2000, there were no realized gains or losses on sales of securities.

Fixed Assets

Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Internal costs directly related to the construction of such facilities, including payroll and related costs of certain employees and rent and other occupancy costs are capitalized. The internal costs capitalized in the years ended December 31, 2002, 2001 and 2000 were approximately £115 million ($185.1 million), £251 million ($365.1 million) and £259 million ($387.4 million), respectively. The American Institute of Certified Public Accountants issued an Exposure Draft of a Proposed Statement of Position on Accounting for Certain Costs and Activities related to Property, Plant and Equipment dated June 29, 2001. This Exposure Draft is not currently an accounting principle generally accepted in the United States. However, if this Exposure Draft is adopted, it would require among other things that rent and other occupancy costs are charged to expense as incurred. In the year ended December 31, 2002, we capitalized approximately £9 million of such costs.

Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment — 3 to 40 years and other equipment — 3 to 40 years.

Intangible Assets

Intangible assets include goodwill, license acquisition costs, and customer lists. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases which includes the portion of the purchase price allocated to the value of the workforce in place. License acquisition costs represent the portion of purchase price allocated to the cable television and telecommunications licenses acquired in business combinations. Prior to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill was amortized on a straight-line basis over the periods benefited of 3, 10, 15 or 30 years and license acquisition costs were amortized on a straight-line basis up to 23 years. Upon the adoption of SFAS No. 142, goodwill and license acquisition costs are no longer amortized. Instead these assets are reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 3 or 5 years.

Impairment of Long-Lived Assets

Long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

Equity Method Investments

All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment, additional contributions made and dividends received. Prior to the adoption of SFAS No. 142, the difference between the Company’s recorded investment and its proportionate interest in the book value of the investees’ net assets were being amortized on a straight-line basis over 10 years. The Company evaluates the carrying value of its equity method investments and tests for impairment in accordance with APB Opinion No. 18.

Deferred Financing Costs

Deferred financing costs of $214.9 million and $249.0 million as of December 31, 2002 and 2001, respectively, are included in other assets. Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Capitalized Interest

Interest is capitalized as a component of the cost of fixed assets constructed. In 2002, 2001 and 2000, total interest incurred was $826.5 million, $1,308.5 million and $981.4 million, respectively, of which interest of $46.3 million, $67.7 million and $95.1 million, respectively, was capitalized.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3.  Significant Accounting Policies (continued)

Revenue Recognition

Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned. Rental revenues are recognized when earned on a monthly basis. Installation and maintenance service revenues are recognized when the performance of the service has been completed.

Cable Television System Costs, Expenses and Revenues

The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, “Financial Reporting by Cable Television Companies.”

Advertising Expense

The Company charges the cost of advertising to expense as incurred. Advertising costs were $33.5 million, $77.9 million and $94.0 million in 2002, 2001 and 2000, respectively.

Stock-Based Compensation

The Company follows the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans.

Had compensation for stock options granted by the Company’s former ultimate parent company been determined consistent with the provisions of SFAS No. 123, the effect on the Company’s net loss would have been changed to the following pro forma amounts (See Note 17):

	For the Year Ended December 31,

	2002	2001	2000

		(in millions)
Non-cash compensation expense, as reported	$—	$30.6	$—

Non-cash compensation expense, pro forma	$255.9	$259.9	$248.6

Net loss, as reported	$(2,375.8)	$(11,837.0)	$(2,388.1)

Net loss, pro forma	$(2,631.7)	$(12,096.9)	$(2,636.7)

Derivative Financial Instruments

The Company has used financial instruments to hedge a portion, but not all, of its exposure from floating interest rate debt and from movements in foreign exchange rates. Gains and losses on these instruments were deferred and recognized in the statement of operations when the related hedged transactions were recognized. To date, premiums paid for these contracts have not been material. The Company does not use derivative financial instruments for trading or speculative purposes.

The Company sometimes uses British pound forward foreign exchange contracts to reduce its exposure to foreign currency risk. A forward foreign exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. These contracts do not qualify for hedge accounting under SFAS No. 133 (as amended). Any changes in fair value are recorded in results of operations.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4.   Recent Accounting Pronouncements

On December 31, 2002, the Company adopted SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting.”

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined is recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which is effective for the Company on January 1, 2003. The adoption of SFAS No. 145 will require any gain or loss recognized on the extinguishment of debt to be classified as income or loss from continuing operations. Prior to SFAS No. 145, gain or loss recognized on the extinguishment of debt was classified as an extraordinary item.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4.   Recent Accounting Pronouncements (continued)

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which was effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and other related accounting guidance. The adoption of this new standard had no effect on the results of operations, financial condition or cash flows of the Company.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The adoption of this new standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The Company adopted SFAS No. 141 and SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that the Company recorded in 2001, the adoption of this new standard did not result in an impairment upon adoption. Amortization of goodwill and license acquisition costs ceased effective January 1, 2002. See Note 8.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession ) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5.   Asset Impairments

Asset impairment charges were $445.1 million in the year ended December 31, 2002. These charges are non-cash charges to write-down certain assets to their estimated fair values based on an assessment that their carrying value was not recoverable. These charges include fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. The charge with respect to fixed assets was estimated based upon the technological obsolescence of certain network and other equipment. The charge with respect to license acquisition costs and goodwill was determined in accordance with SFAS No. 142. The aggregate asset impairment charge of $445.1 million related to the Company’s business segments as follows: $434.5 million Consumer, $5.3 million Business and $5.3 million Shared.

As of December 31, 2001, the Company performed an analysis of the carrying values of its long-lived assets including goodwill. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. This analysis was initiated because of the decline in NTL Europe, Inc.’s (formerly NTL Incorporated’s) stock price and significantly lower valuations for companies within its industry. Additionally, at the time of the Company’s analysis, the book value of NTL Europe, Inc.’s (formerly NTL Incorporated’s) net assets significantly exceeded its market capitalization. Accordingly, the Company performed an analysis of the recoverability of its long-lived assets and associated goodwill. The fair value of the Company’s assets was determined by discounting the Company’s estimates of the expected future cash flows related to these investments when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. The Company recorded a write-down of $8,161.6 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,160.6 million is included in asset impairments and $1.0 million is included in share of losses from equity investments. The asset impairment charge of $8,160.6 million included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million. The aggregate asset impairment charge of $8,161.6 million related to the Company’s business segments as follows: $6,048.1 million Consumer, $2,113.0 million Business and $0.5 million Broadcast.

6.   Acquisitions

On May 30, 2000, NTL Europe acquired the consumer cable telephone, Internet and television operations of ConsumerCo for an aggregate purchase price of approximately $13.1 billion, including intangibles of approximately $8.9 billion. The Company subsequently acquired ConsumerCo from NTL Europe. The acquisition was accounted for as a purchase, and accordingly, the net assets and results of operations of ConsumerCo are included in the consolidated financial statements beginning in May 2000.

The pro forma unaudited consolidated results of operations for the year ended December 31, 2000 assuming consummation of the acquisition of ConsumerCo as of January 1, 2000 is as follows (in millions).

Year Ended
December 31, 2000

Total revenue	$2,953.4
Net (loss)	(2,973.5)

In November 2001, the Company sold a portion of the indirect access customers acquired from Cable & Wireless Communications plc in May 2000. The sales price was £10.2 million ($14.8 million) which does not include contingent payments for the collection of certain future service revenues and existing receivables. The Company recognized a loss on this sale of $88.5 million, after deducting $102.0 million of unamortized intangibles. The value assigned to these assets upon acquisition was $135.9 million.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7.   Fixed Assets

Fixed assets consist of:

	December 31,

	2002	2001

	(in millions)
Operating equipment	$13,659.9	$11,620.8
Other equipment	1,295.6	922.4
Construction-in-progress	1,027.8	1,267.5

	15,983.3	13,810.7
Accumulated depreciation	(4,894.4)	(2,970.4)

	$11,088.9	$10,840.3

8.   Intangible Assets

Intangible assets consist of:

	December 31,

	2002	2001

	(in millions)
Intangible assets not subject to amortization:
License acquisition costs	$23.6	$54.7
Intangible assets subject to amortization:
Customer lists, net of accumulated amortization of $121.0 (2002) and $78.1 (2001)	41.1	64.8

	$64.7	$119.5

The change in the carrying amount of goodwill during the year ended December 31, 2002 is as follows:

Goodwill – December 31, 2001	$647.8
Impairment charge	(360.1)
Foreign currency exchange translation adjustments	42.9

Goodwill – December 31, 2002	$330.6

Upon the adoption of SFAS No. 142, the Company performed an analysis of its intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. The Company reclassified the carrying value of workforce in place included in other intangibles to goodwill. The Company determined that license acquisition costs would no longer be subject to amortization since they are deemed to have an indefinite useful life. The Company also determined that no changes in the remaining useful lives of the customer lists were required.

The Company also performed an evaluation for impairment of its goodwill and license acquisition costs as of January 1, 2002 and determined that no impairment charge was required.

Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2002, as adjusted for the Company’s emergence from Chapter 11 reorganization and the adoption of fresh-start reporting, is as follows: $200.2 million in 2003, $200.2 million in 2004, $200.2 million in 2005, $198.7 million in 2006 and $197.7 million in 2007.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The following table shows the Company’s net loss as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1 of each period (unaudited) (in millions):

		Year Ended
		December 31,

	2002	2001	2000

Net (loss) - as reported	$(2,375.8)	$(11,837.0)	$(2,388.1)
Amortization of:
Goodwill	—	1,067.3	668.5
License acquisition costs	—	36.9	81.1
Other	—	0.7	0.7

	—	1,104.9	750.3

Net (loss) – as adjusted	$(2,375.8)	$(10,732.1)	$(1,637.8)

9.   Liabilities Subject to Compromise

Liabilities subject to compromise consist of the following:

December 31, 2002

(in millions)
Accounts payable	$0.6
Interest payable	316.8
Due to NTL Europe, Inc.	25.2
Accrued expenses	1.0
Long-term debt:
NTL Communications:
12 3/4% Senior Deferred Coupon Notes	277.8
11 1/2% Senior Deferred Coupon Notes	1,050.0
10% Senior Notes	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	200.8
10 3/4% Senior Deferred Coupon Sterling Notes	439.2
9 3/4% Senior Deferred Coupon Notes	1,193.3
9 3/4% Senior Deferred Coupon Sterling Notes	441.6
11 1/2% Senior Notes	625.0
12 3/8% Senior Deferred Coupon Notes	380.6
7% Convertible Subordinated Notes	489.8
9 1/4% Senior Euro Notes	262.1
9 7/8% Senior Euro Notes	367.0
11 1/2% Senior Deferred Coupon Euro Notes	166.1
11 7/8% Senior Notes, less unamortized discount	491.7
12 3/8% Senior Euro Notes, plus unamortizd premium	315.3
6 3/4% Convertible Senior Notes	1,150.0
Diamond Cable:
13 1/4% Senior Discount Notes	285.1
11 3/4% Senior Discount Notes	531.0
10 3/4% Senior Discount Notes	420.5
Diamond Holdings:
10% Senior Sterling Notes	217.3
9 1/8% Senior Notes	110.0

Total	$10,157.8

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of NTL Communications Corp. were canceled, and all of the outstanding public notes of Diamond Cable Communications Limited were acquired by NTL Communications Corp. The Diamond Holdings Notes remain outstanding.

NTL Incorporated (formerly NTL Communications Corp. )(Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt

Long-term debt, exclusive of amounts subject to compromise, consists of:

		December 31,

		2002	2001

		(in millions)
NTL Incorporated (formerly NTL Communications Corp.):
12 3/4% Senior Deferred Coupon Notes	(a)	$—	$277.8
11 1/2% Senior Deferred Coupon Notes	(b)	—	1,050.0
10% Senior Notes	(c)	—	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	(d)	—	181.4
10 3/4% Senior Deferred Coupon Sterling Notes	(e)	—	382.3
9 3/4% Senior Deferred Coupon Notes	(f)	—	1,153.8
9 3/4% Senior Deferred Coupon Sterling Notes	(g)	—	385.9
11 1/2% Senior Notes	(h)	—	625.0
12 3/8% Senior Deferred Coupon Notes	(i)	—	364.9
7% Convertible Subordinated Notes	(j)	—	489.8
9 1/4% Senior Euro Notes	(k)	—	222.5
9 7/8% Senior Euro Notes	(l)	—	311.5
11 1/2% Senior Deferred Coupon Euro Notes	(m)	—	135.6
11 7/8% Senior Notes, less unamortized discount	(n)	—	490.7
12 3/8% Senior Euro Notes, less unamortized premium	(o)	—	267.8
6 3/4% Convertible Senior Notes	(p)	—	1,150.0
Communications Cable Funding Corp.:
DIP Facility		229.0	—
NTL Communications Limited and subsidiaries:
Senior Credit Facility	(w)	4,482.1	4,050.0
Working Capital Credit Facility	(w)	657.1	145.4
Other		63.2	58.6
NTL Triangle:
11.2% Senior Discount Debentures	(q)	517.3	517.3
Other		3.6	4.5
Diamond Cable:
13 1/4% Senior Discount Notes	(r)	—	285.1
11 3/4% Senior Discount Notes	(s)	—	531.0
10 3/4% Senior Discount Notes	(t)	—	415.1
Diamond Holdings:
10% Senior Sterling Notes	(u)	—	196.3
9 1/8% Senior Notes	(v)	—	110.0
Other		3.1	3.6

		5,955.4	14,205.9
Less current portion		5,955.4	14,205.9

		$—	$—

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt (continued)

DIP Facility

In connection with the Plan, some members of the official unsecured creditors’ committee of bondholders committed to provide up to $500.0 million of new debt financing to enable the business operations of our former parent company and some of its subsidiaries to have access to sufficient liquidity to continue ordinary operations during the Chapter 11 process. The Bankruptcy Court approved a DIP facility in the principal amount of $630.0 million (including a $130.0 million commitment from NTL (Delaware), Inc. and the $500.0 million from certain members of the creditors’ committee) in an order entered on July 3, 2002. On July 15, 2002, the various lenders under the DIP facility and NTL (Delaware), Inc. entered into the DIP facility agreement with Communications Cable Funding Corp., a wholly-owned subsidiary of the Company to provide $630.0 million in financing to Communications Cable Funding Corp.

On July 17, 2002, the Company drew the first tranche available under the facility in the amount of $229.0 million.

In connection with the closing of the DIP facility, NTL Europe, Inc. and its debtor subsidiaries paid a closing fee to the DIP lenders equal to 2% of the $630.0 million commitment ($12.6 million) in July 2002.

Each term loan under the DIP facility incurred interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum increased incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Interest was payable in cash at least monthly. The DIP facility also included an unutilized commitment fee of 1/2% per annum on the aggregate principal amount of unutilized commitments which is payable in cash each month.

The $229.0 million balance outstanding under the DIP facility was repaid on January 10, 2003.

Outstanding Public Notes

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of NTL Communications Corp. were canceled, and all of the outstanding public notes of Diamond Cable Communications Limited were acquired by NTL Communications Corp. The NTL Triangle and Diamond Holdings Notes remain outstanding.

(a)	12 3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from October 15, 2000, redeemable at the Company’s option on or after April 15, 2000;

(b)	11 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company’s option on or after February 1, 2001;

(c)	10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company’s option on or after February 15, 2002;

(d)	9 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of £125.0 million ($201.2 million), interest payable semiannually from October 1, 1998, redeemable at the Company’s option on or after April 1, 2003;

(e)	10 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of £300.0 million ($482.9 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(f)	9 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt (continued)

(g)	9 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of £330.0 million ($531.1 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company’s option on or after April 15, 2004;

(h)	11 1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company’s option on or after October 1, 2003;

(i)	12 3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company’s option on or after October 1, 2003;

(j)	7% Convertible Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, redeemable at the Company’s option on or after December 15, 2001, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share (there are approximately 12.5 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(k)	9 1/4% Euro Notes due November 15, 2006, principal amount at maturity of €250.0 million, ($262.1 million), interest payable semiannually from May 15, 2000;

(l)	9 7/8% Euro Notes due November 15, 2009, principal amount at maturity of €350.0 million, ($367.0 million), interest payable semiannually from May 15, 2000, redeemable at the Company’s option on or after November 15, 2004;

(m)	11 1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of €210.0 million ($220.1 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company’s option on or after November 15, 2004;

(n)	11 7/8% Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company’s option on or after October 1, 2005;

(o)	12 3/8% Senior Euro Notes due February 1, 2008, issued in January and February 2001, principal amount at maturity of €300.0 million ($314.6 million), interest payable semiannually from August 1, 2001;

(p)	6 3/4% Convertible Notes due May 15, 2008, issued in May 2001, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, redeemable at the Company’s option on or after May 20, 2004, convertible into shares of NTL Incorporated common stock at a conversion price of $32.728 per share (there were approximately 35.1 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(q)	11.2% Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle’s option after November 15, 2000;

(r)	13 1/4% Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from March 31, 2000, redeemable at Diamond’s option on or after September 30, 1999;

(s)	11 3/4% Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually from June 15, 2001, redeemable at Diamond’s option on or after December 15, 2000;

(t)	10 3/4% Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond’s option on or after December 15, 2002;

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt (continued)

(u)	10% Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of £135.0 million ($217.3 million), interest payable semiannually from August 1, 1998, redeemable at Diamond Holdings’ option on or after February 1, 2003; and

(v)	9 1/8% Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond Holdings’ option on or after February 1, 2003.

During 2002, 2001 and 2000, the Company recognized $96.7 million, $284.7 million and $473.1 million, respectively, of original issue discount as interest expense.

In addition to the notes described above, subsidiaries of the Company have the following bank credit agreements outstanding:

(w)	Senior Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of £2,784.8 million ($4,482.1 million), all of which was outstanding as of December 31, 2002; comprising a revolving facility of £2,584.8 million ($4,160.2 million) and a term facility of £200.0 million ($321.9 million); interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which, in the case of the revolving facility, is fixed at 3.50% per annum for six months from January 10, 2003 and which then varies, depending upon satisfaction of a financial covenant over six monthly periods, between 4.00% and 2.50% per annum and which, in the case of the term facility, is fixed at 5.50% per annum; effective interest rate on the revolving facility of 6.26% and 6.73% per annum at December 31, 2002 and 2001, respectively; effective interest rate on the term facility of 7.76% and 8.06% per annum at December 31, 2002 and 2001, respectively; the unused portion of the commitment to make the revolving facility available is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized; principal then outstanding under the revolving facility is due in full on September 30, 2005; principal under the term facility is due in six quarterly installments beginning on June 30, 2006 and increasing from £5.0 million repayments due on the first two repayment dates to £10.0 million repayments due on the next three repayment dates with the balance being due on September 30, 2007; and

Working Capital Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of approximately £408.3 million ($657.1 million), all of which was outstanding as of December 31, 2002; originally for £1,300.0 million ($2,092.4 million); following the issuance of new debt beginning in October 2000, the commitment has been reduced to the aforementioned amount; interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which commenced at 4.50% per annum and increases by 0.50% per annum at the end of each quarter after the date upon which the facility was first utilized (subject to a cap on total interest of 16% per annum and a cap on total interest payable in cash of 14% per annum (any excess being added to principal)); effective interest rate of 11.76% and 9.57% per annum at December 31, 2002 and 2001, respectively; principal is due in full on March 31, 2006.

In February 2001, $109.5 million principal amount of 7% Convertible Subordinated Notes due December 15, 2008 were converted into 2.8 million shares of NTL Europe, Inc. common stock at the applicable conversion price of $39.20 per share. The Company issued as a premium on the conversion an additional 0.5 million shares which were valued at NTL Europe, Inc. closing common stock price on the dates of conversion. The premium, which amounted to $17.6 million, is included in interest expense. Additionally accrued and unpaid interest of $1.2 million at the time of the conversion was waived by the holders of the convertible notes.

The bank credit facilities, as well as the NTL Triangle and Diamond Holdings notes, restrict the payment of cash dividends and loans to the Company. At December 31, 2002, restricted net assets were $3,670.6 million.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt (continued)

In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. The Exit Notes are due on January 1, 2010. The Exit Notes are redeemable at the Company’s option after January 10, 2003. Interest on the Exit Notes is payable in cash semiannually from July 1, 2003, with respect to the interest payment due on July 1, 2003, the Company may elect to pay any portion of the interest in cash or by issuance of additional “pay-in-kind” notes. With respect to the interest payments due on January 1, 2004 and July 1, 2004, the Company may make a similar election based on its Available Cash, as defined.

The purchasers of the Company’s Exit Notes are entitled to registration rights with respect to such notes pursuant to the Exchange and Registration Rights Agreement. Under the Exchange and Registration Rights Agreement, the Company agreed, among other things, to file with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the Exit Notes for new notes registered under the Securities Act with terms substantially identical to those of the unregistered notes. If the Company fails to file such registration statement with the Securities and Exchange Commission on or before April 15, 2003 or if certain other registration default events described in the Exchange and Registration Rights Agreement occur, then the Company will be required to pay special interest to each holder of the Exit Notes, pursuant to provisions of the Exchange and Registration Rights Agreement, during the period of one or more of such registration default events. The Company would pay such special interest at a rate of 0.5% per annum, which increases to 1.0% per annum after the first 120-day period following the occurrence of the first such registration default. In addition, the Company’s failure to register the notes in compliance with the Exchange and Registration Rights Agreement would result in an event of default under the Indenture governing the Exit Notes.

Long-term debt repayments, excluding capital leases, are due as follows (in millions). The table reflects the Company’s contractual obligations as of December 31, 2002 as adjusted for the emergence from Chapter 11 reorganization.

Year ending December 31:
2003	$0.4
2004	0.4
2005	4,160.6
2006	689.7
2007	807.4
Thereafter	886.6

Total debt repayments	6,545.1
Less: current portion	0.4

$6,544.7

11.   Derivative Financial Instruments

Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive loss, depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in the results of operations. Beginning in October 1, 2001, the Company has recorded the change in the fair value of derivatives related to changes in time value each period in other comprehensive loss for certain qualifying cash flow hedges.

On January 1, 2001, the Company recorded all of its outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of cross currency swaps to hedge exposure to movements in the British pound/ U.S. dollar exchange rate, and a number of zero cost collars to hedge exposure to floating interest rates on certain of its debt. The aggregate fair value on January 1, 2001 was a liability of $2.2 million, which was recorded as other comprehensive loss.

In 2001, the Company entered into cross currency swaps to hedge exposure to movements in the Euro/British pound exchange rate. In the year ended December 31, 2001, the Company recorded other comprehensive loss of $1.4 million as a result of changes in the fair values. The aggregate fair value at December 31, 2001 was a net liability of $3.6 million. In May 2002, the Company closed out its cross currency swaps for a cash payment of $2.0 million, and recognized a loss of $2.0 million.

In September 2001, the Company entered into a British pound forward foreign exchange agreement, consisting of twenty-six accumulating forward contracts, to reduce its exposure to movement in the British pound/U.S. dollar exchange rate in accordance with its market risk strategies. As of December 31, 2001, the fair value of this instrument was a liability of $0.3 million. In March 2002, this agreement was closed out and the Company received cash of £0.5 million.

12.   Non-Cash Compensation

In July 2001, the Compensation and Option Committee of the Board of Directors of the Company’s former ultimate parent company approved modifications to certain stock options. The latest possible expiration date of options to purchase an aggregate

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

of approximately 4.7 million shares of NTL Europe, Inc.’s common stock with exercise prices from $0.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. The Company recognized non-cash compensation expense of $30.6 million based on the excess of the quoted market price of NTL Europe, Inc.’s common stock on the date of the modification of $12.05 per share over the exercise price per share. All options to purchase shares of our former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

13.   Other Charges Including Restructuring Charges

Other charges of $389.2 million in 2002 include restructuring charges of $104.8 million and non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from our former ultimate parent company and certain of its subsidiaries in accordance with the Plan. Other charges of $297.9 million in 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting.

Restructuring charges of $104.8 million, $202.8 million and $65.9 million for the years ended December 31, 2002, 2001 and 2000, respectively, relate to the Company’s actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. An aggregate of $7.5 million of the 2002 restructuring charges and $57.9 million of the 2001 restructuring charges were for the write-off of equipment and other assets that are not in use and will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 2,300 employees to be terminated, none of whom are still employed by the Company as of December 31, 2002. These costs in 2001 were for approximately 5,200 employees to be terminated, of which approximately 20 employees were still employed by the Company as of December 31, 2002. These costs in 2002 were for approximately 740 employees to be terminated, of which approximately 350 employees were still employed by the Company as of December 31, 2002.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13.   Other Charges Including Restructuring Charges (continued)

The following table summarizes the restructuring charges incurred and utilized in 2000, 2001 and 2002:

	Employee	Lease
	Severance	Exit	Agreement	Fixed
	and Related Costs	Costs	Modifications	Assets	Other	Total

Charged to expense	$47.9	$18.0	$—	$—	$—	$65.9
Utilized	—	—	—	—	—	—

Balance, December 31, 2000	47.9	18.0	—	—	—	65.9
2000 provision utilized	(41.3)	(9.6)	—	—	—	(50.9)
2000 provision released	(6.6)	(7.3)	—	—	—	(13.9)
Charged to expense	98.7	32.4	27.7	57.9	—	216.7
2001 provision utilized	(26.2)	—	—	(57.9)	—	(84.1)

Balance, December 31, 2001	72.5	33.5	27.7	—	—	133.7
2000 provision utilized	—	(1.1)	—	—	—	(1.1)
2001 provision utilized	(71.9)	(17.3)	(16.2)	—	—	(105.4)
2001 provision released	(0.6)	(15.1)	(11.5)	—	—	(27.2)
Charged to expense	35.2	78.9	1.2	7.5	9.2	132.0
2002 provision utilized	(23.3)	(0.2)	—	(7.5)	—	(31.0)

Balance, December 31, 2002	$11.9	$78.7	$1.2	$—	$9.2	$101.0

14.   Income Taxes

The (benefit) expense for income taxes consists of the following:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
Current:
Federal	$—	$—	$—
State and local	(1.2)	1.2	—

Foreign	—	0.5	0.9

Total current	(1.2)	1.7	0.9

Deferred:
Foreign	(24.5)	116.4	(80.8)

Total deferred	(24.5)	116.4	(80.8)

	$(25.7)	$118.1	$(79.9)

The Company’s tax benefit relates primarily to operating loss carryforwards for which a benefit was recognized to the extent of deferred tax liabilities.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14.   Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

	December 31,

	2002	2001

	(in millions)
Deferred tax liabilities:
Intangibles	$20.9	$34.5
Depreciation and amortization	209.0	354.2

Total deferred tax liabilities	229.9	388.7
Deferred tax assets:
Net operating losses	2,108.2	1,932.9
Capital losses	2,716.7	—
Net deferred interest expense	245.8	239.9
Depreciation and amortization	705.8	401.5
Inventory	3.0	15.9
Purchase accounting liabilities	44.1	16.5
Allowance for doubtful accounts	54.2	—
Other	102.4	51.9

Total deferred tax assets	5,980.2	2,658.6
Valuation allowance for deferred tax assets	(5,844.7)	(2,383.7)

Net deferred tax assets	135.5	274.9

Net deferred tax liabilities	$94.4	$113.8

At December 31, 2002 and 2001, the Company had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future.

At December 31, 2002, the Company had net operating loss carryforwards of approximately $1.2 billion for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. This excludes net operating loss carryforwards of companies that are resident in both the U.S. and the United Kingdom. In addition, the Company has capital loss carryforwards of approximately $7.7 billion for U.S. federal income tax purposes that expire in 2007. The Company also has United Kingdom net operating loss carryforwards of approximately $5.5 billion that have no expiration date. Pursuant to United Kingdom law, these losses are only available to offset income of the separate entity that generated the loss. A portion of the United Kingdom net operating loss carryforward relates to dual resident companies, of which the U.S net operating loss carryforward amount is approximately $1.7 billion.

As discussed in Note 1, the Company emerged from Chapter 11 bankruptcy on January 10, 2003. A restructuring of the Company’s debt will give rise to cancellation of indebtedness income (“COD”) in 2003, which will be non-taxable since the debt cancellation is in connection with a bankruptcy reorganization. However, to the extent that such amount is excluded from U.S. taxable income, certain tax attributes are subject to reduction, including certain U.S. net operating loss carryforwards and U.S. capital loss carryforwards. The reduction of tax attributes should have no material impact on the Company’s financial statement position since the deferred tax assets related to these tax attributes are offset by a corresponding valuation allowance. Furthermore, the reorganization will cause an ownership change pursuant to Internal Revenue Code Section 382. Section 382 will severely limit the Company’s ability to utilize any remaining U.S. net operating loss carryforwards and may limit the Company’s ability to deduct any built-in losses recognized within the subsequent five-year period.

In 2002, the Internal Revenue Service completed its federal income tax audit of the Company for the years 1996, 1997 and 1998. The audit resulted in a reduction in U.S. net operating loss carryforwards that had no material impact on the Company.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14.   Income Taxes (continued)

The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
(Benefit) at federal statutory rate (35%)	$(840.5)	$(4,101.6)	$(863.8)
Add:
Non-deductible asset impairments	126.0	2,856.6	—
Foreign losses with no benefit	531.0	809.7	568.6
U.S. losses with no benefit	159.0	436.6	215.3
Prior year accelerated depreciation	—	116.3	—
State and local income tax, net of federal benefit	(1.2)	0.5	—

	$(25.7)	$118.1	$(79.9)

15.   Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

Marketable securities: The carrying amounts reported in the consolidated balance sheets approximate fair value.

Long-term debt: The carrying amounts of the bank credit facilities approximate their fair values. The fair values of the Company’s other debt in the following table are based on the quoted market prices.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15.   Fair Values of Financial Instruments (continued)

The carrying amounts and fair values of the Company’s financial instruments are as follows:

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(in millions)
Cash and cash equivalents	$502.0	$502.0	$251.1	$251.1
Marketable securities	5.2	5.2	—	—
Long-term debt:
12-3/4% Notes	277.8	30.6	277.8	91.7
11-1/2% Notes	1,050.0	115.5	1,050.0	336.0
10% Notes	400.0	44.0	400.0	120.0
9-1/2% Sterling Notes	200.8	20.1	181.4	60.1
10-3/4% Sterling Notes	439.2	41.0	382.3	124.3
9-3/4% Notes	1,193.3	130.0	1,153.8	338.0
9-3/4% Sterling Notes	441.6	37.2	385.9	124.8
11-1/2% Notes	625.0	68.8	625.0	200.0
12-3/8% Notes	380.6	49.5	364.9	108.0
7% Convertible Notes	489.8	58.8	489.8	53.9
9-1/4% Euro Notes	262.1	26.2	222.5	74.6
9-7/8% Euro Notes	367.0	36.7	311.5	104.4
11-1/2% Euro Notes	166.1	15.4	135.6	44.9
11-7/8% Notes	491.7	80.0	490.7	160.0
12-3/8% Euro Notes	315.3	31.5	267.8	90.8
6-3/4% Convertible Notes	1,150.0	184.0	1,150.0	353.6
DIP Facility	229.0	229.0	—	—
Senior Credit Facility	4,482.1	4,482.1	4,050.0	4,050.0
Working Capital Credit Facility	657.1	657.1	145.4	145.4
11.2% Debentures	517.3	372.5	517.3	367.3
13-1/4% Notes	285.1	34.2	285.1	77.0
11-3/4% Notes	531.0	63.7	531.0	132.8
10-3/4% Notes	420.5	50.5	415.1	100.9
10% Sterling Notes	217.3	173.8	196.3	143.4
9-1/8% Notes	110.0	77.0	110.0	71.5

16.   Related Party Transactions

On the Effective Date, the Company entered into a Transitional Services Agreement with NTL Europe. Under the Transitional Services Agreement, the Company has agreed to provide NTL Europe with certain administrative and technical support for a limited period of time where its personnel had previously been providing support to the companies now comprised within the NTL Europe group of companies. The Company has agreed to provide NTL Europe with support if and when requested in the following areas: accounting, payroll and financial reporting support, technical assistance to NTL Europe’s Spanish business, access to the Company’s internal legal and tax advisors with respect to historic matters and continued support in the management and monitoring of certain of the joint ventures in which NTL Europe has investments. This agreement provides that the Company’s employees shall, as appropriate, prioritize work performed for the Company ahead of work performed on behalf of NTL Europe.

In addition, under the Transitional Services Agreement, the Company provides the services of five of its employees to NTL Europe seconded on a full-time basis for a period of up to two years (at NTL Europe’s option) and permit NTL Europe and its group companies to continue to use the “NTL” name for a period of up to one year, in the case of NTL Europe, and three years, in the case of certain other of its subsidiaries.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16.   Related Party Transactions (continued)

NTL Europe pays the Company pre-determined charges set out in the Transitional Services Agreement in respect of the services provided by the Company and its subsidiaries under the agreement based on the amount of time spent by the relevant personnel in carrying out such work.

Other charges in 2002 include $129.6 million of non-cash expense for allowances for the cancellation of receivables from NTL Europe in accordance with the Plan which were payable to United Kingdom subsidiaries of the Company.

On September 28, 2001, the Company loaned NTL Europe $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. Interest income – NTL Europe, Inc. includes $8.0 million and $5.8 million in 2002 and 2001, respectively, from such notes. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled. Other charges in 2002 include $152.3 million of expense for allowances for the cancellation of these notes.

On April 5, 2002, following receipt of the proceeds from the sale of NTL Australia, NTL Delaware loaned £90.0 million to NTL (UK) Group, Inc. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. Interest on the note was at 23% per annum, compounded semiannually, and was payable, in cash, on the earlier of April 1, 2006 or the redemption date of the notes. In connection with the DIP facility, the current interest rate on this loan had been reduced from 23% per annum to 11% per annum. Interest expense – NTL Europe, Inc. includes $14.8 million from such loan. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt was repaid.

NTL Delaware was a lender under the DIP facility. Interest expense – NTL Europe, Inc. includes $2.9 of fees paid to NTL Delaware under this facility.

Pursuant to the DIP facility, all funding needs of the debtors were funded through the proceeds of the DIP facility, in accordance with a budget and the terms of the DIP facility agreement. Communications Cable Funding Corp. had entered into intercompany note agreements with NTL Europe and NTL (Delaware), Inc. to evidence such transactions. The notes earned interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum increased incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Interest income – NTL Europe, Inc. includes $0.8 million of interest due from NTL Europe, Inc. for such notes. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt in the amount of $69.3 million was repaid.

The Company’s President – Chief Executive Officer is also the Chairman of ATX Communications, Inc. (“ATX”) (formerly known as CoreComm Holdco, Inc.). Until January 2003, ATX shared resources with the Company related specifically to corporate activity, including corporate employees and a corporate office. In conjunction with these arrangements, the Company provided ATX with management, financial, legal and administrative support services through the use of employees, as well as access to office space and equipment and use of supplies and related office services. The salaries of employees providing service to ATX were charged to ATX by the Company based on the allocation of their time spent providing services to ATX.

Amounts charged to ATX by the Company consist of direct costs allocated to ATX where indentifiable and a percentage of the portion of the Company’s corporate overhead which cannot be specifically allocated to the Company. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. The Company’s charges to ATX commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had ATX operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the years ended December 31, 2002, 2001 and 2000, the Company charged ATX $0.4 million, $0.4 million and $1.2 million, respectively, which reduced the Company’s corporate expenses.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16.   Related Party Transactions (continued)

On April 12, 2002, our former ultimate parent company purchased $15.0 million of an unsecured convertible note from ATX and received warrants to purchase 770,000 shares of ATX common stock at an exercise price of $0.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, the Company entered into a network and software agreement with ATX. Under the agreement, ATX will provide U.S. network for Internet traffic from the Company’s UK customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how.

The Company obtains billing and software development services from ATX. ATX billed the Company $2.9 million, $3.4 million and $5.9 million in the years ended December 31, 2002, 2001 and 2000, respectively for these services. In 2001, the Company entered into a license agreement with ATX whereby the Company was granted an exclusive irrevocable, perpetual license to billing software developed by ATX for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $9.8 million for the development costs expended by ATX plus a fixed amount of $3.0 million representing the one-time perpetual license fee. The billing software was being used by the Company at the time of this agreement, and was being maintained and modified by ATX under an ongoing software maintenance and development outsourcing agreement between the companies.

In March 2000, the Company and ATX announced that they had entered into an agreement to link their networks in order to create an international Internet backbone that commenced operations in February 2001. The Company incurred costs of $0.3 million for network usage in the year ended December 31, 2001. The Company has not incurred any additional costs subsequent to 2001.

At December 31, 2002 and 2001, the Company had a receivable from ATX of $2.5 million and $1.1 million, respectively.

17.   Shareholder’s Equity

The following description of authorized capital stock, common stock, stockholder rights plan and stock options reflects changes as a result of the Company's emergence from Chapter 11 reorganization.

Authorized Capital Stock

Pursuant to the Company’s reorganization, the Company’s authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

On the Effective Date, the Company issued to certain of its stakeholders 50,000,969 shares of common stock and 8,750,496 Series A Warrants, each of which entitles the holder thereof to purchase one share of the Company’s common stock at an initial exercise price of $309.88, subject to adjustment. The Series A Warrants expire on January 10, 2011. In addition, the Company issued 500,000 shares of common stock to initial purchases of the Exit Notes.

Stockholder Rights Plan

The Company’s Rights Agreement provides that a Right will be issued with each share of common stock issued. The Rights are exercisable upon the occurrence of certain potential takeover events and will expire in January 2013 unless previously redeemed or exchanged by the Company. When exercisable, each Right entitles the owner to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (“Rights Preferred Stock”) at the Stockholder Rights purchase price, subject to adjustment.

The Rights Preferred Stock will be entitled to a quarterly dividend payment equal to the greater of $10.00 and 1,000 times the aggregate amount per share of all dividends declared on the common stock since the immediately preceding dividend payment date. In the event of liquidation, the holders of Rights Preferred Stock will be entitled to the greater of $1,000 for each share of Rights Preferred Stock held, plus any accrued and unpaid dividends or distributions on those shares and the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of common stock. Each share of Rights Preferred Stock will have 1,000 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are changed or exchanged, each share of Rights Preferred Stock will be entitled to receive common stock of the acquiring Company valued at two times the exercise price of the Stockholder Right. The Rights are protected by customary antidilution provisions.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Stock Options

Upon approval by the compensation committee of the board of directors, the Company will adopt the NTL Incorporated 2003 Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan is intended to provide incentives to certain employees of the Company and its subsidiaries to foster and promote the long term growth and performance of the Company and to better align such employees’ interests with the stockholders of the Company. Under the Stock Option Plan, options to purchase up to 10% of the issued and outstanding shares of the Company’s common stock as of the Effective Date may be granted from time to time to certain employees of the Company and its subsidiaries. Accordingly, the Company has reserved 5 million shares of common stock for issuance under the Stock Option Plan.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Stock Options (continued)

The Company’s employees participated in the various stock option plans of its former ultimate parent company. All options to purchase shares of the Company’s former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

There were none, 13.7 million and 34.8 million options granted under these plans for the years ended December 31, 2002, 2001 and 2000, respectively.

Pro forma information regarding net loss has been determined as if the Company had accounted for its former ultimate parent’s employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000: risk-free interest rates of 4.47%, 4.47% and 5.30%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company’s former ultimate parent’s common stock of .702, .702, and .385, respectively, and a weighted-average expected life of the option of 10 years in 2002, 2001 and 2000.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because these stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Stock Options (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss for the years ended December 31, 2002, 2001 and 2000 are not likely to be representative of the pro forma effects on net loss in future years. Following is the Company’s pro forma information as if the Company and not its former ultimate parent had issued the stock options:

	Year Ended
	December 31,

	2002	2001	2000

	(in millions)
Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)
Pro forma net (loss)	$(2,631.7)	$(12,096.9)	$(2,636.7)

18.   Employee Benefit Plans

Certain subsidiaries of the Company operate defined benefit pension plans in the United Kingdom. The assets of the Plans are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method. The Company’s policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the United Kingdom.

At December 31, 2002, the projected benefit obligations of the Company’s defined benefit pension plans exceeded the fair value of the plan assets by $121.3 million. Each of the Company’s four defined benefit pension plans had accumulated benefit obligations in excess of the fair value of plan assets at December 31, 2002. The projected benefit obligations, accumulated benefit obligations and fair value of plan assets for these four plans were $333.5 million, $289.4 million and $212.2 million, respectively, at December 31, 2002.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18.   Employee Benefit Plans (continued)

	Year Ended
	December 31,

	2002	2001

	(in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$200.3	$201.8
Acquisition	20.8	—
Service cost	10.8	9.9
Interest cost	17.3	11.3
Actuarial losses (gains)	85.3	(7.0)
Benefits paid	(10.1)	(6.3)
Curtailments/settlements	(1.8)	—
Other	1.9	—
Foreign currency exchange rate changes	9.0	(9.4)

Benefit obligation at end of year	$333.5	$200.3

Change in plan assets
Fair value of plan assets at beginning of year	$229.2	$269.1
Acquisition	17.3	—
Actual return on plan assets	(43.5)	(31.0)
Company contributions	8.9	8.0
Plan participants’ contributions	3.0	3.0
Benefits paid	(10.1)	(6.3)
Curtailments/settlements	(1.4)	—
Other	(1.3)	—
Foreign currency exchange rates changes	10.1	(13.6)

Fair value of plan assets at end of year	$212.2	$229.2

Funded status of the plan	$(121.3)	$28.9
Unrecognized net actuarial (gains) losses	136.5	(12.4)
Unrecognized transition obligation	5.6	5.0

Net amount recognized	$20.8	$21.5

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$—	$16.5
Accrued benefit liability	(88.5)	—
Intangible asset	5.6	5.0
Accumulated other comprehensive loss	103.7	—

Net amount recognized	$20.8	$21.5

	Year Ended December 31,

	2002	2001

Actuarial assumptions:
Discount rate	5.50% - 5.90%	6.00%
Rate of compensation increase	3.30% - 5.20%	3.50% - 4.00%
Expected long-term rate of return on plan assets	6.60% - 7.50%	7.00% - 7.50%

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18.   Employee Benefit Plans (continued)

The components of net pension costs are as follows:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
Service cost	$10.8	$9.9	$10.7
Interest cost	17.3	11.3	11.3
Curtailments/settlements	1.8	—	—
Expected return on plan assets	(20.0)	31.0	(2.0)
Net amortization and deferral	0.7	(51.9)	(20.6)

	$10.6	$0.3	$(0.6)

19.   Leases

A summary of assets held under capital lease are as follows (in millions):

	December 31,

	2002	2001

Land, buildings and equipment	$89.0	$100.2
Less: accumulated depreciation	(26.9)	(28.5)

	$62.1	$71.7

Future minimum annual payments at December 31, 2002 are as follows (in millions). The table reflects the Company’s contractual obligations.

	Capital	Operating
	Leases	Leases

Year ending December 31:
2003	$9.3	$84.0
2004	9.0	70.5
2005	8.0	60.8
2006	7.1	53.7
2007	6.7	52.8
Thereafter	166.7	394.5

Total minimum lease payments	206.8	$716.3

Less: amount representing interest	(140.0)

Present value of net minimum obligations	66.8
Less: current portion	(66.8)

	$—

Leases for buildings, office space and equipment extend through 2031. Total rental expense for the years ended December 31, 2002, 2001 and 2000 under operating leases was $140.1 million, $74.5 million and $46.2 million, respectively.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

20.   Commitments and Contingent Liabilities

At December 31, 2002, the Company was committed to pay approximately $1,422.0 million for equipment and services and for investments in and loans to affiliates. This amount includes approximately $984.4 million for operations and maintenance contracts and other commitments from January 1, 2004 to 2013. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding fiscal years is as follows (in millions):

Year Ending December 31:

2003	$437.6
2004	109.7
2005	109.4
2006	109.4
2007	109.4

$875.5

The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

21.   Summarized Financial Information About NTL Incorporated (formerly NTL Communications Corp.)

In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries (the “Guarantors”) issued the Exit Notes. The Exit Notes are guaranteed on a senior basis by the following subsidiaries of the Company: NTL Digital (US) Inc., CableTel Ventures Limited, Bearsden Nominees, Inc., CableTel Programming, Inc., NTL International Services, Inc. and NTL Funding (NJ), Inc. (collectively referred to as the “Senior Guarantors”). The Exit Notes are guaranteed on a subordinated basis by Communications Cable Funding Corp. (referred to as the “Subordinated Guarantor” and together with the Senior Guarantors, the “Guarantors”).

The following condensed consolidating financial information of the Company as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is being provided pursuant to Article 3-10(c) of Regulation S-X and SOP 90-7.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	Year Ended December 31, 2002

		Communications
	NTL	Cable		Entities in	Other
Statement of Operations	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Revenue
Consumer telecommunications and television	$—	$—	$—	$—	$—
Business telecommunications	—	—	—	—	—
Broadcast transmission and other	—	—	—	—	—

	—	—	—	—	—
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	—	—	—	0.8
Selling, general and administrative expenses	—	—	—	—	0.3
Asset impairments	—	—	—	—	—
Non-cash compensation	—	—	—	—	—
Other charges	154.8		—	154.8	—
Corporate expenses	37.9	(22.3)	—	15.6	—
Depreciation	0.5	—	—	0.5	—
Amortization	26.2	—	4.2	30.4	—

	219.4	(22.3)	4.2	201.3	1.1

Operating (loss)	(219.4)	22.3	(4.2)	(201.3)	(1.1)
Other income (expense)
Interest income and other, net	0.3	110.0	198.9	309.2	5.0
Interest income – NTL Europe, Inc.	8.0	0.8	—	8.8	—
Interest expense	(280.3)	(128.0)	(84.5)	(492.8)	(4.4)
Interest expense – NTL Europe, Inc.	—	(2.9)	—	(2.9)	—
Share of (losses) from equity investments	(1,516.9)	—	(247.2)	(1,764.1)	(3.4)
Other gains (losses)	—	—	—	—	—
Foreign currency transaction (losses) gains	(282.0)	—	(11.7)	(293.7)	0.8

Income (loss) before recapitalization items and income taxes	(2,290.3)	2.2	(148.7)	(2,436.8)	(3.1)
Recapitalization items, net	(86.7)	—	(5.8)	(92.5)	—

Income (loss) before income taxes	(2,377.0)	2.2	(154.5)	(2,529.3)	(3.1)
Income tax benefit	1.2	—	(1.4)	(0.2)	—

Net income (loss)	$(2,375.8)	$2.2	$(155.9)	$(2,529.5)	$(3.1)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2002

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Operations	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Revenue
Consumer telecommunications and television	$2,074.1	$2,074.1	$—	$2,074.1
Business telecommunications	880.1	880.1	—	880.1
Broadcast transmission and other	310.9	310.9	—	310.9

	3,265.1	3,265.1	—	3,265.1
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	1,501.7	1,502.5	—	1,502.5
Selling, general and administrative expenses	769.8	770.1	(0.3)	769.8
Asset impairments	445.1	445.1	—	445.1
Non-cash compensation	—	—	—	—
Other charges	234.4	234.4	—	389.2
Corporate expenses	3.1	3.1	—	18.7
Depreciation	1,477.4	1,477.4	—	1,477.9
Amortization	33.3	33.3	—	63.7

	4,464.8	4,465.9	(0.3)	4,666.9

Operating (loss)	(1,199.7)	(1,200.8)	0.3	(1,401.8)
Other income (expense)
Interest income and other, net	19.4	24.4	(312.6)	21.0
Interest income – NTL Europe, Inc.	—	—	—	8.8
Interest expense	(696.6)	(701.0)	431.3	(762.5)
Interest expense – NTL Europe, Inc.	(14.8)	(14.8)	—	(17.7)
Share of (losses) from equity investments	—	(3.4)	1,764.1	(3.4)
Other gains (losses)	—	—	—	—
Foreign currency transaction (losses) gains	199.6	200.4	(0.8)	(94.1)

Income (loss) before recapitalization items and income taxes	(1,692.1)	(1,695.2)	1,882.3	(2,249.7)
Recapitalization items, net	(59.3)	(59.3)		(151.8)

Income (loss) before income taxes	(1,751.4)	(1,754.4)	1,882.3	(2,401.5)
Income tax benefit	25.9	25.9	—	25.7

Net income (loss)	$(1,725.5)	$(1,728.6)	$1,882.3	$(2,375.8)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	Year Ended December 31, 2001

		Communications
	NTL	Cable		Entities in	Other
Statement of Operations	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Revenue
Consumer telecommunications and television	$—	$—	$—	$—	$—
Business telecommunications	—	—	—	—	—
Broadcast transmission and other	—	—	—	—	—

	—	—	—	—	—
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	—	—	—	0.8
Selling, general and administrative expenses	3.2	—	—	3.2	(0.1)
Asset impairments	—	—	—	—	—
Non-cash compensation	30.6	—	—	30.6	—
Other charges	—	—	—	—	—
Corporate expenses	24.3	—	—	24.3	—
Depreciation	0.5	—	—	0.5	—
Amortization	24.5	—	4.0	28.5	0.5

	83.1	—	4.0	87.1	1.2

Operating (loss)	(83.1)	—	(4.0)	(87.1)	(1.2)
Other income (expense)
Interest income and other, net	13.6	—	184.1	197.7	3.5
Interest income – NTL Europe, Inc.	5.8	—	—	5.8	—
Interest expense	(762.8)	—	(170.9)	(933.7)	(4.2)
Interest expense – NTL Europe, Inc.	—	—	—	—	—
Share of (losses) from equity investments	(11,067.5)	—	(985.4)	(12,052.9)	(14.3)
Other (losses)	—	—	—	—	—
Foreign currency transaction gains (losses)	58.2	—	(0.8)	57.4	(3.6)

(Loss) before income taxes	(11,835.8)	—	(977.0)	(12,812.8)	(19.8)
Income tax expense	(1.2)	—	—	(1.2)	—

Net (loss)	$(11,837.0)	$—	$(977.0)	$(12,814.0)	$(19.8)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2001

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Operations	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Revenue
Consumer telecommunications and television	$2,069.2	$2,069.2	$—	$2,069.2
Business telecommunications	836.8	836.8	—	836.8
Broadcast transmission and other	283.6	283.6	—	283.6

	3,189.6	3,189.6	—	3,189.6
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	1,563.5	1,564.3	—	1,564.3
Selling, general and administrative expenses	970.1	970.0	—	973.2
Asset impairments	8,160.6	8,160.6	—	8,160.6
Non-cash compensation	—	—	—	30.6
Other charges	297.9	297.9	—	297.9
Corporate expenses	—	—	—	24.3
Depreciation	1,360.9	1,360.9	—	1,361.4
Amortization	1,149.9	1,150.4	—	1,178.9

	13,502.9	13,504.1	—	13,591.2

Operating (loss)	(10,313.3)	(10,314.5)	—	(10,401.6)
Other income (expense)
Interest income and other, net	16.0	19.5	(188.4)	28.8
Interest income – NTL Europe, Inc.	—	—	—	5.8
Interest expense	(947.0)	(951.2)	644.1	(1,240.8)
Interest expense – NTL Europe, Inc.	—	—	—	—
Share of (losses) from equity investments	(8.9)	(23.2)	12,052.9	(23.2)
Other (losses)	(88.5)	(88.5)	—	(88.5)
Foreign currency transaction gains (losses)	(53.2)	(56.8)	—	0.6

(Loss) before income taxes	(11,394.9)	(11,414.7)	12,508.6	(11,718.9)
Income tax expense	(116.9)	(116.9)	—	(118.1)

Net (loss)	$(11,511.8)	$(11,531.6)	$12,508.6	$(11,837.0)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	Year Ended December 31, 2000

		Communications
	NTL	Cable		Entities in	Other
Statement of Operations	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Revenue
Consumer telecommunications and television	$—	$—	$—	$—	$—
Business telecommunications	—	—	—	—	—
Broadcast transmission and other	—	—	—	—	—

	—	—	—	—	—
Costs and expenses
Operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	—	—	—
Selling, general and administrative expenses	5.9	—	—	5.9	0.4
Asset impairments	—	—	—	—	—
Non-cash compensation	—	—	—	—	—
Other charges	—	—	—	—	—
Corporate expenses	23.7	—	—	23.7	—
Depreciation	0.5	—	—	0.5	—
Amortization	19.2	—	4.0	23.2	0.5

	49.3	—	4.0	53.3	0.9

Operating (loss)	(49.3)	—	(4.0)	(53.3)	(0.9)
Other income (expense)
Interest income and other, net	14.5	—	174.9	189.4	(0.6)
Interest income – NTL Europe, Inc.	—	—	—	—	—
Interest expense	(599.4)	—	(163.6)	(763.0)	(0.3)
Interest expense – NTL Europe, Inc.	—	—	—	—	—
Share of (losses) from equity investments	(1,821.7)	—	(444.5)	(2,266.2)	(22.9)
Other (losses)	—	—	—	—	—
Foreign currency transaction gains (losses)	67.8	—	(3.6)	64.2	3.7

(Loss) before income taxes	(2,388.1)	—	(440.8)	(2,828.9)	(21.0)
Income tax benefit	—	—	—	—	—

Net (loss)	$(2,388.1)	$—	$(440.8)	$(2,828.9)	$(21.0)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2000

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Operations	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Revenue
Consumer telecommunications and television	$1,518.2	$1,518.2	$—	$1,518.2
Business telecommunications	702.2	702.2	—	702.2
Broadcast transmission and other	263.8	263.8	—	263.8

	2,484.2	2,484.2	—	2,484.2
Costs and expenses
Operating expenses (exclusive of depreciation and amortization shown separately below)	1,223.2	1,223.2	—	1,223.2
Selling, general and administrative expenses	962.8	963.2	—	969.1
Asset impairments	—	—	—	—
Non-cash compensation	—	—	—	—
Other charges	92.7	92.7	—	92.7
Corporate expenses	—	—	—	23.7
Depreciation	873.9	873.9	—	874.4
Amortization	802.6	803.1	—	826.3

	3,955.2	3,956.1	—	4,009.4

Operating (loss)	(1,471.0)	(1,471.9)	—	(1,525.2)
Other income (expense)
Interest income and other, net	11.2	10.6	(174.2)	25.8
Interest income – NTL Europe, Inc.	—	—	—	—
Interest expense	(320.9)	(321.2)	197.9	(886.3)
Interest expense – NTL Europe, Inc.	—	—	—	—
Share of (losses) from equity investments	(1.3)	(24.2)	2,266.2	(24.2)
Other (losses)	—	—	—	—
Foreign currency transaction gains (losses)	(126.0)	(122.3)	—	(58.1)

(Loss) before income taxes	(1,908.0)	(1,929.0)	2,289.9	(2,468.0)
Income tax benefit	79.9	79.9	—	79.9

Net (loss)	$(1,828.1)	$(1,849.1)	$2,289.9	$(2,388.1)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	December 31, 2002

		Communications
	NTL	Cable		Entities in	Other
Balance Sheet	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Current assets	$47.4	$454.3	$0.8	$502.5	$2.5
Investments in and loans to affiliates, net	3,413.9	18,645.8	941.5	23,001.2	8.4
Fixed and noncurrent assets	128.7	162.8	15.6	307.1	102.2

Total assets	$3,590.0	$19,262.9	$957.9	$23,810.8	$113.1

Current liabilities	$245.8	$122.6	$—	$368.4	$0.4
Noncurrent liabilities	—	2,784.3	1.5	2,785.8	135.2
Liabilities subject to compromise	8,520.3	—	1,656.9	10,177.2	—
Shareholder’s (deficiency) equity	(5,176.1)	16,356.0	(700.5)	10,479.4	(22.5)

Total liabilities and shareholder’s (deficiency) equity	$3,590.0	$19,262.9	$957.9	$23,810.8	$113.1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	December 31, 2002

		Entities		Consolidated
	All Other	Not in		NTL
Balance Sheet	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Current assets	$1,032.9	$1,035.4	$(367.2)	$1,170.7
Investments in and loans to affiliates, net	—	8.4	(23,001.2)	8.4
Fixed and noncurrent assets	11,555.0	11,657.2	(102.0)	11,862.3

Total assets	$12,587.9	$12,701.0	$(23,470.4)	$13,041.4

Current liabilities	$1,823.7	$1,824.1	$5,772.8	$7,965.3
Noncurrent liabilities	12,804.7	12,939.9	(15,631.3)	94.4
Liabilities subject to compromise	—	—	(19.4)	10,157.8
Shareholder’s (deficiency) equity	(2,040.5)	(2,063.0)	(13,592.5)	(5,176.1)

Total liabilities and shareholder’s (deficiency) equity	$12,587.9	$12,701.0	$(23,470.4)	$13,041.4

	December 31, 2001

		Communications
	NTL	Cable		Entities in	Other
Balance Sheet	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Current assets	$90.0	$—	$0.4	$90.4	$1.9
Investments in and loans to affiliates, net	4,462.6	—	1,061.0	5,523.6	4.4
Fixed and noncurrent assets	305.4	—	18.2	323.6	98.3

Total assets	$4,858.0	$—	$1,079.6	$5,937.6	$104.6

Current liabilities	$8,037.0	$—	$1,561.8	$9,598.8	$0.2
Noncurrent liabilities	—	—	—	—	124.2
Shareholder’s (deficiency)	(3,179.0)		(482.2)	(3,661.2)	(19.8)

Total liabilities and shareholder’s (deficiency)	$4,858.0	$—	$1,079.6	$5,937.6	$104.6

[Additional columns below]

[Continued from above table, first column(s) repeated]

	December 31, 2001

		Entities		Consolidated
	All Other	Not in		NTL
Balance Sheet	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Current assets	$924.0	$925.9	$(3.3)	$1,013.0
Investments in and loans to affiliates, net	—	4.4	(5,523.6)	4.4
Fixed and noncurrent assets	11,689.4	11,787.7	(98.3)	12,013.0

Total assets	$12,613.4	$12,718.0	$(5,625.2)	$13,030.4

Current liabilities	$6,587.8	$6,588.0	$(100.1)	$16,086.7
Noncurrent liabilities	6,036.5	6,160.7	(6,038.0)	122.7
Shareholder’s (deficiency)	(10.9)	(30.7)	512.9	(3,179.0)

Total liabilities and shareholder’s (deficiency)	$12,613.4	$12,718.0	$(5,625.2)	$13,030.4

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	Year Ended December 31, 2002

		Communications
	NTL	Cable		Entities in	Other
Statement of Cash Flows	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Net cash provided by (used in) operating activities	$52.9	$(33.7)	$(36.6)	$(17.4)	$6.3
Net cash (used in) investing activities	(99.1)	(162.8)	16.3	(245.6)	(6.2)
Net cash provided by financing activities	3.9	216.4	20.1	240.4	—
Effect of exchange rate changes on cash	—	—	—	—	—

(Decrease) increase in cash and cash equivalents	(42.3)	19.9	(0.2)	(22.6)	0.1
Cash and cash equivalents at the beginning of the year	78.5	—	0.4	78.9	0.1

Cash and cash equivalents at the end of the year	$36.2	$19.9	$0.2	$56.3	$0.2

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2002

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Cash Flows	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Net cash provided by (used in) operating activities	$326.8	$333.1	$(57.0)	$258.7
Net cash (used in) investing activities	(669.4)	(675.6)	77.0	(844.2)
Net cash provided by financing activities	580.2	580.2	(20.0)	800.6
Effect of exchange rate changes on cash	35.8	35.8	—	35.8

(Decrease) increase in cash and cash equivalents	273.4	273.5	—	250.9
Cash and cash equivalents at the beginning of the year	172.1	172.2	—	251.1

Cash and cash equivalents at the end of the year	$445.5	$445.7	$—	$502.0

	Year Ended December 31, 2001

		Communications
	NTL	Cable		Entities in	Other
Statement of Cash Flows	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Net cash (used in) provided by operating activities	$(406.7)	$—	$(55.4)	$(462.1)	$3.2
Net cash (used in) investing activities	(1,099.1)	—	(201.3)	(1,300.4)	(4.2)
Net cash provided by financing activities	1,416.1	—	256.6	1,672.7	—
Effect of exchange rate changes on cash	—	—	—	—	—

(Decrease) in cash and cash equivalents	(89.7)	—	(0.1)	(89.8)	(1.0)
Cash and cash equivalents at the beginning of the year	168.2	—	0.5	168.7	1.1

Cash and cash equivalents at the end of the year	$78.5	$—	$0.4	$78.9	$0.1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2001

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Cash Flows	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Net cash (used in) provided by operating activities	$786.8	$790.0	$(886.5)	$(558.6)
Net cash (used in) investing activities	(1,695.3)	(1,699.5)	1,141.8	(1,858.1)
Net cash provided by financing activities	834.7	834.7	(255.3)	2,252.1
Effect of exchange rate changes on cash	(7.8)	(7.8)	—	(7.8)

(Decrease) in cash and cash equivalents	(81.6)	(82.6)	—	(172.4)
Cash and cash equivalents at the beginning of the year	253.7	254.8	—	423.5

Cash and cash equivalents at the end of the year	$172.1	$172.2	$—	$251.1

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	Year Ended December 31, 2000

		Communications
	NTL	Cable		Entities in	Other
Statement of Cash Flows	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Net cash (used in) provided by operating activities	$(301.7)	$—	$(88.1)	$(389.8)	$3.8
Net cash (used in) investing activities	(5,940.8)	—	(103.1)	(6,043.9)	(3.2)
Net cash provided by financing activities	5,707.3	—	7.0	5,714.3	—
Effect of exchange rate changes on cash	—	—	(12.2)	(12.2)	—

(Decrease) increase in cash and cash equivalents	(535.2)	—	(196.4)	(731.6)	0.6
Cash and cash equivalents at the beginning of the year	703.4	—	196.9	900.3	0.5

Cash and cash equivalents at the end of the year	$168.2	$—	$0.5	$168.7	$1.1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2000

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Cash Flows	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Net cash (used in) provided by operating activities	$1,006.6	$1,010.4	$(789.6)	$(169.0)
Net cash (used in) investing activities	(5,191.3)	(5,194.5)	1,731.7	(9,506.7)
Net cash provided by financing activities	4,278.4	4,278.4	(942.1)	9,050.6
Effect of exchange rate changes on cash	(13.4)	(13.4)	—	(25.6)

(Decrease) increase in cash and cash equivalents	80.3	80.9	—	(650.7)
Cash and cash equivalents at the beginning of the year	173.4	173.9	—	1,074.2

Cash and cash equivalents at the end of the year	$253.7	$254.8	$—	$423.5

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

22.   Industry Segments

The Company has four reportable segments: Broadcast Services, Consumer Services, Business Services and Shared Services. The Broadcast Services segment operates in the United Kingdom and includes digital and analog television and radio broadcasting, rental of antenna space on the Company’s owned and leased towers and sites and associated services, and satellite and media services. Consumer Services include telephony, cable television, Internet access and interactive services in regional franchise areas in the United Kingdom and Ireland. The Business Services segment operates in the United Kingdom and includes telephony, national and international wholesale carrier telecommunications, and radio communications services to the emergency services community. Shared Services principally include network and information technology management, finance, human resources and facilities management. Shared Services also includes assets and related depreciation and amortization that are not allocated to another segment.

The accounting policies of the segments are the same as those described in the Significant Accounting Policies note. The Company’s management evaluates segment performance based on various financial and non-financial measurements. The Company’s primary measure of profit or loss is Operating EBITDA. The results of operations data utilized in financial measurements are revenues and Operating EBITDA, which is earnings before interest, taxes, depreciation, amortization, asset impairments, non-cash compensation, other charges, corporate expenses, share of (losses) from equity investments, other (losses), foreign currency transaction (losses) gains and recapitalization items, net. Certain selling, general and administrative expenses are allocated to segments based on revenues. Management does not allocate costs of shared services departments and jointly used assets for purposes of measuring segment performance. The reportable segments are strategic business units that are managed separately and offer different services.

The Company’s primary measure of profit or loss for each reportable segment is Operating EBITDA as defined above. The Company considers Operating EBITDA an important indicator of the operational strength and performance of its reportable segments, including the ability to provide cash flows to service debt and fund capital expenditures. Operating EBITDA excludes the impact of costs and expenses that do not directly effect cash flows such as depreciation, amortization, asset impairments, non-cash compensation and share of (losses) from equity investments. The Company also excludes costs and expenses that are not directly related to the performance of a single reportable segment from Operating EBITDA rather than allocate these costs and expenses to multiple reportable segments. Other charges, corporate expenses, and foreign currency transactions are not directly related to a single segment. Operating EBITDA should be considered in addition to, not as a substitute for, operating (loss), net (loss) and other measures of financial performance reported in accordance with generally accepted accounting principles.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

22.   Industry Segments (continued)

	Broadcast	Consumer	Business	Shared	Total

	(in millions)
Year ended December 31, 2002
Revenues	$310.9	$2,074.1	$880.1	$—	$3,265.1
Depreciation and amortization	73.0	1,025.3	416.6	26.7	1,541.6
Operating EBITDA (1)	165.5	839.3	332.1	(344.1)	992.8
Expenditures for long-lived assets	64.2	485.3	141.4	185.0	875.9
Total assets (2)	527.3	7,993.4	3,367.3	1,153.4	13,041.4
Year ended December 31, 2001
Revenues	$283.6	$2,069.2	$836.8	$—	$3,189.6
Depreciation and amortization	76.0	1,840.5	587.9	35.9	2,540.3
Operating EBITDA (1)	143.9	738.7	335.2	(565.7)	652.1
Expenditures for long-lived assets	131.8	1,151.3	321.5	43.8	1,648.4
Total assets (3)	792.5	8,012.3	3,287.0	938.6	13,030.4
Year ended December 31, 2000
Revenues	$263.8	$1,518.2	$702.2	$—	$2,484.2
Depreciation and amortization	53.2	1,443.6	184.2	19.7	1,700.7
Operating EBITDA (1)	130.3	410.8	232.4	(481.6)	291.9
Expenditures for long-lived assets	70.0	1,088.5	724.6	276.1	2,159.2
Total assets (4)	804.8	17,910.7	3,746.0	685.0	23,146.5

(1)	Represents earnings before interest, taxes, depreciation, amortization, asset impairments, non-cash compensation, other charges, corporate expenses, share of (losses) from equity investments, other (losses), foreign currency transaction (losses) gains and recapitalization items, net.

(2)	At December 31, 2002, shared assets included $458.2 million of cash, cash equivalents and marketable securities and $695.2 million of other assets.

(3)	At December 31, 2001, shared assets included $189.8 million of cash, cash equivalents and $748.8 million of other assets.

(4)	At December 31, 2000, shared assets included $355.0 million of cash, cash equivalents and marketable securities and $330.0 million of other assets.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

22.   Industry Segments (continued)

The reconciliation of segment combined Operating EBITDA to (loss) before income taxes is as follows:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
Segment combined Operating EBITDA	$992.8	$652.1	$291.9
(Add) Deduct:
Asset impairments	445.1	8,160.6	—
Non-cash compensation	—	30.6	—
Other charges	389.2	297.9	92.7
Corporate expenses	18.7	24.3	23.7
Depreciation	1,477.9	1,361.4	874.4
Amortization	63.7	1,178.9	826.3
Interest income and other, net	(21.0)	(28.8)	(25.8)
Interest income – NTL Europe, Inc.	(8.8)	(5.8)	—
Interest expense	762.5	1,240.8	886.3
Interest expense – NTL Europe, Inc.	17.7	—	—
Shares of losses from equity investments	3.4	23.2	24.2
Other losses	—	88.5	—
Foreign currency transactions losses (gains)	94.1	(0.6)	58.1
Recapitalization items, net	151.8	—	—

	3,394.3	12,371.0	2,759.9

(Loss) before income taxes	$(2,401.5)	$(11,718.9)	$(2,468.0)

Geographic Information

	United	United
	States	Kingdom	Ireland	Total
	(in millions)
2002
Revenues	$—	$3,175.1	$90.0	$3,265.1
Long-lived assets	163.6	11,569.2	137.9	11,870.7
2001
Revenues	$—	$3,127.3	$62.3	$3,189.6
Long-lived assets	151.3	11,703.5	162.6	12,017.4
2000
Revenues	$—	$2,423.0	$61.2	$2,484.2
Long-lived assets	1.6	21,658.5	155.4	21,815.5

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant
Condensed Balance Sheets
(in millions)

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$36.2	$78.5
Marketable securities	5.2	—
Other	6.0	11.5

Total current assets	47.4	90.0
Office improvements and equipment, net of accumulated depreciation of $2.2 (2002) and $1.7 (2001)	0.8	1.3
Investments in and loans to affiliates, net	3,413.9	4,462.6
Deferred financing costs, net of accumulated amortization of $102.0 (2002) and $75.9 (2001)	127.9	154.1
Note receivable from NTL Europe, Inc.	—	150.0

Total assets	$3,590.0	$4,858.0

Liabilities and shareholder’s (deficiency)
Liabilities not subject to compromise
Current liabilities	$245.8	$8,037.0
Long-term debt	—	—
Liabilities subject to compromise	8,520.3	—
Shareholder’s (deficiency):
Common stock	—	—
Additional paid-in capital	14,045.5	13,917.7
Accumulated other comprehensive (loss)	(653.6)	(904.5)
(Deficit)	(18,568.0)	(16,192.2)

	(5,176.1)	(3,179.0)

Total liabilities and shareholder’s (deficiency)	$3,590.0	$4,858.0

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession)
Condensed Statements of Operations
(in millions)

	Year Ended December 31,

	2002	2001	2000

Cost and expenses
Corporate expenses	$37.9	$24.3	$23.7
General and administrative expenses	—	3.2	5.9
Non-cash compensation	—	30.6	—
Other charges	154.8	—	—
Depreciation	0.5	0.5	0.5
Amortization	26.2	24.5	19.2

Operating (loss)	(219.4)	(83.1)	(49.3)
Other income (expense)
Interest income and other, net	0.3	13.6	14.5
Interest income – NTL Europe, Inc.	8.0	5.8	—
Interest expense (contractual interest of $831.3 (2002))	(280.3)	(762.8)	(599.4)
Foreign currency transaction (losses) gains	(282.0)	58.2	67.8

(Loss) before recapitalization items, income taxes and equity in net (loss) of subsidiaries	(773.4)	(768.3)	(566.4)
Recapitalization items, net	(86.7)	—	—

(Loss) before income taxes and equity in net (loss) of subsidiaries	(860.1)	(768.3)	(566.4)
Income tax benefit (expense)	1.2	(1.2)	—

(Loss) before equity in net (loss) of subsidiaries	(858.9)	(769.5)	(566.4)
Equity in net (loss) of subsidiaries	(1,516.9)	(11,067.5)	(1,821.7)

Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession)
Condensed Statements of Cash Flows
(in millions)

	Year Ended December 31,

	2002	2001	2000

Net cash provided by (used in) operating activities	$52.9	$(406.7)	$(301.7)
Investing activities
Purchase of office improvements and equipment	—	(0.1)	(0.5)
Purchase of marketable securities	(10.8)	(9.9)	—
Proceeds from sales of marketable securities	5.6	10.0	5.0
Investments in and loans to affiliates	(93.9)	(949.1)	(5,944.2)
Increase in other assets	—	—	(1.1)
Loan to NTL Incorporated	—	(150.0)	—

Net cash (used in) investing activities	(99.1)	(1,099.1)	(5,940.8)
Financing activities
Distribution to NTL (Delaware), Inc.	—	(10.6)	—
Contributions from NTL (Delaware), Inc	3.9	40.8	5,227.2
Proceeds from borrowings, net of financing costs	—	1,385.9	476.3
Principal payments	—	—	(73.7)
Cash released from escrow for debt repayment	—	—	77.5

Net cash provided by financing activities	3.9	1,416.1	5,707.3

(Decrease) in cash and cash equivalents	(42.3)	(89.7)	(535.2)
Cash and cash equivalents at beginning of year	78.5	168.2	703.4

Cash and cash equivalents at end of year	$36.2	$78.5	$168.2

Supplemental disclosure of cash flow information
Cash paid for interest	$96.4	$424.3	$240.2
Income taxes paid	—	—	0.4
Supplemental schedule of non-cash financing activities
Conversion of notes, net of unamortized deferred financing costs	$—	$109.5	$—
Contribution from NTL (Delaware), Inc	123.9	110.2	—

See accompanying notes.

NTL Incorporated (formerly NTL Communication Corp.) (Debtor-in-Possession)
Notes to Condensed Financial Statements

1.  Corporate Restructuring

On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), (the “Company”) NTL Europe, Inc. (then known as NTL Incorporated) and certain of the Company’s and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the US Bankruptcy Code. The Company’s operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time the Company emerged from Chapter 11 reorganization.

Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and the Company and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, the Company was a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Company’s former ultimate parent company (NTL Europe) and certain of its subsidiaries, including the Company, were cancelled, and the Company issued shares of its common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of the Company’s former ultimate parent company and its subsidiaries, including the Company. The precise mix of new securities received by holders of each particular type of security of the Company’s former ultimate parent company and its subsidiaries was set forth in the Plan. The outstanding notes of Diamond Holding Limited and NTL (Triangle) LLC were not canceled and remain outstanding.

2.  Basis of Presentation

In the Company’s condensed financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company’s share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

NTL Incorporated (formerly NTL Communication Corp.) (Debtor-in-Possession)
Notes to Condensed Financial Statements

3.   Liabilities Subject to Compromise

Liabilities subject to compromise consist of the following:

December 31,
2002

(in millions)
Accounts payable	$0.6
Interest payable	243.2
Payable to NTL (Delaware), Inc.	25.2
Accrued expenses	1.0
Long-term debt
NTL Communications:
12 3/4% Senior Deferred Coupon Notes	277.8
11 1/2% Senior Deferred Coupon Notes	1,050.0
10% Senior Notes	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	200.8
10 3/4% Senior Deferred Coupon Sterling Notes	439.2
9 3/4% Senior Deferred Coupon Notes	1,193.3
9 3/4% Senior Deferred Coupon Sterling Notes	441.6
11 1/2% Senior Notes	625.0
12 3/8% Senior Deferred Coupon Notes	380.6
7% Convertible Subordinated Notes	489.8
9 1/4% Senior Euro Notes	262.1
9 7/8% Senior Euro Notes	367.0
11 1/2% Senior Deferred Coupon Euro Notes	166.1
11 7/8% Senior Notes, less unamortized discount	491.7
12 3/8% Senior Euro Notes, plus unamortized premium	315.3
6 3/4% Convertible Senior Notes	1,150.0

Total	$8,520.3

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of the Company were canceled.

NTL Incorporated (formerly NTL Communication Corp.) (Debtor-in-Possession)
Notes to Condensed Financial Statements

4.   Long-Term Debt

Long-term debt, exclusive of amounts subject to compromise, consists of:

			December 31,

			2002	2001

			(in millions)
12-3/4% Senior Deferred Coupon Notes	(a	)	$—	$277.8
11-1/2% Senior Deferred Coupon Notes	(b	)	—	1,050.0
10% Senior Notes	(c	)	—	400.0
9-1/2% Senior Sterling Notes, less unamortized discount	(d	)	—	181.4
10-3/4% Senior Deferred Coupon Sterling Notes	(e	)	—	382.3
9-3/4% Senior Deferred Coupon Notes	(f	)	—	1,153.8
9-3/4% Senior Deferred Coupon Sterling Notes	(g	)	—	385.9
11-1/2% Senior Notes	(h	)	—	625.0
12-3/8% Senior Deferred Coupon Notes	(i	)	—	364.9
7% Convertible Subordinated Notes	(j	)	—	489.8
9-1/4% Senior Euro Notes	(k	)	—	222.5
9-7/8% Senior Euro Notes	(l	)	—	311.5
11-1/2% Senior Deferred Coupon Euro Notes	(m	)	—	135.6
11-7/8% Senior Notes, less unamortized discount	(n	)	—	490.7
12-3/8% Senior Euro Notes, plus unamortized premium	(o	)	—	267.8
6-3/4% Convertible Senior Notes	(p	)	—	1,150.0

			—	7,889.0
			—	7,889.0

			$—	$—

NTL Incorporated (formerly NTL Communication Corp.) (Debtor-in-Possession)
Notes to Condensed Financial Statements (continued)

Outstanding Public Notes

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of NTL Communications Corp. were canceled.

(a)	12-3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from on October 15, 2000, redeemable at the Company’s option on or after April 15, 2000;

(b)	11-1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company’s option on or after February 1, 2001;

(c)	10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company’s option on or after February 15, 2002;

(d)	9-1/2% Sterling Notes due April 1, 2008, principal amount at maturity of £125.0 million ($201.2 million), interest payable semiannually from October 1, 1998, redeemable at the Company’s option on or after April 1, 2003;

(e)	10-3/4% Sterling Notes due April 1, 2008, principal amount at maturity of £300.0 million ($482.9 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(f)	9-3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(g)	9-3/4% Sterling Notes due April 15, 2009, principal amount at maturity of £330.0 million ($531.1 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company’s option on or after April 15, 2004;

(h)	11-1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company’s option on or after October 1, 2003;

(i)	12-3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company’s option on or after October 1, 2003;

(j)	7% Convertible Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share, redeemable at the Company’s option on or after December 15, 2001 (there are approximately 12.5 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(k)	9- 1/4% Euro Notes due November 15, 2006, principal amount at maturity of €250.0 million ($262.1 million), interest payable semiannually from May 15, 2000;

(l)	9-7/8% Euro Notes due November 15, 2009, principal amount at maturity of €350.0 million ($367.0 million), interest payable semiannually from May 15, 2000, redeemable at the Company’s option on or after November 15, 2004;

NTL Incorporated (formerly NTL Communication Corp.) (Debtor-in-Possession)
Notes to Condensed Financial Statements (continued)

(m)	11-1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of €210.0 million ($220.1 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company’s option on or after November 15, 2004 and;

(n)	11-7/8% Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company’s option on or after October 1, 2005;

(o)	12-3/8% Senior Euro Notes due February 1, 2008, issued in January and February 2001, principal amount at maturity of €300.0 million ($314.6 million), interest payable semiannually from August 1, 2001;

(p)	6-3/4% Convertible Senior Notes due May 15, 2008, issued in May 2001, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, convertible into shares of NTL Incorporated common stock at a conversion price of $32.728 per share, redeemable at the Company’s option on or after May 20, 2004 (there are approximately 35.1 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

The indentures governing the notes contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets.

During 2002, 2001 and 2000, the Company recognized $96.7 million, $243.5 million and $334.3 million, respectively, of original issue discount as interest expense.

In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. The Exit Notes are due on January 1, 2010. The Exit Notes are redeemable at the Company’s option after January 10, 2003. Interest on the Exit Notes is payable in cash semiannually from July 1, 2003, with respect to the interest payment due on July 1, 2003, the Company may elect to pay any portion of the interest in cash or by issuance of additional “pay-in-kind” notes. With respect to the interest payments due on January 1, 2004 and July 1, 2004, the Company may make a similar election based on our Available Cash, as defined.

The purchasers of the Company’s Exit Notes are entitled to registration rights with respect to such notes pursuant to the Exchange and Registration Rights Agreement. Under the Exchange and Registration Rights Agreement, the Company agreed, among other things, to file with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the Exit Notes for new notes registered under the Securities Act with terms substantially identical to those of the unregistered notes. If the Company fails to file such registration statement with the Securities and Exchange Commission on or before April 15, 2003 or if certain other registration default events described in the Exchange and Registration Rights Agreement occur, then the Company will be required to pay special interest to each holder of the Exit Notes, pursuant to provisions of the Exchange and Registration Rights Agreement, during the period of one or more of such registration default events. The Company would pay such special interest at a rate of 0.5% per annum, which increases to 1.0% per annum after the first 120-day period following the occurrence of the first such registration default. In addition, the Company’s failure to register the notes in compliance with the Exchange and Registration Rights Agreement would result in an event of default under the Indenture governing the Exit Notes.

Long-term debt repayments are due as follows (in millions). The table reflects the Company’s contractual obligations as of December 31, 2002 as adjusted for the emergence from Chapter 11 reorganization.

Year ending December 31:
2003	$—
2004	—
2005	—
2006	—
2007	—
Thereafter	558.2

Total debt repayments	558.2
Less: current portion	—

$558.2

5.   Leases

Leases for office space end in 2004. Total rental expense for the years ended December 31, 2002, 2001 and 2000 under operating leases was $1.4 million, $1.8 million and $2.0 million, respectively.

Future minimum lease payments under noncancellable operating leases as of December 31, 2002 are (in millions): $1.1 (2003) and $0.7 (2004).

6.     Other

On the Effective Date, the Company loaned Communications Cable Funding Corp., (a wholly-owned subsidiary), $160.6 million for the repayment of debt to NTL Delaware, Inc. The loan is payable on demand. Interest is payable on demand at a rate of 5.28516% per annum and will be increased to 15% per annum.

In addition, on the Effective Date, the Company acquired the public debt of Diamond Cable Communications Limited aggregating $1,373.1 million (including interest of $136.5 million).

On February 4, 2003, the Company released Diamond Cable Communications Limited from its obligations under these notes.

On September 28, 2001, the Company loaned NTL Europe, Inc. $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest is payable monthly in cash at a rate of 15.0% per year beginning on October 31, 2001. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled.

No cash dividends were paid to the registrant by subsidiaries for the years ended December 31, 2002, 2001 and 2000.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession)
Schedule II - Valuation and Qualifying Accounts

Col. A	Col. B	Col. C		Col. D		Col. E

		Additions

			(2)
		(1)	Charged
	Balance at	Charged	to
	Beginning	to	Other			Balance
	of	Costs and	Accounts	(Deductions)/Additions		at End
Description	Period	Expenses	Describe	Describe		of Period

Year ended December 31, 2002
Allowance for doubtful accounts	$126.1	$55.2	$—	$(88.6	)(a)	$92.7

Year ended December 31, 2001
Allowance for doubtful accounts	$135.2	$58.3	$—	$(67.4	)(b)	$126.1

Year ended December 31, 2000
Allowance for doubtful accounts	$84.9	$98.5	$—	$(48.2	)(c))	$135.2

(a)	Uncollectible accounts written-off, net of recoveries of $99.5 million, offset by $10.9 million foreign currency exchange translation adjustments.

(b)	Uncollectible accounts written-off, net of recoveries of $63.5 million and $3.9 million foreign currency translation adjustments.

(c)	Uncollectible accounts written-off, net of recoveries of $91.6 million and $5.7 million foreign currency exchange translation adjustments, offset by $49.1 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

CWC ConsumerCo, a division

of ntl (CWC) Limited
(formerly Cable & Wireless
Communications Limited)
“ConsumerCo”

Report and financial statements as of March 31, 1999

and 2000 and for the three years ended March 31, 2000

FINANCIAL STATEMENTS OF CONSUMERCO

Reprinted Copy of Report of Independent Auditors

To the Directors of NTL Incorporated

      We have audited the accompanying financial statements of CWC ConsumerCo (“ConsumerCo”) as of March 31, 1999 and 2000 and for the three years ended March 31, 2000 which have been prepared on the bases and in accordance with the accounting policies set out therein under the historical cost convention.

Respective responsibilities of directors and auditors

      The Directors of ntl (CWC) Limited are responsible for the preparation of the financial statements in accordance with the applicable United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established by the United Kingdom Auditing Practices Board and by our profession’s ethical guidance.

Basis of opinion

      We conducted our audit in accordance with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of ConsumerCo, consistently applied and adequately disclosed.

      We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

      In our opinion, the financial statements referred to above present fairly, in all material respects, the state of affairs of ConsumerCo as at March 31, 1999 and 2000 and of ConsumerCo’s results and cash flows for each of the three years ended March 31, 2000 in accordance with the bases of preparation detailed in the accompanying financial statements, applied using accounting principles generally accepted in the United Kingdom.

Reconciliation to US GAAP

      Accounting practices used by ConsumerCo in preparing the accompanying financial statements conform with generally accepted accounting principles in the United Kingdom, but do not conform with generally accepted accounting principles in the United States. A description of these differences and a reconciliation of net loss and shareholders’ equity to generally accepted accounting principles in the United States is set out in Note 35.

Arthur Andersen

Chartered Accountants

London

United Kingdom
6th October 2000

Note:	Reprinted above is a copy of the report previously expressed by such firm which has ceased operations. The reprinting of this report is not equivalent to a current reissuance of such report as would be required if such firm was still operating. Because such firm has not consented to the inclusion of this report in this registration statement, your ability to make a claim against such firm may be limited or prohibited.

ConsumerCo

Combined Profit & Loss Account

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Turnover
Continuing operations		694	688	104
Acquisitions		—	—	446

	4	694	688	550

Operating costs
Outpayments and other cost of sales	5	(269)	(251)	(188)

Gross profit		425	437	362
Millennium and NCNC costs	5,6	(12)	(16)	(2)
Other operating expenses (net)	5	(270)	(241)	(197)
Depreciation and amortisation	5,7	(156)	(135)	(103)

Operating (loss)/profit
Continuing operations		(13)	45	49
Acquisitions		—	—	11

Total operating (loss)/profit		(13)	45	60
Costs of fundamental reorganisation	10	—	—	(96)
Release of surplus fundamental reorganisation provision		2	—	—
Profit on disposal as tangible fixed assets		1	—	—
Net interest payable	11	(190)	(179)	(121)

Loss on ordinary activities before taxation	7	(200)	(134)	(157)
Taxation	12	34	—	—

Loss on ordinary activities after taxation		(166)	(134)	(157)
Minority interests		1	(1)	—

Net loss — transfer to reserves		(165)	(135)	(157)

      As more fully explained in Note 2, ConsumerCo did not operate as a separate legal or reporting entity throughout the period. Accordingly the above profit and loss account may not be representative of its future results.

      All operations are continuing.

      There are no recognised gains or losses other than those reflected in the combined profit and loss account and accordingly, no statement of total recognized gains and losses is presented.

     The accompanying notes are an integral part of this combined profit and loss account.

ConsumerCo

Combined Balance Sheet

As at March 31

	Note	2000	1999

		£m	£m
Fixed assets
Intangible assets	13	8	8
Tangible assets	14	3,167	2,860

		3,175	2,868
Current assets
Debtors:
Due within one year	15	131	67
Due after one year	15	68	69
Debtors within receivables securitisation	16
Gross debtors		56	85
Non-returnable proceeds		(29)	(62)
		27	23
Cash at bank and in hand		87	127

		313	286
Creditors: amounts falling due within one year	17	(826)	(487)

Net current liabilities		(513)	(201)

Total assets less current liabilities		2,662	2,667
Creditors: amounts falling due after more than one year	18	(3,075)	(2,916)
Provisions for liabilities and charges	19	(6)	(14)
Net liabilities		(419)	(263)
Capital and reserves
Called up share capital	21	748	746
Share premium	22	17	9
Other reserves	22	(1,199)	(1,034)

Equity shareholders’ funds		(434)	(279)
Equity minority interest		15	16

		(419)	(263)

The accompanying notes are an integral part of this combined balance sheet.

Approved and signed on behalf of the Board

6th October 2000

ConsumerCo

Combined Cash Flow Statement

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Net cash inflow before fundamental reorganisation costs and IT outsource		(89)	220	386
Outflow related to fundamental reorganisation costs and IT outsource		(6)	(41)	(30)

Net cash (outflow)/inflow from operating activities	27	(95)	179	356

Returns on investments and servicing of finance
Interest received		5	15	10
Interest paid		(224)	(227)	(144)

Net cash outflow from returns on investments and servicing of finance		(219)	(212)	(134)

Taxation
U.K. Corporation tax paid		—	—	(16)

Tax Paid		—	—	(16)
Capital expenditure and financial investment
Purchase of tangible fixed assets		(452)	(375)	(529)
Interest bearing deposit (net of VAT)		—	(109)	—
Sale of tangible fixed assets		19	57	—

Net cash outflow from capital expenditure and financial investment		(433)	(427)	(529)

Acquisitions and disposals
Purchase of subsidiary undertakings, net of cash acquired	28	—	—	88
Disposal of business	28	—	4	—

Net cash inflow from acquisitions and disposals		—	4	88

Equity dividends paid
Ordinary dividends paid		—	—	(9)

Cash outflow before financing		(747)	(456)	(244)

Financing
Increase in bank and other loans		932	669	3,257
Increase in share capital		1	—	—
Net proceeds from issue of loan notes		—	433	1,585
Repayment of debt		(222)	(736)	(4,448)
Capital element of finance lease rental payments		(4)	(12)	(6)

(Decrease)/increase in cash	29	(40)	(102)	144

The accompanying notes are an integral part of this combined cash flow statement.

ConsumerCo

Reconciliation of Movements in Equity Shareholders’ Funds

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Loss for the financial year		(165)	(135)	(157)
Share issues	21,22	10	10	1,957
Goodwill acquired and written off during the year		—	—	(2,006)
Other movements on reserves		—	(31)	(7)

Net decrease in equity shareholders’ fund		(155)	(156)	(213)
Equity shareholders’ funds at beginning of year		(279)	(123)	90

Equity shareholders’ funds at end of year		(434)	(279)	(123)

The accompanying notes are an integral part of this reconciliation of movements in equity shareholders’ funds.

ConsumerCo

Notes to the Combined Financial Statements

1 Background

      On July 26, 1999, Cable and Wireless plc (“Cable and Wireless”), NTL Incorporated (“NTL”) and Cable & Wireless Communications (now ntl (CWC) Limited and hereafter “ntl (CWC)”) announced that they had agreed to propose a restructuring of ntl (CWC) to its shareholders. The restructuring was agreed by the shareholders, and completed on May 30, 2000.

      As part of the restructuring, ntl (CWC), which was a 52.8% owned subsidiary of Cable and Wireless was separated into its residential cable, business cable, indirect residential telephony, residential internet and digital television development and services businesses, referred to as ConsumerCo, and its corporate, business, internet protocol and wholesale operations, referred to as CWC Data Co. NTL indirectly acquired all of ConsumerCo and Cable and Wireless indirectly acquired the interest in CWC DataCo. which was not already attributable to it, thereby achieving 100% ownership of CWC DataCo. These two acquisitions, collectively, are referred to as the “Transaction”.

2 Basis of preparation

  a) Structure of financial statements

      The financial statements, have been prepared on the basis set out within the “Basis of preparation” below. In the financial statements, ntl (CWC) and its subsidiary undertakings, as appropriate, are referred to as “ntl (CWC) group”.

      The activities of ConsumerCo were carried out as an integral part of the ntl (CWC) group and as such the operations comprising ConsumerCo were carved out from the financial statements of the ntl (CWC) group. Consequently, certain revenues, costs, assets and liabilities previously reported within legal entities, comprising the ntl (CWC) group, have been allocated to ConsumerCo to reflect the assets and liabilities attributable to ConsumerCo and the results of such operations for the periods shown.

      As a result of the carve out, the combined balance sheet presents an “Other reserves” balance for ConsumerCo, consistent with the fact that ConsumerCo did not operate as a standalone group. Accordingly, the net liabilities position is presented with an equal and opposite equity shareholders’ funds figure after including this “Other reserves” balance which represents the investment in ConsumerCo held by the ntl (CWC) group.

      The financial statements have been prepared specifically in connection with the acquisition of ConsumerCo by NTL and consequently do not contain certain reports, disclosures or other matters that would be required under the UK Companies Act 1985.

      Further, the financial statements do not necessarily reflect the terms of the Transaction agreement referred to in Note 1 above.

  b) Basis of preparation

     Revenue

      All ConsumerCo’s revenues are specifically identifiable from the total revenues of the ntl (CWC) group.

     Specifically attributable costs, assets and liabilities

      Most of the costs, assets and liabilities reflected in the financial statements are specifically identifiable to ConsumerCo. Such specific costs, assets and liabilities have been allocated directly to ConsumerCo.

          • Outpayments

      Outpayments and other cost of sales figures represent third party costs incurred by ConsumerCo.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

     Allocation of indirectly attributable costs, assets and liabilities

      Where costs, assets and liabilities were incurred for the benefit of ConsumerCo, but could not be specifically identified, an allocation has been made.

      Indirectly attributable costs, assets and liabilities have been allocated using bases which the Directors believe provide an appropriate mechanism to carve out ConsumerCo’s financial results for the three years ended March 31, 2000 and financial position as at March 31, 1999 and 2000, from the ntl (CWC) group financial statements.

     Costs

      Particular indirectly attributable costs have been allocated consistently on the following bases unless otherwise stated:

          • Net operating expenses — three years ended March 31, 2000

      Net operating expenses consist primarily of network operations and central ntl (CWC) group support costs, principally those of the Finance and IT departments. A significant element of these costs are staff related.

•	Network operations costs have been allocated based upon the relative usage of the ntl (CWC) group telecommunications network by those products and services provided by ConsumerCo.

•	Staff and related costs have been allocated based upon management’s estimation of the relative proportion of individuals’ time providing services to ConsumerCo. The Directors believe that this provides a fair allocation of costs to ConsumerCo.

•	IT department costs relating to general IT support and services have been allocated in the proportion of ConsumerCo headcount, including allocated headcount, to total ntl (CWC) group headcount. Specific IT projects and systems have been allocated on the basis of estimated usage by ConsumerCo.

•	Finance department costs have been allocated in the proportion of ConsumerCo headcount (including allocated headcount) to total ntl (CWC) group headcount. In the year ended March 31, 1998 these costs were allocated on the basis of revenue due to the lack of retrospective information regarding Finance department headcount. The Directors believe that despite the different bases applied the overall allocation is appropriate.

•	Facilities and other related costs have been allocated based on relative usage by ConsumerCo.

          • Depreciation

      Depreciation for the three years ended 31 March 2000 has been allocated consistent with the allocation of fixed assets to ConsumerCo.

     Assets and liabilities

      Particular indirectly attributable assets and liabilities have been consistently allocated on the following bases as at March 31, 1999 and 2000 unless otherwise stated:

          • Fixed assets

      ConsumerCo has allocated fixed asset additions and disposals on the basis of management’s estimate of relative usage of those assets. The Directors believe this fairly presents the historic asset base attributable to ConsumerCo.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

          • Trade creditors

      Trade creditor amounts relate to operating and capital expenditure. Where not specifically attributable, such amounts have been allocated based on the allocation to ConsumerCo of net operating expenses and capital expenditure.

          • Debt

      Substantially all ntl (CWC)’s debt has been allocated to ConsumerCo on the basis that it is primarily used to fund ConsumerCo activities. See Note 18.

          • Other assets and liabilities

      Prepayments and accrued income and accruals and deferred income amounts are attributable to specific ConsumerCo cost centres and where not specifically attributable, have been allocated based on the allocation of the net operating expenses to each respective cost centre.

     Limitations on use of financial statements

      Because of the allocations referred to above and the proposed changes in the structure and financing of ConsumerCo going forward, these financial statements should not be relied upon as being representative of the future financial position or performance of ConsumerCo. In particular:

•	Outpayments for all periods presented are not representative of those amounts that will be incurred by ConsumerCo in the future as it will need to enter into arms’ length arrangements for the carriage and delivery of telecommunications traffic and services either with CWC DataCo and with other third parties.

•	The operating costs attributed to ConsumerCo for the year ended March 31, 2000 are not representative of the costs it will incur after the proposed transaction as they represent the carve out of costs incurred by the ntl (CWC) group, which was managed as an integrated business. The activities of ConsumerCo on a stand alone basis may be restructured following the Transaction which may result in certain costs being duplicated, other costs being avoided altogether and yet other costs being incurred. For this reason the reported result for the year ended March 31, 2000 is not representative of the amounts to be incurred by ConsumerCo after the Transaction.

•	In view of the refinancing and corporate restructuring of the businesses, the debt, interest and taxation figures included in these financial statements are not representative of the amounts of those items for ConsumerCo following the Transaction.

3 Statement of accounting policies

      The financial statements have been prepared applying ConsumerCo’s accounting policies and no adjustments have been made with respect to any differences between these and NTL’s accounting policies.

      The principal accounting policies of ConsumerCo, which have been applied consistently throughout the three years ended March 31, 2000, unless expressly stated otherwise, are as follows:

  a) Basis of accounting

      The financial statements have been prepared applying accounting principles generally accepted in the United Kingdom and on the historical cost basis.

      The results of subsidiary undertakings acquired or disposed of during the year are included from the date of their acquisition or up to the date of their disposal, except for the acquisition of Mercury Communications

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

Limited which has been merger accounted for under the group reorganisation provisions of FRS 6 “Acquisitions and mergers”.

      Intercompany sales and profits are eliminated fully.

  b) Turnover and revenue recognition

      Turnover, which excludes value added tax, represents the amount receivable in respect of services provided to customers in each year and is accounted for on the accruals basis. At the end of each year adjustments are recorded to defer revenue with respect to services invoiced in advance and to accrue for unbilled services.

  c) Interconnection with other operators

      When operators of other national and international telecommunications networks carry traffic, the charges incurred are matched with the associated revenues. All charges payable to, or by, overseas telecommunications administrations are negotiated separately and are subject to continuous review.

      Charges payable by ConsumerCo to British Telecommunications plc, referred to as BT, for the conveyance of traffic and connections to the BT network are subject to government regulation in the form of a determination by OFTEL, the Office of Telecommunications. During 1998, the basis for calculation of these charges changed from one based on the fully allocated historic cost of providing the delivery mechanism on their network, to one based upon the long-run incremental cost of providing that service.

      Up until September 30, 1997, OFTEL undertook a review, in the form of a determination, after the end of each financial year, and for the half year to September 30, 1997, to assess the bases used for the calculation of the charges made in that year. Amendments were backdated to take effect from April 1, in the year under review, but were accounted for in subsequent financial periods.

      Since October 1, 1997, the charging mechanism has been designed to reflect the commercial considerations surrounding a competitive market. OFTEL has set a framework of controls within which BT will have the price flexibility to set its own charges. The degree of control depends on the competitiveness of the services concerned.

  d) Goodwill

      With effect from April 1, 1998, goodwill arising on the acquisition of subsidiary undertakings and businesses, being the difference between the fair value of the purchase consideration and the fair value attributed to the identifiable assets and liabilities acquired, is capitalised and amortised in equal annual instalments through the profit and loss account over the ntl (CWC) Directors’ estimate of its useful economic life.

      ConsumerCo periodically reviews events and changes in circumstances to determine whether the recoverability of the carrying value of goodwill should be reassessed. An impairment assessment is performed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

      As permitted under the transitional provisions in FRS 10, “Goodwill and Intangible Assets”, goodwill on acquisitions prior to April 1, 1998 is dealt with as a movement on reserves. Where subsidiary undertakings are wholly or partially disposed of during the year, goodwill that was written off to reserves or has not been amortised through the profit and loss account is charged to the profit and loss account.

  e) Tangible fixed assets and depreciation

      Tangible fixed assets are recorded at cost, which includes materials, direct labour and other incremental costs applicable to the design, construction and connection of the telecommunications and cable television networks and equipment. Other incremental costs capitalised include all costs of those departments responsible solely for design, construction and connection. Where departments spend only part of their time on functions directly

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

connected with design, construction and connection, the relevant proportion of total costs is capitalised. Costs which are initially capitalised in projects under construction where the projects do not become operational are written off to the profit and loss account, once it is determined that the project will not become operational.

      Costs of departments relating to revenue related operations such as direct selling, marketing and other customer related departments, are not capitalised.

     Capitalisation of interest

      Interest is capitalised as part of the cost of separately identifiable major capital projects, up to the time that such projects are substantially complete. The amount of interest capitalised is calculated as the capitalisation rate multiplied by the weighted average carrying amount of major capital projects under construction during the period.

     Depreciation

      Depreciation is provided on the difference between the cost of tangible fixed assets and the estimated residual value in equal annual instalments over the estimated useful lives of the assets. These lives are as follows:

Land and buildings:	Lives
freehold buildings	40 years
leasehold land and buildings	up to 40 years or term of lease if less
leasehold improvements	remaining term of lease or expected useful life of the improvements if less
Communications network plant and equipment:
ducting and network construction	10 to 40 years
electronic equipment and cabling	10 to 20 years
other network plant and equipment	6 to 25 years
Non-network plant and equipment	3 to 10 years

      Freehold land, where the cost is distinguishable from the cost of the building thereon, is not depreciated.

      After a portion of the network is fully constructed and released to operations, depreciation of the network commences either when target rates of penetration are achieved or no later than one year after the release date.

  f) Leased Assets

      Where assets are financed by leasing agreements that give rights approximating to ownership, the assets are treated as if they had been purchased outright. The amount capitalised is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as obligations to the lessor. Lease payments are split between capital and interest elements using the annuity method. Depreciation on the relevant assets and interest are charged to the profit and loss account.

      All other leases are operating leases and the annual rentals are charged to operating profit on a straight line basis over the lease term.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

  g) Fixed asset investments

      Fixed asset investments are stated at cost less provisions for impairment. Any impairment is charged to the profit and loss account in the year in which it is identified.

  h) Deferred taxation

      The charge for taxation is based on the results for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. ConsumerCo provides for deferred tax unless there is a reasonable probability that the liability will not arise in the foreseeable future. Where deferred tax is provided, the liability method is used. No deferred tax assets are recognised in respect of accumulated tax losses.

  i) Pensions

  Defined contribution schemes

      Where ConsumerCo companies through the ntl (CWC) group participate in defined contribution pension schemes for their employees, the pension costs charged to the profit and loss account represent contributions payable during the year.

  Defined benefit schemes

      ConsumerCo through the ntl (CWC) group also participates in a defined benefit pension scheme operated by Cable and Wireless for certain employees. The regular cost of providing benefits is charged to operating profit over the service lives of the members of the scheme so as to achieve a constant percentage of pensionable pay.

  j) Foreign currencies

      Transactions are translated into sterling at the rate of exchange ruling on the date of the transaction. All outstanding monetary assets and liabilities denominated in foreign currency are retranslated at the rates ruling at the balance sheet date. Any exchange differences arising are dealt with through the profit and loss account.

      The results of overseas operations are translated at the average rate of exchange during the period and their balance sheets at the rate ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations are dealt with through reserves. All other exchange differences are included in the profit and loss account.

  k) Forward exchange contracts and interest rate swaps

      ConsumerCo through the ntl (CWC) group uses financial instruments, including forward exchange contracts and interest rate swaps, in its management of exchange rate and interest rate exposures. While these instruments are subject to the risk of loss from changes in exchange rates and interest rates, these losses would generally be offset by gains in the related exposures.

      Financial instruments are only used to hedge underlying economic exposures. ConsumerCo does not speculate in derivative financial instruments.

      Realised and unrealised gains and losses on forward contracts which hedge firm third party commitments are recognised in the profit and loss account in the same period as the gain or loss on the underlying transaction. Net interest paid or received on interest rate swaps is included in interest expense on an accruals basis.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

  l) Capital instruments and financing costs

      Capital instruments are accounted for and classified as equity or non-equity share capital, equity or non-equity minority interests or debt according to their form. The costs of issue of non-equity and debt capital instruments are charged to the profit and loss account on an annual basis over the life of the instruments at a constant rate on the carrying amount. Where permitted by law, a corresponding amount is subsequently transferred from the share premium account to retained earnings. The cost of issue of equity instruments is written off against the share premium account.

  m) Provisions

      ConsumerCo accounts for provisions in accordance with FRS12 “Provisions and Contingencies”. Consequently, provisions are only recognised when ConsumerCo has a legal or constructive obligation to transfer economic benefits as a result of past events. To the extent that the provisions are surplus to requirements they are released in the profit and loss account.

  n) IT outsource

      ConsumerCo through the ntl (CWC) group has entered into a 10 year contract for the provision of commercial IT services. Certain costs are paid in advance of the benefit received. These costs are deferred and amortised over the period during which benefit is derived. The charge for the provision of the consolidated billing system is amortised over the expected levels of billing activity.

  o) Millennium and National Code Number Change costs

      Costs incurred in modifying existing software to achieve Year 2000 compliance are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves compliance, but also represents an enhancement of an asset’s service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset, in accordance with Urgent Issues Task Force Abstract 20, “Year 2000: Accounting and Disclosures”.

      Costs incurred in modifying equipment in preparation for National Code Number Changes are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves the necessary modification but also represents an enhancement of an asset’s service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset.

4 Turnover

      Turnover derives from:

•	local, national and international telecommunications and cable television services; and

•	the sale and rental of telecommunications equipment.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Turnover comprised the following:

	2000	1999	1998

	£m	£m	£m
Consumer Markets
Direct telephony	279	292	219
Indirect telephony	93	102	104
Television	253	222	172
Business Markets	69	72	55

Total Turnover	694	688	550

      The ntl (CWC) Directors consider this to be a single class of business and accordingly no segmental analysis of operating profit or loss or net assets is shown. In the year ended March 31, 2000 all of the turnover was generated by operations in the United Kingdom (1999: 100% and 1998: 100%).

5 Cost of sales and operating expenses

			1998
	2000	1999
	Total	Total	Continuing	Acquisition
					Total
	£m	£m	£m	£m	£m
Outpayments and other cost of sales	269	251	36	152	188
Other operating expenses (net)	270	241	19	178	197
Millennium and NCNC costs	12	16	—	2	2
Depreciation and amortisation	156	135	2	101	103

      All activities in the years ended March 31, 1999 and 2000 were continuing.

6 Millennium and national code number change costs

  Millennium costs

      Millennium costs comprise the costs allocated to ConsumerCo through the ntl (CWC) group Year 2000 Programme. This includes ConsumerCo’s share of the costs of making software and systems compliant, upgrading rented customer premises equipment, purchasing new software and employing external consultants and advisors, as well as the costs of ConsumerCo employees working on the Year 2000 Programme. A cumulative total of £30 million has been incurred to date, of which £1 million has been capitalised and £29 million has been written off to the profit and loss account.

  National Code Number Change Costs

      National Code Number Change costs are being incurred by ConsumerCo through the ntl (CWC) group, in relation to the change in national code numbers which has been initiated by OFTEL. National dialling codes are being reorganised to provide additional UK numbering capacity required for long term growth in new numbers for fixed and mobile telephones, fax, pager, and internet use.

      Costs of £2 million had been incurred during the year in relation to National Code Number Change, which were capitalised (1999: £1 million expensed in the profit and loss account). The National Code Number Change programme is expected to take a further year to complete. Total costs are expected to be £5 million of which £3 million is expected to relate to capital expenditure, the balance being written off to the profit and loss account as incurred.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

7 Loss on ordinary activities before taxation

      Loss on ordinary activities before taxation is stated after charging:

	2000	1999	1998

	£m	£m	£m
Depreciation of owned tangible fixed assets	144	122	91
Depreciation of fixed assets held under finance leases	12	12	12
Amortisation of goodwill	—	1	—
Operating lease payments — hire of plant and machinery	—	2	2
Operating lease payments — other	5	8	9
Management service fees payable (see Note 33)	—	1	3

8 Employees

      In 2000 the average monthly number of persons working within ConsumerCo was 5,262 (1999: 5,130 and 1998: 5,407).

      The aggregate remuneration and associated costs of ConsumerCo employees were:

	2000	1999	1998

	£m	£m	£m
Salaries and wages	142	126	106
Social security costs	11	11	10
Pension costs of defined benefit scheme	3	3	3
Pension costs of defined contribution schemes	3	3	2

Total staff costs	159	143	121
Less: Staff costs capitalised within network fixed assets	(79)	(47)	(34)

	80	96	87

      Details of the pension schemes are given in Note 9.

9 Pensions

      ConsumerCo, through ntl (CWC), participates in a pension scheme operated by Cable and Wireless. The scheme is a defined benefit scheme whereby retirement benefits are based on the employees’ final remuneration and length of service, and is funded through a separate trustee administered scheme. Contributions to the scheme are based on pension costs for all members of the scheme across the Cable and Wireless group and are made in accordance with the recommendations of independent actuaries who value the scheme at regular intervals, usually triennially. The last valuation currently available relates to the position of the scheme as at March 31, 1999. Full details relating to the pension scheme are disclosed in the financial statements of Cable and Wireless.

      ConsumerCo also operates several defined contribution pension plans.

      ConsumerCo will establish a new exempt approved pension scheme and employees allocated to ConsumerCo who are active members of the Cable and Wireless superannuation fund will be invited to join the new ConsumerCo scheme and to transfer their accrued rights to it. Employees allocated to ConsumerCo who are active members of ntl (CWC) pension schemes will, for the time being, remain in those schemes.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

10 Costs of fundamental reorganisation

      Following the formation of the ntl (CWC) group on April 28, 1997, the nature and focus of operations of the constituent companies were fundamentally reorganised. Costs of £96 million have been allocated to ConsumerCo and include branding, employee related costs such as redundancies and property rationalisations.

      The inclusion of the costs of fundamental reorganisation had no material impact on the tax charge for 2000 or 1999 or 1998.

11 Net interest payable

	2000	1999	1998

	£m	£m	£m
Interest receivable and similar income:
Deposits and short term loan interest	4	8	8
Funds placed with parent undertaking	—	6	1

	4	14	9

Interest payable:
Finance charges on leases	(6)	(9)	(7)
Bank loans and overdrafts	(70)	(89)	(90)
Loan notes	(146)	(132)	(58)
Funds borrowed from parent undertaking	(2)	—	(1)

	(224)	(230)	(156)
Less: interest capitalised within network fixed assets (Note 14)	30	37	26

	(194)	(193)	(130)

Net interest payable	(190)	(179)	(121)

12 Taxation

      The tax credit comprises:

	2000	1999	1998

	£m	£m	£m
United Kingdom taxation:
Current corporation tax at 30% (1999: 31%, 1998: 31%)	34	—	—
Deferred tax	—	—	—
Adjustment in respect of prior years	—	—	—

Tax credit on profit on ordinary activities	34	—	—

      If deferred tax had been provided in 2000 on a full provision basis, there would have been no change in the tax charge for the year (1999: no change, 1998: no change). The effective tax rate for the year ended March 31, 2000 is 0% (1999: 0%, 1998: 0% after costs of fundamental reorganisation). This rate differs from the statutory tax rate of 30% because the companies within ConsumerCo were loss making in the period and deferred tax assets for such losses were not recognised in full. The tax credit in the year ended March 31, 2000 reflects a payment of £34 million from CWC DataCo for losses surrendered by way of group relief.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

13 Intangible fixed assets

Goodwill

£m
Cost
At April 1, 1999	9
Additions	—
At March 31, 2000	9
Amortisation
At April 1, 1999	1
Charge for the year	—
At March 31, 2000	1
Net book value at March 31, 2000	8
Net book value at March 31, 1999	8

      Goodwill arising on the acquisition of Two Way TV Limited is amortised over 20 years, which is the ntl (CWC) Directors’ estimate of its economic useful life.

14 Tangible fixed assets

	Land	Network cable,	Non-network
	and	plant and	plant and
	buildings	equipment	equipment	Total

	£m	£m	£m	£m
Cost
At April 1, 1999	53	3,020	14	3,087
Additions	1	423	73	497
Disposals	—	(8)	(18)	(26)

At March 31, 2000	54	3,435	69	3,558

Depreciation
At April 1, 1999	4	218	5	227
Charge for the year	5	130	21	156
Transfers	—	16	—	16
Disposals	—	(3)	(5)	(8)

At 31 March 2000	9	361	21	391

Net book value at
March 31, 2000	45	3,074	48	3,167

March 31, 1999	49	2,802	9	2,860

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

	2000	1999

	£m	£m
The net book value of land and buildings comprised:
Freehold	19	19
Long leasehold	2	2
Short leasehold	24	28

	45	49

      Interest totalling £30 million (1999: £37 million) for the year ended March 31, 2000 that is directly applicable to the design, construction and installation of ConsumerCo’s cable television and telecommunications network has been capitalised within additions to network assets. Accumulated interest capitalised included in the total cost of tangible fixed assets at March 31, 2000 amounted to £93 million (1999: £63 million).

      Included in the net book value of Network cable, plant and equipment is £83 million in respect of assets held under finance leases and similar hire purchase contracts (1999: £95 million). Accumulated depreciation on these assets is £42 million (1999: £30 million) and the charge for the year is £12 million (1999: £12 million). Network cable, plant and equipment includes £127 million (1999: £118 million) in respect of assets not yet in service and consequently upon which depreciation has not been charged.

15 Debtors

	2000	1999

	£m	£m
Due within one year
Trade debtors outside receivables securitisations	12	7
Amounts due from CWC DataCo (see below)	63	—
Other debtors	18	11
Prepayments and accrued income	38	49

	131	67

Due after more than one year
Prepayments and accrued income	68	69

	199	136

      Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

      Included within prepayments and accrued income, is an amount of £100 million (1999: £112 million) in respect of the IT outsource representing:

	2000			1999

		Due after
	Due within	more than
	one year	one year	Total	Total

	£m	£m	£m	£m
Security deposit	21	32	53	85
Consolidated billing system charge	9	27	36	14
Transition costs	2	9	11	13

	32	68	100	112

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      The consolidated billing system charge is amortised over the life of the outsource contract based on expected billing levels. The transition costs billed by IBM in relation to the transition of the IT function to the outsource provider include external legal, consultancy, property and other technical fees which are amortised over differing periods depending on the period over which ConsumerCo, through the ntl (CWC) group, derives benefit.

16 Debtors within receivables securitisation

	2000	1999

	£m	£m
Gross debtors	56	85
Non-returnable proceeds	(29)	(62)

	27	23

      Within the overall working capital facilities, certain trade debtors have been assigned as security against the advance of cash. This security is represented by the assignment of a pool of trade debts to a trust for the benefit of the providers of this securitisation facility. The financing provided against this pool takes into account, inter alia, the risks that may be attached to individual debtors and the expected collection period.

      ConsumerCo, through the ntl (CWC) group, is not obliged (and does not intend) to support any losses arising from the assigned debts against which cash has been advanced. The providers of the finance have confirmed in writing that, in the event of default in payment by a debtor, they will seek repayment of the cash advanced only from the remainder of the pool of debts in which they hold an interest, and that repayment will not be required from ConsumerCo in any other way.

17 Creditors: amounts falling due within one year

	2000	1999

	£m	£m
Unsecured convertible loan notes	—	9
Current instalments due on loans	543	33
Obligations under finance leases	7	5
Trade creditors	34	35
Amounts owed to CWC DataCo (see below)	—	199
Amounts owed to parent undertaking	13	—
Other taxation and social security	11	5
Other creditors	7	30
Accruals and deferred income	211	171

	826	487

      Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

18 Creditors: amounts falling due after more than one year

	2000	1999

	£m	£m
Notes due 2003 ($750m at a coupon rate of 6.375%)	453	453
Notes due 2005 ($650m at a coupon rate of 6.625%)	393	393
Notes due 2008 ($1.1bn at a coupon rate of 6.750%)	665	665
Bonds due 2005 (£300m at a coupon rate of 7.125%)	298	298
Bonds due 2017 (£200m at a coupon rate of 7.375%)	199	199
Loans	965	795
Obligations under finance lease	100	108
Accruals and deferred income	2	5

	3,075	2,916

      With the exception of certain specific finance lease obligations, all debt of ntl (CWC) group has been allocated to ConsumerCo as such debt has primarily been necessary to fund ConsumerCo’s activities.

      Substantially all third party borrowings were repaid as part of the Transaction Agreement and were replaced with approximately £2.2 billion of borrowings from another NTL group company.

19 Provisions for liabilities and charges

	Onerous	Property
	obligations	costs	Total

	£m	£m	£m
At March 31, 1999	5	9	14
Amounts used during the year	(3)	(5)	(8)
Established during the year	—	—	—

At March 31, 2000	2	4	6

      At March 31, 2000 the onerous obligations provision relates to onerous contract commitments not recorded in the books of Two Way TV Limited. This is expected to be utilised over the next five years.

      The remaining provision for property costs relates to the fair value property provision for overmarket rents set up as a result of the acquisition of Bell Cablemedia and NYNEX CableComms in April 1997, and is expected to be utilised over the next 18 years.

20 Deferred tax

      The amount provided, and the full potential liability, in respect of UK deferred taxation is as follows:

	2000	1999

	£m	£m
Amount provided and potential liability:	—	—
Tax effect of timing differences due to:
Excess capital allowances over depreciation	(206)	(140)
Other timing differences	—	—

	(206)	(140)

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      As at March 31, 2000, ConsumerCo had substantial UK tax losses available to carry forward which exceeded the timing differences due to the excess of capital allowances over depreciation. No deferred tax asset has been recognised in the accounts in respect of any unutilised tax losses.

21 Called Up Share Capital

	Number of shares

	2000	1999	2000	1999

	m	m	£m	£m
Authorised:
Ordinary shares of 50p each	2,250	2,250	1,125	1,125
Allotted, issued and fully paid:
Ordinary shares of 50p each	1,496	1,493	748	746

      ntl (CWC) was listed on the London and New York Stock exchanges on April 28, 1997, when 1,489,253,555 shares were issued to acquire Bell Cablemedia and NYNEX CableComms with a further 102,707 being issued on offer acceptances received post-listing.

      Allotments of ordinary shares of 50p each during the year to March 31, 2000 were as follows:

	Number of	Gross
	shares	consideration
	allotted	received

		£
Bell Cablemedia plc Savings-Related Share Option Plan 1994	20,135	59,781
Bell Cablemedia plc No 1 Executive Share Option Plan 1994	13,944	41,521
Bell Cablemedia plc No 2 Executive Share Option Plan 1994	26,902	78,089
3.5% Bell Cablemedia plc unsecured convertible loan notes due 2001	46,242	—
5% Bell Cablemedia unsecured convertible loan notes due 1995 (extended)	2,815,385	—
NYNEX CableComms Employees Share Option Plan	252,250	940,388
NYNEX CableComms Savings-Related Share Option Plan 1995	7,309	22,080
NYNEX CableComms Savings-Related Share Option Plan 1996	36,916	85,867

	3,219,083	1,227,726

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Allotments of ordinary shares of 50p each during the year to March 31, 1999 were as follows:

	Number of	Gross
	shares	consideration
	allotted	received

		£
Bell Cablemedia plc Savings-Related Share Option Plan 1994	36,041	107,006
Bell Cablemedia plc No. 1 Executive Share Option Plan 1994	137,199	394,646
Bell Cablemedia plc No. 2 Executive Share Option Plan 1994	254,974	731,162
3.5% Bell Cablemedia plc unsecured convertible loan notes due 2001	9,366	—
NYNEX CableComms Employees Share Option Plan	2,373,139	8,847,066
NYNEX CableComms Savings-Related Share Option Plan 1995	29,098	87,905
NYNEX CableComms Savings-Related Share Option Plan 1996	46,218	107,504

	2,886,035	10,275,289

      At March 31, 2000, capital instruments which were convertible into ordinary shares of ntl (CWC) were as follows:

		Projected
	Principal	Number of	Period of
	amount	Shares	conversion

	£
5% unsecured convertible loan notes due 1995 (extended)	1,925,000	826,303	1999-2001
3.5% unsecured convertible loan notes due 2001	57,564	23,086	1999-2001

      Both loan notes are convertible at the option of the holders.

22 Reserves

	Share	Other
	premium	reserves

	£m	£m
At April 1, 1999	9	(1,034)
Gross premiums on shares allotted	8	—
Amortisation of issue costs relating to capital instruments	—	—
Loss for the financial year	—	(165)
Other movements	—	—

At March 31, 2000	17	(1,199)

23 Financial instruments

      ConsumerCo, through the ntl (CWC) group, holds or issues financial instruments to finance its operations and to manage the interest rate and currency risks arising from its sources of finance. In addition, various financial assets and liabilities, for example, trade debtors, trade creditors, accruals and prepayments, arise directly from operations. ConsumerCo has taken advantage of the exemption available to exclude short term debtors and creditors from disclosures of financial assets and liabilities. Disclosure focuses on those financial instruments which play a significant medium to long term role in the financial risk profile.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      ConsumerCo, through the ntl (CWC) group finances its operations by a mixture of bank borrowings and other long term debt. The ntl (CWC) group borrows in the major debt markets in Sterling and US dollars at both fixed and floating rates of interest, using derivatives where appropriate to generate the desired effective currency profile and interest rate basis. The derivatives used for this purpose are principally interest rate swaps and cross currency swaps.

      The main risks arising from financial instruments are interest rate risk and currency risk.

  Finance and interest rate risk

      ConsumerCo, through the ntl (CWC) group’s exposure to interest rate fluctuations on its borrowings and deposits is managed by using interest rate swaps and forward rate agreements (FRAs). The minimum proportion fixed is higher in the near term than in the longer term, with the aim of reducing the volatility of short term interest costs whilst maintaining the opportunity to benefit from the movements in longer term rates. The interest rate profile of the financial liabilities, after taking account of interest rate swaps, FRAs and cross currency swaps, of ConsumerCo as at March 31, 2000 and 1999 was:

	2000	1999
	Sterling	Sterling

	£m	£m
Floating rate financial liabilities	1,492	117
Fixed rate financial liabilities	2,131	2,828

Total	3,623	2,945

Fixed rate financial liabilities
Weighted average interest rate (%)	6.9%	7.1%
Weighted average period for which rate is fixed (years)	5	6

      In addition to swaps, further protection from interest rate movements will be provided by interest rate collars on £700 million for 3 years from July 15, 1999. These start when the last FRAs mature and at this stage the weighted average interest rate is expected to fall further.

      ConsumerCo held the following financial assets as part of its financing arrangements at March 31, 2000:

Currency	£m

Sterling	87

  Liquidity risk

      ConsumerCo, through ntl (CWC) group treasury operations, manages borrowings with respect to both interest and financing risk. Accordingly there are a range of maturities of debt from one year to 17 years. Financial flexibility is provided via the £1,500 million revolving facility, of which £1,000 million is for five years and £500 million for 364 days. At the 2000 year end £700 million was drawn under the five year facility and £350 million was drawn under the 364 day facility.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      The maturity profile of financial liabilities, other than short term creditors such as trade creditors and accruals, at March 31, 2000 and 1999 was:

	2000	1999

	£m	£m
Finance lease obligations are repayable as follows:
Within one year	7	6
Between one and two years	8	6
Between two and five years	31	28
In five or more years	61	74

	107	114

      All finance lease obligations were settled upon acquisition by NTL on May 30, 2000 and replaced with NTL group financing.

	2000	1999

	£m	£m
Loans and Notes are repayable as follows:
Within one year	543	29
Between one and two years	6	4
Between two and five years	1,854	1,541
In five or more years	1,113	1,257

	3,516	2,831

      All loans and notes were settled prior to, or upon, acquisition by NTL on May 30, 2000 and replaced with NTL group financing.

      The maturity profile of the ConsumerCo’s undrawn committed borrowing facilities at March 31, 2000 was:

	2000	1999

	£m	£m
Within one year	150	500
Greater than two years	40	225

	190	725

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

  Fair values of financial assets and liabilities

      The estimated fair value of ConsumerCo’s financial instruments are summarised below:

	2000		1999

	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

	£m	£m	£m	£m
Primary financial instruments held or issued to finance operations:
Long term debt	(3,075)	(3,127)	(2,911)	(2,962)
Cash and short term deposits	87	87	127	127
Derivative financial instruments held to manage the interest rate and currency profile
Interest rate swaps — assets	—	9	—	—
Interest rate swaps — (liabilities)	—	—	—	(76)
INTEREST RATE COLLARS — ASSETS	—	5	—	—
INTEREST RATE COLLARS — (LIABILITIES)	—	—	—	(8)
CROSS CURRENCY SWAPS — ASSETS	—	—	—	38
Cross currency swaps — (liabilities)	—	(48)	—	(17)

     Cash at bank and in hand, account receivable, account payable, short term borrowings and current investment liabilities.

      The carrying value approximates fair value either because of the short maturity of the instruments or because the interest rate on investments is reset after periods not greater than six months.

     Long term borrowings

      The fair value is based on quoted market prices or, where these are not available, on the quoted market prices of comparable debt issued by other companies.

     Interest rate swaps, collars and currency swaps

      The fair value of interest rate and currency swaps is the estimated amount which ConsumerCo, through the ntl (CWC) group, expects to pay or receive on the termination of the agreement, taking into consideration current interest rates and the current credit worthiness of the counterparties. The nominal value of the interest rate and currency swaps at March 31, 2000 was £2,898 million (1999: £2,935 million). The nominal value of the interest rate collars at March 31, 2000 was £700 million (1999: £700 million).

     Currency risk

      ConsumerCo, through the ntl (CWC) group has significant sources of finance denominated in US dollars which have been hedged back into sterling using cross currency swaps.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. Unrecognised gains and losses on the instruments used for hedging, and the movements thereon are as follows as at March 31, 2000:

	Gains	Losses	Total

	£m	£m	£m
Unrecognised gains and losses on hedges
As at April 1, 1999	38	(101)	(63)

Gains and losses arising before April 1, 1999 that were not recognised in the year	38	(101)	(63)
Gains and losses arising in the year that were not recognised in the year	(24)	53	29

Unrecognised gains and losses on hedges at March 31, 2000	14	(48)	(34)

Gains and losses expected to be realised in 2000	14	(48)	(34)
Gains and losses expected to be realised in 2001 or later	—	—	—

	14	(48)	(34)

24 Commitments

      The amount of capital expenditure, excluding that relating to the IT outsource, authorised by ConsumerCo, for which no provision has been made in the consolidated financial information is as follows:

	2000	1999

	£m	£m
Contracted	86	180

      ConsumerCo, through the ntl (CWC) group, is also contracted to IBM under the IT outsource agreement. At March 31, 2000, the total outstanding commitment was £1.3 billion which was shared equally between ConsumerCo and CWC DataCo in accordance with the Transaction Agreement for a 10 year period against which the security deposit is offset throughout the term of the contract (1999: £1.5 billion, 1998: £nil).

25 Contingent liabilities

      There are no contingent liabilities at March 31, 2000.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

26 Leases

      Operating lease commitments payable in the following year, analysed according to the period in which each lease expires are as follows:

	2000	1999

	£m	£m
LAND AND BUILDINGS
Expiring within one year	—	—
Expiring in years two to five	1	—
Expiring thereafter	5	7

	6	7

OTHER ASSETS
Expiring within one year	1	1
Expiring in years two to five	3	—
Expiring thereafter	—	—

	4	1

27 Reconciliation of operating (loss) profit to net cash (outflow) inflow from operating activities

	2000	1999	1998

	£m	£m	£m
Operating (loss)/profit	(13)	45	60
Depreciation and amortisation	156	135	103
Decrease in non refundable receipts from receivables securitisation	(33)	1	61
Increase in debtors	32	(21)	(29)
Decrease in creditors	(231)	60	191

Net cash (outflow)/inflow from operating activities before fundamental reorganisation and IT outsource costs	(89)	220	386
Outflow relating to fundamental reorganisation	(6)	(28)	(30)
Outflow relating to IT outsource transition costs	—	(13)	—

Net cash (outflow)/inflow from operating activities	(95)	179	356

28 Cash inflow from acquisitions and disposals

      The analysis of net inflow of cash in respect of the acquisition and disposal of subsidiaries is as follows:

	2000	1999	1998

	£m	£m	£m
Acquisition of subsidiaries	—	(4)	—
Share issue costs	—	—	(49)
Cash acquired with subsidiaries	—	4	137

Net cash inflow from acquisition	—	—	88
Disposal of business	—	4	—

Net cash inflow from acquisitions and disposals	—	4	88

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

29 Reconciliation of net cash flow to movement in net debt

	2000	1999	1998

	£m	£m	£m
(Decrease) increase in cash in the period	(40)	(102)	144
Cash outflow resulting from debt and lease financing	(706)	(331)	(378)

Changes in net debt resulting from cash flows	(746)	(433)	(234)
Other movements	12	7	—
Acquisition of subsidiaries	—	—	(2,197)
Inception of finance lease contracts	—	—	(30)

Movement in net debt in the period	(734)	(426)	(2,461)
Net (debt) funds at April 1	(2,802)	(2,376)	85

Net debt at March 31	(3,536)	(2,802)	(2,376)

30 Analysis of changes in net debt

	At			At			At
	April 1,	Cash	Other	April 1,	Cash	Other	March 31,
	1998	flow	movements	1999	flow	movements	2000

	£m	£m	£m	£m	£m	£m	£m
Cash at bank and in hand	229	(102)	—	127	(40)	—	87

Debt due within one year	(28)	10	—	(18)	(541)	9	(550)
Debt due after more than one year	(2,577)	(341)	7	(2,911)	(165)	3	(3,073)

Total debt	(2,605)	(331)	7	(2,929)	(706)	12	(3,623)

Total net (debt) cash	(2,376)	(433)	7	(2,802)	(746)	12	(3,536)

31 Acquisitions and disposals

  Acquisitions

      On July 28, 1998, ConsumerCo, through ntl (CWC), subscribed for shares representing 50.1% of the enlarged ordinary share capital of Two Way TV Limited for £13 million.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      For Two Way TV Limited the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

	1999

		1999	CWC
	Book	Fair value	ConsumerCo
	Value	adjustments	Fair value

	£m	£m	£m
Net assets acquired:
Tangible fixed assets	1	—	1
Stocks	—	—	—
Debtors	9	—	9
Cash	4	—	4
Creditors: amounts falling due within one year	(2)	—	(2)
Creditors: amounts falling due after one year	(1)	—	(1)
Provisions	—	(3)	(3)
Minority interest	(4)	—	(4)
	7	(3)	4
Goodwill			9

Fair value of consideration	16	(3)	13

Satisfied by:
Cash			4
Deferred cash consideration			9

      On April 28, 1997 ConsumerCo, through ntl (CWC), acquired 100% of Bell Cablemedia, as enlarged by its acquisition of Videotron, and 100% of NYNEX CableComms. This transaction has been accounted for under the acquisition method. The consideration comprised £2 billion in shares.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      For the acquisition of Bell Cablemedia and NYNEX CableComms the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

	1998

		1998	Accounting
		Fair value	policy
	Book value	adjustments	alignment	Fair value

	£m	£m	£m	£m
Net assets acquired:
Intangible fixed assets	517	—	(517)	—
Tangible fixed assets	2,371	(194)	—	2,177
Debtors	144	(36)	—	108
Cash and cash equivalents	137	—	—	137
Borrowings	(2,000)	(197)	—	(2,197)
Creditors: amounts falling due within one year	(139)	(26)	—	(165)
Provisions	—	(48)	—	(48)
Minority interests	(13)	—	—	(13)

	1,017	(501)	(517)	(1)
Goodwill				2,006

Fair value of consideration
Satisfied by:
Shares allotted				2,005
Cash				—

				2,005

      Bell Cablemedia held £517 million of goodwill in its balance sheet arising principally on its acquisition of Videotron. This amount has been written off directly to reserves in accordance with ConsumerCo policy in 1998.

      The principal fair value adjustments were:

•	An adjustment for £129 million to write-down analogue set-top boxes and head-end equipment, £31 million for property and IT systems and £34 million of other fixed assets;

•	An adjustment to write off deferred financing costs and arrangement fees of £58 million, £25 million of which were classified in debtors and £33 million in borrowings;

•	An adjustment of £164 million to borrowings to restate the high yield debt obligations of Bell Cablemedia at their fair value;

•	An adjustment to provide for onerous contracts of £48 million, including programming costs, future commitments to purchase analogue set-top boxes, property and other items;

•	Other adjustments of £37 million relating to other assets and liabilities.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      The fair value of assets and liabilities acquired on each of the significant acquisitions is set out below:

		Fair value
	Book value	adjustments	Fair value

	£m	£m	£m
NYNEX CableComms:
Tangible fixed assets	1,158	(60)	1,098
Debtors	66	(27)	39
Cash	5	—	5
Borrowings	(615)	—	(615)
Creditors: amounts falling due within one year	(28)	(5)	(33)
Provisions	—	(23)	(23)

	586	(115)	471

		Fair value	Accounting
	Book value	adjustments	policy alignment	Fair value

	£m	£m	£m	£m
Bell Cablemedia:
Intangible fixed assets	517	—	(517)	—
Tangible fixed assets	1,214	(133)	—	1,081
Debtors	78	(9)	—	69
Cash	132	—	—	132
Borrowings	(1,385)	(197)	—	(1,582)
Creditors: amounts falling due within one year	(111)	(21)	—	(132)
Provisions	—	(26)	—	(26)
Minority interests	(13)	—	—	(13)

	432	(386)	(517)	(471)

      The summarised results of ConsumerCo’s material acquisitions, through ntl (CWC), from the end of the previous financial year to the date of acquisition were as follows:

		NYNEX
	Bell Cablemedia	CableComms
	Jan. 1, 1997 to	Jan. 1, 1997 to
	April 28, 1997	April 28, 1997

	£m	£m
Turnover	35	63
Operating loss	(27)	(24)
Loss before tax	(56)	(33)
Taxation	—	7
Loss after tax	(56)	(26)
Minority interests	—	—
Loss attributable to shareholders	(56)	(26)

      There were no recognised gains and losses in these periods other than the losses attributable to shareholders. The table below gives summarised financial information for the ConsumerCo’s material acquisitions for their full financial year prior to acquisition.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

		NYNEX
	Bell Cablemedia	CableComms
	Year ended	Year ended
	Dec. 31, 1996	Dec. 31, 1996

	£m	£m
Loss after tax	(96)	(74)
Minority interests	—	11

32 Subsequent events

      Certain key transaction steps have taken place subsequent to the balance sheet date, as detailed below.

      Following the announcement of the clearance by the Secretary of State of France Telecom’s investment in NTL on May 10, 2000, all necessary conditions to the ntl (CWC) Scheme of Arrangement which forms part of the Transaction were satisfied.

      With effect from close of trading on May 11, 2000, the listing of ntl (CWC) shares on the London Stock Exchange was cancelled. On May 12, 2000, the ntl (CWC) Scheme became effective. As part of the Scheme, all of the existing ntl (CWC) shares were cancelled and the resulting credit in the books of ntl (CWC) was applied in issuing paid up in full, new ntl (CWC) shares to Cable & Wireless Communications (Holdings) plc. Consequently, Cable & Wireless Communications (Holdings) plc has become the immediate parent undertaking of ntl (CWC). ntl (CWC) shareholders who were on the register of ntl (CWC) at the Dealings Record Time were issued with shares in Cable & Wireless Communications (Holdings) plc in proportion to their cancelled holdings of ntl (CWC) shares. In addition, ntl (CWC) has been re-registered as a private company.

      On May 12, 2000, the ntl (CWC) issued a 30 day redemption notice to the Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. On May 13, 2000, CWC DataCo was transferred to Cable & Wireless Communications (Holdings) plc.

      On May 24, 2000, NTL exercised the option granted to it by Cable and Wireless plc, required for completion of the Transaction, which took place on May 30, 2000. Following completion, ntl became the ultimate parent undertaking of the ntl (CWC).

      On June 13, 2000 the Cable & Wireless Communications changed its name to ntl (CWC) Limited.

33 Related party transactions

  Transactions with affiliates

      Cable and Wireless and Bell Atlantic Corporation are considered related parties on the basis of their equity shareholdings in ntl (CWC) which at April 30, 2000 amounted to 52.73% (1999: 52.84%) and 18.55% (1999: 18.59%) respectively.

      During the period ConsumerCo had the following transactions with Cable and Wireless:

	Note	2000	1999	1998

		£m	£m	£m
Interest payable		—	—	(1)
Contribution towards group development programme	(i)	(1)	(1)	(1)
Management service charge payable	(ii)	—	(1)	(3)
Net lease payments on property	(iii)	(1)	(1)	—

      All transactions with CWC DataCo undertakings are on commercial terms.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Notes:

(i)	Cable and Wireless undertakes a number of development programmes which are of benefit to its subsidiary undertakings. ConsumerCo makes contributions for its share of the cost of these development programmes.

(ii)	Management service charges cover the provision of technical training, marketing, taxation, internal audit and treasury services and other professional advice.

(iii)	This relates to office space in properties rented from Cable and Wireless.

     Other Consumerco transactions as part of the ntl (CWC) group

      In the year ended March 31, 1998 ConsumerCo, through the ntl (CWC) group had transactions with Bell Canada International Telecommunications Holdings relating to the transfer of consortium relief. The balance due to Bell Canada International Telecommunication Holdings at March 31, 1998 was £3 million.

      ConsumerCo, through ntl (CWC) had an interconnect agreement with Mercury Personal Communications, trading as One2One, a partnership in which Cable and Wireless until October 1999 had a 50% interest. The agreement covers the carrying of traffic on each party’s respective networks. During the year ended March 31, 1998, revenues from One2One were £30 million and purchases were £41 million.

      ConsumerCo, through ntl (CWC) reinsures its health care claims fund through Pender Insurance Ltd, a wholly owned subsidiary company of Cable and Wireless. The cost of this arrangement is £3.5 million.

     ntl (CWC) shareholders’ agreement

      On March 21, 1997, Cable and Wireless, Bell Canada International Telecommunication Holdings, Bell Atlantic, together the Shareholder Companies, and ntl (CWC) entered into an agreement setting out the terms of the relationship among them in respect of ntl (CWC). Under this agreement, the Shareholder Companies have agreed that their group members will enter into contracts with ntl (CWC) only on a normal commercial basis and on arms’ length terms.

     Management and technical services agreement

      The Shareholder Companies and ntl (CWC) entered into a management and technical services agreement under which each of the Shareholder Companies provide various services to ntl (CWC) at ntl (CWC)’ request, including tax, legal, internal audit, treasury and corporate finance and human resource services. The services which may be provided by ntl (CWC) to each of the Shareholder Companies include payroll and accounting, car fleet management and VAT services. The terms and conditions of any services requested will be negotiated and agreed on an arm’s length basis.

     Secondment agreement

      The Shareholder Companies and ntl (CWC) have also entered into the Secondment Agreement pursuant to which each of the Shareholder Companies, on the one hand, and ntl (CWC), on the other hand, will, subject to certain conditions, be able to second their employees or employees of their subsidiary undertakings to each other, respectively, or to companies within their respective groups. The fee for any such secondment will broadly be based on the employee’s salary, remuneration and other benefits paid or provided to the employee by the providing company.

     Tax agreements

      Under the Tax Sharing Agreement entered into on March 21, 1997 between the Shareholder Companies and ntl (CWC) i) the tax affairs of ntl (CWC) will be managed on a “stand alone” basis; ii) dividends paid by ntl (CWC) will be paid outside of any election under Section 247 of the Income and Corporation Tax Act 1988; iii) Cable and Wireless will be entitled to surrender, but did not in the year ended March 31, 1999, to ntl (CWC)

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

ACT to the fullest extent permitted by law (such surrender to be for payment); iv) the shareholders will consider proposals to structure such surrenders in such a way as to reduce the tax disadvantage for Bell Atlantic; v) ntl (CWC) will make, at the request of Bell Atlantic, certain elections with regard to its subsidiaries for the purposes of reducing US tax disadvantages to Bell Atlantic, unless such elections would have a detrimental effect on the affairs of ntl (CWC), its subsidiaries, or the other shareholders; vi) ntl (CWC) will consult generally with the shareholders regarding its tax affairs.

     Cable and Wireless Licence

      Cable and Wireless has granted ntl (CWC) the right to use the ‘Cable & Wireless’, ‘C&W’ and Globe Device trade marks (together with other trade marks relating to Cable and Wireless products previously offered by Mercury) in the United Kingdom on a royalty free basis.

34 Principal operating subsidiary undertakings

	Country of
Subsidiary	incorporation	Holding	Principal activities

ntl (Aylesbury and Chiltern) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Broadland) Limited	UK	100%	Cable TV and telecommunications provider
ntl (County Durham) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Ealing) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Fenland) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Greenwich and Lewisham) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Hampshire) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Harrogate) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Harrow) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Kent) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Lambeth and Southwark) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Leeds) Limited	UK	100%	Cable TV and telecommunications provider
ntl Wirral Telephone and Cable TV Company	UK	100%	Cable TV and telecommunications provider
ntl (Norwich) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Peterborough) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Southampton and Eastleigh) Limited	UK	100%	Cable TV and telecommunications provider
ntl (South East) Limited	UK	100%	Cable TV and telecommunications provider
ntl (South Hertfordshire) Limited	UK	33.3%	Cable TV and telecommunications provider
ntl (South London) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Thamesmead) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Wandsworth) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Wearside) Limited	UK	100%	Cable TV and telecommunications provider
ntl (West London) Limited	UK	100%	Cable TV and telecommunications provider
ntl (York) Limited	UK	100%	Cable TV and telecommunications provider
ntl CableComms Bolton	UK	100%	Cable TV and telecommunications provider
ntl CableComms Bromley	UK	100%	Cable TV and telecommunications provider
ntl CableComms Bury and Rochdale	UK	100%	Cable TV and telecommunications provider
ntl CableComms Cheshire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Derby	UK	100%	Cable TV and telecommunications provider
ntl CableComms East Lancashire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Greater Manchester	UK	100%	Cable TV and telecommunications provider
ntl CableComms Macclesfield	UK	100%	Cable TV and telecommunications provider
ntl CableComms Oldham and Tameside	UK	100%	Cable TV and telecommunications provider
ntl CableComms Solent	UK	100%	Cable TV and telecommunications provider
ntl CableComms Staffordshire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Stockport	UK	100%	Cable TV and telecommunications provider
ntl CableComms Surrey	UK	100%	Cable TV and telecommunications provider
ntl CableComms Sussex	UK	100%	Cable TV and telecommunications provider
ntl CableComms Wessex	UK	100%	Cable TV and telecommunications provider
ntl CableComms Wirral	UK	100%	Cable TV and telecommunications provider
ntl (CWC) Programming Limited	UK	100%	Cable programming company
ntl Communications Services Limited	UK	100%	Management company
Two Way TV Limited	UK	50.1%	Development company

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

35 Summary of differences between UK and US generally accepted accounting principles

  Basis of preparation

      ConsumerCo has prepared its combined financial statements in accordance with generally accepted accounting principles in the United Kingdom which differ in certain material respects from US generally accepted accounting principles. The significant differences relate principally to the following items and the adjustments necessary to restate net loss and shareholders’ equity in accordance with US generally accepted accounting principles are shown below.

          a) Goodwill

      Under UK generally accepted accounting principles, goodwill arising on acquisitions before April 1, 1998 is eliminated directly against reserves. Goodwill arising on acquisitions after April 1, 1998 is capitalised and amortised through the profit and loss account over the Directors’ estimate of its useful economic life, which may be up to 20 years. Under US generally accepted accounting principles goodwill is capitalised and amortised by charges against income up to 20 years.

          b) Deferred tax

      Under UK generally accepted accounting principles, provision is made for deferred taxation only when there is a reasonable probability that the liability will arise in the foreseeable future. US generally accepted accounting principles requires full provision for deferred income taxes under the liability method on all temporary differences and, if required, a valuation allowance is established to reduce gross deferred tax assets to the amount which is likely to be realised.

          c) Prematurity

      Under US generally accepted accounting principles, depreciation of costs in the period between the completion of a portion of the network and the time that expected subscriber numbers are achieved (the prematurity period) are determined in accordance with SFAS 51, “Financial Reporting by Cable Television Companies”. This requires that depreciation and capitalisation during the prematurity period be determined by reference to the ratio of the greater of i) the average number of customers expected that month as estimated at the beginning of the prematurity period; ii) the average number of customers that would be attained using at least equal, that is, straight line, monthly progress in adding new customers towards the estimate of customers at the end of the prematurity period; and iii) the average number of actual customers — to the estimated number of customers at the end of the prematurity period. ConsumerCo follows policies which, because the size of the portion of the network tracked is significantly smaller than a “portion” under SFAS 51, result in no material difference to applying SFAS 51.

      Under UK generally accepted accounting principles interest on borrowings used to finance construction of the network is capitalized until that portion of the network is completed, hence no interest on borrowings that continue to finance completed portions of the network in the prematurity period is capitalised. However, US generally accepted accounting principles allow such interest to continue to be capitalised in the prematurity period.

     d) Cash flows

      The Cash Flow Statement is prepared in accordance with the UK Financial Reporting Standard No. 1 Revised, Cash Flow Statements, referred to as FRS1 Revised, for UK generally accepted accounting principles reporting. Its objective and principles are similar to those set out in Statement of Financial Accounting Standard (SFAS) 95, “Statement of Cash Flows”. The principal difference between the standards is in respect of classification. Under FRS 1 Revised, ConsumerCo presents its combined cash flows for: operating activities;

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

returns on investments and servicing of finance; taxation; capital expenditure and financial investment; acquisitions and disposals; equity dividends paid; and financing. SFAS 95 requires only three categories of cash flow activity; operating; investing and financing.

      Cash flows arising from taxation and returns on investments and servicing of finance under FRS 1 Revised would, with the exception of dividends paid, be included as operating activities under SFAS 95; dividend payments would be included as a financing activity under SFAS 95. Under FRS 1 Revised, cash is defined as cash in hand and deposits repayable on demand, short term deposits which are readily convertible into known amounts of cash at or close to their carrying value are classified as liquid resources. SFAS 95 defines cash and cash equivalents as cash in hand and short term highly liquid investments with original maturities of three months or less. Cash flows in respect of short term deposits with original maturities exceeding three months are included in investing activities under SFAS 95 and are included in capital expenditure and financial investments under FRS 1 Revised.

     e) Debt

      On May 12, 2000, ConsumerCo issued a 30 day redemption notice to Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. This debt was treated as long term under UK GAAP. However, in accordance with US GAAP, ConsumerCo had committed to pay the monies prior to release of these financial statements, therefore this debt is classified as current.

      The effects of these different accounting principles are as follows:

      An exchange rate of US$1.63 has been used to translate sterling to US dollars. Such translations are for convenience only and should not be construed as representations that the sterling amounts have been converted into US dollars at that or any other rate.

Reconciliation of UK/ US GAAP

	2000	2000	1999

	$m	£m	£m
Reconciliation of UK/ US GAAP — net loss
Net loss as reported under UK GAAP	(269)	(165)	(135)
US GAAP adjustments:
Amortisation of goodwill	(165)	(101)	(101)
Capitalisation of Prematurity Interest	7	4	—
Deferred Tax	(18)	(11)	—

Net loss under US GAAP	(445)	(273)	(236)

	2000	2000	1999

	$m	£m	£m
Reconciliation of UK/ US GAAP — Shareholders’ equity
Shareholders’ equity as reported under UK GAAP	(707)	(434)	(279)
Goodwill	2,799	1,717	1,818
Capitalisation of Prematurity Interest	7	4	—
Deferred Tax	(18)	(11)	—

Shareholders’ equity under US GAAP	2,081	1,276	1,539

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

	2000	2000	1999

	$m	£m	£m
Combined statement of cash flows under US GAAP
Net cash (used) provided by operating activities	(31)	(19)	(223)
Net cash used in investing activities	(1,133)	(695)	(234)
Net cash provided by financing activities	1,099	674	355

Net change in cash under US GAAP	(65)	(40)	(102)

NTL Incorporated

Offer to Exchange
$588,249,000
19% Senior Notes due 2010

_______________________

PROSPECTUS
_______________________

• , 2003

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our charter and amended by-laws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

     Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for

     (1)  breaches of the duty of loyalty;

     (2)  acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

     (3)  unlawful payments of dividends, stock purchases or redemptions; or

     (4)  transactions from which a director derives an improper personal benefit.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. Our charter and amended by-laws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We have liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act. In addition, we provide Indemnity Agreements to our officers and directors. Under our bylaws and these Indemnity Agreements, we must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of ours. We are also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action. The form of Indemnity Agreement provided to our directors and officers has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Item 21. Exhibits and Financial Statement Schedules.

     (a)  Exhibits — See Exhibit Index on page II-2.

     (b)  Financial Statement Schedules — See list of Financial Statement Schedules on page F-1.

Item 22. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
No.

2.1	Agreement and Plan of Merger, dated as of February 9, 2000, by and among NTL Incorporated (now NTL Europe, Inc.), NTL Holdings Incorporated (now NTL (Delaware), Inc.) and Holdings Merger Sub Inc. (Incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registration Statement on Form S-3/A filed by NTL (Delaware), Inc. and NTL Incorporated on July 14, 2000, File No. 333-36434)

2.2	Agreement and Plan of Merger, dated as of March 26, 1999, by and among NTL Incorporated (now NTL (Delaware), Inc.), NTL Communications Corp. (now NTL Incorporated) and NTL Mergerco, Inc. (Incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Registration Statement on Form S-3/A filed by NTL Incorporated and NTL Communications Corp. on June 3, 1999, File No. 333-72335)

2.3	Agreement and Plan of Amalgamation, dated as of February 4, 1998, as amended, by and among NTL Incorporated, NTL (Bermuda) Limited, and Comcast UK Cable Partners Limited (Incorporated by reference to the Registration Statement on Form S-4 filed by NTL Incorporated on September 30, 1998, File No. 333-64727)

2.4	Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, by and among NTL Incorporated, NTL(Bermuda) Limited and Comcast UK Cable Partners Limited (Incorporated by reference to Annex B to the Registration Statement on Form S-4 filed by NTL Incorporated on September 30, 1998, File No. 333-64727)

2.5	Share Exchange Agreement, dated as of June 16, 1998, as amended, by and among NTL Incorporated and the shareholders of Diamond Cable Communications Limited (Incorporated by reference to Annex A to the Proxy Statement filed by NTL Incorporated on January 29, 1999, File No. 000-22616)

2.6	Amendment No. 1 to Share Exchange Agreement, dated as of December 21, 1998, by and among NTL Incorporated and the shareholders of Diamond Cable Communications Limited (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by NTL Incorporated on December 23, 1998, File No. 000-22616)

2.7	Transaction Agreement, dated as of July 26, 1999, by and among, Bell Atlantic Corporation, Cable and Wireless PLC, Cable, Wireless Communications PLC and NTL Incorporated (Incorporated by reference to Annex J to the Proxy Statement filed by NTL Incorporated on February 11, 2000, File No. 000-25691)

2.8	Second Amended Joint Plan of Reorganization of NTL Incorporated and Certain Subsidiaries, dated July 15, 2002 (as confirmed on September 5, 2002 and subsequently modified) (Incorporated by reference to Exhibit 2.8 to the Registration Statement on Form S-

1 filed by NTL Incorporated on February 12, 2003, File No. 333-103135)

3.1	Amended and Restated Certificate of Incorporation of NTL Communications Corp. (Incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

3.2	Amended and Restated By-Laws of NTL Incorporated (Incorporated by reference to Exhibit 2 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

4.1	Registration Rights Agreement, dated as of January 10, 2003, by and among NTL Incorporated and the other parties listed on the signature pages thereto (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

4.2	Exchange and Registration Rights Agreement, dated as of January 9, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and the initial purchasers of the Notes (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

4.3	Indenture, dated as of January 9, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

4.4	Indenture, dated as of November 11, 1995, by and between Comcast UK Cable Partners Limited and Bank of Montreal Trust Company as Trustee with respect to the 11.20% Senior Discount Debentures due 2007 (Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1/A filed by Comcast UK Cable Partners Limited on November 5, 1995, File No. 33-96932)

4.5	First Supplemental Indenture, dated October 29, 1998, by and between NTL (Bermuda) Limited (now NTL (Triangle) LLC) and Bank of Montreal Trust Company as Trustee, with respect to the 11.20% Senior Discount Debentures due 2007 (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by NTL (Triangle) LLC on November 4, 1998, File No. 000-24792)

4.6	Indenture, dated as of February 6, 1998, by and among Diamond Holdings plc, Diamond Cable Communications plc, and The Bank of New York as Trustee, with respect to the 10% Senior Notes due February 1, 2008 and 9 1/8% Senior Notes due February 1, 2008 (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4, filed by Diamond Cable Communications plc on March 20, 1998, File No. 333-48413)

4.7	Warrant Agreement, dated as of January 10, 2003, by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Warrant Agent (Incorporated by reference to Exhibit 3 to the Registration Statement on Form 8-A filed by filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

4.8	Stockholder Rights Agreement, dated as of January 10, 2003, by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-A filed by filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the notes being registered hereby**

10.1	Purchase Agreement, dated as of January 9, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and the initial purchasers of the Notes (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

10.2	£2,500,000,000 Credit Agreement originally dated May 30, 2000, and made among, NTL Communications Limited; NTL Business Limited (which novated its rights and obligations to NTL Investment Holdings Limited); NTL Communications Corp.; J.P. Morgan plc (formerly known as Chase Manhattan plc); Morgan Stanley Dean Witter Bank Limited; J.P. Morgan Europe Limited (formerly known as Chase Manhattan International Limited) and the lenders party thereto (as amended, varied, supplemented, novated and restated to date and from time to time) (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

10.3	£1,300,000,000 Credit Agreement originally dated May 30, 2000, and made among, NTL Communications Corp.; NTL (UK) Group, Inc.; NTL Communications Ltd; J.P. Morgan plc (formerly known as Chase Manhattan plc); Morgan Stanley Dean Witter Bank Ltd and Chase Manhattan International Ltd (as amended, varied, supplemented, novated and restated to date and from time to time) (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

10.4	Tax Sharing Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

10.5	Transitional Services Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

10.6	De-Merger Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

10.7	Novation Agreement, dated January 9, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

10.8	Form of 2003 Stock Option Plan of NTL Incorporated (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed by NTL Incorporated on February 12, 2003, File No. 333-103135)

10.9	Framework Agreement For The Provision Of IT Outsourcing Services, dated as of May 23, 2001, by and between NTL Group Limited and IBM United Kingdom Limited (Incorporated by reference to Exhibit 10.9 to the 2001 Annual Report on Form 10-K, filed by NTL Incorporated on April 16, 2001, File No. 0-30673)

10.10	Amendment, dated as of April 5, 2001 to the Framework Agreement For The Provision of IT Outsourcing Services, dated as of May 23, 2001, by and between NTL Group Limited and IBM United Kingdom Limited (Incorporated by reference to Exhibit 10.10 to the 2001 Annual Report on Form 10-K filed by NTL Incorporated on April 16, 2001, File No. 0-30673)

10.11	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. and Barclay Knapp (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 filed by NTL Incorporated on February 12, 2003, File No. 333-103135)

10.12	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. and Richard J. Lubasch (Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 filed by NTL Incorporated on February 12, 2003, File No. 333-103135)

10.13	Form of Director and Officer Indemnity Agreement and a schedule of persons to whom the agreement has been provided (Incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 filed by NTL Incorporated on February 12, 2003, File No. 333-103135)

12.1	Computation of Ratio of Earnings to Fixed Charges*

21.1	Subsidiaries of the registrant (Incorporated by reference to Exhibit 21 to the Registration Statement on Form S-1 filed by NTL Incorporated on February 12, 2003, File No. 333-103135)

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)**

24.1	Power of Attorney (included on signature page)*

25.1	Form T-1 Statement of Eligibility of Trustee with respect to Indenture included as Exhibit 4.3*

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

*	Filed herewith

**	To be filed by amendment

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 17th day of April, 2003.

NTL INCORPORATED

By:	/s/ Barclay Knapp
Name: Barclay Knapp Title: Chief Executive Officer, President and Director

     KNOWN BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Richard J. Lubasch, Barclay Knapp, Scott Schubert and Bret Richter, or any of them, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant’s Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, on Form S-4 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or either of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Barclay Knapp
Name:	Barclay Knapp
Title:	Chief Executive Officer, President and Director
Date:	April 17, 2003

/s/ Bret Richter
Name:	Bret Richter
Title:	Senior Vice President – Finance and Acting Chief Financial Officer
Date:	April 17, 2003

/s/ Gregg N. Gorelick
Name:	Gregg N. Gorelick
Title:	Vice President–Controller
Date:	April 17, 2003

/s/ Jeffrey D. Benjamin
Name:	Jeffrey D. Benjamin
Title:	Director
Date:	April 17, 2003

/s/ James E. Bolin
Name:	James E. Bolin
Title:	Director
Date:	April 17, 2003

/s/ David Elstein
Name:	David Elstein
Title:	Director
Date:	April 17, 2003

Name:	William R. Huff
Title:	Director
Date:

/s/ James F. Mooney
Name:	James F. Mooney
Title:	Director
Date:	April 17, 2003

/s/ George R. Zoffinger
Name:	George R. Zoffinger
Title:	Director
Date:	April 17, 2003